As filed with the Securities and Exchange Commission on June 7, 2022

Registration No. 333-257865

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 10
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Jianzhi Education Technology Group Company Limited
(Exact name of Registrant as specified in its charter)

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Not Applicable
(Translation of Registrant’s name into English)

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Cayman Islands	8220	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27/F, Tower A, Yingdu Building, Zhichun Road
Haidian District, Beijing 100086
People’s Republic of China
+86 10 58732560
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

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Copies to:

David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong +852-3761-3318	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315	Meng Ding, Esq. Sidley Austin LLP 39/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong +852-2509-7888

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Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated           , 2022

American Depositary Shares

Jianzhi Education Technology Group Company Limited

Representing              Ordinary Shares

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This is an initial public offering of American depositary shares, or ADSs, representing ordinary shares of Jianzhi Education Technology Group Company Limited. We are offering a total of              ADSs. Each ADS represents              of our ordinary shares, par value US$0.0001 per share. The underwriters may also purchase up to              ADSs within 30 days from the date of this prospectus.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We anticipate the initial public offering price per ADS will be between US$             and US$            . We intend to apply for the listing of the ADSs representing our ordinary shares on the Nasdaq Global Select Market under the symbol “JZ.”

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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We are an “emerging growth company” under the applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Risk Factors” beginning on page 25 for factors you should consider before investing in the ADSs.

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Jianzhi Education Technology Group Company Limited (“Jianzhi Education” or the “Company”) is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with variable interest entities (the “VIEs”), namely Beijing Sentu Technology Co., Ltd., a limited liability company established under PRC law (“Beijing Sentu” or the “VIE Entity”), and its subsidiaries. The VIEs are consolidated for accounting purpose only and Jianzhi Education does not own any equity interest in the VIEs. Jianzhi Education is not a Chinese operating company and does not conduct operations directly. PRC laws, regulations, and rules restrict and impose conditions on direct foreign investment in certain types of business, including radio and television program production and operation business and value-added telecommunication business, and we therefore operate these businesses in China through the VIE structure which provides investors with exposure to foreign investment in the Chinese operating companies where Chinese law prohibits us from direct foreign investment in the operating companies. For a summary of these contractual arrangements, see “Corporate History and Structure — Contractual Arrangements with Beijing Sentu and Its Shareholders.” Investors are purchasing equity interests in Jianzhi Education, the Cayman Islands holding company, and are not purchasing, and may never directly hold, equity interests in the VIEs. As used in this prospectus, “we”, “us”, or “our” refers to Jianzhi Education and its subsidiaries.

Our corporate structure is subject to risks relating to our contractual arrangements with Beijing Sentu and its shareholders. Such contractual arrangements have not been tested in any of the PRC courts. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs or forfeit our rights under the contractual arrangements. Jianzhi Education and investors in the ADSs face uncertainty about potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Beijing Sentu and, consequently, significantly affect the financial condition and results of operations of Jianzhi Education. If we are unable to claim our right to control the assets of the VIEs, the ADSs may decline in value or become worthless. The PRC government could even disallow the VIE structure completely, which would likely result in a material adverse change in our operations and the ADSs may significantly decline in value or become worthless. See “Risk Factors — Risks Related to Corporate Structure.”

We face various legal and operational risks and uncertainties relating to doing business in China. We operate our business primarily in China, and are subject to complex and evolving PRC laws and regulations. Recently, the PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated a series of regulatory actions and made a number of public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Given that (i) relevant rules regarding variable interest entity structure were released for comments and have not come into effect and (ii) we and the VIEs do not possess a large amount of personal information, and data processed in our and the VIEs’ business do not have a bearing on national security and thus may not be classified as core or important data by the authorities, as advised by Commerce & Finance Law Offices, our counsel as to PRC law, as of the date of this prospectus, in connection with this offering, under current PRC laws, regulations and rules, we, our PRC subsidiaries, and our VIEs, (i) are not required by the Cyberspace Administration of China (the “CAC”) to go through cybersecurity review, and (ii) are not required to submit applications for the approval of the China Securities Regulatory Commission (the “CSRC”). Because these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on an U.S. exchange. We cannot assure you that the regulators in China hold the same position with us. For risks relating to the oversight of the CAC and approval of the CSRC and other PRC government authorities, please refer to “Risk Factors — Risks Related to Doing Business in China — It is unclear whether we and the VIEs will be subject to the oversight of the CAC and how such oversight may impact us. Our and the VIEs’ business could be interrupted or we and the VIEs could be subject to liabilities which may materially and adversely affect the results of our and the VIEs’ operation and the value of your investment” and “Risk Factors — Risks Related to Doing Business in China — Although we believe the approval of the CSRC or other equivalent PRC government authorities is not required in connection with this offering under current PRC laws, regulations and rules, we cannot assure you that the regulators in China hold the same position with us or will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require us to undergo the approval procedures and subject us to sanctions. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors.” Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer the ADSs, result in a material adverse effect on our business operations, and damage our reputation, which might further cause the ADSs to significantly decline in value or become worthless.

Our auditor, Friedman LLP, an independent registered public accounting firm headquartered in the United States, was not included in the determinations made by the Public Company Accounting Oversight Board (United States), or the PCAOB, on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in our ADSs on a national securities exchange or in the over the counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate our auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist our ADSs. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill, which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then the ADSs could be prohibited from trading in the United States as early as 2024. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. See “Risk Factors — Risks Related to Doing Business in China.”

Cash is transferred among the Company, our WFOE, and the VIE Entity, in the following manners: (i) funds are transferred to Jianzhi Beijing, our WFOE, from the Company as needed through our BVI and/or Hong Kong subsidiaries in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Beijing Sentu, the VIE Entity, to Jianzhi Beijing, our WFOE, as service fees according to the VIE agreements; (iii) dividends or other distributions may be paid by Jianzhi Beijing, our WFOE, to the Company through our Hong Kong and BVI subsidiaries; and (iv) Jianzhi Beijing, our WFOE, and Beijing Sentu, the VIE Entity, lend to and borrow from each other from time to time for business operation purpose. See “Corporate History and Structure — Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors.” For the year ended December 31, 2018, Jianzhi Beijing, our WFOE, provided a loan of RMB37.0 million to Beijing Sentu, the VIE Entity. For the year ended December 31, 2019, Jianzhi Beijing, our WFOE, provided a loan of RMB24.4 million to Beijing Sentu, the VIE Entity (the “2019 Loan”). For the year ended December 31, 2020, Beijing Sentu, the VIE Entity, paid off the 2019 Loan and provided a loan of RMB13.7 million to Jianzhi Beijing, our WFOE. For the year ended December 31, 2021, Beijing Sentu, the VIE Entity, provided another loan of RMB52.4 million (US$8.2 million) to Jianzhi Beijing, our WFOE. For the three months ended March 31, 2022, Beijing Sentu, the VIE Entity, provided loans totalling RMB15.8 million (US$2.5 million) to Jianzhi Beijing, our WFOE, and one of its subsidiaries, meanwhile Beijing Sentu, the VIE Entity, received repayments from Jianzhi Beijing, our WFOE, and one of its subsidiaries in the amount of RMB14.1 million (US$2.2 million). Such loans were for business operation purposes and were recorded under “net cash provided by (used in) financing activities” in the VIE Consolidation Schedule. See “Summary Consolidated Financial Data — VIE Consolidation Schedule.” From April 1, 2022 to date, Beijing Sentu, the VIE Entity, received repayments of loans from Jianzhi Beijing, our WFOE, in the amount of RMB6.0 million (US$0.9 million). We have no plan to distribute earnings or settle amounts owed under the VIE agreements. As of the date of this prospectus, there were no cash flows between the Company and Jianzhi Beijing, our WFOE, and the Company and Beijing Sentu, the VIE Entity, haven’t paid any dividends or made any distributions to their respective shareholders either. For more details, see “Corporate History and Structure — Assets Transfer between VIEs and Other Consolidated Entities” and “Corporate History and Structure — Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences.” We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our WFOE, the VIE Entity, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. For more details, see “Summary — Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors.”

To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the PRC government to transfer cash. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Our cash dividends, if any, will be paid in U.S. dollars. As a consequence, we might not be able to pay dividends in foreign currencies to our shareholders. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. In addition, relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The Company’s PRC subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations; each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. Such laws and regulations would limit our ability to transfer cash between the Company, our WFOE, the VIE Entity, or investors. See “Summary — Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors”, “Risk Factors - Risks Related to Doing Business in China — PRC governmental control on the convertibility of Renminbi may affect the value of your investment, and — Risks Related to the ADSs and This Offering — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders,” and “Regulations — Regulations on Dividend Distribution.”

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PRICE US$              PER ADS

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	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

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(1)      For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on             , 2022.

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AMTD

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Prospectus dated             , 2022

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we nor any of the underwriters has taken any action that would permit a public offering of the ADSs outside the United States or permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

Until               , 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Prospectus Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs.

Overview

Since being established, we, together with the VIEs, have been committed to developing educational content to fulfill the massive demand for high-quality, professional development training resources in China.

We, together with the VIEs, started operations by providing educational content products and IT services to higher education institutions. After the initial growth period, our and the VIEs’ products and brand have gained increasing recognition and acceptance by both higher education institutions and the general public. We, together with the VIEs, then initiated end-user business and started providing products to individual customers, and acquired companies in Shanghai and Guangzhou to facilitate further expansion in the end-user market. Today, we and the VIEs are a leading provider of digital educational content in China. According to the Frost & Sullivan Report, we and the VIEs were the seventh largest digital content provider for higher education in China in terms of the revenue derived from providing digital contents for higher education institutions in 2021, with revenues of RMB33.0 million representing a 1.1% market share. Leveraging our and the VIEs’ deep understanding into and rich experience in professional development training, as well as our and the VIEs’ strong curriculum development capabilities, we and the VIEs became the largest online career training services provider for higher education institutions in China in terms of revenue in 2021, with RMB32.6 million representing a market share of 66.4%, according to the Frost & Sullivan Report.

Since the beginning of 2019, the PRC Ministry of Education has issued a series of favorable policies to encourage talent development, aiming to consolidate high-quality online education resources, emphasize construction of innovative, comprehensive, and application-oriented curricula, and carry out extensive training in employability skills and employment and entrepreneurship training. At the same time, China’s online education market has maintained rapid growth in recent years. Moreover, with the impact of the COVID-19 pandemic in 2020, the Ministry of Education has promulgated policies to clearly encourage schools and educational institutions at various levels to conduct online teaching, which further promoted digital education and rapidly increased the penetration rate of online education. As such, the migration from offline education to online education has become a clear trend in China’s education industry. We and the VIEs have seized these market opportunities and established long-term and strategic business relationships with China’s leading telecommunications operators. We and the VIEs have leveraged the advantages of us and VIEs in vocational education and successfully established a synergistic and dynamic business system with educational content services as our and the VIEs’ backbone.

Leveraging our and the VIEs’ strong capabilities in developing proprietary professional development training content and success in consolidating educational content resources within the industry, we and the VIEs have successfully built up a comprehensive, multi-dimensional digital educational content database. As of December 31, 2021, our and the VIEs’ educational content library consisted of more than 30,000 online videos and video courses totaling approximately 6,100 hours, of which more than 76.8% were self-developed. Our and the VIEs’ educational content database offers a wide range of professional development products, including employability skills and entrepreneurship guidance courses, professional skills training courses, skill improvement courses and professional certification quiz banks. We and the VIEs embed proprietary digital education content into the self-developed online learning platforms, which are provided to a wide range of customers through our and the VIEs’ omni-channel sales system.

The VIEs offer products and services under two primary business models:

•        B2B2C Model

•        The VIEs sell subscriptions to proprietary online learning platforms, such as Sentu Academy, to higher education institutions and other academic institutions. The VIEs charge these institutional customers an upfront annual service fee. These subscriptions allow institutions to grant their students access to the VIEs’ digital educational content database through their respective local campus networks free of charge. As of December 31, 2021, the VIEs offered online learning platform services to approximately 2,000 higher education institutions in China.

•        The VIEs also license to institutional customers, primarily public libraries and video websites, specific content from Sentu Academy chosen by them. These customers pay one-time licensing fees to access content without owning the copyrights, including downloading and storing such content locally. As of December 31, 2020, the VIEs provided services to 3 provincial libraries, 11 city libraries and 1 county library. For the year ended December 31, 2021, the VIEs further developed 2 provincial libraries, 6 city libraries and 1 county library as new library customers.

•        B2C Model

•        The VIEs select employability skills and workplace etiquette related content from the educational content database of Sentu Academy, totaling 85.3 hours, and package them as the “Fish Learning” education database. The VIEs cooperate with Tianyi Video, a subsidiary of China Telecommunications Corporation, or China Telecom, and make the Fish Learning database available to individual customers through Tianyi Video’s platform. Individual customers can subscribe for monthly access to this content. The VIEs share revenue from this arrangement with Tianyi Video by being entitled to receive a percentage of the monthly subscription fee paid by mobile users pursuant to the cooperative agreements with Tianyi Video and based on the settlement bills issued by Tianyi Video.

•        The VIEs cooperate with Telefen, a subsidiary of China Telecom, and provide a special mobile video package to China Telecom’s mobile users. The special mobile video package comprises six products related to artificial intelligence and big data, in total of approximately 22 hours as of December 31, 2021. China Telecom’s mobile users can redeem their reward points for permanent access to the video courses contained in the package.

•        The VIEs compiled video content on entrepreneurship, workplace and IT training from Sentu Academy’s education content database into three Light Class products. The VIEs cooperate with China United Network Communications Group Company Limited, or China Unicom, to offer such Light Class products to their mobile users. The VIEs share revenue from this arrangement with China Unicom by being entitled to receive a percentage of the monthly subscription fee paid by mobile users pursuant to the cooperative agreements with China Unicom and based on the settlement bills issued by China Unicom.

•        The VIEs also offer the Light Class products through WeChat. As of December 31, 2021, we have launched 10 products through WeChat, such as Light Class selected courses monthly subscriptions, Light Class workplace VIP monthly subscriptions and Light Class quarterly subscriptions.

B2B2C
B2C
Higher Education Institutions
森途学院
Sentu Academy
Libraries
Online Learning Platform
Other Institutions
Industry Reports
Case Studies
Quiz Banks... ...
30,000+ Online Videos(1)
~6,100 Hours Video Courses(1)
NO.7 Higher Education Digital Library(2)
NO.1 Online Career Training Services Provider(3)
Tianyi Video
Fish Learning
Telecom Provider
Video Packages
Light Class
China Unicom
WeChat Subscription
Students and Users

(1) *As of December 31, 2021*
(2) *In terms of revenue among all players in the China Higher Education Digital Library Market in 2021, according to the Frost & Sullivan Report*
(3) *In terms of revenue among all players in the China Online Career Training Services for Higher Education Institutions Market in 2021, according to the Frost & Sullivan Report*

We are also fully committed to the digitalization and informatization of the education sector in China. Since 2015, we have developed a number of software applications to provide software or customized intelligent solutions tailored to meet the specific needs of educational institutions and other institutional customers. Our major IT solution services included providing (i) design and development of customized IT system service, (ii) procurement and assembling of equipment, and (iii) technological support and maintenance service. We and the VIEs maintain a strong and efficient team for research and development of educational content and software. As of December 31, 2021, our and the VIEs’ R&D team included 51 employees, and we and the VIEs owned 154 proprietary software copyrights. The software used in providing design and development of customized IT systems mainly include: Sentu Desktop Virtualization Software and Sentu Online Learning Software. For the years ended December 31, 2020 and 2021, revenue derived from IT related solution services accounted for 23.6% and 22.9%, respectively, of our and the VIEs’ total revenue.

We and the VIEs have also been actively exploring new monetization strategies. In 2016, the VIEs began to provide mobile media services. Leveraging the huge user base in the education sector that we and the VIEs have accumulated, we and the VIEs provide advertising services to third-party customers by placing advertisements in the VIEs’ mobile applications or including advertisements in the VIEs’ mobile videos. In addition, the VIEs help market monthly data plans by China Unicom to their mobile users. The VIEs also operate and maintain Wo Reading, a WeChat subscription account of China Unicom.

The revenue from us and the VIEs grew from RMB404.9 million in 2020 to RMB473.2 million (US$74.3 million) in 2021. The net income from us and the VIEs decreased from RMB86.9 million in 2020 to RMB52.9 million (US$8.3 million) in 2021.

The VIEs and China Operations

Jianzhi Education is a Cayman Islands holding company and does not conduct operations directly. The operations in China are conducted through (i) Jianzhi Education’s PRC subsidiaries, including Jianzhi Beijing (the “WFOE”) and its subsidiaries, in which we hold equity ownership interests, and (ii) variable interest entities, namely Beijing Sentu and its subsidiaries (collectively, the “VIEs”). The VIEs are consolidated for accounting purpose only and we do not own any equity interest in the VIEs. Investors are purchasing equity interests in Jianzhi Education, the Cayman holding company, and are not purchasing, and may never directly hold, equity interests in the VIEs. In June 2018, our WFOE entered into a series of contractual arrangements with Beijing Sentu, the VIE Entity, and its shareholders. These agreements or their forms are filed as exhibits to the registration statement on Form F-1 of which this prospectus is a part and include: (i) an exclusive business cooperation agreement (the “Exclusive Business Cooperation Agreement”), which enables us to receive substantially all of the economic benefits of Beijing Sentu. Pursuant to the Exclusive Business Cooperation Agreement, Beijing Sentu is obliged to pay service fee to Jianzhi Beijing for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Beijing Sentu, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Beijing Sentu agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Jianzhi Beijing. Beijing Sentu has unconditionally and irrevocably authorized Jianzhi Beijing or its designated person as its agent to (a) sign any necessary documents with third parties (including but not limited to customers and suppliers) on behalf of Beijing Sentu; and (b) to handle all necessary documents and matters which will enable Jianzhi Beijing to exercise all or part of its rights under the Exclusive Business Cooperation Agreement on behalf of Beijing Sentu. And Jianzhi Beijing shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Beijing Sentu; (ii) a voting rights proxy agreement (the “Voting Rights Proxy Agreement”) and an equity pledge agreement (the “Equity Pledge Agreement”), which provide us with control over Beijing Sentu. Pursuant to the Voting Rights Proxy Agreement, each of the Registered Shareholders, unconditionally and irrevocably appoints Jianzhi Beijing, the authorized director and successor of Jianzhi Beijing or any liquidator replacing the director of Jianzhi Beijing (but excluding those who are shareholders of Beijing Sentu or who may give rise to conflict of interests) to exercise such shareholder’s rights in Beijing Sentu in accordance with PRC laws and the articles of Beijing Sentu. Pursuant to the Equity Pledge Agreement, each of the Registered Shareholders unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Beijing Sentu together with all related rights thereto to Jianzhi Beijing as security for performance of the Contractual Arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Jianzhi Beijing as a result of any event of default on the part of the Registered Shareholders, Beijing Sentu and all expenses incurred by Jianzhi Beijing as a result of enforcement of the obligations of the Registered Shareholders and/or Beijing Sentu under the Contractual Arrangements; and (iii) an exclusive option agreement (the “Exclusive Call Option Agreement”), which provides us with the option to purchase all of the equity interests in Beijing Sentu. Pursuant to the Exclusive Call Option Agreement, the Registered Shareholders have unconditionally and irrevocably granted Jianzhi Beijing or its designated purchaser the right to purchase all or part of their equity interests in Beijing Sentu (the “Equity Call Option”). The purchase price payable by Jianzhi Beijing in respect of the transfer of equity interests upon exercise of the Equity Call Option shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the capital contribution in relation to the equity interests. For a detailed discussion of such contractual arrangements, please refer to ““Corporate History and Structure — Corporate Structure — Contractual Arrangements with Beijing Sentu and Its Shareholders.” We exercise control over Beijing Sentu and its subsidiaries and become the primary beneficiary of Beijing Sentu and its subsidiaries for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our control over Beijing Sentu and its subsidiaries and our position of being the primary beneficiary of Beijing Sentu and its subsidiaries for the accounting purposes are limited to the conditions that we met for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. Only if we meet the aforementioned conditions for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP, we will be deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries will be treated as our consolidated affiliated entities for accounting purposes. We could face heightened risks and substantial costs in enforcing these contractual arrangements, because, although the aforementioned Contractual Arrangements have been widely adopted by PRC companies seeking for listing aboard, such arrangements have not been tested in any of the PRC courts. In addition, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Beijing Sentu or forfeit our rights under the contractual arrangements, which could cause the value of our ADSs to significantly decline or become worthless. See “Risk Factors — Risks Related to Corporate Structure.”

The following diagram illustrates the corporate structure of us and the VIEs, including our significant subsidiaries, Beijing Sentu and its subsidiaries, as of the date of this prospectus:

Ms. Wang Peixuan
Ms. Lian Yu
Mr. Guo Jianbing
Mr. Wu Yuxiao
Ms. Qiu Mingjing
Ms. Li Jingru
Mr. Huang Zhihai
Ms. Chen Ling
Mr. Li Meiliang
Mr. Li Jinbiao
100%
8.00%
8.00%
4.00%
8.00%
56.00%
8.00%
8.00%
100%
100%
Dongxing Securities (Hong Kong) Financial Holding Limited (Hong Kong)
Rongde Holdings Limited (BVI)
ZhongSiZhiDa Limited (BVI)
RoseFinch Aquarius Limited (BVI)
JianXian Holdings Limited (BVI)
10.00%
49.31%
20.69%
17.24%
2.75%
Jianzhi Education Technology Group Company Limited (Cayman Islands)
100%
Jianzhi Education Group Company Limited (BVI)
100%
Jianzhi Education Technology (HK) Company Limited (Hong Kong)
100%
Hong Kong Sentu Education Technology Limited (Hong Kong)
100%
Offshore
Onshore
Jianzhi Century Technology (Beijing) Co., Ltd. (PRC)
Beijing Rongde Times Investment Management Co., Ltd. (PRC)
Beijing Zhongsi Zhida Investment Management Co., Ltd. (PRC)
Mr. Li Meiliang
Mr. Li Jinbiao
100%
Contractual Arrangements
54.79%
22.99%
19.16%
3.06%
Beijing Sentu Lejiao Information Technology Co., Ltd. (PRC)
Beijing Sentu Technology Co., Ltd. (PRC)
100%
100%
51.2%
70%
Sentu Shuzhi Education Technology (Beijing) Co., Ltd. (PRC)
Guangzhou Xingzhiqiao Information Technology Co., Ltd. (PRC)
Shanghai Ang'you Internet Technology Co., Ltd.(1) (PRC)
Sentu Guoxin Education Technology (Beijing) Co., Ltd.(2) (PRC)
100%
Guangzhou Lianhe Education Technology Co., Ltd. (PRC)

____________

Notes:

(1)      48.8% equity interests in Shanghai Ang’you is owned by Ms. Xiaoling Tang, a prior management member of Shanghai Ang’you, an entity controlled by Beijing Sentu, the VIE Entity.

(2)      30% equity interests in Sentu Guoxin is owned by Gongxin Ruisi.

The following diagram illustrates the anticipated post-offering shareholding structure of us and the VIEs immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs. Our subsidiaries and the VIEs will remain the same after the completion of this offering.

Ms. Wang Peixuan
Ms. Lian Yu
Mr. Guo Jianbing
Mr. Wu Yuxiao
Ms. Qiu Mingjing
Ms. Li Jingru
Mr. Huang Zhihai
Ms. Chen Ling
Mr. Li Meiliang
Mr. Li Jinbiao
100%
8.00%
8.00%
4.00%
8.00%
56.00%
8.00%
8.00%
100%
100%
Dongxing Securities (Hong Kong) Financial Holding Limited (Hong Kong)
Rongde Holdings Limited (BVI)
ZhongSiZhiDa Limited (BVI)
RoseFinch Aquarius Limited (BVI)
JianXian Holdings Limited (BVI)
Public Shareholders
[8.50]%
[41.91]%
[17.58]%
[14.65]%
[2.34]%
[15.00]%
Jianzhi Education Technology Group Company Limited (Cayman Islands)
100%
Jianzhi Education Group Company Limited (BVI)
100%
Jianzhi Education Technology (HK) Company Limited (Hong Kong)
100%
Hong Kong Sentu Education Technology Limited (Hong Kong)
100%
Offshore
Onshore
Jianzhi Century Technology (Beijing) Co., Ltd. (PRC)
Beijing Rongde Times Investment Management Co., Ltd. (PRC)
Beijing Zhongsi Zhida Investment Management Co., Ltd. (PRC)
Mr. Li Meiliang
Mr. Li Jinbiao
100%
Contractual Arrangements
54.79%
22.99%
19.16%
3.06%
Beijing Sentu Lejiao Information Technology Co., Ltd. (PRC)
Beijing Sentu Technology Co., Ltd. (PRC)
100%
100%
51.2%
70%
Guangzhou Xingzhiqiao Information Technology Co., Ltd. (PRC)
Shanghai Ang'you Internet Technology Co., Ltd.(1) (PRC)
Sentu Guoxin Education Technology (Beijing) Co., Ltd.(2) (PRC)
Sentu Shuzhi Education Technology (Beijing) Co., Ltd. (PRC)
100%
Guangzhou Lianhe Education Technology Co., Ltd. (PRC)

As of the date of this prospectus, as advised by Commerce & Finance Law Offices, our counsel as to PRC law, our PRC subsidiaries and the VIEs have obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations of us and the VIEs in the PRC, including the value-added telecommunications business operating license, license for production and operation of radio and television programs and operating license of publication. For a list of licenses and approvals that our WFOE and the VIEs are required to obtain for the operations of us and the VIEs in China as of the date of this prospectus, see “Business — Licenses and Approvals.” However, we cannot assure you that our PRC subsidiaries and the VIEs are always able to successfully update or renew the licenses or permits required for the relevant business in a timely manner or that these licenses or permits are sufficient to conduct all of our and the VIEs’ present or future business. If our PRC subsidiaries and the VIEs (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and our PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions or an order to suspend the VIEs’ online educational content services, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs. For risks relating to licenses and approvals required for the operations of us and the VIEs in China, see “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — The VIEs face risks and uncertainties in the licensing and approval requirements of the VIEs’ online educational content services. If the VIEs fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for online education in China, financial condition and results of operations may be materially and adversely affected.”

On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Measures, critical information infrastructure operators that intend to purchase Internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. The Measures further stipulate that if an online platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall proactively apply to the Office of Cybersecurity Review for cybersecurity review. However, regulatory requirements on cybersecurity and data security in the PRC are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard.

Commerce & Finance Law Offices, our counsel as to PRC law, have advised us that, if any of the following circumstance exists, we and the VIEs shall apply with the CAC for cybersecurity review with respect to this offering: (i) we and the VIEs possess over one million individuals’ personal information; (ii) we are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) we and the VIEs carry out any data processing activities which has affected or may affect national security. We believe we and the VIEs have none of the aforesaid circumstances, and given that: (i) our and the VIEs’ products and services are offered not directly to individual users but through our and the VIEs’ institutional customers and our and the VIEs’ business partner; (ii) we and the VIEs do not possess a large amount of personal information in our and the VIEs’ business operations; and (iii) data processed in our and the VIEs’ business do not have a bearing on national security and thus may not be classified as core or important data by the authorities, as advised by Commerce & Finance Law Offices, our counsel as to PRC law, as of the date of this prospectus, we and the VIEs are not required by the CAC to go through cybersecurity review for this offering. However, they have further advised us that there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CAC, would take the same view as they do. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we and the VIEs will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. However, we cannot assure you that we and the VIEs can fully or timely comply with such laws. In the event that we and the VIEs are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we and the VIEs face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we and the VIEs may be further required to suspend our and the VIEs’ relevant business, shut down our and the VIEs’ website, or face other penalties, which could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations, and/or the value of our ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of these events causes us unable to direct the activities of the VIEs or lose the right to receive their economic benefits, we and the VIEs’ may not be able to consolidate the VIEs into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

On December 24, 2021, the CSRC issued Provisions of the State Council on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) and Administrative Measures on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”) for public consultations, according to which, any direct or indirect offshore listing of domestic enterprises shall be filed with the CSRC. On December 27, 2021, the NDRC and MOFCOM issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. According to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

As advised by Commerce & Finance Law Offices, considering that (i) Draft Overseas Listing Rules are released for comments and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ours are required to obtain approvals from PRC authorities, we and the VIEs are not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules at this stage. However, as the Draft Overseas Listing Rules have not been formally adopted and the Negative List 2021 was newly published, and due to the lack of further clarifications or detailed rules and regulations, Commerce & Finance Law Offices, our counsel as to PRC law, have further advised us that, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as they do. And we cannot assure you that we and the VIEs can fully or timely comply with such laws. If it is determined that the approval of CSRC or other PRC government authorities is required for this offering, or if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining approvals from the CSRC or other PRC regulatory agencies for this offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. For risks related to the oversight of the CAC and approval of the CSRC and other PRC government authorities, please refer to “Risk Factors — Risks Related to Doing Business in China — It is unclear whether we and the VIEs will be subject to the oversight of the CAC and how such oversight may impact us. Our and the VIEs’ business could be interrupted or we and the VIEs could be subject to liabilities which may materially and adversely affect the results of our and the VIEs’ operation and the value of your investment” and “Risk Factors — Risks Related to Doing Business in China — Although we believe the approval of the CSRC or other equivalent PRC government authorities is not required in connection with this offering under current PRC laws, regulations and rules, we cannot assure you that the regulators in China hold the same position with us or will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require us to undergo the approval procedures and subject us to sanctions. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors.”

We and the VIEs have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings, including this offering. For risks relating to regulatory approvals on overseas listings, see “Risk Factors — Risks Related to Doing Business in China — Although we believe the approval of the CSRC or other equivalent PRC government authorities is not required in connection with this offering under current PRC laws, regulations and rules, we cannot assure you that the regulators in China hold the same position with us or will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require us to undergo the approval procedures and subject us to sanctions. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors.”

The Holding Foreign Companies Accountable Act

Our auditor, Friedman LLP, an independent registered public accounting firm headquartered in the United States, was not included in the determinations made by the Public Company Accounting Oversight Board (United States), or the PCAOB, on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in our ADSs on a national securities exchange or in the over the counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate our auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist our ADSs. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill, which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then the ADSs could be prohibited from trading in the United States as early as 2024. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. See “Risk Factors — Risks Related to Doing Business in China.”

Industry Overview

Online vocational education refers to online courses provided to students to improve their professional skills in workplace or prepare them for employment or vocation-related exams. Target students of online vocational education are mainly college students, fresh graduates from higher education institutions or working professionals.

Vocational education is an important component of the education system in China. Higher education institutions have placed increasing emphasis on providing students with practical training and equipping them with practical skills. The academic curricula in the current higher education system in China are comprehensive but less practical, resulting in graduates experiencing difficulties in applying what they have learned at schools into workplaces directly.

Vocational education includes two segments, namely vocational certification education and vocational development education. By taking vocational courses, users seek to obtain and maintain professional certifications or to enhance their workplace skills. The online vocational education market grew from RMB43.6 billion in 2017 to RMB91.0 billion in 2021, at a CAGR of 20.2%, is expected to reach RMB212.2 billion in 2026, representing a CAGR of 18.5% from 2021 to 2026, according to the Frost & Sullivan Report.

Market Trends

Growing penetration rate:    As job-seeking market becomes increasingly competitive, candidates are under pressure to distinguish themselves from others. Therefore, more candidates are expected to participate in vocational education. The better performance of those who have taken the training courses will help attract more participants to take part in training in the future.

Increasing preparation time:    The difficulty of recruitment and vocational exams forces candidates to devote more efforts to their preparation. With the growing penetration rate of vocational training and education, candidates may find it insufficient to take short courses, and prefer to commit to longer courses to enhance their performance in exams. Increasing preparation time leads to higher spending on the vocational education.

Fierce competition:    The number of graduates from higher education institutions is growing every year in China, increasing the difficulty of job prospects for all candidates. This fierce competition among peers has driven the growth of vocational education. More candidates are aware of the necessity of taking vocational education and are willing to expend time and money to enhance their performance.

Entry Barriers

Brand Awareness:    The vocational education market has entered the era of brand competition. From the historical development of China’s vocational education market, institutions that maintained sustainable growth are the ones with a good brand image. Branding has become one of the most important competition strategies for vocational education institutions. It takes time to establish a positive brand image in the minds of customers and takes even more time to test the effect of the brand building. As a result, it is difficult for new entrants to set up their own brand with strong competitiveness within a short period.

Teacher Resources:    Against the rapid growth of vocational education market, the demands for high-quality teachers have been increasing while the premium teacher resources are becoming scarce. Leading players in the vocational education sector usually maintain a pool of high-quality teachers and tutors and some of them established their own training system for teachers. New entrants face difficulties of recruiting and retaining a sufficient number of high-quality teachers.

Large-scale Operation:    Labor demands in different industries vary over time and could be subject to seasonality. Many small players can hardly bear the cost of rents and salary of teachers. They may hire part-time teachers, which may lead to the deterioration of education quality and the damage to brand. Large-scale operation can leverage the economy of scale to optimize the cost through different professional training programs.

Capital Requirement:    It is necessary to invest large capital to develop products, cultivate talents, improve brand images and set up branches in cities at all levels for achieving the scale development and maintain a market position. Although individuals are able to offer online courses in specific areas of expertise without significant overhead expenses by leveraging online platforms, individual online education providers only account for a small portion of the online education market and courses offered by online education companies are the main stream in the market. For companies intending to enter the online education market, it would incur significant expenses in daily operation, staff recruitment, educational content research and development, procurement of network bandwidth and sales and marketing. The capital requirement in the vocational education sector could limit the recruitment of high-quality teachers, updates of courses and expansion of market, and become a barrier for new entrants.

Our Strengths

We believe the following strengths have contributed to our success;

•        Large, diversified and proprietary educational content database;

•        Cutting-edge and practical educational content that meet market demand;

•        Established and integrated omni-channel sales; and

•        Visionary and Experienced Management Team with Years of Devotion for the Education Industry.

Our Strategies

•        Further improve research and development capabilities and continue to diversify the educational content database;

•        Further penetrate existing market and improve our and the VIEs’ product coverage;

•        Further promote brand awareness and enhance brand influence;

•        Continue to strengthen our and the VIEs’ technology and data analytics capabilities; and

•        Pursue strategic acquisition and investment opportunities.

Summary Risk Factors

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section and the other information contained in this prospectus, before you decide whether to purchase the ADSs.

We and the VIEs face risks and uncertainties in realizing business objectives and executing strategies, including:

•        We and the VIEs face intense competition within each of the business segments, which may affect the business, financial condition and results of operations of us and the VIEs. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — We and the VIEs face intense competition within each of the business segments. If we and the VIEs are unable to compete effectively, we and the VIEs could face pricing pressure and loss of market share, the revenue and gross profit may be significantly reduced, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs”;

•        Our and the VIEs’ historical financial and operating results may not be indicative of the future performance and our and the VIEs’ financial and operating results may be difficult to forecast. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — Our and the VIEs’ historical financial and operating results may not be indicative of the future performance and our and the VIEs’ financial and operating results may be difficult to forecast”;

•        We and the VIEs are subject to risks in connection with customer base. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — If we and the VIEs are unable to retain existing customers and/or expand the customer base, we and the VIEs may not be able to maintain growth and our and the VIEs’ revenue may decline, which may materially and adversely affect our and the VIEs’ business, financial condition and results of operations”;

•        The VIEs are subject to the risks in connection with educational content offerings — If the VIEs are unable to timely improve or expand the VIEs’ educational content offerings in a cost-effective manner to make them appealing to existing and prospective customers, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected”;

•        We and the VIEs are subject to risks associated with brand recognition and market reputation. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — The business of us and the VIEs is heavily dependent on the brand recognition and market reputation of us and the VIEs”;

•        We and the VIEs have recorded thin gross profit margins for some of the products. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — We and the VIEs have recorded thin gross profit margins for some of the products”;

•        Our and the VIEs’ business relies heavily on a limited number of promotion companies. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — Our and the VIEs’ business relies heavily on a limited number of promotion companies”;

•        We and the VIEs are subject to credit risk. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — We and the VIEs are subject to credit risk in collecting trade receivables due from our and the VIEs’ customers”;

•        We and the VIEs are subject to risks relating to the significant impairment charges against the intangible assets. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — Significant impairment charges against the intangible assets of us and the VIEs could materially impact our and the VIEs’ financial position and results of operations”;

•        We and the VIEs are subject to goodwill impairment risks. See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — Goodwill impairment could negatively affect our and the VIEs’ results of operations”;

•        Jianzhi Education is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Beijing Sentu. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIEs. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to such agreements that establish the VIE structure for the majority of our and the VIEs’ operations in China. See “Risk Factors — Risks Related to Corporate Structure — Jianzhi Education is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Beijing Sentu. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIEs. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to such agreements that establish the VIE structure for the majority of our and the VIEs’ operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Beijing Sentu and, consequently, significantly affect the financial condition and results of operations of Jianzhi Education. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Beijing Sentu or forfeit our rights under the contractual arrangements”;

•        Our contractual arrangements with Beijing Sentu and its shareholders may not be as effective in providing operational control as direct ownership, and Beijing Sentu’s shareholders may fail to perform their obligations under the contractual arrangements. See “Risk Factors — Risks Related to Corporate Structure — We rely on contractual arrangements with Beijing Sentu and its shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership, and Beijing Sentu’s shareholders may fail to perform their obligations under the contractual arrangements”;

•        Shareholders of Beijing Sentu may have conflicts of interest with us. See “Risk Factors — Risks Related to Corporate Structure — The shareholders of Rongde Times and Beijing Zhongsi and individual shareholders of Beijing Sentu may have conflicts of interest with us, which may materially and adversely affect our and the VIEs’ business”;

•        The PRC government has significant authority to exert influence on the China operations of an offshore holding company. See “Risk Factors — Risks Related to Corporate Structure — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us.

Therefore, investors in the ADSs and the business of us and the VIEs face potential uncertainty from the PRC government’s policy. Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations”;

•        There are uncertainties in the PRC legal system. Some rules and regulations in China might change quickly with little advance notice. The interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See “Risk Factors — Risks Related to Corporate Structure — Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, significantly limit or completely hinder our ability to offer or continue to offer our ADSs, cause significant disruption to our and the VIEs’ business operations, and severely damage our and the VIEs’ reputation, which would materially and adversely affect our and the VIEs’ financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless;

•        We are subject to risks relating to approvals of PRC government authorities in connection with this offering. See “Risk Factors — Risks Related to Corporate Structure — Although we believe the approval of the CSRC or other equivalent PRC government authorities is not required in connection with this offering under current PRC laws, regulations and rules, we cannot assure you that the regulators in China hold the same position with us or will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require us to undergo the approval procedures and subject us to sanctions. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors.”; and

•        Our auditor, Friedman LLP, an independent registered public accounting firm headquartered in the United States, was not included in the determinations made by the PCAOB, on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. Although we believe that the Holding Foreign Companies Accountable Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. See “Risk Factors — Risks Related to Doing Business in China — The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect or investigate our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. A potential consequence is that our ADSs are delisted by the exchange. The delisting of our ADSs, or the threat of our ADSs being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.”

Corporate History and Structure

In May 2011, Beijing Sentu Huarui Education Technology Co., Ltd., or Sentu Huarui, the predecessor company of Beijing Sentu, was established as a limited liability company in the PRC.

In December 2015, Sentu Huarui was converted from a limited liability company into a joint stock limited liability company and renamed Beijing Sentu Education Technology Co., Ltd., or Beijing Sentu.

In May 2016, Beijing Sentu was listed on the National Equities Exchange and Quotations, or NEEQ in the People’s Republic of China (stock code: 837329). However, as the liquidity of shares traded on NEEQ is comparatively low, Beijing Sentu voluntarily ceased to quote its shares on the NEEQ on November 7, 2017.

In October 2016, Shanghai Ang’you Internet Technology Co., Ltd., or Shanghai Ang’you, became a 51.2% subsidiary of Beijing Sentu. To further expand the business operations, in October 2017, Beijing Sentu acquired 51% equity interests of Guangzhou Xingzhiqiao Information Technology Co., Ltd., or Guangzhou Xingzhiqiao, and in August 2018, acquired the remaining 49% equity interests of Guangzhou Xingzhiqiao.

In March 2018, Jianzhi Education Technology Group Company Limited was incorporated in the Cayman Islands as an exempted company with limited liability. In March 2018, Jianzhi Education Group Company Limited, or Jianzhi Education (BVI), was incorporated as a wholly-owned subsidiary of Jianzhi Education Technology Group Company Limited. In April 2018, Jianzhi Education Technology (HK) Company Limited, or Jianzhi Education (HK), was incorporated, and was held by Jianzhi Education (BVI) as an investment holding company. In April 2018, Jianzhi Century Technology (Beijing) Co., Ltd., or Jianzhi Beijing, was established in the PRC as a wholly foreign owned enterprise, and was wholly owned by Jianzhi Education (HK).

In July 2018, we issued 11,110,000 Shares (10% of our enlarged share capital reflecting the effect of stock split) to Dongxing Securities (Hong Kong) Financial Holdings Limited, or Dongxing Securities, for a consideration of RMB46.0 million.

In September 2018, the entire equity interests in Beijing Sentu Lejiao Information Technology Co., Ltd., or Sentu Lejiao, was transferred to Jianzhi Beijing such that our Company indirectly held the equity interests in Sentu Lejiao.

In June 2021, Sentu Shuzhi Education Technology (Beijing) Co., Ltd., or Sentu Shuzhi, was established in the PRC as a wholly-owned subsidiary of Sentu Lejiao.

Due to PRC regulations that limit foreign equity ownership of entities providing radio and television program production and operation business and value-added telecommunication business, in June 2018, we conduct a substantial part of our operations in China through a series of contractual arrangements with Beijing Sentu and its shareholders, or Contractual Arrangements.

As a result of the Contractual Arrangements that our WFOE entered into with Beijing Sentu, the VIE Entity, and its shareholders, the control and benefits of Beijing Sentu and its subsidiaries were accrued to us subject to the conditions that we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through the power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. We are deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries are treated as our consolidated affiliated entities for accounting purposes under U.S. GAAP. We have consolidated the financial results of Beijing Sentu and its subsidiaries in our (including the VIEs’) consolidated financial statements in accordance with U.S. GAAP. We refer to Jianzhi Beijing as our WFOE, and to Beijing Sentu and its subsidiaries as the VIEs.

Under PRC law, we may provide funding to our WFOE only through capital contributions or loans, and to Beijing Sentu only through loans, subject to the satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from our WFOE to satisfy part of our liquidity requirement. Our WFOE enjoys the economic interest in the operations of Beijing Sentu in the form of service fees under the Contractual Arrangements among our WFOE, Beijing Sentu, and shareholders of Beijing Sentu. For risks relating to the fund flows of our China operations, see “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.” and “Risk Factors — Risks Related to Corporate Structure — We are a holding company and the investors will have ownership in a holding company that does not directly own all of its operation in China. We rely on our WFOE and the VIEs for the operation in PRC. We also rely on dividends and other payments from Jianzhi Beijing to pay dividends and other cash distributions to our Shareholders, and any limitation on the ability of Jianzhi Beijing to pay dividends to us could have a material adverse effect on our ability to pay dividends to our shareholders.”

Assets Transfer Between VIEs and Other Consolidated Entities

For the year ended December 31, 2018, Jianzhi Beijing, our WFOE, provided a loan of RMB37.0 million (US$5.8 million) to Beijing Sentu, the VIE Entity. For the year ended December 31, 2019, Jianzhi Beijing, our WFOE, provided a loan of RMB24.4 million (US$3.8 million) to Beijing Sentu, the VIE Entity (the “2019 Loan”). For the year ended December 31, 2020, Beijing Sentu, the VIE Entity, paid off the 2019 Loan and further provided a loan of RMB13.7 million (US$2.1 million) to Jianzhi Beijing, our WFOE. For the year ended December 31, 2021, Beijing Sentu, the VIE Entity, provided Jianzhi Beijing, our WFOE, another loan of RMB52.4 million (US$8.2 million). For the three months ended March 31, 2022, Beijing Sentu, the VIE Entity, further provided loans totalling RMB15.8 million (US$2.5 million) to Jianzhi Beijing, our WFOE, and one of its subsidiaries, meanwhile Beijing Sentu received repayments from Jianzhi Beijing, our WFOE, and one of its subsidiaries in the amount of RMB14.1 million (US$2.2 million). Such loans were recorded under “net cash provided by (used in) financing activities” in the VIE Consolidation Schedule. See “Summary Consolidated Financial Data — VIE Consolidation Schedule.” In addition, Beijing Sentu, the VIE Entity, transferred the copyright ownership of educational video content to Jianzhi Beijing, our WFOE, in 2020, which had a total value of RMB22.2 million. From April 1, 2022 to date, Beijing Sentu, the VIE Entity, received repayments of loans from Jianzhi Beijing, our WFOE, in the amount of RMB6.0 million (US$0.9 million). The aforementioned assets transfers were for business operation purposes.

Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, Jianzhi Beijing, our WFOE, hasn’t paid any dividends or made any distributions to the Company, and the Company and Beijing Sentu haven’t paid any dividends or made any distributions to their respective shareholders either.

According to the terms of Contractual Arrangements that our WFOE entered into with Beijing Sentu, the VIE Entity, and its shareholders, our WFOE has a right to charge the VIEs for services provided to them. These service fees shall be recognized as expenses of VIE and its subsidiaries, with a corresponding amount as revenue by our WFOE and then completely eliminate in consolidation level. For income tax purposes, our WFOE and VIEs file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by VIEs and as revenue by our WFOE. The PRC’s statutory Enterprise Income Tax (“EIT”) rates is 25%. VIE Entity and certain its subsidiaries are qualified for preferential EIT rate of 15% or entitled to reduction of taxable income. However, the preferential tax policy is subject to qualification and temporary in nature. It may not be available in a future period when the service fees are really paid. As of the date of this prospectus, Beijing Sentu, the VIE Entity, hasn’t paid any service to our WFOE. Therefore, based on our assessment and best estimate, the possibility of significant income tax variance caused by such hypothetical scenario deems remote.

Furthermore, in accordance with the PRC Enterprise Income Tax Law, a withholding income tax of 10% is imposed on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the foreign invested enterprise’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution, which apply to our WFOE.

In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investor with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Taxation — PRC Taxation” and “Risk Factors — Risks Related to the ADSs and This Offering — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our WFOE, the VIE Entity, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the PRC government to transfer cash.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of our and the VIEs’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Related to the ADSs and This Offering — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The following diagram illustrates the typical fund flow among the Company, Jianzhi Beijing, our WFOE, and Beijing Sentu, the VIE Entity.

For a condensed consolidation schedule and consolidated financial statements depicting the results of operations, financial position, and cash flows for Jianzhi Education and the VIEs, see “Summary Consolidated Financial Data.”

Corporate Information

Our principal executive office is located at 27/F, Tower A, Yingdu Building Zhichun Road, Haidian District, Beijing, 100086, the People’s Republic of China. Our registered office in the Cayman Islands is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168, United States.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website is www.jianzhi-jiaoyu.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions that Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to              additional ADSs representing              ordinary shares from us.

Except where the context otherwise requires, and for purposes of this prospectus only:

•        “ADSs” refer to our American depositary shares, each of which represents              ordinary shares;

•        “Beijing Sentu” refers to Beijing Sentu Education Technology Co., Ltd., a limited liability company established under PRC law;

•        “B2B2C model” refers to business-to-business-to-consumer, which is a business model that combines business-to-business and business-to-consumer for a complete product or service transaction;

•        “B2C model” refers to business-to-consumer, which is a form of transaction conducted directly between a company and consumers who are the end users of its products or services;

•        “CAGR” refers to compound annual growth rate;

•        “China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•        “Company” refers to Jianzhi Education Technology Group Company Limited;

•        “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•        “our WFOE” refers to our wholly foreign-owned enterprise Jianzhi Century Technology (Beijing) Co., Ltd.;

•        “RMB” or “Renminbi” refers to the legal currency of China;

•        “Registered Shareholders” refer to the shareholders of Beijing Sentu, namely Beijing Rongde Times Investment Management Co., Ltd., or Rongde Times, Beijing Zhongsi Zhida Investment Management Co., Ltd., or Beijing Zhongsi, Mr. Jinbiao Li and Mr. Meiliang Li;

•        “US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•        “VIEs” refer to Beijing Sentu Technology Co., Ltd. and its subsidiaries.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.3726 to US$1.00, the exchange rate in effect as of December 31, 2021 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

This prospectus contains information derived from various public sources and certain information from an industry report in March 2022 commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position in China, India and emerging markets in Southeast Asia and other regions. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

The Offering

Offering price	We expect that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	Ordinary shares, par value US$0.0001 per share (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
The ADSs

Each ADS represents              ordinary shares, par value US$0.0001 per share.

The depositary will hold the ordinary shares underlying your ADSs with its custodian and you will have rights as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender and cancel your ADSs to the depositary in order to receive ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$             million (or US$             million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$             per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this offering primarily for (i) developing and producing new educational content and purchase educational content from third parties; (ii) research and development expenditures in product developing and technology capabilities; (iii) sales and marketing and customer service activities; (iv) working capital, such as potential acquisitions and strategic investments, although we have not identified any specific acquisition or investment target; and (v) other general corporate purposes.

See “Use of Proceeds” for additional information.

Lock-up

We, our directors and executive officers and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.
Depositary	The Bank of New York Mellon
Listing

We will apply to have the ADSs listed on the Nasdaq Global Select Market, or Nasdaq under the symbol “JZ.” The ADSs and ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefore through the facilities of The Depository Trust Company on , 2022.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to additional              ADSs, if any, in connection with the offering.

Summary Consolidated Financial Data

The following summary consolidated statements of income and comprehensive income for the years ended December 31, 2020 and 2021, summary consolidated balance sheets data as of December 31, 2020 and 2021, and summary consolidated statements of cash flow data for the years ended December 31, 2020 and 2021 have been derived from our (including the VIEs’) audited consolidated financial statements included elsewhere in this prospectus. Our (including the VIEs’) consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our and the VIEs’ historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our (including the VIEs’) consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth a summary of our (including the VIEs’) consolidated statement of income and comprehensive income for the years ended December 31, 2020 and 2021.

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(amount in thousands, except for share and per share data)
Net revenues	404,932	473,247	74,263
Cost of revenues	(275,790)	(369,052)	(57,912)
Gross profit	129,142	104,195	16,351
Operating expenses:
Sales and marketing expenses	5,032	7,577	1,189
General and administrative expenses	26,054	19,476	3,056
Research and development expenses	15,585	26,355	4,136
Total operating expenses	46,671	53,408	8,381
Income from operations	82,471	50,787	7,970
Other income:
Total other income, net	4,925	6,417	1,007
Income before income tax	87,396	57,204	8,977
Income tax expense	486	4,274	671
Net income	86,910	52,930	8,306
Net income attributable to non-controlling interests	4,586	4,672	733
Net income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,324	48,258	7,573
Net income	86,910	52,930	8,306
Other comprehensive (loss)/income:
Foreign currency translation adjustments	(35)	211	33
Total other comprehensive (loss)/income	(35)	211	33
Total comprehensive income	86,875	53,141	8,339
Net comprehensive income attributable to non-controlling interests	4,586	4,672	733
Comprehensive income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,289	48,469	7,606
Earnings (loss) per share
Basic and diluted	0.74	0.43	0.07
Weighted average number of shares
Basic and diluted	111,110,000	111,110,000	111,110,000

The following table presents our (including the VIEs’) summary consolidated balance sheets data as of December 31, 2020 and 2021:

	As of December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	20,949	61,267	9,614
Accounts receivable, net	114,804	104,775	16,442
Inventories	1,976	1,960	308
Deferred offering expenses	—	8,495	1,333
Due from related parties	—	2,474	388
Short-term prepayments	2,664	288,101	45,209
Short-term investments	70,680	11,430	1,794
Prepaid expenses and other current assets	2,926	5,123	804
Total current assets	213,999	483,625	75,892
Non-current assets:
Right-of-use assets, net	2,664	300	47
Deferred tax assets, net	324	388	61
Property and equipment, net	216	215	34
Educational contents, net	140,105	206,695	32,435
Intangible assets, net	23,844	17,188	2,697
Goodwill	7,712	7,712	1,210
Long-term prepayments	51,567	143,494	22,517
Total non-current assets	226,432	375,992	59,001
Total assets	440,431	859,617	134,893
Liabilities
Current liabilities:
Accounts payable	23,227	24,286	3,811
Contract liabilities	7,395	327,299	51,360
Salary and welfare payable	3,402	3,412	535
Income taxes payable	921	3,743	587
Value added tax (“VAT”) and other tax payable	3,792	2,669	419
Other payables	7,348	5,277	828
Lease liabilities, current	2,034	295	47
Amount due to related parties	24,777	71,708	11,253
Total current liabilities	72,896	438,689	68,840
Non-current liabilities:
Deferred tax liabilities	2,776	2,192	344
Lease liabilities	283	—	—
Total non-current liabilities	3,059	2,192	344
Total liabilities	75,955	440,881	69,184

	As of December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Commitments and contingencies
Mezzanine equity:
Redeemable preferred shares (US$0.0001 par value; 11,110,000 shares authorized, issued and outstanding as of December 31, 2020 and 2021)	45,985	45,985	7,216
Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 100,000,000 shares issued and outstanding as of December 31, 2020 and 2021)	63	63	10
Additional paid-in capital	52,928	54,046	8,481
Statutory reserves	20,977	23,599	3,703
Retained earnings	235,347	280,984	44,092
Accumulated other comprehensive income	189	400	63
Total Jianzhi Education Technology Group Company Limited’s shareholders’ equity	309,504	359,092	56,349
Noncontrolling interests	8,987	13,659	2,144
Total shareholders’ equity	318,491	372,751	58,493
Total liabilities, mezzanine equity and shareholders’ equity	440,431	859,617	134,893

The following table presents our (including the VIEs’) summary consolidated cash flow data for the years ended December 31, 2020 and 2021:

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	97,754	147,774	23,189
Net cash used in investing activities	(164,857)	(144,640)	(22,697)
Net cash provided by financing activities	49	37,674	5,912
Effect of exchange rate changes on cash and cash equivalents and restricted cash held in foreign currencies	(265)	(490)	(77)
Net increase (decrease) in cash and cash equivalents and restricted cash	(67,319)	40,318	6,327
Cash and cash equivalents and restricted cash at the beginning of the year	88,268	20,949	3,287
Cash and cash equivalents and restricted cash at the end of the year	20,949	61,267	9,614

VIE Consolidation Schedule

The following table sets forth the summary consolidated balance sheets data as of December 31, 2020 and 2021 of (i) the parent company, Jianzhi Education Technology Group Company Limited, (ii) its subsidiaries, which include Jianzhi Education Group Company Limited, Jianzhi Education Technology (HK) Company Limited, Hong Kong Sentu Education Technology Ltd., (iii) WFOE and its subsidiaries, which include Jianzhi Century Technology (Beijing) Co., Ltd., Beijing Sentu Lejiao Information Technology Co., Ltd. and Sentu Shuzhi Technology (Beijing) Co., Ltd., and (iv) the VIE Entity, Beijing Sentu Education Technology Co., Ltd., and its subsidiaries including Shanghai Ang’you Internet Technology Co., Ltd., Guangzhou Xingzhiqiao Information Technology Co., Ltd., Sentu Guoxin Education Technology (Beijing) Co., Ltd. and Guangzhou Lianhe Education Technology Co., Ltd., and the summary of the consolidated statement of income and cash flows for the years ended December 31, 2020 and 2021. Our (including the VIEs’) consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our and the VIEs’ historical results are not necessarily indicative of results expected for future periods. You should read this information together with our (including the VIEs’) consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of December 31, 2021
	Parent		Subsidiaries		WFOE and its subsidiaries		The VIEs		Eliminations		Consolidated Total
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Cash and cash equivalents	6,350	996	25,656	4,027	6,346	995	22,915	3,596	—	—	61,267	9,614
Amount due from the Company and its subsidiaries	—	—	11,361	1,783	—	—	52,837	8,291	(64,198)	(10,074)	—	—
Total current assets	16,840	2,642	37,025	5,810	282,821	44,381	211,137	33,133	(64,198)	(10,074)	483,625	75,892
Investment in subsidiaries and VIE’s	405,506	63,633	—	—	—	—	—	—	(405,506)	(63,633)	—	—
Educational contents, net	—	—	—	—	185,607	29,126	21,088	3,309	—	—	206,695	32,435
Account receivable from VIE	—	—	—	—	47,313	7,424	—	—	(47,313)	(7,424)	—	—
Total non-current assets	405,506	63,633	—	—	354,417	55,615	68,888	10,810	(452,819)	(71,057)	375,992	59,001
Total assets	422,346	66,275	37,025	5,810	637,238	99,996	280,025	43,943	(517,017)	(81,131)	859,617	134,893
Amounts due to the parent company and its subsidiaries	14,289	2,242	—	—	49,909	7,832	—	—	(64,198)	(10,074)	—	—
Total current liabilities	17,268	2,710	47,035	7,380	331,371	51,999	107,213	16,825	(64,198)	(10,074)	438,689	68,840
Account payable to WFOE	—	—	—	—	—	—	47,313	7,424	(47,313)	(7,424)	—	—
Total non-current liabilities	—	—	—	—	—	—	49,505	7,768	(47,313)	(7,424)	2,192	344
Total liabilities	17,268	2,710	47,035	7,380	331,371	51,999	156,718	24,593	(111,511)	(17,498)	440,881	69,184
Redeemable preferred shares	45,985	7,216	—	—	—	—	—	—	—	—	45,985	7,216
Total shareholders’ equity	359,093	56,349	(10,010)	(1,570)	305,867	47,997	123,307	19,350	(405,506)	(63,633)	372,751	58,493
Total liabilities, mezzanine equity and shareholders’ equity	422,346	66,275	37,025	5,810	637,238	99,996	280,025	43,943	(517,017)	(81,131)	859,617	134,893
	For the year ended December 31, 2021
	Parent		Subsidiaries		WFOE and its subsidiaries		The VIEs		Eliminations		Consolidated Total
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Total revenues	—	—	—	—	164,634	25,835	355,513	55,788	(46,900)	(7,360)	473,247	74,263
Cost of revenues	—	—	—	—	(88,426)	(13,876)	(311,380)	(48,862)	30,754	4,826	(369,052)	(57,912)
Total operating expenses	3,516	552	1,742	274	22,232	3,489	43,016	6,750	(17,098)	(2,684)	53,408	8,381
Share of income of subsidiaries,	51,774	8,124	—	—	—	—	—	—	(51,774)	(8,124)	—	—
VIEs and VIEs’ subsidiaries
Net income	48,258	7,573	(1,742)	(274)	53,516	8,398	4,672	733	(51,774)	(8,124)	52,930	8,306
	For the year ended December 31, 2021
	Parent		Subsidiaries		WFOE and its subsidiaries		The VIEs		Eliminations		Consolidated Total
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Net cash provided by (used in) operating activities	(40)	(6)	(1,742)	(273)	128,716	20,198	20,840	3,270	—	—	147,774	23,189
Net cash (used in) provided by investing activities	—	—	—	—	(178,916)	(28,076)	34,276	5,379	—	—	(144,640)	(22,697)
Net cash provided by (used in) financing activities	6,354	997	27,284	4,281	56,952	8,938	(52,916)	(8,304)	—	—	37,674	5,912

	As of December 31, 2020
	RMB
	(in thousands)
	Parent	Subsidiaries	WFOE and its subsidiaries	The VIEs	Elimination	Consolidated Total
Cash and cash equivalents	98	115	21	20,715	—	20,949
Amounts due from the Company’s subsidiaries	7,005	—	2,260	274	(9,539)	—
Total current assets	7,103	153	60,847	155,435	(9,539)	213,999
Investment in subsidiaries and VIEs	352,306	8,426	—	—	(360,732)	—
Educational contents, net	—	—	108,672	31,433	—	140,105
Account receivable from VIE	—	—	37,205	—	(37,205)	—
Total non-current assets	352,306	8,479	198,633	64,951	(397,937)	226,432
Total assets	359,409	8,632	259,480	220,386	(407,476)	440,431
Amounts due to the parent company and its subsidiaries	—	9,540	—	—	(9,540)	—
Total current liabilities	3,920	9,622	7,212	61,682	(9,540)	72,896
Account payable to WFOE	—	—	—	37,205	(37,205)	—
Total non-current liabilities	—	—	—	40,264	(37,205)	3,059
Total liabilities	3,920	9,622	7,212	101,946	(46,745)	75,955
Redeemable preferred shares	45,985	—	—	—	—	45,985
Total shareholders’ equity	309,504	(990)	252,268	118,440	(360,731)	318,491
Total liabilities, mezzanine equity and shareholders’ equity	359,409	8,632	259,480	220,386	(407,476)	440,431
	For the year ended December 31, 2020
	RMB
	(in thousands)
	Parent	Subsidiaries	WFOE and its subsidiaries	The VIEs	Elimination	Consolidated Total
Total revenues	—	—	156,231	300,249	(51,548)	404,932
Cost of revenues	—	—	49,898	263,932	(38,040)	275,790
Total operating expenses	9,917	461	15,672	34,123	(13,502)	46,671
Share of income of subsidiaries, VIEs and VIEs’ subsidiaries	92,241	—	—	—	(92,241)	—
Net income	82,324	(461)	84,313	4,586	(83,852)	86,910
	For the year ended December 31, 2020
	RMB
	(in thousands)
	Parent	Subsidiaries	WFOE and its subsidiaries	The VIEs	Elimination	Consolidated Total
Net cash provided by (used in) operating activities	(7,024)	(218)	92,943	12,053	—	97,754
Net cash used in investing activities	—	—	(159,612)	(5,245)	—	(164,857)
Net cash (used in) provided by financing activities	(27)	(35)	38,153	(38,042)	—	49

The following table represents the roll-forward of the investments in our subsidiaries, the VIE Entity and the VIE Entity’s subsidiaries:

RMB
(in thousands)
As of December 31, 2020	352,306
Share of income of subsidiaries, the VIE Entity and the VIE Entity’s subsidiaries	51,774
Other comprehensive income from foreign currency translation adjustment	1,426
As of December 31, 2021	405,506

Risk Factors

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on the business, financial condition and results of operations of us and the VIEs. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our and the VIEs’ business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to the Business and Industry of Us and the VIEs

We and the VIEs face intense competition within each of the business segments of us and the VIEs. If we and the VIEs are unable to compete effectively, we and the VIEs could face pricing pressure and loss of market share, the revenue and gross profit may be significantly reduced, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs.

We and the VIEs primarily engage in two business segments, namely (i) educational content service and other services and (ii) IT related solution services, all of which are intensely competitive in the PRC. We and the VIEs compete with competitors for customers, diversified content offerings, collaboration opportunities with major telecommunications providers, and sales and marketing capabilities, among other things. Some of the current and future competitors of us and the VIEs may have substantially greater name recognition and financial and other resources than we and the VIEs do, which may enable them to compete more effectively for potential customers and decrease our and the VIEs’ market share as a result. We also expect to face competition as a result of new entrants to the respective markets.

If we and the VIEs are unable to compete successfully against current or future competitors, we and the VIEs may face competitive pressures that could adversely affect the business and results of operations of us and the VIEs. For example, increased competition may result in pricing pressure for us in terms of the fees we and the VIEs are able to negotiate to receive from a customer. In addition, online education is characterized by rapid changes in customers’ technological requirements and expectations and evolving market standards, and our and the VIEs’ competitors may develop platforms or other technologies that are superior to the platform and technology we and the VIEs use. These differences may affect our and the VIEs’ ability to retain customers, which may render our and the VIEs’ products and services less competitive. The increasingly competitive landscape may also result in longer and more complex sales cycles with a prospective customer or a decrease in the market share, any of which could negatively affect the revenue from us and the VIEs and the ability to grow the business of us and the VIEs.

Our and the VIEs’ historical financial and operating results may not be indicative of the future performance and our and the VIEs’ financial and operating results may be difficult to forecast.

We, together with the VIEs, have experienced significant growth in revenue and changes to our and the VIEs’ business during the years ended December 31, 2020 and 2021. During the years ended December 31, 2020 and 2021, educational content service and other services accounted for a large part of the revenue from us and the VIEs. For the years ended December 31, 2020 and 2021, the revenue from the VIEs’ educational content service and other services accounted for approximately, 76.4% and 77.1%, respectively, of total revenue from us and the VIEs. We, together with the VIEs, have sought to shift the focus to target individual customers to broaden the customer base and further grow our and the VIEs’ business. Therefore, the VIEs entered the mobile content market which would allow us to directly reach individual customers and eventually leverage the VIEs’ educational content resources. The VIEs’ experience allowed the VIEs to become familiar with how Tianyi Video selects and procures content and develop the know-how and technology that would be necessary to subsequently launch the VIEs’ own mobile video package “Learning on the Go”, which was subsequently upgraded and rebranded to “Fish Learning”, placed on the platform of Tianyi Video in October 2017 as part of the VIEs’ educational content service business. The VIEs have also developed the proprietary “Fish Learning” mobile application. Starting in late 2018, the VIEs have also offered mobile users of China Telecom the option to redeem their reward points for courses in a special limited content mobile video package, including courses related to artificial intelligence and big data. Courses of this special limited content mobile video package can be accessed on the VIEs’ “Fish Learning” application only after mobile users redeem their reward points with China Telecom and enter the access code provided by it upon their successful redemption. Starting from April 2019, the VIEs have also begun offering content directly to individual customers via the VIEs’ Light Class mobile video package accessible via a subscription account on WeChat. Light Class includes courses related to career development, entrepreneurship and information technology. WeChat users are able to purchase individual courses on Light Class or choose from a number of different subscriptions providing them access to some or all of the courses offered on Light Class over the subscription period. However, the VIEs are new to the business of providing educational content via mobile network and may make considerable changes to the VIEs’ products and services and their respective contribution to the revenue from us and the VIEs during the years of 2020 and 2021 varied significantly. See “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Key Components of our Results of Operations — Net Revenues” in this prospectus for details. The financial condition and results of operations of us and the VIEs may fluctuate due to a number of other factors, many of which are beyond our and the VIEs’ control, including:

•        the ability of us and the VIEs to continue to increase the service offerings and expand the customer base;

•        general economic and social conditions and government regulations or actions pertaining to the provision of educational content service and other services and IT related solution services;

•        increased competition and market perception and acceptance of any of the newly introduced service offerings of us and the VIEs in any given year;

•        expansion and related costs in a given period;

•        timing of completion dates of various milestones in our IT related solution projects because we recognize revenue from a project upon receipt of the relevant completion certificate for each phase of the project;

•        shifts in attitude towards online education services in the PRC; and

•        the ability of us and the VIEs to control the cost of revenues and other operating costs, and enhance the operational efficiency.

The historical results, growth rates and profitability of us and the VIEs may not be indicative of our and the VIEs’ future performance. Our Shares could be subject to significant price volatility should the earnings of us and the VIEs fail to meet the expectations of the investment community. Any of these events could cause the price of our Shares to materially decrease.

In addition, in 2018, we disposed certain subsidiaries to streamline the corporate structure, centralize the operations of our IT related solution services and the online marketing of the VIEs’ online learning platforms and to exit the offline training market. Completion of disposal of such subsidiaries took place during the period from February 6, 2018 to April 26, 2018. These subsidiaries were, in aggregate, loss-making due to high operating costs in terms of rental and salaries. Our gain on disposing such subsidiaries and losses from operating such subsidiaries are non-recurring. Such gain or losses from our disposed companies may not be indicative of the future performance of us and the VIEs.

During years ended December 31, 2020 and 2021, we and the VIEs also enjoyed certain favorable regulatory treatment, particularly value-added tax refunds, VAT input tax surplus deduction and government subsidies. However, it is in the local government authorities’ sole discretion, subject to relevant PRC laws, regulations and policies, to decide whether and when to provide tax refunds and government subsidies to us. We and the VIEs cannot assure you that we and the VIEs will be able to receive tax refund or government subsidies of the same level or at all in the future.

If we and the VIEs are unable to retain existing customers and/or expand the customer base, we and the VIEs may not be able to maintain growth and our and the VIEs’ revenue may decline, which may materially and adversely affect our and the VIEs’ business, financial condition and results of operations.

We and the VIEs generate revenue primarily from the fees collected from our and the VIEs’ customers. Some factors, many of which are largely beyond our and the VIEs’ control, could prevent us from maintaining existing customers or enrolling new customers in a cost-effective manner, or at all. These factors include, among other things, (i) reduced interest in the professions or certifications for which the VIEs’ educational content is designed; (ii) negative publicity or perceptions regarding us, or educational content service and other media services and IT related solution services in general; (iii) the emergence of alternative content delivery models; (iv) the inability of customers to pay the fees; (v) increasing market competition, particularly price reductions by competitors that we and the VIEs are unable or unwilling to match; and (vi) adverse changes in relevant government policies or general economic conditions. If one or more of these factors reduce market demand for our and the VIEs’ services, our and the VIEs’ customer base could be negatively affected or the costs associated with customer acquisition and retention could increase, or both, any of which could materially affect our and the VIEs’ ability to grow the customer base and revenue. These developments could also harm the brand and reputation of us and the VIEs, which would negatively impact our and the VIEs’ ability to expand the business of us and the VIEs.

If the VIEs are unable to timely improve or expand the VIEs’ educational content offerings in a cost-effective manner to make them appealing to existing and prospective customers, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

The VIEs regularly update existing educational content and develop new educational content to meet customer’s demand and the latest market trends. However, such updates to the VIEs’ existing course and content offerings and the development of new content offerings may not be accepted by existing or prospective customers, and the VIEs may not be able to introduce them as quickly as customers require or as quickly as the VIEs’ competitors introduce competing offerings. In addition, the VIEs may be unable to renew or acquire licensing rights to popular content from third party content providers. Furthermore, offering new content or upgrading existing ones may require us to make significant investments in educational content development, increase sales and marketing efforts and reallocate resources from other uses. The VIEs may fail to develop or update educational content due to financial constraints, inability to attract qualified personnel, or other factors beyond the VIEs’ control, in which case we and the VIEs may lose customers and market share, and the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

The business of us and the VIEs is heavily dependent on the brand recognition and market reputation of us and the VIEs.

We believe that our success is heavily dependent on the market recognition of the brand and reputation of us and the VIEs. Our and the VIEs’ ability to maintain the reputation and brand recognition depends on a number of factors, some of which are beyond our and the VIEs’ control. As we and the VIEs continue to expand the business and services, it may become difficult to maintain the quality and consistency of the services we and the VIEs offer, which in turn may undermine customers’ confidence in the brand name of us and the VIEs.

A variety of factors can potentially impact the reputation of us and the VIEs, such as customer satisfaction with the VIEs’ educational content or our IT solutions, technology defects of the VIEs’ online learning platforms and our IT solutions, negative press and/or approvals that enable us to operate our and the VIEs’ business in the manner it is currently operated. If the reputation of us and the VIEs is damaged, our and the VIEs’ customers may stop using our and the VIEs’ services and the business of us and the VIEs could be materially and adversely affected.

We and the VIEs have developed a customer base primarily through word-of-mouth referrals. We and the VIEs also promote our brands by conducting certain marketing activities. However, we and the VIEs cannot assure you that we and the VIEs will be successful in promoting the brand or our efforts will be sufficient in helping us to remain competitive. If we and the VIEs are unable to further enhance our and the VIEs’ reputation and increase market awareness of our and the VIEs’ products and services, or if we and the VIEs have to incur excessive marketing and promotional expenses in order to remain competitive, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected. In addition, the VIEs have retained a third party agent to promote and sell certain of the VIEs’ educational content to higher education institutions in Chongqing and Guangxi Zhuang Autonomous Region. We and the VIEs cannot assure you that we and the VIEs are able to monitor its promotion and marketing activities effectively and the promotion of our and the VIEs’ products and brand may not be successful as we expect. If we and the VIEs are unable to maintain or sustain our and the VIEs’ reputation and brand recognition, we and the VIEs may also be unable to maintain or expand our and the VIEs’ customer base, which may have a material and adverse effect on the business, financial condition and results of operations of us and the VIEs.

We and the VIEs have recorded thin gross profit margins for some of products.

Certain profitable business also has less profitable components and our and the VIEs’ overall profitability can fluctuate due to product mix. The VIEs’ mobile video package business has recorded lower margins over the years ended December 31, 2020 and 2021. The VIEs incurred substantial amounts of promotion fees in connection with mobile video packages as the VIEs are new to the B2C online educational content services market and need to aggressively use third party promotion companies to attract users while we and the VIEs build the reputation of our and the VIEs’ products in this market. While the VIEs have started to take steps to try to control promotion costs for such business, including re-negotiating payment terms with promotion companies in 2019, promotional costs still remain at a relatively high level. The VIEs’ special limited content mobile video package offered for redemption by mobile users of China Telecom is low margin in nature due to substantial promotion costs involved. The VIEs’ Light Class mobile video package launched via a subscription account on WeChat in April 2019 also recorded relatively low gross profit margin as the VIEs incurred high promotion costs and amortized technical development costs incurred in connection with setting up the VIEs’ subscription account on WeChat for Light Class. The VIEs will try to lower costs in the future. However, we cannot assure you that the VIEs will be able to control promotion costs or otherwise raise the gross profit margin for this business in the future. If the VIEs fail to control the costs in connection with mobile video package products, the overall profit margin, financial condition or results of operation of us and the VIEs may be materially and adversely affected.

Our and the VIEs’ business relies heavily on a limited number of promotion companies.

The VIEs rely on a limited number of third party promotion companies to help us identify and market many of our products to potential customers. In particular, as the VIEs are relatively new to the B2C market for online educational content services, the VIEs engaged promotion companies to promote for all of our B2C products, including the “Fish Learning” mobile video package, the special limited content mobile video package the VIEs offered for redemption by mobile users of a leading telecommunication provider and the Light Class mobile video package. The VIEs do not directly control such promotion companies. To the extent they are unsuccessful at promoting the VIEs’ products effectively or helping to secure additional customers, the business and results of operation of us and the VIEs could be materially and adversely affected.

In particular, the VIEs are reliant on a limited number of promotion companies for Fish Learning mobile video package placed on the platform of Tianyi Video, and costs of such promotional expenses account for an extremely large part of the VIEs’ sales. The VIEs engaged 3 promotion companies during the year ended December 31, 2020 and 4 promotion companies during the year ended December 31, 2021, to provide promotion services for the VIEs’ education content. As of the date of this prospectus, the VIEs expect contracts with the VIEs’ current promotion service suppliers will be renewed upon expiration. However, to the extent that these suppliers cease to provide promotion services for any reason and the VIEs are not able to find a suitable alternative promotion companies for such promotion services in a timely manner or at favorable rates, the sales and results of operations of us and the VIEs could be materially and adversely affected.

We and the VIEs are subject to credit risk in collecting trade receivables due from our and the VIEs’ customers.

The general credit terms we and the VIEs granted to customers for the two years ended December 31, 2021 ranged from 10 to 180 days for customers of our IT related solution services, and from 20 to 180 days for customers of the VIEs’ educational content service and other services. In 2021, trade receivables decrease mainly due to the facts that we and the VIEs took intensified measure to collect the trade receivables in 2021. As a result, we successfully collected the trade receivables from our and the VIE’s major clients. The Company’s performance, liquidity and profitability could be materially adversely affected if significant amounts due to the Company, its wholly-owned subsidiaries and VIEs are not settled on time. The bankruptcy or deterioration of the credit condition of any of our and the VIEs’ major customers could also materially and adversely affect our and the VIEs’ business.

Significant impairment charges against the intangible assets of us and the VIEs could materially impact our and the VIEs’ financial position and results of operations.

Our and the VIEs’ intangible assets amounted to RMB163.9 million and RMB223.9 million (US$35.1 million), respectively, as of December 31, 2020 and 2021, which mainly comprised recognition of educational content, software and technologies, and customer relationships.

The failure to generate financial results commensurate with our and the VIEs’ investment in other intangible assets may adversely affect the recoverability of such intangible assets and, in turn, result in impairment losses. Any significant impairment losses charged against our and the VIEs’ other intangible assets could have a material adverse effect on the financial condition and results of operations of us and the VIEs.

Goodwill impairment could negatively affect our and the VIEs’ results of operations.

As of December 31, 2020 and 2021, our and the VIEs’ goodwill remained stable at approximately RMB7.7 million (US$1.2 million), respectively, which arose from the VIEs’ acquisition of Guangzhou Xingzhiqiao. We and the VIEs perform the impairment test of goodwill annually, or more frequently if events or changes in circumstances indicate a potential impairment. It should be noted that the goodwill impairment tests involve our and the VIEs’ estimates and are based on certain assumptions on future performance of the relevant cash generating unit and other factors, such as terminal growth. Many of these factors are neither predictable nor within our and the VIEs’ control. If actual events in the future differ adversely from our and the VIEs’ assumptions resulting in the recoverable amount being lower than the carrying amount of the cash generating unit, we and the VIEs may need to set aside impairment provisions, which could adversely affect the financial condition and results of operations of us and the VIEs.

The VIEs’ collaborative relationships with Tianyi Video, major telecommunications providers and other third party content providers are crucial to the VIEs’ business. If any of them discontinues their collaboration with the VIEs, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

In addition to provision of educational content to institutional customers, the VIEs have also sought to offer educational content to target individual customers to broaden the customer base and further grow the business. On the other hand, the telecommunications providers in China were also seeking high quality content to be embedded in their platform so that they can leverage their channel advantages. Therefore, the VIEs formed an important corporation with Tianyi Video, a subsidiary of China Telecom, to allow us to directly reach individual customers. The VIEs held regular discussion sessions with Tianyi Video to optimize the cooperation. This experience allowed us to become familiar with how Tianyi Video selects, procures, promotes and sells content and how to provide excellent customer service, which formed the VIEs’ initial know-how on end-user products operation. Such know-how is necessary to the launch of the VIEs’ mobile video package and the subsequent launch of the VIEs’ app. The VIEs launched the VIEs’ mobile video package “Learning on the Go”, which was upgraded and rebranded to “Fish Learning”, to end mobile users directly via the platform of Tianyi Video since October 2017. The VIEs have also offered mobile users of China Telecom the option to redeem their reward points for courses in a special limited content mobile media package since late 2018. Starting from April 2019, the VIEs have also begun offering content directly to individual customers via Light Class products accessible via a subscription account on WeChat. Going forward, the VIEs expect to continue to utilize the platform of Tianyi Video, the telecommunications provider and other third party content providers to attract more individual end users to the VIEs’ mobile video packages and mobile application.

The VIEs acquired the licensing rights to diversified content from third party content providers for the educational content services. The VIEs are authorized to put certain videos developed by these providers, which is a content provider of online courses on employment and entrepreneurship, on the VIEs’ platforms to enrich and supplement the VIEs’ self-developed educational content resources.

These collaborative relationships are important to the business and results of operations of us and the VIEs. We and the VIEs cannot assure you, however, that the relevant parties will continue to collaborate with us in the future on the same terms, or at all. Starting in February 2020 and continuing throughout April 2020, after considerable discussion, the VIEs and Tianyi Video took the mutual decision to offer “Fish Learning” mobile video package to the public at no cost for the purpose of helping to spread cultural and professional knowledge among Chinese people during the outbreak of COVID-19 in accordance with policy promulgated by relevant government authorities. Although the VIEs resumed charging Tianyi Video’s customers for educational content placed on its platform starting in May 2020, we and the VIEs cannot assure you that there will not be similar instances in the future and that there will not be any further negative impact on the VIEs’ “Fish Learning” mobile video package and the VIEs’ relationship with Tianyi Video as a result. If any of them ceased to collaborate with the VIEs, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

We, together with the VIEs, have grown rapidly and plan to continue to expand the business for the foreseeable future of us and the VIEs. If we and the VIEs fail to manage our and the VIEs’ growth effectively, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

We, together with the VIEs, have experienced rapid growth in recent years. The revenue from us and the VIEs grew by 16.9% from RMB404.9 million in 2020 to RMB473.2 million in 2021.

Our and the VIEs’ rapid growth has placed, and we expect to continue to place, a significant strain on the management, operations, sales and marketing, as well as capital and other resources of us and the VIEs. To maintain our and the VIEs’ growth, we and the VIEs need to continue to grow the customer base, expand the VIEs’ educational content, hire qualified and experienced staff, as well as strengthen our and the VIEs’ technological platforms and systems. If we and the VIEs fail to efficiently manage the rapid growth of business, our and the VIEs’ costs of operations may increase significantly and we and the VIEs may not be able to attract a sufficient number of customers and qualified personnel, respond to competitive challenges, or otherwise execute our and the VIEs’ business plans. In addition, we and the VIEs may, as part of carrying out growth strategies, adopt new initiatives to offer additional services and to implement new pricing models and strategies. Starting in late 2018, the VIEs have also offered mobile users of China Telecom the option to redeem their reward points with China Telecom for courses in a special limited content mobile video package containing courses related to artificial intelligence and big data. Starting from April 2019, the VIEs have also begun offering content directly to individual customers via the VIEs’ Light Class product accessible via a subscription account on WeChat. In the future, we expect to focus on providing the VIEs’ educational content via the platforms of Tianyi Video and other major telecommunications providers and the VIEs’ self-developed mobile application, which we believe will contribute a significant percentage of total revenue from us and the VIEs. However, we cannot assure you that any of our and the VIEs’ business initiatives will achieve the anticipated results. These proposed business plans may not be well received by our and the VIEs’ existing or prospective customers, which could damage our and the VIEs’ reputation and business prospects, or they may not achieve the desired financial results, which could have a material and adverse effect on the business, financial condition and results of operations of us and the VIEs.

Our and the VIEs’ ability to effectively implement strategies and manage the growth of and the VIEs’ business will depend on a number of factors, including the ability to: (i) identify and effectively market our and the VIEs’ products and services in new markets with sufficient growth potential; (ii) develop and improve educational content to make them appealing to existing and prospective users; (iii) maintain and expand our and the VIEs’ customer base; (iv) effectively recruit, train and motivate new employees, including our and the VIEs’ technical personnel and sales and marketing personnel; (v) successfully implement enhancements and improvements to our and the VIEs’ technical systems and platforms; (vi) continue to improve the operational, financial and management controls and efficiencies of us and the VIEs; (vii) protect and further develop our and the VIEs’ intellectual property rights; and (viii) make sound business decisions in light of the scrutiny associated with operating as a listed company. These activities require significant capital expenditures and management and financial resources. We cannot assure you that we and the VIEs will be able to effectively manage any future growth in an efficient, cost-effective and timely manner, or at all. Our rapid growth in a relatively short period of time is not necessarily indicative of results that we and the VIEs may achieve in the future. If we and the VIEs do not effectively manage the growth of our and the VIEs’ business and operations, the reputation, results of operations and overall business and prospects of us and the VIEs could be adversely impacted.

We and the VIEs may not be successful in the expansion of educational content service or in the exploration of other additional services.

The VIEs started to offer educational content service in 2011 and aim to continue to expand the coverage of such service to cover wider variety of educational content. Expansions and upgrades to the VIEs’ existing educational products and courses may not be well received by our and the VIEs’ customers, and newly introduced educational content may not achieve success as expected. The VIEs also promoted the products and services through “Fish Learning” and “Light Class.” The development of new products, services and content may disrupt our and the VIEs’ ongoing business, disrupt our management’s attention and be costly and time-consuming. It would also require us to make significant investments in research and product development, develop new technologies, and increase sales and marketing efforts, all of which may not be successful. We cannot assure you that any of such new products or services will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our and the VIEs’ development and promotion efforts. If the VIEs are unsuccessful in the expansion of after-school tutoring products or in the exploration of additional educational services due to financial constraints, failure to attract qualified personnel or other reasons, the business, financial condition and results of operations of us and the VIEs could be adversely affected.

We and the VIEs may need additional capital in the future to pursue our business objectives. If we and the VIEs cannot obtain additional capital on acceptable terms, or at all, the business, financial condition and results of operations of us and the VIEs may be materially and adversely affected.

We and the VIEs may need to raise additional capital to respond to business challenges or opportunities, accelerate our and the VIEs’ growth, develop new offerings or enhance our and the VIEs’ technological capacities. Due to the unpredictable nature of the capital markets and our and the VIEs’ industry, there can be no assurance that we and the VIEs will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we and the VIEs experience disappointing results of operations. If adequate capital is not available to us as required, our and the VIEs’ ability to fund operations, take advantage of unanticipated opportunities, develop or enhance our and the VIEs’ infrastructure or respond to competitive pressures could be significantly limited. If we and the VIEs do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Our and the VIEs’ cost of revenues may increase in the future as we plan to use a significant amount of the proceeds from this offering to grow the VIEs’ educational content service business.

Our and the VIEs’ cost of revenues mainly consists of purchase cost of equipment for IT procurement services and educational contents costs and amortization expense of other intangible assets. For the years ended December 31, 2020 and 2021, our and the VIEs’ cost of revenues amounted to RMB275.8 million and RMB369.1 million (US$57.9 million), respectively, accounting for approximately 68.1% and 78.0%, respectively, of total revenue from us and the VIEs during those periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Results of Operations — Cost of Revenues” for more details. We plan to use approximately 50% of the net proceeds from this offering, or RMB              million (equivalent to US$               million), primarily to develop and produce new educational content and purchase educational content from third parties for the expansion of the VIEs’ educational content business. See “Use of Proceeds” in this prospectus for more details. Large-scale development of the VIEs’ educational content business will likely lead to a significant increase in our and the VIEs’ costs in the form of staff cost, marketing and promotion cost, educational contents costs and amortization of intangible assets. We cannot guarantee that such additional costs will be accompanied by corresponding increases in revenue in the short-term or at all. Any such material increase in costs without commensurate increases in revenue would negatively affect our and the VIEs’ profit and profit margin and the financial condition and results of operations of us and the VIEs could be materially and adversely affected.

If we and the VIEs are unable to conduct sales and marketing activities cost-effectively, the results of operations and financial condition of us and the VIEs may be materially and adversely affected.

In addition to word-of-mouth referrals, we and the VIEs also rely on our and the VIEs’ sales and marketing efforts to increase the customer base. Our and the VIEs’ selling and distribution expenses primarily include staff costs and marketing costs. We and the VIEs incurred sales and marketing expenses of approximately RMB5.0 million and RMB7.6 million (US$1.2 million) for the years ended December 31, 2020 and 2021, respectively. We expect our and the VIEs’ selling and distribution expenses to increase in the future as we and the VIEs further expand our and the VIEs’ operations.

Our and the VIEs’ sales and marketing activities may not be well received by the market and may not result in the levels of sales that we and the VIEs anticipate. We and the VIEs also may not be able to retain or recruit a sufficient number of experienced sales and marketing personnel, or to train newly hired sales and marketing personnel, which we believe is critical to implementing our and the VIEs’ sales and marketing strategies cost-effectively. Further, sales and marketing approaches and tools in China’s educational content market and mobile media services market and IT related solution services market are evolving rapidly. This requires us to continually enhance our and the VIEs’ sales and marketing approaches and experiment with new methods to keep pace with industry developments and customer preferences. Moreover, our and the VIEs’ sales and marketing activities may be deemed to violate PRC laws and regulations, and we and the VIEs may be exposed to administrative penalties, such as paying fines or publishing explanatory notes to limit the adverse effects of our and the VIEs’ marketing efforts. If we and the VIEs are deemed guilty of significant infringements, we and the VIEs may be ordered to cease sales and marketing activities temporarily and our and the VIEs’ business licenses may be revoked. Failure to engage in sales and marketing activities in a compliant and cost-effective manner may reduce our and the VIEs’ market share, cause our and the VIEs’ revenue and gross profits to decline, adversely impact our and the VIEs’ profitability, and materially harm the business, financial condition and results of operation of us and the VIEs.

We and the VIEs may not be able to maintain or increase our fee level for products or services.

Our and the VIEs’ results of operations are affected by the pricing we and the VIEs charge for our and the VIEs’ products and services. We and the VIEs determine our and the VIEs’ fees primarily based on the demand for the VIEs’ educational content, the cost of our and the VIEs’ operations, the fees charged by our and the VIEs’ competitors, our and the VIEs’ pricing strategy to gain market shares and general economic conditions in the PRC. We cannot guarantee that we and the VIEs will be able to maintain or increase our and the VIEs’ fee level in the future without adversely affecting the demand for the VIEs’ educational content services.

If we and the VIEs fail to adopt new technologies that are important to our and the VIEs’ business, in particular the technology upgrades, our and the VIEs’ competitive position and ability to generate revenues may be materially and adversely affected.

The technology used in internet and value-added telecommunications services in general, and in online education services in particular, may evolve and change over time. We believe our and the VIEs’ technologies are important to our success and are critical to the implementation of our and the VIEs’ business model. In particular, implementation of technologies to improve teaching efficiency is an important part of the VIEs’ educational content services and is critical to attracting new customers to purchase and the VIEs’ services. As a digital educational content provider, we and the VIEs must anticipate and adapt to such technological changes and adopt new technologies in a timely manner. We and the VIEs also rely on our and the VIEs’ data and technology capabilities to build and maintain our and the VIEs’ platform and infrastructure. We cannot assure you that we and the VIEs can keep up with the fast pace of the technology industry, and continue to develop, innovate and utilize our and the VIEs’ proprietary capabilities. Our and the VIEs’ technologies may become insufficient, and we and the VIEs may have difficulties in following and adapting to technological changes in the online education industry in a timely and cost-effective manner. New solutions and technologies developed and introduced by competitors could render our and the VIEs’ technology obsolete. Developing and integrating new technologies into our and the VIEs’ existing technology framework could be expensive and time-consuming. We and the VIEs may not succeed in developing and incorporating new technologies at all. If we and the VIEs fail to continue to develop, innovate and utilize our and the VIEs’ technologies effectively and on a timely basis, the business, financial performance and prospects of us and the VIEs could be materially and adversely affected.

Inability to adequately and promptly respond to changes in professional certification exams, civil service exams, employment and entrepreneurship guidance and other regulatory changes in the PRC could render the VIEs’ educational content services less attractive to end users.

The VIEs’ educational content database covers employment, entrepreneurship guidance courses, professional skills enhancement courses, quality improvement courses, and quiz bank for professional certification exams and civil service exams. Acquisition of professional certifications or civil servant positions in China rely heavily on examination results, and candidates’ performance in these exams is critical to their future career pursuit and employment prospects. And assessment processes for employment also undergo constant changes, in terms of subject and skill focus, question type, examination format and the manner in which the processes are administered. Chinese government also issue evolving guidance to encourage employment and entrepreneurship, especially for some new promising industries. The VIEs are therefore required to continually update and enhance the curricula, course materials and teaching methods. Any failure to respond to the changes in a timely and cost-effective manner will adversely impact the marketability of the VIEs’ online educational products and services, which would render the VIEs’ educational content services less attractive to end users. Failure to track and respond to these changes in a timely and cost-effective manner would render the VIEs’ courses, services and products less attractive to students, which may negatively affect the VIEs’ reputation and ability to continue to attract educational institutional customers and subscribed end users.

The VIEs’ products may compete with each other.

The VIEs have developed a large, diversified database of educational content, including video courses, industry reports and case studies, among other materials, primarily focusing on employment, entrepreneurship and IT related skills. See “Business — Educational Content and Content Development” for further details. This database of educational content serves as the cornerstone of the VIEs’ educational content services business, including both the VIEs’ B2B2C online learning platforms and B2C mobile video businesses. To the extent the type of content, and sometimes even the specific materials, overlap between the VIEs’ different products, these products might compete with each other for customers. While the VIEs largely target different groups of customers with regard to B2B2C and B2C products to minimize the risk of cannibalization among the VIEs’ different products, there may be some overlap and there can be no assurance that the VIEs’ promotion of new products will not adversely affect the VIEs’ sales of existing products. To the extent sales of certain of the VIEs’ products result in decreased sales of other of the VIEs’ products, our and the VIEs’ overall growth may be constrained and the business, financial condition and results of operations of us and the VIEs may be adversely affected.

China’s online education industry has been evolving rapidly. If we and the VIEs are unable to anticipate and adapt to industry trends in time, the business and prospects of us and the VIEs may be materially and adversely affected.

The online education industry in China is constantly evolving. Our and the VIEs’ limited history of operating as an online educational content provider may not serve as an adequate basis for evaluating future prospect and operating results of us and the VIEs, including the revenue, cash flows and profitability of us and the VIEs. We and the VIEs have encountered, and may continue to encounter in the future, risks, challenges and uncertainties associated with operating an Internet-based business, such as building and managing reliable and secure IT systems and infrastructure, addressing regulatory compliance and uncertainty, and hiring and training IT support staff, all of which we and the VIEs have limited experience with. In addition, we and the VIEs may face additional risks and challenges associated with responding to evolving industry trends, standards and new developments, including new technologies and applications made possible by the increasing mobile penetration in China. If we and the VIEs do not rise up to the challenges successfully, our and the VIEs’ operating and financial results may differ materially from our expectations and our and the VIEs’ business may suffer.

The VIEs face risks and uncertainties in the licensing and approval requirements of the VIEs’ online educational content services. If the VIEs fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for online education in China, financial condition and results of operations may be materially and adversely affected.

The online education industry in China is highly regulated by the PRC government. The VIEs are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate the VIEs’ business currently carried out. We cannot assure you that the VIEs are able to successfully update or renew the licenses or permits required for the VIEs’ business in a timely manner or that these licenses or permits are sufficient to conduct all of the VIEs’ present or future business.

The VIEs may be required to obtain additional licenses or permits for the VIEs’ online educational content services. Regulations in China with respect to the online education industry are still in its nascent stage. The relevant laws and regulations are relatively new and still evolving, and their interpretation and enforcement involve significant uncertainty and ambiguity. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The production, editing, transmission to the public through the VIEs’ online learning platforms or mobile applications of the VIEs’ audio-visual content, may be deemed as providing audio-video programs or online publication services under relevant PRC Laws. Thus, the VIEs may be required to obtain the License for Online Transmission of Audio-Visual Programs or the Internet Publishing License as currently there is no further official or publicly available interpretation from government authorities of whether such content or services would be deemed “audio-visual programs” or “online publication services.” In June 2018, the VIEs conducted interviews with the relevant officer of the National Radio and Television Administration of the PRC (the “NRTA”), who confirmed that the VIEs are not required to obtain the License for Online Transmission of Audio-Visual Programs. In August 2018, the VIEs consulted the relevant officer of the Beijing Municipal Bureau of Press, Publication, Radio, Film and Television (Beijing Municipal Bureau of Copyright) (the “BMPPRFT”) who confirmed that the VIEs are not required to obtain an Internet Publishing License. Our PRC legal counsel is of the view that, (i) the NRTA and the BMPPRFT are competent PRC government authorities to issue such confirmations, and (ii) as of the date of this prospectus, the VIEs are not explicitly required to obtain those licenses under current regulations and regulatory policies based on the confirmations of NRTA and BMPPRFT. However, we cannot assure that the competent PRC government authorities will not subsequently take a contrary view, especially in light of new regulatory developments. If the government authorities determine that the VIEs’ online educational content services fall within the scope of business operations that require the above-mentioned licenses or other licenses or permits, the VIEs may not be able to obtain such licenses or permits on reasonable terms or in a timely manner or at all, and failure to obtain such licenses or permits may subject us to fines, legal sanctions or an order to suspend the VIEs’ online educational content services.

Disruption to or failures of our and the VIEs’ IT infrastructure and any failure to maintain the satisfactory performance, cyber-security incidents, including data security breaches or viruses, could reduce user satisfaction and materially and adversely affect the business, reputation, financial condition and results of operations of us and the VIEs.

The proper functioning and reliability of our and the VIEs’ IT infrastructure is critical to our and the VIEs’ operations and reputation. The VIEs provide educational content to institutional customers under a B2B2C model primarily through the platforms built upon proprietary IT infrastructure. Accordingly, any errors, defects, disruptions or other performance problems with our and the VIEs’ IT infrastructure could damage our and the VIEs’ reputation, decrease user satisfaction and retention, adversely impact our and the VIEs’ ability to attract new customers and expand the VIEs’ educational content, and materially disrupt our and the VIEs’ operations. Our and the VIEs’ systems are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunication failures, undetected errors in software, computer viruses, hacking and other attempts to harm our and the VIEs’ systems. In addition, we cannot assure you that we and the VIEs will be able to timely scale up and adjust our and the VIEs’ existing technology and infrastructure to respond to system interruptions. Our and the VIEs’ computer system and operations could be vulnerable to interruptions or malfunctions due to events beyond our and the VIEs’ control, including natural disaster and telecommunications failures. If any of these occur, the business operations, reputation and prospects of us and the VIEs could be harmed.

Maintaining platform security is of critical importance to our and the VIEs’ customers because the platform stores and transmits proprietary and confidential information, which may include sensitive personally identifiable information that may be subject to stringent legal and regulatory obligations. As an online educational content provider, we and the VIEs face an increasing number of threats to our and the VIEs’ IT infrastructure, including unauthorized activity and access by our and the VIEs’ employees or third-party agents, system viruses, worms, malicious code and organized cyberattacks, which could breach our and the VIEs’ security and disrupt our and the VIEs’ business. If our and the VIEs’ security measures are breached or failed as a result of third-party action, employee error, malfeasance or otherwise, we and the VIEs could be subject to liability or our and the VIEs’ business could be interrupted, potentially over an extended period of time. Any or all of these issues could harm our and the VIEs’ reputation, adversely affect our and the VIEs’ ability to attract prospective customers.

The business, financial condition, results of operations and prospects of us and the VIEs could be adversely affected by the outbreak of a novel coronavirus.

All our and the VIEs’ offices are located in the PRC and operations are subject to the risks of coronavirus outbreak starting from early 2020. The WHO declared the outbreak as a Public Health Emergency of International Concern (PHEIC) on January 30, 2020 and further characterized COVID-19 as a pandemic on March 11, 2020. The outbreak has caused and may continue to cause disruption to regional and national economic activities and temporary closure of schools and libraries, which can affect customer activities in the affected areas and, therefore, reduce demand for our and the VIEs’ products. The outbreak has also resulted in disruptions to our and the VIEs’ business. Specifically, our IT installment services for a certain period in 2020 when lock-down measures were postponed. Although we bore no responsibility for delayed installment during the period, we cannot assure you that there will not be further negative impact on our business or relationship with such customers. Starting in February 2020 and continuing throughout April 2020, after considerable discussion, the VIEs and Tianyi Video took the mutual decision to offer the VIEs’ “Fish Learning” mobile video package to the public at no cost for the purpose of helping to spread cultural and professional knowledge among Chinese people during the outbreak of COVID-19 in accordance with policy promulgated by relevant government authorities. We are uncertain as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The impact of the COVID-19 outbreak on the local and national economies and on the industries in which we and the VIEs and our and the VIEs’ major customers operate could materially and adversely affect our and the VIEs’ business operations and financial condition. Any adverse effects on our and the VIEs’ major customers could impact their demand for our and the VIEs’ services or their ability to settle our and the VIEs’ outstanding trade receivables. If the outbreak is not effectively controlled in a short period of time, the business, financial condition, results of operations and prospects of us and the VIEs may be adversely affected as a result of the changes and any slowdown in economic growth, negative business sentiment or other factors that we cannot foresee.

We and the VIEs may face risks related to natural and other disasters, including severe weather conditions or outbreaks of health epidemics, and other extraordinary events, which could significantly disrupt our and the VIEs’ operations.

Our and the VIEs’ business could be materially and adversely affected by natural disasters, other health epidemics or other public safety concerns affecting the PRC, and particularly Beijing. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or other operation interruptions for us and our and the VIEs’ service providers, which could cause the loss or corruption of data or malfunction of software or hardware as well as adversely affect our and the VIEs’ ability and the ability of our and the VIEs’ service providers to conduct daily operations and to deliver the VIEs’ educational content. Our and the VIEs’ business could also be adversely affected if employees of us or our service providers are affected by health epidemics. In addition, our and the VIEs’ results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in China, where most of our directors and management and the majority of our and the VIEs’ employees currently reside. Most of our and the VIEs’ system hardware and back-up systems are hosted in facilities located in China, and most of our and the VIEs’ service providers are located in China. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect China, our and the VIEs’ operation may experience material disruptions, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs.

A severe and prolonged global economic recession and the slowdown in the Chinese economy may adversely affect the business and results of operations of us and the VIEs.

COVID-19 had a severe and negative impact on the Chinese and the global economy in the first half of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. In addition to the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China’s gross domestic product (GDP) growth was slowing down in recent years. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect the business, results of operations and financial condition of us and the VIEs.

The VIEs may not be able to convert trial users of the VIEs’ online learning platforms to paying users of our educational content.

As an industry norm, the VIEs allow institutional users to begin using the VIEs’ online learning platforms on a trial basis free of charge for a period ranging from three to six months. We believe that this trial mechanism helps attract users to use the VIEs’ products and services. However, historically, a substantial number of potential customers to whom the VIEs have extended use of online learning platform products on a trial basis, have not converted into new paying users (either as subscribers, licensing customers, or end customers of the VIEs’ licensing customers) for the VIEs’ educational content. While the VIEs intend to increase the conversion of the higher education institution trial users to paying users, the VIEs may not be able to do so due to a variety of reasons, many of which are outside of the VIEs’ control. The VIEs may face increased dissatisfaction from trial users if the VIEs’ services fail to meet their expectations, increased pricing pressure from the VIEs’ existing paying users and increased competitive pressure from the VIEs’ competitors if they were to offer their trial users a longer period of trial use of their services. These factors may cause the conversion of the VIEs’ trial users to paying users to further decrease, which may adversely affect the prospects, business, financial condition, results of operations and reputation of us and the VIEs.

Customers may decide not to continue subscribing to or licensing the VIEs’ educational content for a number of reasons, including a perceived lack of improvement in their professional skills or general dissatisfaction with the VIEs’ educational content offerings, which may adversely affect the business, financial condition, results of operations and reputation of us and the VIEs.

The success of the VIEs’ educational content business depends on the VIEs’ ability to deliver diversified learning experiences and help users achieve their learning objectives. The VIEs may not always be able to meet the VIEs’ users’

expectations in terms of improvement of professional skills due to a variety of reasons, many of which are outside of the VIEs’ control. The VIEs may face increased user dissatisfaction due to their perceptions of the VIEs’ failure to help them achieve their anticipated learning goals, users’ overall dissatisfaction with the diversity of the VIEs’ educational content offerings, as well as changing views of the value of the qualifications they are pursuing through taking the VIEs’ courses. These factors may contribute to reduced user engagement and increased challenges in attracting prospective subscribers or licensees of the VIEs’ educational content offerings, all of which may adversely affect the prospects, business, financial condition, results of operations and reputation of us and the VIEs.

The demand for the VIEs’ mobile application content data business might decline with 5G networks are being made available to the public in China

The VIEs have developed a mobile application content data business system which is also known as “Mobile Application Content Oriented Data Business System Software”, containing a built-in software development kit (SDK), through which mobile applications and content providers can provide their users access to targeted data plans provided by China Unicom. We expect that the VIEs’ targeted data plan services will gradually be less attractive going forward as 5G networks are being made available to the public resulting in decreases in mobile data charges, and that revenue contribution from the provision of mobile application content data business system services is expected to decrease going forward as a result of decreasing demand.

Our and the VIEs’ suppliers’ delay in delivery of equipment may harm our business and financial results.

We and the VIEs maintain contractual cooperation with selected third-party suppliers for the provision of key equipment used to support our services. Such suppliers may fail to meet timelines or contractual obligations or provide us and the VIEs with sufficient equipment, which may adversely affect our business. To the extent the suppliers experience any difficulties in providing us or the VIEs with or developing necessary equipment in accordance with contracts, we could simultaneously experience delays in completing services to our and the VIEs’ clients. Any delay in the manufacturing and delivery of our and the VIEs’ equipment, could subject us and the VIEs to clients’ complaints and may materially and adversely affect our and the VIEs’ reputation, clients’ demand for related products and services and growth prospects. Any of the foregoing may materially and adversely affect our and the VIEs business, financial condition and results of operations.

If we and the VIEs fail to effectively identify, pursue and consummate strategic alliances or acquisitions, our and the VIEs’ ability to grow and to achieve profitability could be impacted.

We and the VIEs may from time to time engage in evaluations of, and discussions with, possible domestic and international acquisition or alliance candidates. We and the VIEs may not be able to identify suitable strategic alliances or acquisition opportunities, complete such transactions on commercially favorable terms, or successfully integrate business operations, infrastructure and management philosophies of acquired businesses and companies. There may be particular complexities, regulatory or otherwise, associated with further expansion into new markets, and our strategies may not succeed beyond our and the VIEs’ current markets. If we and the VIEs are unable to effectively address these challenges, our and the VIEs’ ability to execute acquisitions as a component of our long-term strategy will be impaired, which could have an adverse effect on our and the VIEs’ growth.

Our success depends on the continuing efforts of our senior management team.

We and the VIEs depend on the continued contributions of our senior management and other key employees, including, in particular, Mr. Yong Hu, our executive director. The loss of the services of any of our senior management or other key employees could harm our and the VIEs’ business. Competition for qualified talents in China is intense. If one or more of our senior management or other key employees are unable or unwilling to continue in their present positions, we and the VIEs may not be able to find replacements in a timely manner, or at all, and our and the VIEs’ business may be disrupted. Moreover, if any member of our senior management team or any of our and the VIEs’ other key personnel joins a competitor or forms or invests in a competing business, we and the VIEs may lose customer base and other key sales and marketing personnel to our and the VIEs’ competitors. Our future success is also dependent on our and the VIEs’ ability to attract a significant number of qualified employees and retain existing key employees. If we and the VIEs are unable to do so, our and the VIEs’ business and growth may be materially and adversely affected. Our and the VIEs’ need to significantly increase the number of our and the VIEs’ qualified employees and retain key employees may cause us to materially increase compensation-related costs, including share-based compensation, if any.

If we fail to maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures and we were never required to evaluate our internal controls within a specified period of time. As a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal controls over financial reporting.

In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2020 and 2021, we and our independent registered public accounting firm identified a material weakness and other deficiencies in our internal control over financial reporting as of December 31, 2021. According to the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel to formalize and implement key controls over the financial reporting process to prepare, review and report financial information based on the U.S. GAAP and SEC reporting requirements. The material weakness, if not remediated timely, may lead to material misstatements in the consolidated financial statements in the future.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

We have implemented a number of measures to address the material weakness that was identified. We will hire additional qualified accounting and financial reporting personnel with working experience relating to U.S. GAAP and SEC reporting requirements. We have also established clear roles and responsibilities for accounting and financial reporting personnel to address accounting and financial reporting issues. Furthermore, we will adopt formalized procedures and controls regarding the financial reporting process and will establish an ongoing program to provide sufficient and appropriate training for accounting and financial reporting personnel. However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that they will be fully remediated in a timely manner. Our failure to correct the material weakness identified or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting commencing with our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate the financial statements from prior periods.

We and the VIEs may from time to time be subject to infringement claims relating to intellectual properties of third parties.

We cannot assure you that the VIEs’ educational content and our IT technologies and platforms do not or will not infringe upon copyrights or other intellectual property rights held by third parties. We and the VIEs may encounter disputes from time to time over rights and obligations concerning intellectual properties, and we and the VIEs may not prevail in those disputes. The VIEs acquired licensing rights from third party content providers for a certain portion of the VIEs’ educational content offerings. If the VIEs’ rights to such educational content are disputed or if the VIEs lose such rights, the VIEs may be forced to remove the disputed content from the offerings as well as pay certain penalties. In this case, the business, financial condition, results of operations and reputation of us and the VIEs would be materially and adversely affected.

We and the VIEs have adopted policies and procedures to prohibit our and the VIEs’ employees from infringing upon third-party copyright or intellectual property rights. However, we and the VIEs cannot ensure that they will not, against our and the VIEs’ policies, use third-party copyrighted materials or intellectual property without proper authorization in our and VIEs’ platforms or via any medium through which we and the VIEs provide our and the VIEs’ services. The VIEs may incur liability for unauthorized duplication or distribution of materials posted on the VIEs’ online platforms or mobile applications. We and the VIEs may be subject to claims against us alleging our and the VIEs’ infringement of third-party intellectual property rights in the future. Any such intellectual property infringement claim could result in costly litigation and divert our management attention and resources, which in turn could adversely affect the business, financial condition and prospects of us and the VIEs.

We cannot assure you that the VIEs will not be subject to liability claims for any inappropriate or illegal content in the VIEs’ educational content offerings, which could cause us and the VIEs to incur legal costs and damages our and the VIEs’ reputation.

Although the VIEs implement various content monitoring procedures, we cannot assure you that there will be no inappropriate or illegal content included in the VIEs’ educational content or applications and websites. In addition, the VIEs’ quiz questions designed internally based on the VIEs’ understanding of the relevant examination requirements may be investigated by the regulatory authorities. The VIEs may face civil, administrative or criminal liability or legal or regulatory sanctions, such as requiring us to restrict or discontinue the VIEs’ content, products or services, if an individual or corporate, governmental or other entity believes that any of the VIEs’ educational content or content displayed on the VIEs’ applications and websites violates any laws, regulations or governmental policies or infringes upon its legal rights. Even if such a claim were not successful, defending such a claim may cause us to incur substantial costs. Moreover, any accusation of inappropriate or illegal content in the VIEs’ educational content offerings or the VIEs’ applications and websites could lead to significant negative publicity, which could harm the reputation, business, financial condition and results of operations of us and the VIEs.

If we and the VIEs fail to protect our and the VIEs’ intellectual property rights, our and the VIEs’ brand and business may suffer.

We and the VIEs rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our and the VIEs’ intellectual property rights. Although we and the VIEs seek to obtain copyright or patent protection for our and the VIEs’ intellectual property when applicable, it is possible that we and the VIEs may not be able to do so successfully or that the copyright or patent we and the VIEs have obtained may not be sufficient to protect all of our and the VIEs’ intellectual property rights. In particular, the VIEs rely, to the great extent, upon the VIEs’ educational content developed in-house, including videos the VIEs recorded, short animated clips, quiz collections, and reports, to provide diversified educational content. Despite our and the VIEs’ efforts to protect our and the VIEs’ proprietary educational content and other intellectual property rights, unauthorized parties may attempt to copy or duplicate our and the VIEs’ intellectual property or otherwise use our and the VIEs’ intellectual properties without obtaining our and the VIEs’ consent. Monitoring unauthorized use of our and the VIEs’ intellectual property is difficult and costly, and we cannot be certain that the steps we and the VIEs have taken will effectively prevent misappropriation of our and the VIEs’ intellectual properties. If we and the VIEs are not successful in protecting our and the VIEs’ intellectual property rights, the business and results of operations of us and the VIEs may be adversely affected.

The recognition of our and the VIEs’ brand may be adversely affected by any negative publicity concerning us and our and the VIEs’ business, shareholders, affiliates, directors, officers, and other employees and other workers supplied by third parties, as well as the industry in which we and the VIEs operate, regardless of its accuracy, that could harm our and the VIEs’ reputation and business.

We believe that the market recognition of our and the VIEs’ brand has significantly contributed to the success of our and the VIEs’ business and that maintaining and enhancing our and the VIEs’ brand recognition is critical to sustaining our and the VIEs’ competitive advantages. Negative publicity about us and our and the VIEs’ business, shareholders, affiliates, directors, officers, and other employees and other full-time and part-time workers supplied by third parties, as well as the industry in which we and the VIEs operate, can harm the recognition of our and the VIEs’ brand. Negative publicity, regardless of merits, could be related to a wide variety of matters, including but not limited to:

•        alleged misconduct or other improper activities committed by our and the VIEs’ end users or our and the VIEs’ shareholders, affiliates, directors, officers, instructors and other employees and other full-time and part-time workers supplied by third parties, including misrepresentation made by our and the VIEs’ employees or full-time and part-time workers supplied by third parties during sales and marketing activities, and other fraudulent activities to artificially inflate the popularity of our and the VIEs’ products and services;

•        false or malicious allegations or rumors about us or our and the VIEs’ business, shareholders, affiliates, directors, officers, instructors and other employees and tutors and other workers supplied by third parties;

•        complaints by the VIEs’ college student users about and the VIEs’ education content offerings;

•        refund disputes of subscription fees between us and the VIEs’ end users;

•        security breaches of private user or transaction data;

•        employment-related claims relating to alleged employment discrimination, wage and hour violations; and

•        governmental and regulatory investigations or penalties resulting from our and the VIEs’ failure to comply with applicable laws, regulations and policies, including those to be adopted by the government for applying more stringent social, ethical and environmental standards

In addition to traditional media, there has been an increasing use of social media platforms and similar technologies in China, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our and the VIEs’ business, shareholders, affiliates, directors, officers and other employees and other workers supplied by third parties, may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect or misleading information cannot be completely eliminated or mitigated and may materially harm the recognition of our and the VIEs’ brand, reputation, business, financial condition and results of operations.

If our and the VIEs’ security measures are breached or failed and result in unauthorized disclosure or unintended leakage of data, we and the VIEs could lose existing clients, fail to attract new clients and be exposed to protracted and costly litigation.

Maintaining platform security is of critical importance to us because we and the VIEs store and transmit proprietary and confidential information, including IP addresses and users’ telephone numbers, which is primarily stored in our and the VIEs’ digital database. To ensure the confidentiality and integrity of our and the VIEs’ data, we and the VIEs maintain a comprehensive and rigorous data security program. For example, we and the VIEs have implemented some data encryption measures to ensure secured storage and transmission of data, and prevent any unauthorized access or use of the data of our and the VIEs’ users. See “Business — Data Privacy and Security.” These measures, however, may not be as effective as we anticipate. As an online educational content service provider, we and the VIEs face an increasing number of threats to our and the VIEs’ platform and computer systems, including unauthorized activity and access, system viruses, worms, malicious code, denial of service attacks, phishing attacks, and organized cyberattacks, any of which could breach our and the VIEs’ security and disrupt our and the VIEs’ platform and technology infrastructure. The techniques used by computer hackers and cyber criminals to obtain unauthorized access to data or to sabotage computer systems change frequently and generally are not detected until after an incident has occurred. We and the VIEs have implemented certain safeguards and processes to thwart hackers and protect the data in our and the VIEs’ platform and computer systems. If the unauthorized access to users’ data is detected by our and the VIEs’ security program, we and the VIEs will be informed and take measures to block the skeptical access. However, our and the VIEs’ efforts to maintain the security and integrity of our and the VIEs’ platform, and the cybersecurity measures taken by our and the VIEs’ third-party service providers may be unable to anticipate, detect or prevent all attempts to compromise our and the VIEs’ systems. If our and the VIEs’ security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, it could result in the loss or misuse of or authorized third-party access to proprietary and confidential student, teacher, parent, employee and company information, which could subject us to liability, interrupt our and the VIEs’ business or adversely affect our and the VIEs’ reputation, potentially over an extended period of time.

Increased regulation of data utilization practices, including self-regulation, under existing laws that limit our and the VIEs’ ability to collect, transfer and use data, could have an adverse effect on our and the VIEs’ business. If we and the VIEs were to disclose data about our and the VIEs’ clients in a manner that was objectionable to them, our and the VIEs’ business reputation could be adversely affected, and we and the VIEs could face potential legal claims that could impact our and the VIEs’ operating results. Failure to comply with these obligations could subject us to liability, and to the extent that we and the VIEs need to alter our and the VIEs’ business model or practices to adapt to these obligations, we and the VIEs could incur additional expenses.

Any of these issues could harm our and the VIEs’ reputation and adversely affect our and the VIEs’ ability to attract clients. Further, any reputational damage resulting from breach of our security measures could create distrust of us and the VIEs by prospective clients or investors. We and the VIEs may be required to expend significant additional resources to protect us against the threat of security measures breaches or to alleviate problems caused by such disruptions or breaches.

We and the VIEs may be subject to regulatory actions or legal proceedings in the ordinary course of our and the VIEs’ business. If the outcomes of these regulatory actions or legal proceedings are adverse to us, it could have a material adverse effect on the business, results of operations, and financial condition of us and the VIEs.

We and the VIEs may be subject to regulatory actions, litigation, disputes or claims of various types brought by relevant regulatory authorities or our and the VIEs’ competitors, users, content creators, employees, or other third parties against us in the ordinary course of our and the VIEs’ business. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage our and the VIEs’ reputation, evolve into litigations or otherwise have a material adverse impact on our and the VIEs’ reputation and business. Litigation is expensive, may subject us to the risk of significant damages, requires significant managerial resources and attention, and could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations. The outcomes of actions we and the VIEs institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our and the VIEs’ reputation, which may adversely affect our and the VIEs’ user base.

We and the VIEs obtain most of our and the VIEs’ projects of educational content provided to institutional customers and IT related solution services through a tender process, and we and the VIEs submit our tender quotes based on estimated cost for each project. The VIEs also sell a small portion of educational content through a third party agent. If the actual cost exceeds our and VIEs’ estimate in tendering projects or we and the VIEs are unable to maintain an effective business relationship with the third party agent, the financial condition and results of operations of us and the VIEs will be adversely affected.

We and the VIEs derive a significant portion of the revenue from provision of IT solution services and sale of educational content, primarily serving educational institutions and other institutional customers. These educational institutions and other institutional customers typically bundle their needs for IT solution services and educational content together as one project and conduct a tender process to select one service provider for the entire project. In such a tender process, each bidder is required to submit a quote for the project based in part on their estimated cost for the project. We and the VIEs estimate our and the VIEs’ expected cost for each project on the basis of available information about the project, costs of labor and raw materials, procurement cost of equipment and ancillary components, and expenses we and the VIEs expect to incur in connection with the project. However, any of these factors may change during the process of the project, which may result in us incurring higher costs than we and the VIEs anticipated. Once our and the VIEs’ tender quote is submitted and accepted for a project, we and the VIEs will not be able to increase our and the VIEs’ quote and pass on any additional costs to the customers. In addition, there is uncertainty that the agreements or business contracts we and the VIEs finally entered with customers may contain unfavorable terms to us, which may also result in us incurring higher costs. As a result, if the actual cost for a project ends up being higher than the estimated cost in our and the VIEs’ quote, we and the VIEs will have to pay for the difference ourselves, which will result in an adverse impact on the financial condition and results of operation of us and the VIEs.

During the years ended December 31, 2020 and 2021, the VIEs entered into promotion and distribution agreements with a third party agent to promote and sell certain of the VIEs’ educational content to higher education institutions and public libraries in Chongqing and Guangxi Zhuang Autonomous Region. There is no assurance that the VIEs are able to renew the distribution agreements with such third party agent on favorable terms or at all or such agent will continue to place orders with us. These events may occur if the VIEs fail to maintain good business relationship with the agent or it may switch to distribute similar products from our competitors, which are capable of providing them with more preferential terms. If such event occurs, the VIEs may incur more costs to identify and appoint replacement agent or sell the products ourselves, the financial condition and results of operations of us and the VIEs could be adversely affected.

The VIEs’ higher education institution customers rely on government funding to pay for the VIEs’ services. If the PRC government reduces its expenditures on education, in particular its funding for higher education institutions, the business, financial condition and results of operations of us and the VIEs would be materially and adversely affected.

Many of the customers for our IT related solution services and the VIEs’ sale of educational content under a B2B2C model are public higher education institutions in China, which rely on PRC government funding for almost all of their capital expenditures and operational expenses. If the PRC government takes a policy shift and decides to reduce its expenditures on education, in particular its funding for public higher education institutions, the VIEs’ customers would lose some or all of their financial resources to purchase the VIEs’ services and products. As a result, orders for our IT related solution services and the VIEs’ educational content may decrease, in which case the business, financial condition and results of operations of us and the VIEs would be materially and adversely affected.

The success and future growth of our and the VIEs’ business will be affected by acceptance of institutional clients and individual end users and market trends in integration of technology and education.

We and the VIEs operate at the intersection of the education and technology industries, and our and the VIEs’ business model features integrating technology closely with education to provide a more efficient and engaging learning experience. However, the integration of technology and education remains a relatively new concept in China, and there are limited proven methods to project users’ demand or preference or available industry standards on which we and the VIEs can rely. Despite the growing adoption of institutional clients of the VIEs’ educational database and online learning platforms, there is no guarantee that it will also be well received by the broader education and teaching community. In addition, even with the proliferation of internet and mobile devices in China, we believe that some of the VIEs’ target customers may still be inclined to choose traditional and face-to-face lessons and paper materials over online educational videos and content as they find the former more reliable. We cannot assure you that our and the VIEs’ products and services will continue to be attractive to our and the VIEs’ institutional and individual customers in the future. If the VIEs’ educational content services, which utilize data insights and technology, become less appealing to the VIEs’ institutional clients and individual end users, the business, financial condition and results of operations of us and the VIEs could be materially and adversely affected.

A significant portion of our and the VIEs’ income is contributed by a limited number of clients. If we and the VIEs cannot retain these clients for any reason or expand our and VIEs’ client base, our and VIEs’ income may decrease and the financial condition and results of operations of us and the VIEs may be materially and adversely affected.

For the year ended December 31, 2021, our and the VIEs’ top three customers account for 33%, 14% and 13% of total revenue from us and the VIEs, respectively. For the year ended December 31, 2020, our and the VIEs’ top three customers account for 27%, 13% and 11% of total revenue from us and the VIEs, respectively. Although we and the VIEs plan to continue to expand our and the VIEs’ client base, launch more products and solutions, and generate income from a wider range of clients, we cannot guarantee you that we and the VIEs will be able to succeed or that such client concentration will decrease. If we and the VIEs fail to retain our and the VIEs’ top clients, our and the VIEs’ overall income may decrease and the financial condition and results of operations of us and the VIEs may be materially and adversely affected.

We and the VIEs may be the subject of detrimental conduct by third parties such as our and the VIEs’ competitors, including complaints to regulatory agencies and the public dissemination of malicious assessments of our and the VIEs’ business, which could have a negative impact on our and the VIEs’ reputation and cause us to lose market share, customers and revenues, and adversely affect the price of our Shares.

We and the VIEs, in the future, may be, the target of anti-competitive, harassing or other detrimental conduct by third parties including our and the VIEs’ competitors. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding the operations, accounting, business relationships, business prospects and business ethics of us and the VIEs. Additionally, allegations, directly or indirectly against us, may be posted online by anyone, whether or not related to us, on an anonymous basis. We and the VIEs may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we and the VIEs will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our and the VIEs’ reputation may also be materially negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our and the VIEs’ business, which in turn may cause us to lose students and revenues, and adversely affect the price of our Shares.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our and the VIEs’ employees are based. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. During the years ended December 31, 2020 and 2021, we and the VIEs failed to make full contribution to the social insurance plans and housing provident fund for some of our and the VIEs’ employees based on their actual wages. For 2020 and 2021, the aggregate amount of outstanding contributions which should have been made were approximately RMB0.5 million and RMB0.7 million (US$0.1 million), respectively. For those subsidiaries which we have disposed of in 2018, they failed to pay sufficient contributions to the social insurance and housing provident fund of RMB0.1 million for 2018.

In respect of the social insurance, our PRC legal counsel has advised that, if an enterprise fails to pay the full amount of the social insurance contributions as legally required, the social insurance authority may order it to pay the outstanding amount of the social insurance contributions within a prescribed time limit and may impose a late fee at a daily rate of 0.05% of the outstanding amount, accruing from the date when the social insurance contributions were due. If the enterprise still fails to make such payment within the prescribed time, the social insurance authority may further impose an additional fine ranging from one to three times of the total outstanding balance. In respect of the housing provident fund, our PRC legal counsel has advised that, if an enterprise fails to pay the full amount of the housing provident fund contributions as legally required, the housing provident fund authority may order it to pay the outstanding amount of the housing provident fund within a prescribed time limit. If the enterprise still fails to make such payment within the prescribed time, the housing provident fund authority may apply for an order from the relevant people’s courts to make such payment. During the years ended December 31, 2020 and 2021, the VIEs have received several written letters issued by local human resources and social security bureau confirming that no acts of violation in labor laws and regulations have been found and no administrative penalties have been imposed by relevant PRC governmental authorities. And the VIEs have not received any notification from the PRC governmental authorities requiring us to pay any outstanding amount of the social insurance and housing provident fund contributions. In addition, we have obtained an undertaking from our controlling shareholder to indemnify us against any loss arising from our and the VIEs’ failure to make adequate contributions to the social insurance and housing provident fund. However, if are subject to late fees or fines in relation to the underpaid employee benefits, the financial condition and results of operations of us and the VIEs may be adversely affected.

Increases in labor costs in the PRC may adversely affect the business and results of operations of us and the VIEs.

The currently effective PRC Labor Contract Law was first adopted on June 29, 2007 and later amended on December 28, 2012. The PRC Labor Contract Law has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the PRC Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we and the VIEs need to significantly reduce our and the VIEs’ workforce, the PRC Labor Contract Law could adversely affect our and the VIEs’ ability to do so in a timely and cost-effective manner, and our and the VIEs’ results of operations could be adversely affected. In addition, for certain employees whose employment contracts include non-competition terms, the PRC Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our and the VIEs’ operating expenses.

We expect that our and the VIEs’ labor costs, including wages and employee benefits, will continue to increase. Unless we and the VIEs are able to pass on these increased labor costs to our and the VIEs’ customers by increasing the prices of our and the VIEs’ products and services, the financial condition and results of operations of us and the VIEs would be materially and adversely affected.

We and the VIEs currently do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we and the VIEs do not have any business liability or disruption insurance to cover our and the VIEs’ operations. We and the VIEs have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our and the VIEs’ incurring substantial costs and the diversion of resources, which could have an adverse effect on the results of operations and financial condition of us and the VIEs.

Risks Related to Corporate Structure

Jianzhi Education is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Beijing Sentu. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIEs. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for the majority of our and the VIEs’ operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Beijing Sentu and, consequently, significantly affect the financial condition and results of operations of Jianzhi Education. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Beijing Sentu, which may materially and adversely affect our and the VIEs’ operations and the value of your investment.

Current PRC laws and regulations impose certain restrictions and prohibitions on foreign ownership of companies that engage in radio and television program production and operation business and value-added telecommunications business. Specifically, foreign ownership of a company providing value-added telecommunications services may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business.

We are a company incorporated under the laws of the Cayman Islands, and Jianzhi Beijing, our indirect wholly-owned PRC subsidiary, is considered a foreign-invested enterprise. In light of the above mentions, it is illegal for us to control them through our subsidiaries or independently operate our and the VIEs’ business of educational content services and mobile media services as they constitute radio and television program production and operation services and value-added telecommunications services. As such, Jianzhi Beijing, our WFOE, entered into the Contractual Arrangements with Beijing Sentu, the VIE Entity, and its shareholders. These agreements include: (i) an exclusive business cooperation agreement, which enables us to receive substantially all of the economic benefits of Beijing Sentu, (ii) powers of attorney and an equity pledge agreement, which provide us with control over Beijing Sentu, and (iii) an exclusive option agreement, which provides us with the option to purchase all of the equity interests in Beijing Sentu. The conditions we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. Only if we meet the aforementioned conditions for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP, we will be deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries will be treated as our consolidated affiliated entities for accounting purposes.

As the Contractual Arrangements that establish the structure for operating our and the VIEs’ business in the PRC have not been tested in any of the PRC courts, if the Contractual Arrangements are found to be in violation of any existing or any PRC laws or regulations in the future, or the PRC government finds that we, or any of the VIEs fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the MIIT, MOFCOM and STA, would have broad discretion in dealing with such violations, including:

•        revoking the business and operating licenses;

•        discontinuing or restricting the operations;

•        imposing fines or confiscating any of the income from us and the VIEs that they deem to have been obtained through illegal operations;

•        requiring us to restructure our and the VIEs’ operations in such a way as to compel us to establish new entities, re-apply for the necessary licenses or relocate our and the VIEs’ business, staff and assets;

•        imposing additional conditions or requirements with which we and the VIEs may not be able to comply;

•        restricting or prohibiting the use of proceeds from the initial public offering or other financing activities to finance our and the VIEs’ business and operations in the PRC; or

•        taking other regulatory or enforcement actions that could be harmful to our and the VIEs’ business.

Any of these actions could cause significant disruption or result in a material change to our and the VIEs’ business operations, and may materially and adversely affect our and the VIEs’ business, financial condition and results of operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Beijing Sentu and its subsidiaries in our (including the VIEs’) consolidated financial statements, if the PRC governmental authorities find the VIEs’ legal structure and Contractual Arrangements to be in violation of PRC laws, rules and regulations. If any of these penalties results in our inability to direct the activities of Beijing Sentu or its subsidiaries that most significantly impact its economic performance and/or our failure to receive the economic benefits from Beijing Sentu or its subsidiaries, we may not be able to consolidate Beijing Sentu and/or its subsidiaries into our (including the VIEs’) consolidated financial statements in accordance with U.S. GAAP. If we are unable to claim our right to control the assets of the VIEs, the ADSs may decline in value or become worthless.

We rely on contractual arrangements with Beijing Sentu and its shareholders for our and the VIEs’ operations in China, which may not be as effective in providing operational control as direct ownership, and Beijing Sentu’s shareholders may fail to perform their obligations under the contractual arrangements.

Due to the restrictions or prohibitions on foreign ownership of radio and television program production and operation business and value-added telecommunications business in the PRC under PRC laws, we and the VIEs operate a portion of the business in the PRC through the VIEs, in which we have no direct ownership interest. As such, Jianzhi Beijing, our WFOE, entered into the Contractual Arrangements with Beijing Sentu, the VIE Entity, and its shareholders. These agreements include: (i) an exclusive business cooperation agreement, which enables us to receive substantially all of the economic benefits of Beijing Sentu, (ii) powers of attorney and an equity pledge agreement, which provide us with control over Beijing Sentu, and (iii) an exclusive option agreement, which provides us with the option to purchase all of the equity interests in Beijing Sentu. The conditions we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. Only if we meet the aforementioned conditions for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP, we will be deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries will be treated as our consolidated affiliated entities for accounting purposes.

Although we have been advised by our PRC legal counsel, that our Contractual Arrangements constitute valid and binding obligations enforceable against each party of such agreements in accordance with their terms, the Contractual Arrangements may not be as effective in providing control over Beijing Sentu as direct ownership. If we had direct ownership of Beijing Sentu, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Beijing Sentu, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Beijing Sentu and its shareholders of their obligations under the contracts to exercise control over Beijing Sentu. The shareholders of Beijing Sentu may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of business through the contractual arrangements with Beijing Sentu. All of these Contractual Arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these Contractual Arrangements will be resolved through arbitration or litigation in the PRC. However, the legal system in the PRC is not as developed as in other jurisdictions, such as the United States. The Contractual Arrangements that establish the structure for operating our and the VIEs’ business in the PRC have not been tested in any of the PRC courts and there are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the outcome of arbitration or litigation. These uncertainties could limit our ability to enforce these Contractual Arrangements. In the event we are unable to enforce these Contractual Arrangements or we experience significant delays or other obstacles in the process of enforcing these Contractual Arrangements, we may not be able to exert control over the VIEs and may lose control over the assets owned by Beijing Sentu. Our control over the VIEs is limited to the aforementioned conditions we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Therefore, our contractual arrangements with Beijing Sentu may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be. Our financial performance may be adversely and materially affected as a result and we may not be eligible to consolidate the financial results of the VIEs into our (including the VIEs’) consolidated financial results.

The shareholders of Rongde Times and Beijing Zhongsi and individual shareholders of Beijing Sentu may have conflicts of interests with us, which may materially and adversely affect our and the VIEs’ business.

We have designated individuals who are PRC nationals to be the shareholders of Rongde Times and Beijing Zhongsi and individual shareholders of Beijing Sentu. These individuals may have conflicts of interest with us. As of December 31, 2021, Beijing Sentu was owned by Rongde Times as to 54.79%, which is beneficially owned by Ms. Peixuan Wang and her spouse, by Beijing Zhongsi as to 22.99%, which is beneficially owned by Ms. Jingru Li and six other individuals, by Mr. Li Meiliang as to 19.16% and by Mr. Jinbiao Li as to 3.06%. Conflicts of interest may arise between the roles of Ms. Peixuan Wang, as director and/or senior management of our Company and as shareholders of Rongde Times, individual shareholders of Beijing Sentu as well as director and/or senior management of the VIEs.

We rely on these individuals to abide by the laws of the Cayman Islands which impose fiduciary duties upon directors and officers of our Company. Such duties include the duty to act bona fide in what they consider to be in the best interest of our Company as a whole and not to place themselves in a position in which there is a conflict between their duties to our Company and their personal interests. On the other hand, PRC laws also provide that a director or a management officer owes a loyalty and fiduciary duty to the company he or she directs or manages. We cannot assure you that when conflicts arise, shareholders of Rongde Times and Beijing Zhongsi and individual shareholders of Beijing Sentu will act in the best interest of our Company or that conflicts will be resolved in our favor. These individuals may breach or cause Beijing Sentu to breach the Contractual Arrangements. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our and the VIEs’ operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by the VIEs that are material to our and the VIEs’ business operations if the VIEs declare winding up or become subject to a dissolution or liquidation proceeding.

The VIEs hold certain assets that are important to our operations, including permits, domain names and IP rights, among others. Under Contractual Arrangements, the Registered Shareholders may not voluntarily liquidate the VIEs or approve them to sell, transfer, mortgage or dispose of their assets or legal or beneficial interests exceeding certain threshold in the business in any manner without our prior consent. However, in the event that the Registered Shareholders breach this obligation and voluntarily liquidate the VIEs, or the VIEs declare winding up, or all or part of their assets become subject to liens or rights of third-party creditors, we and the VIEs may be unable to continue some or all of our and the VIEs’ operations, which could materially and adversely affect our and the VIEs’ business, financial condition and results of operations. Furthermore, if the VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of its assets, hindering our and the VIEs’ ability to operate our and the VIEs’ business, which could materially and adversely affect our and the VIEs’ business, financial condition and results of operations. We do not have priority pledges and liens against the assets of the VIEs. If Beijing Sentu undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on the assets of Beijing Sentu. If Beijing Sentu liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by Beijing Sentu to Jianzhi Beijing under the applicable agreement(s).

If we exercise the option to acquire equity ownership and assets of Beijing Sentu, the ownership or asset transfer may subject us to certain limitations and substantial costs.

According to the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (the “FITE Regulations”), foreign investors are not allowed to hold more than 50% of the equity interests in a company providing value-added telecommunications services. In addition, the main foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in and a proven track record of operating value-added telecommunications businesses overseas (the “Qualification Requirements”). Currently none of the applicable PRC laws, regulations or rules provides clear guidance or interpretation on the Qualification Requirements. Although we and the VIEs have taken many measures to meet the Qualification Requirements, we and the VIEs still face the risk of not satisfying the requirements promptly. If the PRC laws allow foreign investors to invest in value-added telecommunications enterprises in the PRC in the future, we may not be able to unwind the Contractual Arrangements before we are able to comply with the Qualification Requirements. Consequently, we may be ineligible to operate the VIEs’ value-added telecommunication enterprises directly and may be forced to suspend the operations if the Contractual Arrangements are considered as invalid, which could materially and adversely affect the business, financial condition and results of operations of us and the VIEs.

Pursuant to the Contractual Arrangements, Jianzhi Beijing or its designated person(s) has the irrevocable and exclusive right to purchase all or any part of the equity interests in Beijing Sentu from the Registered Shareholders at any time and from time to time in Jianzhi Beijing’s absolute discretion to the extent permitted by PRC laws. The consideration for the equity ownership shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the capital contribution in relation to the equity interests while the consideration for the assets shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the net book value of the assets.

The equity transfer may be subject to the approvals from, or filings with, the MIIT, MOFCOM and SAMR and/or their local competent branches. In addition, the equity transfer price may be subject to review and tax adjustment by the relevant tax authorities. The equity transfer price to be received by Beijing Sentu under the Contractual Arrangements may also be subject to enterprise income tax, and such tax amounts could be substantial. Accordingly, in the event that we exercise the option to acquire equity ownership and/or assets of Beijing Sentu, substantial costs may be incurred, which may adversely and materially affect our and the VIEs’ financial performance.

Certain terms of the Contractual Arrangements may not be enforceable under PRC laws.

The Contractual Arrangements provide for dispute resolution by way of arbitration in accordance with the arbitration rules of the China International Economic and Trade Arbitration Commission in Beijing, the PRC. The Contractual Arrangements contain provisions to the effect that the arbitral body may award remedies over the equity interests and/or assets of Beijing Sentu, injunctive relief and/or winding up of Beijing Sentu. In addition, the Contractual Arrangements contain provisions to the effect that courts in Hong Kong and the Cayman Islands are empowered to grant interim remedies in support of the arbitration pending the formation of an arbitral tribunal. However, we have been advised by our PRC legal counsel that the above-mentioned provisions contained in the Contractual Arrangements may not be enforceable. Under PRC laws, an arbitral body does not have the power to grant any injunctive relief or provisional or final winding-up order to preserve the assets of or any equity interest in Beijing Sentu in case of disputes. Therefore, such remedies may not be available to us, notwithstanding the relevant contractual provisions contained in the Contractual Arrangements. PRC laws allow an arbitral body to award the transfer of assets of or equity interests in Beijing Sentu in favor of an aggrieved party. In the event of non-compliance with such award, enforcement measures may be sought from the court. However, the court may or may not support the award of an arbitral body when deciding whether to take enforcement measures. Under PRC laws, courts of judicial authorities in the PRC generally would not grant injunctive relief or the winding-up order against Beijing Sentu as interim remedies to preserve the assets or equity interests in favor of any aggrieved party. Our PRC legal counsel is also of the view that, even though the Contractual Arrangements provide that courts in Hong Kong and the Cayman Islands may grant and/or enforce interim remedies or in support of arbitration, such interim remedies (even if so granted by courts in Hong Kong or the Cayman Islands in favor of an aggrieved party) may not be recognized or enforced by PRC courts. As a result, in the event that Beijing Sentu or any of the Registered Shareholders breaches any of the Contractual Arrangements, we may not be able to obtain sufficient remedies in a timely manner or at all, and our ability to exert control over Beijing Sentu subject to the conditions we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP and conduct the VIEs’ educational content service and other services businesses could be materially and adversely affected. The conditions we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of the current corporate structure, corporate governance and business operations of us and the VIEs.

On March 15, 2019, the Foreign Investment Law was formally adopted by the National People’s Congress, or the NPC, which became effective from January 1, 2020 and replaced the Law on Sino-Foreign Equity Joint Ventures, the Law on Sino-Foreign Contractual Joint Ventures and the Law on Foreign-Capital Enterprises to become the legal foundation for foreign investment in the PRC. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law is formulated to establish regulatory principles to foreign investment within the PRC, aiming to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. Much detailed laws, regulations and rules relating to foreign investments are to be enacted by relevant regulatory authorities. As such, there are uncertainties regarding the evolution of the regulatory regime and the interpretation and implementation of current and any future PRC laws and regulations applicable to the foreign investment.

Conducting operations through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain and maintain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions or prohibitions in China. The Foreign Investment Law stipulates that foreign investment includes foreign investors investing in China through any other methods under laws, administrative regulations, or provisions prescribed by the State Council. Therefore, there are possibilities that future laws, administrative regulations, or provisions of the State Council may stipulate contractual arrangements as a way of foreign investments, and then whether our Contractual Arrangements will be recognized as foreign investment, whether our Contractual Arrangements will be deemed to be in violation of the foreign investment access requirements and how our Contractual Arrangements will be handled are uncertain.

In the extreme case-scenario, we and the VIEs may be required to unwind the Contractual Arrangements and/or dispose of the VIEs, which could have a material and adverse effect on our and the VIEs’ business, financial condition and result of operations. In the event that our Company no longer has a sustainable business after the aforementioned unwinding of the Contractual Arrangements or disposal or when such measures do not comply with the Listing Rules or applicable laws, the relevant regulators may take enforcement actions against us which may have a material adverse effect on the trading of our Shares or even result in delisting of our Company.

Our Contractual Arrangements may be subject to scrutiny of PRC tax authorities and additional tax may be imposed which may materially and adversely affect our and the VIEs’ results of operation and value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We and the VIEs could face material and adverse tax consequences if the PRC tax authorities determine that any service fees charged by us under the Exclusive Business Cooperation Agreement does not represent an arm’s length price and adjust any of Beijing Sentu’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our and the VIEs’ tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties to the VIEs for under-paid taxes. Our and the VIEs’ business, financial condition and results of operations may be materially and adversely affected if our and the VIEs’ tax liabilities increase or if we and the VIEs are found to be subject to late payment fees or other penalties.

We are a holding company and the investors will have ownership in a holding company that does not directly own all of its operation in China. We rely on our WFOE and the VIEs for the operation in PRC. We also rely on dividends and other payments from Jianzhi Beijing to pay dividends and other cash distributions to our Shareholders, and any limitation on the ability of Jianzhi Beijing to pay dividends to us could have a material adverse effect on our ability to pay dividends to our shareholders.

We are a holding company and the investors will have ownership in a holding company that does not directly own all of its operation in China. We rely on our WFOE and the VIEs for the operation in PRC. Any benefits accrued to us because of the VIEs are limited to the conditions we met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. We are deemed as the primary beneficiary of the VIEs, and the VIEs are treated as our consolidated affiliated entities for accounting purpose. We rely principally on dividends and other distributions paid by our subsidiaries in China for our cash needs, including paying dividends and other cash distributions to our Shareholders, servicing any debt we and the VIEs may incur and paying our and the VIEs’ operating expenses. If Jianzhi Beijing incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the income of Jianzhi Beijing in turn depends on the service fees paid by Beijing Sentu and the PRC tax authorities may require us to adjust our taxable income under the Contractual Arrangements in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. Current PRC laws and regulations permit our subsidiaries in China to pay dividends to us only out of its retained earnings, if any, determined in accordance with Chinese accounting standards and regulations and Jianzhi Beijing shall make up its losses of previous years when conducting outward remittance. Under the applicable requirements of PRC laws and regulations, Jianzhi Beijing is required to set aside at least 10% of its accumulated after-tax profits based on PRC accounting standards each year to fund certain statutory reserves until the accumulated amount of such reserve reaches 50% of its registered capital. At its discretion, Jianzhi Beijing may allocate a portion of its after-tax profits based on PRC accounting standards to its discretionary reserve fund, or its staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Risks Related to Doing Business in China

The PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us. Therefore, investors in the ADSs and our and the VIEs’ business face potential uncertainty from the PRC government’s policy. Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations.

Substantially all of our and the VIEs’ operations are located in China. The PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us.

The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reform and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes will have any adverse effect on our and the VIEs’ current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.

Our and the VIEs’ ability to successfully expand business operations in the PRC depends on a number of factors, including macro-economic and other market conditions. Demand for our and the VIEs’ services and our and the VIEs’ business, financial condition and results of operations may be materially and adversely affected by the following factors:

•        political instability or changes in social conditions of the PRC;

•        changes in laws, regulations, and administrative directives or the interpretation thereof;

•        measures which may be introduced to control inflation or deflation; and

•        changes in the rate or method of taxation.

These factors are affected by a number of variables which are beyond our and the VIEs’ control.

We and the VIEs are subject to extensive and evolving legal development, non-compliance with which, or changes in which, may materially and adversely affect our and the VIEs’ business and prospects, and may result in a material change in our and the VIEs’ operations and/or the value of our ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

PRC companies are subject to various PRC laws, regulations and government policies and the relevant laws, regulations and policies continue to evolve. Recently, the PRC government is enhancing supervision over companies seeking listings overseas and some specific business or activities such as the use of variable interest entities and data security or anti-monopoly. The PRC government may adopt new measures that may affect our and the VIEs’ operations. In addition they may also exert more oversight and control over offerings conducted outside of China and foreign investment in China-based companies, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors, result in a material change in our operation and cause the value of our ordinary shares to significantly decline or become worthless. We and the VIEs may be subject to challenges brought by these new laws, regulations and policies. For example, On July 24, 2021, the PRC government promulgated Opinions on Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students Undergoing Compulsory Education, which stipulates strict regulations against off-campus tutoring for students undergoing compulsory education. Because the VIEs focus on providing online vocational education, with target students mainly consisting of college students, fresh graduates from higher education institutions or working professionals, and do not engage in any business of off-campus tutoring for students undergoing compulsory education, we do not believe such regulations would have a material adverse impact on us. However, since these laws, regulations and policies are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. Furthermore, as we and the VIEs may be subject to additional, yet undetermined, laws and regulations, compliance may require us to obtain additional permits and licenses, complete or update registrations with relevant regulatory authorities, adjust our and the VIEs’ business operations, as well as allocate additional resources to monitor developments in the relevant regulatory environment. However, under the stringent regulatory environment, it may take much more time for the relevant regulatory authorities to approve new applications for permits and licenses, and complete or update registrations and we cannot assure you that we and the VIEs will be able to comply with these laws and regulations in a timely manner or at all. The failure to comply with these laws and regulations may delay, or possibly prevent, us to conduct business, accept foreign investments, or listing overseas.

The occurrence of any of these events may materially and adversely affect our and the VIEs’ business and prospects and may result in a material change in our and the VIEs’ operations and/or the value of our ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of changes causes us unable to direct the activities of the VIEs or lose the right to receive their economic benefits, we may not be able to consolidate the VIEs into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

It is unclear whether we and the VIEs will be subject to the oversight of the CAC and how such oversight may impact us. Our and the VIEs’ business could be interrupted or we and the VIEs could be subject to liabilities which may materially and adversely affect the results of our and the VIEs’ operation and the value of your investment.

On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Measures, critical information infrastructure operators that intend to purchase internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. The Measures further stipulate that if an online platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall proactively apply to the Office of Cybersecurity Review for cybersecurity review. However, regulatory requirements on cybersecurity and data security in the PRC are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard.

Commerce & Finance Law Offices, our counsel as to PRC law, have advised us that, if any of the following circumstance exists, we and the VIEs shall apply with the CAC for cybersecurity review with respect to this offering: (i) we and the VIEs possess over one million individuals’ personal information; (ii) we are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) we and the VIEs carry out any data processing activities which has affected or may affect national security. We believe we and the VIEs have none of the aforesaid circumstances, and given that: (i) our and the VIEs’ products and services are offered not directly to individual users but through our and the VIEs’ institutional customers and our and the VIEs’ business partner; (ii) we and the VIEs do not possess a large amount of personal information in our and the VIEs’ business operations; and (iii) data processed in our and the VIEs’ business do not have a bearing on national security and thus may not be classified as core or important data by the authorities, as advised by Commerce & Finance Law Offices, our counsel as to PRC law, as of the date of this prospectus, we and the VIEs are not required by the CAC to go through cybersecurity review for this offering. However, they have further advised us that there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CAC, would take the same view as they do. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we and the VIEs will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that we and the VIEs can fully or timely comply with such laws. In the event that we and the VIEs are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we and the VIEs face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we and the VIEs may be further required to suspend our and the VIEs’ relevant business, shut down our and the VIEs’ website, or face other penalties, which could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations, and/or the value of our ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of these events causes us unable to direct the activities of the VIEs or lose the right to receive their economic benefits, we and the VIEs’ may not be able to consolidate the VIEs into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

We and the VIEs are subject to a variety of laws and other obligations regarding data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our and the VIEs’ business, financial condition and results of operations.

We and the VIEs are subject to a variety of laws and other obligations regarding data protection. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information.

In addition, the PRC State Administration for Market Regulation, or the SAMR, and the PRC Standardization Administration jointly issued the Standard of Information Security Technology — Personal Information Security Specification (2020 edition), which took effect on October 2020. Pursuant to this standard, any person or entity who has the authority or right to determine the purposes for and methods of using or processing personal information is considered a personal information controller. Such personal information controller is required to collect information in accordance with applicable laws, and except in certain specific events that are expressly exempted in the standard, prior to collecting such data, the information provider’s consent is required. Furthermore, the CAC issued the Provisions on the Cyber Protection of Children’s Personal Information, which took effect on October 1, 2019. According to these provisions, no person or entity is allowed to produce, release, or disseminate information that infringes upon the personal information security of children aged below 14. Network operators collecting, storing, using, transferring, or disclosing children’s personal information are required to enact special protections for such information.

The Announcement of Launching Special Crackdown Against Illegal Collection and Use of Personal Information by Mobile Apps was issued with effect on January 23, 2019 and commenced coordinated efforts among the CAC, the PRC Ministry of Industry and Information Technology, or the MIIT, the PRC Ministry of Public Security, and the SAMR to combat the illegal collection and use of personal information by mobile apps throughout China. On October 31, 2019, the MIIT issued the Notice on the Special Rectification of Mobile Apps Infringing Users’ Rights and Interests, pursuant to which application providers were required to promptly rectify issues that the MIIT designated as infringing application users’ rights such as collecting personal information in violation of PRC regulations and setting obstacles for user account deactivation. In July 2020, the MIIT issued the Notice on Conducting Special Rectification Actions in Depth Against the Infringement upon Users’ Rights and Interests by Applications, to rectify the following issues: (i) illegal collection and use of personal information of users by an application and a software development kit, (ii) setting up obstacles and frequently harassing users, (iii) cheating and misleading users, and (iv) inadequate implementation of application distribution platforms’ responsibilities.

The above laws and regulations and recent events and pronouncements indicate greater oversight by Chinese regulators in terms of data protection and cybersecurity. Such laws, regulations and associated interpretation and implementation are evolving rapidly and may place restrictions on our and the VIEs’ business operations and the manner in which we and the VIEs interact with customers. In addition, compliance with any additional laws could be expensive and any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings, penalties and legal liabilities against us, which could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations, and/or the value of our ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of these events causes us unable to direct the activities of the VIEs or lose the right to receive their economic benefits, we may not be able to consolidate the VIEs into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.

In utilizing the proceeds of this offering in the manner described in the section headed “Use of Proceeds” in this prospectus as an offshore holding company of our PRC subsidiary, we may (i) make loans to our WFOE and the VIEs, (ii) make additional capital contributions to Jianzhi Beijing, (iii) establish new subsidiaries and make additional new capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in the PRC in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example, Jianzhi Beijing may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by applicable PRC laws. See “Regulations — Regulations on Loans by Foreign Companies to their PRC Subsidiaries” for a detailed description of such limits. We may also provide loans to Beijing Sentu according to the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. According to the Circular of the People’s Bank of China and the State Administration of Foreign Exchange (“SAFE”) on Adjusting the Macro-prudential Regulation Parameter for Enterprises Cross-border Financing in January 2021, the limit for the total amount of foreign debt of Beijing Sentu is two times of their respective net assets. Moreover, any loans by us to our PRC subsidiaries or VIE are subject to PRC regulations and foreign exchange loan registrations and must be registered with the SAFE, or its local counterparts, or filed with SAFE in its information system. In addition, any loans by us to our PRC subsidiaries or VIE with a term of more than 1 year must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance Jianzhi Beijing by means of capital contributions. There is, in effect, no statutory limit on the amount of capital contribution that we can make to Jianzhi Beijing. This is because there is no statutory limit on the amount of registered capital for Jianzhi Beijing, and we are allowed to make capital contributions to Jianzhi Beijing by subscribing for its increased registered capital. These capital contributions must be recorded with the Ministry of Commerce, or MOFCOM, or its local counterpart.

On March 30, 2015, the SAFE issued the Circular of the SAFE on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a FIE may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to FIEs’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a FIE to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. On October 23, 2019, the SAFE issued the Notice of the SAFE on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing special administrative measures for access of foreign investments (Negative List) and the authenticity and compliance with the regulations of domestic investment projects. If the VIEs require financial support from us or our wholly owned subsidiaries in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund the VIEs’ operations will be subject to statutory limits and restrictions, including those described above.

We expect that PRC laws and regulations may continue to limit our and the VIEs’ use of net proceeds from this offering or from other financing sources. We cannot assure you that we and the VIEs will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in the PRC. If we and the VIEs fail to receive such registrations or approvals, our and the VIEs’

ability to use the net proceeds from this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

The SAFE promulgated the Circular on Foreign Exchange Administration of the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, in July 2014 and Circular on Further Simplifying and Improving Policies for the Foreign Exchange Administration for Direct Investment, or the SAFE Circular No. 13, in February 2015, which requires PRC residents to register with the local SAFE branch or a qualified bank prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. Following the initial registration, such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV.

Failure to comply with the registration procedures set forth in the SAFE Circular 37 and SAFE Circular No. 13 or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of our PRC subsidiaries, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject our beneficial owners who are PRC residents to penalties under PRC foreign exchange administration regulations.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our shareholders to comply with the requirements of SAFE. As a result, we cannot assure you that all of our shareholders who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by relevant SAFE regulations. Failure by such shareholders to comply with SAFE, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our and the VIEs’ business and prospects.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement agency before they can be completed. In addition, the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the Ministry of Commerce in December 2020 specify that foreign investments in military, national defense-related areas or in locations in proximity to military facilities, or foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, we and the VIEs may pursue potential strategic acquisitions that are complementary to our and the VIEs’ business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our and the VIEs’ ability to complete such transactions, which could affect our and the VIEs’ ability to expand business or maintain market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we and the VIEs obtain the approval of the Ministry of Commerce or other PRC governmental authorities for our and the VIEs’ completed or ongoing mergers and acquisitions. Any action by the PRC government to exert more oversight and control over foreign investment in China-based companies could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit, or completely hinder our ability to offer or continue to offer our ordinary shares to investors.

PRC governmental control on the convertibility of Renminbi may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our and the VIEs’ income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our Shareholders.

We and the VIEs face foreign exchange risk, and fluctuations in exchange rates could have an adverse effect on our and the VIEs’ business and investors’ investments.

The value of the Renminbi has been under pressure of appreciation in recent years. Due to international pressures on the PRC to allow more flexible exchange rates for the Renminbi, the economic situation and financial market developments in the PRC and abroad and the balance of payments situation in the PRC, the PRC government has decided to proceed further with reform of the Renminbi exchange rate regime and to enhance the Renminbi exchange rate flexibility.

Any appreciation or depreciation in the value of the Renminbi or other foreign currencies that our and the VIEs’ operations are exposed to will affect our and the VIEs’ business in different ways. In addition, changes in foreign exchange rates may have an impact on the value of, and any dividends payable on, the Shares in Hong Kong dollars. In such events, our and the VIEs’ business, financial condition, results of operations and growth prospects may be materially and adversely affected.

Inflation in the PRC could negatively affect our and the VIEs’ profitability and growth.

The economy of the PRC experienced significant growth, leading to inflation and increased labor costs. According to the National Bureau of Statistics of China, the year-over-year percent change in the consumer price index was 2.5% in December 2020 and 1.5% in December 2021. The PRC overall economy and the average wage in the PRC are expected to continue to grow. Future increases in the PRC’s inflation and material increases in the cost of labor may materially and adversely affect our and the VIEs’ profitability and results of operations unless we and the VIEs are able to pass on these costs to customers by increasing the price of services.

Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, significantly limit or completely hinder our ability to offer or continue to offer our ADSs, cause significant disruption to our and the VIEs’ business operations, and severely damage our and the VIEs’ reputation, which would materially and adversely affect our and the VIEs’ financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

The PRC legal system is based on written statutes, and court decisions have limited precedential value. The PRC legal system is evolving rapidly and new laws, regulations and rules may be adopted from time to time with or without advance notice. The interpretations of many PRC laws, regulations, and rules may contain inconsistencies, and the enforcement of which involves uncertainties.

Furthermore, some of the laws and regulations are still in the early stage of development, and PRC authorities have significant discretion in making amendments or implementing new interpretations that may have retroactive effects. As a result, we and the VIEs may not always be aware of any potential violation of these policies and rules. We and the VIEs cannot predict the effect of the promulgation of new laws, changes in existing laws or their interpretation or enforcement. Additionally, due to the non-binding nature of prior court decisions, the outcome of disputes may not be as predictable or consistent as in more developed jurisdictions, which may limit the legal protection available to us. Such unpredictability and uncertainties could limit the legal protections available to you and us, significantly limit or completely hinder our ability to offer or continue to offer our ADSs, cause significant disruption to our and the VIEs’ business operations, and severely damage our and the VIEs’ reputation, which would materially and adversely affect our and the VIEs’ financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect or investigate our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. A potential consequence is that our ADSs are delisted by the exchange. The delisting of our ADSs, or the threat of our ADSs being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in securities of any registrant on a national securities exchange or in the over-the-counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate the registrant’s auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist the securities of such registrant. On November 5, 2021, the SEC adopted the PCAOB rule to implement HFCA Act, which provides a framework for the PCAOB to determine whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021 the PCAOB issued its determinations (the “PCAOB Determination”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong. The Determination includes lists of public accounting firms headquartered in mainland China and Hong Kong that the Board is unable to inspect or investigate completely. Our auditor is not currently on such lists.

Our auditor, Friedman LLP, an independent registered public accounting firm that is headquartered in the United States and issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. It is not included in the PCAOB Determinations and has not been affected by the HFCA Act at this stage. Although we believe that the Holding Foreign Companies Accountable Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of or amendments to the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. A potential consequence is that our ADSs are delisted by the exchange on which our ADSs are listed.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill, which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then the ADSs could be prohibited from trading in the United States as early as 2024.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.

Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. Our independent registered public accounting firm, Friedman LLP, is headquartered in the United States and has been inspected by the PCAOB on a regular basis. Although Friedman LLP believes it is not subject to the recent PCAOB Determinations, we cannot assure you that the PCAOB will always hold the position that it is able to continuously conduct full inspections of Friedman LLP. If the PCAOB determines that it lacks the full access to inspect Friedman LLP and is unable to sufficiently evaluate the audits and quality control procedures of Friedman LLP, besides the delisting risk that we will face, we and our investors are also deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct full inspections of our auditor could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our (including the VIEs’) consolidated financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges, but there is no certainty that any agreement will be reached.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our and the VIEs’ operations in China.

The Securities and Exchange Commission, the U.S. Department of Justice, the PCAOB, and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC and Hong Kong. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

It may be difficult to effect service of process upon us, our Directors or our executive officers that reside in the PRC or to enforce against them or us in the PRC any judgments obtained from non-PRC courts.

The legal framework to which our Company is subject is materially different from the Companies Ordinance or corporate law in the United States and other jurisdictions with respect to certain areas, including the protection of minority shareholders. In addition, the mechanisms for enforcement of rights under the corporate governance framework to which our Company is subject are also relatively undeveloped and untested. However, according to the PRC Company Law, shareholders may commence a derivative action against the directors, supervisors, officers or any third party on behalf of a company under certain circumstances.

On July 14, 2006, the Supreme People’s Court of the PRC and the Government of Hong Kong signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region Pursuant to Choice of Court Agreements between Parties Concerned. Under such an arrangement, where any designated people’s court in the PRC or any designated Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing by the parties, any party concerned may apply to the relevant people’s court in the PRC or Hong Kong court for recognition and enforcement of the judgment. Although this arrangement became effective on August 1, 2008, the outcome and effectiveness of any action brought under the arrangement may still be uncertain.

All of our senior management members (except for three independent non-executive Directors) reside in the PRC, and substantially all of our and the VIEs’ assets, and substantially all of the assets of those persons are located in the PRC. Therefore, it may be difficult for investors to effect service of process upon those persons inside the PRC or to enforce against us or them in the PRC any judgments obtained from non-PRC courts. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands, the United States, the United Kingdom, Japan and many other developed countries. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or even impossible.

Although we believe the approval of the CSRC or other equivalent PRC government authorities is not required in connection with this offering under current PRC laws, regulations and rules, we cannot assure you that the regulators in China hold the same position with us or will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require us to undergo the approval procedures and subject us to sanctions. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors.

On December 24, 2021, the CSRC issued Provisions of the State Council on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) and Administrative Measures on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”) for public consultations, according to which, any direct or indirect offshore listing of domestic enterprises shall be filed with the CSRC.

On December 27, 2021, the NDRC and MOFCOM issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. According to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ration shall be in compliance with PRC laws. As advised by Commerce & Finance Law Offices, considering that (i) Draft Overseas Listing Rules are released for comments and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ours are required to obtain approvals from PRC authorities, we and the VIEs are not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules at this stage.

However, as the Draft Overseas Listing Rules have not been formally adopted and the Negative List 2021 was newly published, and due to the lack of further clarifications or detailed rules and regulations, Commerce & Finance Law Offices, our counsel as to PRC law, have further advised us that, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as they do. And we cannot assure you that we and the VIEs can fully or timely comply with such laws. If it is determined that the approval of CSRC or other PRC government authorities is required for this offering, or if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining approvals from the CSRC or other PRC regulatory agencies for this offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Any failure of fully complying with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The successful operations of the business and growth of us and the VIEs depend upon the Internet infrastructure and telecommunication networks in China.

Almost all access to the Internet in China is maintained through state-owned telecommunications providers under the administrative control and regulatory supervision of the MIIT. Moreover, we and the VIEs primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines. We and the VIEs have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s Internet infrastructure or telecommunications networks provided by telecommunication service providers. Internet traffic in China has experienced significant growth during the past few years. Effective bandwidth and server storage at Internet data centers in large cities such as Beijing are scarce. With the expansion of our and the VIEs’ business, we and the VIEs may be required to upgrade our and the VIEs’ technology and infrastructure to keep up with the increasing traffic on our and the VIEs’ mobile apps and websites. We cannot assure you that the Internet infrastructure and telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage. If we and the VIEs were unable to increase our and the VIEs’ online content and service delivering capacity accordingly, we and the VIEs may not be able to continuously grow our and the VIEs’ Internet traffic and the adoption of our and the VIEs’ products and services may be hindered, which could adversely impact our and the VIEs’ business and our share price.

In addition, we and the VIEs have no control over the costs of the services provided by telecommunication service providers. If the prices we and the VIEs pay for telecommunications and Internet services rise significantly, our and the VIEs’ results of operations may be materially and adversely affected. Furthermore, if Internet access fees or other charges to Internet users increase, users may be discouraged or prevented from accessing the Internet and thus cause the growth of Internet users to decelerate. Such deceleration may adversely affect our and the VIEs’ ability to continue to expand user base, which in turn could adversely affect the business and growth of us and the VIEs.

The discontinuation of any preferential tax treatment currently available to us, in particular the tax exempt status of our subsidiaries and the VIEs, could materially and adversely affect our and the VIEs’ results of operations.

Jianzhi Beijing and Sentu Shuzhi, as Software Enterprises (“SEs”), were entitled to the preferential Enterprise Income Tax (“EIT”) treatment of two-year exemption and three-year half payment. Beijing Sentu applied the EIT rate of 15% during 2020 and 2021 as a High and New Technology Enterprise (“HNTE”). Sentu Lejiao is subject to the 25% EIT rate for the year of 2020, and is subject to the PRC EIT at a preferential tax rate as a Small and Micro-sized Enterprise (“SME”) for the year of 2021. Guangzhou Xingzhiqiao is subject to the PRC EIT at a preferential tax rate as a Small and Micro-sized Enterprise for the year of 2020, and is subject to the 25% EIT rate for the year of 2021. Guangzhou Lianhe and Shanghai Ang’you, are subject to the PRC EIT at a preferential tax as Micro-sized Enterprises. Sentu Guoxin is subject to the 25% EIT. SMEs are subject to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2021, and 75% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the years ended before December 31, 2020.

However, there is a possibility that the PRC government may promulgate relevant tax regulations that will eliminate such preferential tax treatment, or the local tax bureaus may change their policy, in each such case, we and the VIEs will be subject to PRC income tax going forward. The discontinuation of any preferential tax treatment currently available to us or the determination of any of the relevant tax authorities that any of the preferential tax treatment we and the VIEs have enjoyed or currently enjoy is not in compliance with the PRC laws would cause our and the VIEs’ effective tax rate to increase, which would increase our and the VIEs’ tax expenses and reduce our and the VIEs’ net profit.

Risks Related to the ADSs and This Offering

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs has been volatile since the ADSs started to trade on the Nasdaq on               , 2022. The trading price of the ADSs could fluctuate widely due to multiple factors, some of which are beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to the operations of us and the VIEs, including the following:

•        variations in our and the revenue from us and the VIEs, earnings, cash flow and data related to the VIEs’ student base or student engagement;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our and the VIEs’ competitors;

•        announcements of new product and service offerings, solutions and expansions by us or our and the VIEs’ competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our and the VIEs’ products and services or industry;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        actual or potential litigation or regulatory investigations.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our and the VIEs’ business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid out of share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our and the VIEs’ future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

There has been no previous public market for the ADSs prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have been approved to list the ADSs on the Nasdaq. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the ADSs does not develop after this offering, the market price and liquidity of the ADSs will be materially and adversely affected.

The initial public offering price for the ADSs is determined by negotiation between us and the underwriters, which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the ADSs will develop or that the market price of the ADSs will not decline below the initial public offering price.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or the business of us and the VIEs. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade the ADSs or publish inaccurate or unfavorable research about the business of us and the VIEs, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the ordinary shares which are represented by your ADSs are voted.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) hold each year a general meeting as our annual general meeting. Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the ordinary shares underlying by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as the holder of the ordinary shares underlying your ADSs. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares which are represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares represented by your ADSs, unless you cancel the ADSs and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be ten clear days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the ordinary shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instruction, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 40 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the ordinary shares underlying your ADSs are voted and you may have no legal remedy if the ordinary shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting. Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

Our memorandum and articles of association contain certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, represented by ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (2021 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman

Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The notice of registered office is a matter of public record. A list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies in the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and members. Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our and the VIEs’ assets are located outside of the United States. All of our and the VIEs’ current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our and the VIEs’ assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our post-offering memorandum and articles of association and the deposit agreement provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, and any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of holders of our ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York)

shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs. The enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provision in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Holders of our shares or the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the post-offering memorandum and articles of association and deposit agreement. In addition, the forum selection provision of the deposit agreement does not affect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision or to enter judgment upon or enforce any arbitration award.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate action events such as a rights offering. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The deposit agreement may be amended or terminated without your consent.

We and the depositary may amend or terminate the deposit agreement without your consent. Such amendment or termination may be done in favor of our company. Holders of the ADSs, subject to the terms of the deposit agreement, will receive notice in the event of an amendment that prejudices a substantial existing right or a termination. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. The deposit agreement may be terminated at any time upon a prior written notice. Upon the termination of the deposit agreement, our company will be discharged from all obligations under the deposit agreement, except for our obligations to the depositary thereunder. See “Description of American Depositary Shares” for more information.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

The deposit agreement expressly limits the obligations and liability of us and the depositary. For example, the depositary is not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure). See “Description of American Depositary Shares” for more information. In addition, the depositary and any of its agents also disclaim any liability for (i) any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or the credit-worthiness of any third party, (iv) any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary. These provisions of the deposit agreement will limit the ability of holders or beneficial owners of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We will receive net proceeds from this offering of approximately US$               million, or approximately US$               million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our and the VIEs’ results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands company listed on the Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of the ADSs or ordinary shares.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income (the “income test”); or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Although the law in this regard is not entirely clear, we treat the consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our consolidated VIE and its subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of our and the VIEs’ assets and composition of our and the VIEs’ income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually after the close of each taxable year that depends, in part, upon the composition of our and the VIEs’ income and assets. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our and the VIEs’ assets for the purpose of the asset test, including the value of our and the VIEs’ goodwill and other unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). The composition of our and the VIEs’ income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of the VIEs for U.S. federal income tax purposes, our risk of being a PFIC may substantially increase.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) holds the ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We have become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that we are not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings unless:

•        we have instructed the depositary that we do not wish a discretionary proxy to be given;

•        we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•        a matter to be voted on at the meeting may have a material adverse impact on shareholders; or

•        the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Special Note Regarding Forward-Looking Statements and Industry Data

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        the expected growth of the general education sector;

•        our expectations regarding demand for, and market acceptance of, our services;

•        government policies and regulations relating to our business and industry;

•        our expectations regarding keeping and strengthening our relationships with users;

•        our expectation regarding the use of proceeds from this offering;

•        general economic and business conditions in China; and

•        assumptions underlying or related to any of the foregoing.

You should read this prospectus and the documents that we refer to in this prospectus thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the industry in which we operate, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately US$           million, or approximately US$           million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$           per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$           per ADS would increase (decrease) the net proceeds of this offering by US$           million, or approximately US$           million if the underwriters exercise their option to purchase additional ADSs in full.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•        Approximately 50.0% expected to be used for developing and producing new educational content and purchase educational content from third parties. In particular, approximately 35.0% will be used to develop and produce new educational content in-house or through commissioning third party enterprises and institutions and approximately 15.0% will be used to purchase educational content from third party enterprises and institutions.

•        Approximately 25.0% is expected to be used for research and development expenditures in product developing and technology capabilities;

•        Approximately 10.0% is expected to be used primarily for sales and marketing and customer service activities;

•        Approximately 10.0% is expected to be used primarily for working capital, such as potential acquisitions and strategic investments, although we have not identified any specific acquisition or investment target; and

•        Approximately 5.0% is expected to be used primarily for other general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, the rate of growth, if any, of our business, and our present plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility and discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to the ADSs and This Offering — You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.”

Dividend Policy

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.

We do not have any plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulations — PRC Regulations — Regulations on Foreign Exchange and Offshore Investment and Regulations on Dividend Distribution.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. Dollars.

Capitalization

The following table sets forth the capitalization of us and the VIEs as of December 31, 2021:

•        on an actual basis;

•        on a pro forma basis to reflect the conversion of 11,110,000 preferred shares held by Dongxing Securities (Hong Kong) Financial Holdings Limited into ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

•        on an as adjusted basis to reflect the issuance and sale of          ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$          per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our (including the VIEs’) consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2021
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands)
Mezzanine equity:
Redeemable preferred shares (US$0.0001 par value; 11,110,000 shares authorized, issued and outstanding)	45,985	7,216
Shareholders’ equity:
Ordinary shares (US$0.0001 par value, 500,000,000 shares authorized; 100,000,000 shares issued and outstanding)	63	10
Additional paid-in capital	54,046	8,481
Statutory reserve	23,599	3,703
Retained earnings	280,984	44,092
Accumulated other comprehensive income	400	63
Non-controlling interest	13,659	2,144
Total shareholders’ equity	372,751	58,493
Total capitalization	418,736	65,709

Dilution

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2021 was approximately US$           million, or US$           per ordinary share on an as-converted basis as of that date and US$           per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$           per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after December 31, 2021, other than to give effect to the issuance and sale of            ADSs in this offering at an assumed initial public offering price of US$           per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2021 would have been US$           million, or US$           per ordinary share and US$           per ADS. This represents an immediate increase in net tangible book value of US$           per ordinary share and US$           per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$           per ordinary share and US$           per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of December 31, 2021	US$	US$
Pro forma net tangible book value per share after giving effect to this offering	US$	US$
Amount of dilution in net tangible book value to new investors in the offering	US$	US$

A US$1.00 increase (decrease) in the assumed public offering price of US$        per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering as described above by US$          million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$          per ordinary share and US$          per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$          per ordinary share and US$          per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2021, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at an assumed initial public offering price of US$        per ADS before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs which we granted to the underwriters.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount (in US$ thousands)	Percent
Existing shareholders
New investors
Total

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above take into consideration the automatic conversion of all our outstanding preferred shares immediately upon the completion of this offering.

Enforceability of Civil Liabilities

Cayman Islands

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States.

Our post-offering memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

The operations of us and the VIEs are conducted outside the United States, and all of the assets of us and the VIEs are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or the securities laws of any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

PRC

Commerce & Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case, that there must be a specific defendant, a concrete claim, a factual basis, and a cause for the case, and that the action must fall within the range of civil actions accepted by the people’s courts and within the jurisdiction of the people’s court with which it is filed. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any qualified person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Corporate History and Structure

Corporate History

In May 2011, Beijing Sentu Huarui Education Technology Co., Ltd., or Sentu Huarui, the predecessor company of Beijing Sentu, was established as a limited liability company in the PRC.

In December 2015, Sentu Huarui was converted from a limited liability company into a joint stock limited liability company and renamed as Beijing Sentu Education Technology Co., Ltd., or Beijing Sentu.

In May 2016, Beijing Sentu was listed on the National Equities Exchange and Quotations, or the NEEQ in the People’s Republic of China (stock code: 837329). However, as the liquidity of shares traded on NEEQ is comparatively low, Beijing Sentu voluntarily ceased to quote its shares on the NEEQ on November 7, 2017.

In October 2016, Shanghai Ang’you Internet Technology Co., Ltd., or Shanghai Ang’you, became a 51.2% subsidiary of Beijing Sentu. To further expand business operations, in October 2017, Beijing Sentu acquired 51% equity interests of Guangzhou Xingzhiqiao Information Technology Co., Ltd., or Guangzhou Xingzhiqiao, and in August 2018, acquired the remaining 49% equity interests of Guangzhou Xingzhiqiao.

In March 2018, Jianzhi Education Technology Group Company Limited was incorporated in the Cayman Islands as an exempted company with limited liability. In March 2018, Jianzhi Education Group Company Limited, or Jianzhi Education (BVI), was incorporated as a wholly-owned subsidiary of Jianzhi Education Technology Group Company Limited. In April 2018, Jianzhi Education Technology (HK) Company Limited, or Jianzhi Education (HK), was incorporated, and was held by Jianzhi Education (BVI) as an investment holding company. In April, 2018, Jianzhi Century Technology (Beijing) Co., Ltd., or Jianzhi Beijing, was established in the PRC as a wholly foreign owned enterprise, and was wholly owned by Jianzhi Education (HK).

In July 2018, we issued 11,110,000 Shares (10% of our enlarged share capital reflecting the effect of stock split) to Dongxing Securities (Hong Kong) Financial Holdings Limited, or Dongxing Securities, for a consideration of RMB46.0 million.

In September 2018, the entire equity interests in Beijing Sentu Lejiao Information Technology Co., Ltd., or Sentu Lejiao, was transferred to Jianzhi Beijing such that our Company indirectly held the equity interests in Sentu Lejiao.

In June 2021, Sentu Shuzhi Education Technology (Beijing) Co., Ltd., or Sentu Shuzhi, was established in the PRC as a wholly-owned subsidiary of Sentu Lejiao.

Due to PRC regulations that limit foreign equity ownership of entities providing radio and television program production and operation business and value-added telecommunication business, in June 2018, we conduct a substantial part of our operations in China through the Contractual Arrangements with Beijing Sentu and its shareholders.

As a result of the Contractual Arrangements that our WFOE entered with Beijing Sentu, the VIE Entity, and its shareholders, the control and benefits of Beijing Sentu were accrued to us subject to the conditions that we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. We are regarded as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries are treated as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of Beijing Sentu and its subsidiaries in our consolidated financial statements for accounting purposes in accordance with U.S. GAAP. We refer to Jianzhi Beijing as our WFOE, and to Beijing Sentu and its subsidiaries as the VIEs.

Corporate Structure

The following diagram illustrates shareholding structure of us and the VIEs immediately prior to the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs.

____________

Notes:

(1)      48.8% equity interests in Shanghai Ang’you is owned by Ms. Xiaoling Tang, a prior management member of Shanghai Ang’you, an entity controlled by Beijing Sentu, the VIE Entity.

(2)      30% equity interests in Sentu Guoxin is owned by Gongxin Ruisi.

The following diagram illustrates the anticipated post-offering shareholding structure of us and the VIEs immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs. Our subsidiaries and the VIEs will remain the same after the completion of this offering.

Contractual Arrangements with Beijing Sentu and Its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in radio and television program production and operation business and value-added telecommunication business. We are a company registered in the Cayman Islands. Our PRC subsidiary, Jianzhi Beijing, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, the VIEs primarily conduct business in China through Beijing Sentu, and its subsidiaries, based on a series of Contractual Arrangements. As a result of these Contractual Arrangements, we exert control over, and are deemed as the primary beneficiary of Beijing Sentu, and its subsidiaries and consolidate their operating results in our financial statements subject to the conditions that we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu.

The following is a summary of the Contractual Arrangements by and among Jianzhi Beijing, Beijing Sentu, and the shareholders of Beijing Sentu. These Contractual Arrangements enable us to (i) exercise control over Beijing Sentu, (ii) receive substantially all of the economic benefits of Beijing Sentu, and (iii) have an exclusive option to purchase all or part of the equity interests in Beijing Sentu when and to the extent permitted by PRC law. Our control over Beijing Sentu and its subsidiaries and our position of being the primary beneficiary of Beijing Sentu and its subsidiaries for the accounting purpose are limited to the aforementioned conditions that we met for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP.

•        Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, Beijing Sentu is obliged to pay service fee to Jianzhi Beijing for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Beijing Sentu, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Beijing Sentu agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Jianzhi Beijing. Beijing Sentu has unconditionally and irrevocably authorized Jianzhi Beijing or its designated person as its agent to (i) sign any necessary documents with third parties (including but not limited to customers and suppliers) on behalf of Beijing Sentu; and (ii) to handle all necessary documents and matters which will enable Jianzhi Beijing to exercise all or part of its rights under the Exclusive Business Cooperation Agreement on behalf of Beijing Sentu. And Jianzhi Beijing shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Beijing Sentu. The Exclusive Business Cooperation Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Business Cooperation Agreement; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

•        Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement, the Registered Shareholders have unconditionally and irrevocably granted Jianzhi Beijing or its designated purchaser the right to purchase all or part of their equity interests in Beijing Sentu (“Equity Call Option”). The purchase price payable by Jianzhi Beijing in respect of the transfer of equity interests upon exercise of the Equity Call Option shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the capital contribution in relation to the equity interests. Jianzhi Beijing or its designated purchaser shall have the right to purchase such proportion of equity interests in Beijing Sentu as it decides at any time. The Registered Shareholders shall return any amount of purchase price they received in the event that Jianzhi Beijing acquires the equity interests in Beijing Sentu.

The Registered Shareholders and Beijing Sentu have jointly and severally further undertaken to Jianzhi Beijing that, without the prior written consent of Jianzhi Beijing, they shall not (i) in any manner supplement, change or amend the constitutional documents of Beijing Sentu, increase or decrease its share capital, or change the structure of its registered capital in other manner; (ii) sell, pledge, transfer or otherwise dispose of any assets, business or lawful revenue or create encumbrance over Beijing Sentu; (iii) incur, inherit, guarantee or assume any debt, except for debts incurred in the ordinary course of business other than payables incurred by a loan and for debts disclosed to and agreed in writing by Jianzhi Beijing; (iv) cause Beijing Sentu to execute any material contract with a value above RMB100,000, except the contracts executed in the ordinary course of business; (v) cause Beijing Sentu to provide any person with any loan, credit or guarantee; (vi) cause or permit Beijing Sentu to merge, consolidate with, acquire or invest in any person, or sell assets of Beijing Sentu with a value above RMB100,000; (vii) cause Beijing Sentu to enter into any transaction which may have substantial impact on the assets, liabilities, business operation, shareholding structure and other legal rights of Beijing Sentu, except the contracts executed in the ordinary course of business; and (viii) in any manner distribute dividends to their shareholders, provided that upon the written request of Jianzhi Beijing, Beijing Sentu shall immediately distribute all distributable profits to its shareholders.

The Exclusive Call Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Call Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

•        Exclusive Assets Option Agreement

Pursuant to the Exclusive Assets Option Agreement, Beijing Sentu unconditionally and irrevocably granted an exclusive option to Jianzhi Beijing or its designated person to purchase all or any of its assets at the higher price of (a) the lowest price permitted under PRC laws and regulations or (b) the net book value of the assets. Jianzhi Beijing shall have absolute discretion as to when and in what manner to exercise the option to purchase assets of Beijing Sentu permitted by PRC laws and regulations. The Exclusive Assets Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Assets Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

•        Voting Rights Proxy Agreement

Pursuant to the Voting Rights Proxy Agreement, each of the Registered Shareholders, unconditionally and irrevocably appoints Jianzhi Beijing, the authorized director and successor of Jianzhi Beijing or any liquidator replacing the director of Jianzhi Beijing (but excluding those who are shareholders of Beijing Sentu or who may give rise to conflict of interests) to exercise such shareholder’s rights in Beijing Sentu in accordance with PRC laws and the articles of Beijing Sentu, including without limitation to, the rights to (i) convene and participate in shareholders meetings; (ii) present proposed resolutions to the shareholders meetings; (iii) exercise the voting rights and adopt and execute resolutions, on matters to be discussed and resolved at shareholders meetings; (iv) nominate and appoint the legal representative (chairwoman of the board of directors), director(s), supervisor(s), chief executive officer (or general manager) and other senior management; (v) instruct the director(s) and legal representative of Beijing Sentu, as the case may be, to act in accordance with the instruction of Jianzhi Beijing; and (vi) set up the liquidation group and exercise all the rights the liquidation group may have during the liquidation period when Beijing Sentu encounters winding up, liquidation or dissolution.

•        Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, each of the Registered Shareholders unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Beijing Sentu together with all related rights thereto to Jianzhi Beijing as security for performance of the Contractual Arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Jianzhi Beijing as a result of any event of default on the part of the Registered Shareholders, Beijing Sentu and all expenses incurred by Jianzhi Beijing as a result of enforcement of the obligations of the Registered Shareholders and/or Beijing Sentu under the Contractual Arrangements. Upon the occurrence and during the continuance of an event of default (as defined in the Equity Pledge Agreements), Jianzhi Beijing shall have the right to (i) require the Registered Shareholders to immediately pay any amount payable under the Contractual Arrangements; or (ii) to exercise all such rights as a secured party under any applicable PRC law and the Equity Pledge Agreement, including without limitations, being paid in priority with the equity interests.

The said equity pledge under the Equity Pledge Agreement takes effect upon the completion of registration with the relevant administrative department of industry and commerce and shall remain valid until after all the contractual obligations of the Registered Shareholders and Beijing Sentu under the relevant Contractual Arrangements have been fully performed and all the outstanding debts of the Registered Shareholders and/or Beijing Sentu under the relevant Contractual Arrangements have been fully paid.

•        Individual Registered Shareholders’ Undertakings

Pursuant to the Individual Registered Shareholders’ Undertakings, each of the Individual Registered Shareholders has irrevocably undertaken that, including without limitation to, (i) any of his/her equity interests in Beijing Sentu and all rights attached hereto shall not be revoked, prejudiced, invalidated or otherwise adversely affected by death, loss of or restriction on capacity of the Individual Registered Shareholders or other similar events. The above-mentioned equity interests, rights and liabilities will be unconditionally and irrevocably transferred to Jianzhi Beijing or any designated person permitted by the PRC laws; (ii) take necessary action to ensure the exercise of the Contractual Arrangements in the case of divorce; (iii) strictly follow any other arrangements under the Contractual Arrangements; (iv) his/her spouse has no control or rights on these equity interests and rights as these equity interests; (v) his/her spouse has full knowledge of and has consented to the entering into of the Contractual Arrangements by the relevant Individual Registered Shareholder; and (vi) his/her spouse has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to Beijing Sentu and any entities directly and indirectly controlled by Beijing Sentu, or management and decision-making on Beijing Sentu.

•        Spouse Undertakings

Pursuant to the Spouse Undertakings, the respective spouse of the Individual Registered Shareholders has irrevocably undertaken that, including without limitation to, the spouse (i) has full knowledge of and has consented to the entering into of the Contractual Arrangements by the relevant Individual Registered Shareholder; (ii) has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to Beijing Sentu and any entities directly and indirectly controlled by Beijing Sentu; (iii) has no control or rights and will not make any claims or lawsuits on equity interests in Beijing Sentu; (iv) has unconditionally and irrevocably waived any equity interests and rights he/she might have; (v) authorizes the respective Individual Registered Shareholder or his/her authorized person to execute all necessary documents and perform all necessary procedures from time to time for and on behalf of the spouse in relation to the spouse’s direct and indirect equity interests in Beijing Sentu; (vi) is not participating and shall not in the future participate in the management or voting in relation to Beijing Sentu; (vii) will not take any action or measure, whether directly or indirectly, actively or passively, which may be contrary to the purpose of the Contractual Arrangements; (viii) such undertakings shall not be revoked, prejudiced, invalidated or otherwise adversely affected by death, loss of or restriction on capacity of the spouse, divorce or other similar events, or affected by any increase, decrease, consolidation or other similar events relating to the direct or indirect equity interests in Beijing Sentu; and (ix) such Undertakings shall continue to be valid and binding until otherwise terminated by both Jianzhi Beijing and the spouse in writing.

In the opinion of our PRC legal counsel, Commerce & Finance Law Offices

•        the ownership structures of the VIEs and our WFOE in China, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

•        the contractual arrangements among our WFOE, Beijing Sentu and its shareholders governed by PRC law are currently valid and binding in accordance with applicable PRC laws and regulations currently in effect and do not result in any violation of the applicable PRC laws or regulations currently in effect.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the PRC regulatory authorities may ultimately take a view contrary to or otherwise different from the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide.

If we or the VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors — Risks Related to Corporate Structure — Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of the current corporate structure, corporate governance and business operations of us and the VIEs.”

Financial Significance of VIEs

Under PRC law, we may provide funding to our WFOE only through capital contributions or loans, and to Beijing Sentu only through loans, subject to satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from our WFOE to satisfy part of our liquidity requirement. Our WFOE enjoys the economic interest in the operations of Beijing Sentu in the form of service fees under the contractual arrangements among our WFOE, Beijing Sentu, and shareholders of Beijing Sentu. For risks relating to the fund flows of our China operations, see “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.” and “Risk Factors — Risks Related to Corporate Structure — We are a holding company and the investors will have ownership in a holding company that does not directly own all of its operation in China. We rely on our WFOE and the VIEs for the operation in PRC. We also rely on dividends and other payments from Jianzhi Beijing to pay dividends and other cash distributions to our Shareholders, and any limitation on the ability of Jianzhi Beijing to pay dividends to us could have a material adverse effect on our ability to pay dividends to our shareholders.”

Assets Transfer Between VIEs and Other Consolidated Entities

For the year ended December 31, 2018, Jianzhi Beijing, our WFOE, provided a loan of RMB37.0 million to Beijing Sentu, the VIE Entity. For the year ended December 31, 2019, Jianzhi Beijing, our WFOE, provided a loan of RMB24.4 million to Beijing Sentu, the VIE Entity (the “2019 Loan”). For the year ended December 31, 2020, Beijing Sentu, the VIE Entity, paid off the 2019 Loan and further provided a loan of RMB13.7 million to Jianzhi Beijing, our WFOE. For the year ended December 31, 2021, Beijing Sentu, the VIE Entity, provided Jianzhi Beijing, our WFOE, another loan of RMB52.4 million (US$8.2 million). For the three months ended March 31, 2022, Beijing Sentu the VIE Entity, provided loans totalling RMB15.8 million (US$2.5 million) to Jianzhi Beijing, our WFOE, and one of its subsidiary, meanwhile Beijing Sentu, the VIE Entity, received repayments from Jianzhi Beijing, our WFOE, and one of its subsidiaries in the amount of RMB14.1 million (US$2.2 million). Such loans were recorded under “net cash provided by (used in) financing activities” in the VIE Consolidation Schedule. See “Summary Consolidated Financial Data — VIE Consolidation Schedule.” In addition, Beijing Sentu, the VIE Entity, transferred the copyright ownership of educational video content to Jianzhi Beijing, our WFOE, in 2020, which had a total value of RMB22.2 million. From April 1, 2022 to date, Beijing Sentu, the VIE Entity, received repayments of loans from Jianzhi Beijing, our WFOE, in the amount of RMB6.0 million (US$0.9 million). The aforementioned assets transfers were for business operation purposes.

Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, Jianzhi Beijing, our WFOE, hasn’t paid any dividends or made any distributions to the Company, and the Company and Beijing Sentu haven’t paid any dividends or made any distributions to their respective shareholders either.

According to the terms of Contractual Arrangements that our WFOE entered into with Beijing Sentu, the VIE Entity, and its shareholders, our WFOE has a right to charge the VIEs for services provided to them. These service fees shall be recognized as expenses of VIE and its subsidiaries, with a corresponding amount as revenue by our WFOE and then completely eliminate in consolidation level. For income tax purposes, our WFOE and VIEs file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by VIEs and as revenue by our WFOE. The PRC’s statutory Enterprise Income Tax (“EIT”) rates is 25%. VIE Entity and certain its subsidiaries are qualified for preferential EIT rate of 15% or entitled to reduction of taxable income. However, the preferential tax policy is subject to qualification and temporary in nature. It may not be available in a future period when the service fees are really paid. As of the date of this prospectus, Beijing Sentu, the VIE Entity, hasn’t paid any service to our WFOE. Therefore, based on our assessment and best estimate, the possibility of significant income tax variance caused by such hypothetical scenario deems remote.

Furthermore, in accordance with the PRC Enterprise Income Tax Law, a withholding income tax of 10% is imposed on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the foreign invested enterprise’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution, which apply to our WFOE.

In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investor with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of the current or accumulated earnings and profits of us and the VIEs, as determined under United States federal income tax principles. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Taxation — PRC Taxation” and “Risk Factors — Risks Related to the ADSs and This Offering — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our WFOE, the VIE Entity, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a

PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the PRC government to transfer cash.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of the income of us and the VIEs is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The following diagram illustrates the typical fund flow between Jianzhi Education, our WFOE, and Beijing Sentu, the VIE Entity.

For a condensed consolidation schedule and consolidated financial statements depicting the results of operations, financial position, and cash flows for Jianzhi Education and the VIEs, see “Summary Consolidated Financial and Operating Data.”

Selected Consolidated Financial Data

The following consolidated statement of income and comprehensive income for the years ended December 31, 2020 and 2021, consolidated balance sheets data as of December 31, 2020 and 2021, and consolidated statements of cash flow data for the years ended December 31, 2020 and 2021 have been derived from our (including the VIEs’) audited consolidated financial statements included elsewhere in this prospectus. Our (including the VIEs’) consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our and the VIEs’ historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial and Operating Data section together with our (including the VIEs’) consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth a summary of our (including the VIEs’) consolidated statement of income and comprehensive income for the years ended December 31, 2020 and 2021.

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(amount in thousands, except for share and per share data)
Net revenues	404,932	473,247	74,263
Cost of revenues	(275,790)	(369,052)	(57,912)
Gross profit	129,142	104,195	16,351

Operating expenses:
Sales and marketing expenses	5,032	7,577	1,189
General and administrative expenses	26,054	19,476	3,056
Research and development expenses	15,585	26,355	4,136
Total operating expenses	46,671	53,408	8,381

Income from operations	82,471	50,787	7,970

Other income:
Total other income, net	4,925	6,417	1,007

Income before income tax	87,396	57,204	8,977
Income tax expense	486	4,274	671
Net income	86,910	52,930	8,306
Net income attributable to non-controlling interests	4,586	4,672	733
Net income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,324	48,258	7,573

Net income	86,910	52,930	8,306

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(35)	211	33
Total other comprehensive (loss)/income	(35)	211	33
Total comprehensive income	86,875	53,141	8,339
Net comprehensive income attributable to non-controlling interests	4,586	4,672	733

Comprehensive income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,289	48,469	7,606

Earnings (loss) per share
Basic and diluted	0.74	0.43	0.07
Weighted average number of shares
Basic and diluted	111,110,000	111,110,000	111,110,000

The following table presents our (including the VIEs’) summary consolidated balance sheets data as of December 31, 2020 and 2021:

	As of December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	20,949	61,267	9,614
Accounts receivable, net	114,804	104,775	16,442
Inventories	1,976	1,960	308
Deferred offering expenses	—	8,495	1,333
Due from related parties	—	2,474	388
Short-term prepayments	2,664	288,101	45,209
Short-term investments	70,680	11,430	1,794
Prepaid expenses and other current assets	2,926	5,123	804
Total current assets	213,999	483,625	75,892

Non-current assets:
Right-of-use assets, net	2,664	300	47
Deferred tax assets, net	324	388	61
Property and equipment, net	216	215	34
Educational contents, net	140,105	206,695	32,435
Intangible assets, net	23,844	17,188	2,697
Goodwill	7,712	7,712	1,210
Long-term prepayments	51,567	143,494	22,517
Total non-current assets	226,432	375,992	59,001
Total assets	440,431	859,617	134,893

Liabilities
Current liabilities:
Accounts payable	23,227	24,286	3,811
Contract liabilities	7,395	327,299	51,360
Salary and welfare payable	3,402	3,412	535
Income taxes payable	921	3,743	587
Value added tax (“VAT”) and other tax payable	3,792	2,669	419
Other payables	7,348	5,277	828
Lease liabilities, current	2,034	295	47
Amount due to related parties	24,777	71,708	11,253
Total current liabilities	72,896	438,689	68,840

Non-current liabilities:
Deferred tax liabilities	2,776	2,192	344
Lease liabilities	283	—	—
Total non-current liabilities	3,059	2,192	344
Total liabilities	75,955	440,881	69,184

	As of December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Commitments and contingencies
Mezzanine equity:
Redeemable preferred shares (US$0.0001 par value; 11,110,000 shares authorized, issued and outstanding as of December 31, 2020 and 2021)	45,985	45,985	7,216
Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 100,000,000 shares issued and outstanding as of December 31, 2020 and 2021)	63	63	10
Additional paid-in capital	52,928	54,046	8,481
Statutory reserves	20,977	23,599	3,703
Retained earnings	235,347	280,984	44,092
Accumulated other comprehensive income	189	400	63
Total Jianzhi Education Technology Group Company Limited’s shareholders’ equity	309,504	359,092	56,349
Noncontrolling interests	8,987	13,659	2,144
Total shareholders’ equity	318,491	372,751	58,493
Total liabilities, mezzanine equity and shareholders’ equity	440,431	859,617	134,893

The following table presents our (including the VIEs’) summary consolidated cash flow data for the years ended December 31, 2020 and 2021:

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	97,754	147,774	23,189
Net cash used in investing activities	(164,857)	(144,640)	(22,697)
Net cash provided by financing activities	49	37,674	5,912
Effect of exchange rate changes on cash and cash equivalents and restricted cash held in foreign currencies	(265)	(490)	(77)
Net increase (decrease) in cash and cash equivalents and restricted cash	(67,319)	40,318	6,327
Cash and cash equivalents and restricted cash at the beginning of the year	88,268	20,949	3,287
Cash and cash equivalents and restricted cash at the end of the year	20,949	61,267	9,614

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our and the VIEs’ financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our (including the VIEs’) consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our and the VIEs’ business and operations. Our and the VIEs’ actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

OVERVIEW

Since being established, we, together with the VIEs, have been committed to developing educational content to fulfill a massive demand for high quality professional development training resources in China.

We, together with the VIEs, started operations by providing educational content products and IT services to higher education institutions. After the initial growth period, our and the VIEs’ products and brand have gained increasing recognition and acceptance by both higher education institutions and the general public. We, together with the VIEs, then initiated end-user business and started providing products to individual customers, and acquired companies in Shanghai and Guangzhou to facilitate further expansion in the end-user market. Today, we and the VIEs are a leading provider of digital educational content in China. According to the Frost & Sullivan Report, we and the VIEs were the seventh largest digital content provider for higher education in China in terms of the revenue derived from providing digital contents for higher education institutions in 2021, with revenues of RMB33.0 million representing a 1.1% market share. Leveraging our and the VIEs’ deep understanding into and rich experience in professional development training, as well as our and the VIEs’ strong curriculum development capabilities, we and the VIEs became the largest online career training services provider for higher education institutions in China in terms of revenue in 2021 with RMB32.6 million representing a market share of 66.4%, according to the Frost & Sullivan Report.

Since the beginning of 2019, the PRC Ministry of Education has issued a series of favorable policies to encourage talent development, aiming to consolidate high-quality online education resources, emphasize construction of innovative, comprehensive, and application-oriented curricula, and carry out extensive training in employability skills and employment and entrepreneurship training. At the same time, China’s online education market has maintained rapid growth in recent years. Moreover, with the impact of the COVID-19 pandemic in 2020, the Ministry of Education has promulgated policies to clearly encourage schools and educational institutions at various levels to conduct online teaching, which further promoted digital education and rapidly increased the penetration rate of online education. As such, the migration from offline education to online education has become a clear trend in China’s education industry. We and the VIEs have seized these market opportunities and established long-term and strategic business relationships with China’s leading telecommunications operators. We and the VIEs have leveraged the advantages of us and VIEs in vocational education and successfully established a synergistic and dynamic business system with educational content services as our and the VIEs’ backbone.

Leveraging our and the VIEs’ strong capabilities in developing proprietary professional development training content and success in consolidating educational content resources within the industry, we and the VIEs have successfully built up a comprehensive, multi-dimensional digital educational content database. As of December 31, 2021, our and the VIEs’ educational content library consisted of more than 30,000 online videos and video courses totaling approximately 6,100 hours, of which more than 76.8% were self-developed. Our and the VIEs’ educational content database offers a wide range of professional development products, including employability skills and entrepreneurship guidance courses, professional skills training courses, skill improvement courses and professional certification quiz banks. We and the VIEs embed proprietary digital education content into the self-developed online learning platforms, which are provided to a wide range of customers through our and the VIEs’ omni-channel sales system.

FACTORS AFFECTING RESULTS OF OPERATIONS

The business, financial condition and results of operations of us and the VIEs have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

We, together with the VIEs, operate in China’s educational content service and mobile media service market, and IT related solution services market. The results of operations and financial condition of us and the VIEs are significantly affected by market drivers including China’s rapid economic growth, continued urbanization and rising per capita disposable income and relevant favorable regulations and policies promulgated by the PRC government to encourage the digitization of vocational education and online education resources, all of which have allowed Chinese households and individuals to spend more disposable income on online education. In addition, driven by strong demand for improved employment opportunities and career development, online vocational education in China has grown rapidly in the past several years and is expected to continue to grow in the future. Besides, China’s continuous construction and improvement of IT infrastructure, including the wide adoption of Internet and mobile Internet, strong demand from institutions for digitalizing and automating their operations and growing demands from enterpriser customers and the public for having online access to the information they need, have also driven China’s IT solution market to grow.

The industries we and the VIEs operate in are fragmented and we and the VIEs face competition from traditional offline players as well. At the same time, the results of us and the VIEs are subject to changes in the regulatory regime governing China’s information education industry and technology. The PRC government regulates various aspects of our and the VIEs’ business and operations, including the qualification and licensing requirements for entities providing educational content service and other services and IT related solution services.

Additionally, we believe that our and the VIEs’ results of operations and financial condition are affected by company-specific factors, including the factors discussed below, many of which are beyond our and the VIEs’ control.

Demand for Online Educational Content

As an online educational content provider, the VIEs have benefited significantly from the increasing proliferation of the Internet, in particular the mobile Internet, in China. In recent years, driven by the increasing number of Internet users and mobile penetration rates, China’s online education industry as measured by gross billings has grown from approximately RMB98.1 billion in 2017 to approximately RMB328.2 billion in 2021, representing a CAGR of 35.2% from 2017 to 2021. China’s online education market is expected to continue to grow and reach approximately RMB690.8 billion in 2026, representing a CAGR of 16.0% from 2021 to 2026, according to the Frost & Sullivan Report.

Compared to traditional in-person classroom teaching, we believe online education is superior as it breaks down the time and location barriers of traditional offline education and offers students a more flexible, convenient and cost-effective alternative. As a result, online education has become increasingly popular among students and accounted for an increasing market share of the entire education market in the PRC. In addition, the educational content the VIEs offer is tailored to the needs of institutional and individual users and focuses on equipping users with practical skills, which differs from the traditional vocational education offered in schools. As such, we believe the VIEs’ ability to continue to grow the VIEs’ revenue and gross profit significantly depends on the attractiveness of the VIEs’ online educational content and technological developments that make the VIEs’ online, including mobile, educational content services more convenient and effective.

Pricing of Products and Services

The revenue and profit of us and the VIEs depend on the pricing of our and the VIEs’ products and services. We and the VIEs determine the pricing of our and the VIEs’ products and services primarily based on cost of revenues, market demand for the products and services of us and the VIEs and pricing of our and the VIEs’ competitors.

With technical developments in educational content services and IT related solution services, more competitors may enter into this market. Some of our and the VIEs’ competitors may have better financial, technological and other resources than we and the VIEs do. If we and the VIEs are unable to compete with them, we and the VIEs may lose our and the VIEs’ customers and market share. If competition intensifies, our and the VIEs’ competitors may lower their prices in an effort to gain or maintain their market shares. In order to stay competitive, we and the VIEs may have to lower the prices for our and the VIEs’ products and services, and our and the VIEs’ profit margin may decrease. We and the VIEs primarily derive revenue from the VIEs’ other services from the monthly subscription fees that mobile users pay to telecommunications providers for monthly targeted data plans. If telecommunications providers lower their pricing of subscription fees for monthly targeted data plans, the profit margin of us and the VIEs may also decrease. In addition, if the competition of mobile application content data business intensifies, the VIEs may have to lower the price of the VIEs’ services and the results of operation of us and the VIEs might be adversely affected.

Ability to Control Cost of Revenues and Operating Expenses

The profitability of us and the VIEs also depends, in part, on our and the VIEs’ ability to control cost of revenues and operating expenses. For the years ended December 31, 2020 and 2021, our and the VIEs’ cost of revenues represented approximately 68.1% and 78.0% of our and the VIEs’ total revenue, respectively. Our and the VIEs’ costs of revenues consist primarily of inventory cost, staff costs, video content costs, depreciation expenses and other direct costs of providing these services or goods.

The operating expenses of us and the VIEs primarily consist of sales and marketing expenses, general and administrative expenses and research and development expenses. For the years ended December 31, 2020 and 2021, the total amount of sales and marketing expenses, general and administrative expenses and research and development expenses from our and the VIEs’ operations as a percentage of our and the VIEs’ total revenue was approximately 1.2%, 6.4% and 3.8% and 1.6%, 4.1% and 5.6%, respectively. We cannot guarantee that our and the VIEs’ operating expenses will not increase as we and the VIEs expand our and the VIEs’ business operations and we become a public company.

Continued Collaboration with Third Parties, including Tianyi Video, major telecommunications providers

Certain aspects of our and the VIEs’ business require us and the VIEs to work closely with our and the VIEs’ important business partners. The VIEs launched an own selected mobile video package content of “Fish Learning” (formerly known as “Learning on the Go”) on the platform of Tianyi Video, and the VIEs received a total of approximately 28.6 million subscription purchases of “Fish Learning” from October 2017 through December 31, 2021. Going forward, the VIEs expect to continue to utilize the platform of Tianyi Video to promote the VIEs’ own content to individual end customers as well as offer subscriptions to the VIEs’ mobile video package product directly via the VIEs’ “Fish Learning” mobile application. For the two years ended December 31, 2020 and 2021, the VIEs licensed approximately 8,450 videos to Tianyi Video with total 1,500 running hours. Subjects of such videos included entrepreneurship, IT skills, big data and artificial intelligence, among others.

Starting in late 2018, the VIEs have also offered the educational content for redemption to mobile users of China Telecom. In 2020 and 2021, the VIEs’ courses were redeemed approximately 3.5 million times and 6.9 million times, respectively, by mobile users of China Telecom through this arrangement. The VIEs derive revenue from this arrangement by receiving approximately RMB1.0 from China Telecom’s subsidiary for every 100 reward points its mobile users redeem for courses contained in the VIEs’ special limited content mobile video package.

In April 2019, the VIEs launched the Light Class mobile video package product and distributed this product through platforms of the VIEs’ WeChat Official Account and China Unicom’s subsidiaries. As of December 31, 2021, the VIEs had received a total of over 5.8 million monthly subscription purchases, over 500 quarterly subscription purchases, and approximately 0.2 million annual subscription purchases. In order to better satisfy the demand of various kinds of customers, Light Class has launched 10 products covering different subscription periods from monthly to annually and offered different promotion plans and training courses. And the VIEs develop the sales mainly through two ways, (i) through WeChat, all 10 products were released through WeChat platform with the prices ranging from RMB18 to RMB312. The price differences are mainly determined by subscription periods, promotion applied and content selected; and (ii) through cooperation with China Unicom’s subsidiaries, the Company has launched three products, including annual package and monthly package, with the prices ranging from RMB30 to RMB120. The price differences are mainly caused by different usage periods and selected content. As of the date of this prospectus, the VIEs have received subscription purchases both directly from WeChat users and through the arrangement with China Unicom’s subsidiaries.

These collaborative relationships are important to our and the VIEs’ business and results of operations. We cannot assure you, however, that the relevant parties will continue to collaborate with us in the future on the same terms, or at all. If any of them ceased to collaborate with us, our and the VIEs’ business, financial condition and results of operations may be materially and adversely affected.

In addition, the VIEs work with third party content providers to license educational content to supplement the VIEs’ self-developed content and broaden the VIEs’ content database. The VIEs purchase standardized, non-professional content from third parties such as workplace etiquette course. Through the cooperation agreements with third party content providers, the VIEs are authorized to use the local educational videos provided by third parties for three to five years. These agreements may be terminated due to force majeure. According to the agreements, such videos can only be further authorized to use in intranets of the VIEs’ institutional customers and the revenues generated from such authorization were immaterial for the years ended December 31, 2020 and 2021, respectively. As there are many similar content providers in the market offering these types of content, such content is highly replaceable and accounts for a very small proportion of the VIEs’ education content asset. If the third-party content providers cease collaborating with the VIEs, the VIEs can easily find another provider, and, therefore, our and the VIEs’ ability to continuously offer new products would not be materially affected.

Product and Service Mix

Our and the VIEs’ results of operations, particularly our and the VIEs’ gross and net profit margins, are affected by our and the VIEs’ product and service mix. We and the VIEs have two operating segments: educational content service and other services and IT related solution services. Each operating segment has its own revenue models and cost bases and, as a result, our and the VIEs’ gross and net profit margins for each operating segment and for major products and services within such segments are different. In 2020 and 2021, our and the VIEs’ revenue contribution percentages from the two operating segments varied significantly year over year.

For the years ended December 31, 2020 and 2021, revenue derived from educational content service and other services accounted for 76.4% and 77.1%, respectively, of our and the VIEs’ total revenue, and revenue derived from IT related solution services accounted for 23.6% and 22.9%, respectively, of our and the VIEs’ total revenue.

We expect that changes in our and the VIEs’ product and service mix may continue to affect revenue contribution percentages from our and the VIEs’ operating segments as well as our and the VIEs’ gross and net profit margins.

Preferential Tax Treatment

Jianzhi Beijing and Sentu Shuzhi, as SEs, were entitled to the preferential EIT treatment of two-year exemption and three-year half payment. Beijing Sentu applied the EIT rate of 15% during 2020 and 2021 as a HNTE. Sentu Lejiao is subject to the 25% EIT rate for the year of 2020, and is subject to the PRC EIT at a preferential tax rate as a SME for the year of 2021. Guangzhou Xingzhiqiao is subject to the PRC EIT at a preferential tax rate as a SME for the year of 2020, and is subject to the 25% EIT rate for the year of 2021. Guangzhou Lianhe and Shanghai Ang’you, are subject to the PRC EIT at a preferential tax as Micro-sized Enterprises. Sentu Guoxin is subject to the 25% EIT. SMEs are subject to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB 1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2021, and 75% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the years ended before December 31, 2020. The estimated tax savings as a result of the Company, its wholly-owned subsidiaries and VIEs’ preferred tax rates for the years ended December 31, 2020 and 2021 amounted to RMB21,862,626 and RMB7,291,787, respectively. Per share effect of the tax savings were RMB0.20 and RMB0.07 for the years ended December 31, 2020 and 2021, respectively.

We confirmed that we and the VIEs paid all relevant taxes and there were no disputes or unresolved tax issues with the relevant tax authorities for two years ended December 31, 2021.

If any of our and the VIEs’ existing preferential tax treatments ends and we and the VIEs are not able to renew it or obtain any other preferential tax treatment in its place, our and the VIEs’ income tax expenses will likely increase, which will have a material and negative impact on our and the VIEs’ net profit.

KEY COMPONENTS OF RESULTS OF OPERATIONS

Net Revenues

We and the VIEs derived revenue primarily from (i) provision of educational content service and other services; and (ii) provision of IT related solution services. For the years ended December 31, 2020 and 2021, our and the VIEs’ revenue was RMB404.9 million and RMB473.2 million (US$74.3 million), respectively. The following table sets forth a breakdown of our and the VIEs’ revenue by business segments for the years indicated.

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Revenues:
Educational content service and other services
– Educational content service
– B2B2C	65,867	62,631	9,828
– B2C	229,670	289,780	45,473
– Other services	13,766	12,661	1,987
Subtotal	309,303	365,072	57,288
IT related solution services
– Design and development of customized IT system	48,465	35,689	5,600
– Procurement and assembling of equipment	47,115	72,381	11,358
– Technological support and maintenance	49	105	17
Subtotal	95,629	108,175	16,975
Total revenues	404,932	473,247	74,263

The following table sets forth a breakdown of our and the VIEs’ revenue by service type for the years indicated.

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Revenue from educational content service and other services
– Subscription revenue	131,047	148,041	23,231
– Licensing revenue	164,490	204,369	32,070
– Other services revenue	13,766	12,662	1,987
Subtotal	309,303	365,072	57,288
Revenue from IT related solution services	95,629	108,175	16,975
Total	404,932	473,247	74,263

Educational content service and other services.    For the years ended December 31, 2020 and 2021, the VIEs delivered a diverse, comprehensive range of educational content primarily through (i) selling subscriptions of the VIEs’ online learning platforms, in particular Sentu Academy, to higher education institutions and other institutional customers under a B2B2C model; (ii) licensing select content in Sentu Academy to institutional customers based on their needs and preferences under a B2B2C model; (iii) offering educational content in mobile video packages directly to end users under a B2C model, including (a) offering the VIEs’ Fish Learning mobile video package via the platform of Tianyi Video; (b) offering courses in a mobile video package to be redeemed by mobile users of China Telecom using their reward points; and (c) offering the VIEs’ new mobile video package, Light Class, via a subscription account on WeChat and through cooperation with China Unicom’s subsidiaries. In addition, for the same periods, the VIEs also derived revenue from other services primarily from (i) promotion service on the Fish Learning platform; (ii) provision of mobile application content data business system services; and (iii) provision of technical support services for a mobile paid-content platform of China Unicom mainly accessible from a subscription account on WeChat.

IT related solution services.    For the years ended December 31, 2020 and 2021, WFOE and its subsidiaries and VIEs derived revenue from IT related solution services through providing (i) design and development of customized IT system service, (ii) procurement and assembling of equipment, and (iii) technological support and maintenance service. And our competitive services focus on providing educational institutions and other institutional customers with customized teaching and learning solutions as well as comprehensive intelligent management and service platforms.

Cost of Revenues

Costs of revenues consist primarily of inventory cost, staff costs, video content costs, depreciation expenses and other direct costs of providing these services or goods. These costs are recorded in the consolidated statements of income and comprehensive income as incurred. Our and the VIEs’ cost of revenues was RMB275.8 million and RMB369.1 million (US$57.9 million) for the years ended December 31, 2020 and 2021, respectively.

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Cost of revenues:
Educational content service and other services	239,377	311,337	48,855
IT related solution services	36,413	57,715	9,057
Total	275,790	369,052	57,912

Operating Expenses

Our and the VIEs’ operating expenses consist of sales and marketing expenses, research and development expenses, and general and administrative expenses. The following table sets forth the components of our and the VIEs’ operating expenses by amounts and percentages of our and the VIEs’ net revenues for the years presented:

	For the Years Ended December 31,
	2020		2021
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Operating expenses:
– Sales and marketing expenses	5,032	1.2	7,577	1,189	1.6
– General and administrative expenses	26,054	6.4	19,476	3,056	4.1
– Research and development expenses	15,585	3.8	26,355	4,136	5.6
Total	46,671	11.4	53,408	8,381	11.3

Sales and Marketing Expenses.    Sales and marketing expenses primarily consist of (i) staff cost, which represents salaries, social insurances and housing funds for our and the VIEs’ personnel in the sales department; (ii) traveling and entertainment expenses; (iii) service fee; and (iv) other miscellaneous sales cost. Traveling and entertainment expenses were incurred for sales related activities. Serviced fee represents fees we and the VIEs paid in relation to bidding for projects and customer services.

General and Administrative Expenses.    General and administrative expenses primarily consist of (i) staff cost; (ii) travelling and entertainment expense; (iii) depreciation and amortization; (iv) rental expenses; (v) listing expenses; (vi) provision for bad debts; and (vii) other miscellaneous expenses. Salaries, social insurance and housing funds for our and the VIEs’ personnel in our and the VIEs’ general and administrative department are charged to staff costs. Traveling and entertainment expenses are for our and the VIEs’ business administrative related activities. Rental expenses represent rent for our and the VIEs’ administrative offices.

Research and Development Expenses.    Research and development expenses consist primarily of personnel-related expenses incurred for the development of information technology as well as costs associated with new video contents development. Depreciation expenses and other operating costs that are directly related to the research and development are also included in research and development expenses. The research and development expenses costs are recognized when incurred.

TAXATION

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company or its subsidiaries in the Cayman Islands to their shareholders, no withholding tax will be imposed.

British Virgin Islands (“BVI”)

Subsidiaries in the BVI are exempted from income tax on their foreign-derived income in the BVI. There are no withholding taxes in the BVI.

Hong Kong

Under the Hong Kong tax laws, subsidiaries in Hong Kong are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. They may be exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

China

Effective from January 1, 2008, the PRC’s statutory, EIT rate is 25%. In accordance with the implementation rules of EIT Law, a qualified HNTE is eligible for a preferential tax rate of 15% with HNTE certificate effective for a period of three years and a SE is entitled to a two-year income tax exemption starting from the first profit making year, followed by a reduction of half the applicable tax rate for the subsequent three years, and SMEs are entitled to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2021, and 75% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB1,000,000 and RMB3,000,000, and no reduction for the remaining taxable income for the years ended before December 31, 2020.

RESULTS OF OPERATIONS

The following table sets forth a summary of our (including the VIEs’) consolidated results of operations for the years indicated, both in absolute amounts and as percentages of total income from us and the VIEs. This information should be read together with our (including the VIEs’) consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,
	2020		2021
	RMB	%	RMB	US$	%
	(in thousands, except for share, per share data and percentages)
Net revenues	404,932	100.0	473,247	74,263	100.0
Cost of revenues	(275,790)	(68.1)	(369,052)	(57,912)	(78.0)
Gross profit	129,142	31.9	104,195	16,351	22.0

Operating expenses:
Sales and marketing expenses	5,032	1.2	7,577	1,189	1.6
General and administrative expenses	26,054	6.4	19,476	3,056	4.1
Research and development expenses	15,585	3.8	26,355	4,136	5.6
Total operating expenses	46,671	11.4	53,408	8,381	11.3
Income from operations	82,471	20.4	50,787	7,970	10.7

Other income:
Total other income, net	4,925	1.1	6,417	1,007	1.4
Income before income tax	87,396	21.6	57,204	8,977	12.1
Income tax expense	486	0.1	4,274	671	0.9
Net income	86,910	21.5	52,930	8,306	11.2
Net income attributable to non-controlling interests	4,586	1.1	4,672	733	1.0
Net income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,324	20.3	48,258	7,573	10.2
Net income	86,910	21.5	52,930	8,306	11.2
Other comprehensive (loss)/income:
Foreign currency translation adjustments	(35)	—	211	33	0
Total other comprehensive (loss)/income	(35)	—	211	33	0
Total comprehensive income	86,875	21.5	53,141	8,339	11.2
Net comprehensive income attributable to non-controlling interests	4,586	1.1	4,672	733	1.0
Comprehensive (loss)/income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,289	20.3	48,469	7,606	10.2
Earnings (loss) per share
Basic and diluted	0.74		0.43	0.07
Weighted average number of shares
Basic and diluted	111,110,000		111,110,000	111,110,000

Year ended December 31, 2021 compared to year ended December 31, 2020

Net Revenues

Our and the VIEs’ revenue increased by 16.9% from RMB404.9 million for the year ended December 31, 2020 to RMB473.2 million (US$74.3 million) for the year ended December 31, 2021. This increase was primarily driven by (i) an increase of RMB55.8 million (US$8.8 million), or 18% in net revenues from the provision of educational content services and other services, and (ii) an increase of RMB12.5 million (US$2.0 million) in revenue generated from IT related solution services.

•        Educational content service and other services.    Net revenue from the educational content service and other services increased by RMB55.8 million (US$8.8 million) from RMB309.3 million for the year ended December 31, 2020 to RMB365.1 million (US$57.3 million) for the year ended December 31, 2021. The increase was primarily due to: (i) an increase of RMB44.3 million (US$7.0 million), or 41.5%

in revenue from offering selected mobile video package to end mobile users under a B2C model through our cooperation with a subsidiary of China Telecom, primarily because (a) the VIEs added a new course to video package under the reward points redeem business in 2021, and (b) we and the VIEs strengthened marketing efforts to increase the exposure of the video packages to the end mobile users, and (ii) an increase of RMB17.7 million (US$2.8 million), or 31.1% in subscription revenue primarily because the VIEs offered the Fish Learning to the public at no cost in February 2020 and continuing throughout April 2020 during the outbreak of COVID-19, resulting in revenue generated from Fish Learning in 2020 and 2021 were RMB56.9 million and RMB74.6 million (US$11.7 million), respectively.

•        IT related solution services.    Net revenue from IT related solution services increased by RMB12.5 million (US$2.0 million), or 13.1% from RMB95.6 million for the year ended December 31, 2020 to RMB108.2 million (US$17.0 million) for the year ended December 31, 2021, primarily attributable to: (i) an increase of RMB25.3 million (US$4.0 million) in revenue from procurement and assembling of IT equipment from RMB47.1 million for the year ended December 31, 2020 to RMB72.4 million (US$11.4 million), primarily due to the fact that (a) the number of procurement and assembling projects we completed increased from 16 in 2020 to 18 in 2021, and (b) the contract value of the procurement and assembling projects we completed in 2021 was higher than the projects completed in 2020. For example, in 2021, we launched two new projects for China Telecom with contract value totaling RMB62.1 million (US$9.7 million), while in 2020, among the 16 IT procurement and assembling projects we completed, the highest contract value was RMB22.2 million, and (ii) a decrease of RMB12.8 million (US$2.0 million) in design and development of customized IT system service from RMB48.5 million for the year ended December 31, 2020 to RMB35.7 million (US$5.6 million) for the year ended December 31, 2021, resulting from the fact that the Company placed more focus on the procurement and assembling of IT equipment projects with advanced cash from customers in 2021.

Cost of Revenues

Our and the VIEs’ cost of revenue increased by 33.8% from RMB275.8 million for the year ended December 31, 2020 to RMB369.1 million (US$57.9 million) for the year ended December 31, 2021. The increase of cost of revenues was in line with the increase of revenues. Additionally, compared with the revenues growth, the higher percentage of increase in cost of revenues was mainly attributable to the high cost of comprehensive and high-quality education content and the high equipment purchase cost we incurred for IT procurement and assembling projects during the year ended December 31, 2021.

Gross Profit

As a result of the foregoing, our and the VIEs’ gross profit decreased from RMB129.1 million for the year ended December 31, 2020 to RMB104.2 million (US$16.4 million) for the year ended December 31, 2021. Our and the VIEs’ gross profit margin decreased from 31.9% for the year ended December 31, 2020 to 22.0% for the year ended December 31, 2021. The decrease was mainly due to the fact that (i) the gross profits margin for IT related solution services decreased from 61.9% for the year ended December 31, 2020 to 46.6% for the year ended December 31, 2021, which was primarily because we completed two procurement and assembling equipment projects with contract value of RMB51.4 million (US$8.1 million) and RMB10.8 million (US$1.7 million), in which we incurred significant equipment purchasing cost, resulting in relatively lower gross profit margin of 17.4% and 14.4%, respectively; and (ii) for the year ended December 31, 2021, we and the VIEs purchased new educational content to enrich current user’s experience and attract more customers with our and the VIEs’ comprehensive educational content library, which caused the our and the VIE’s cost of revenue in educational content service and other services increased by 31.1% from RMB239.4 million to RMB311.3 million (US$48.9 million) in 2021, while the revenue from such business only increased by 18.0% from RMB309.3 million in 2020 to RMB365.1 million (US$57.3 million) in 2021. As a result, the gross profits margin for educational content service and other services decreased from 22.6% for the year ended December 31, 2020 to 14.7% for the year ended December 31, 2021

Operating expenses

Our and the VIEs’ total operating expenses increased from RMB46.7 million for the year ended December 31, 2020 to RMB53.4 million (US$8.4 million) for the year ended December 31, 2021.

Sales and Marketing Expenses:    Our and the VIEs’ sales and marketing expenses increased from RMB5.0 million for the year ended December 31, 2020 to RMB7.6 million (US$1.2 million) for the year ended December 31, 2021. This increase was mainly driven by an increase of RMB2.1 million (US$0.3 million) in the service fee due to our continued efforts to further expand our and the VIEs’ user base in 2021, and an increase of RMB0.4 million (US$0.1 million) in social welfare expenses as we and the VIEs ceased enjoying the preferential COVID-19 policy in reduction or exemption of the housing funds and social insurances since January 1, 2021.

General and Administrative Expenses:    Our and the VIEs’ general and administrative expenses decreased from RMB26.1 million for the year ended December 31, 2020 to RMB19.5 million (US$3.1 million) for the year ended December 31, 2021. This decrease was primarily due to (i) a decrease of RMB5.3 million (US$0.8 million) in the listing expense caused by our attempt initial public offering on the Hong Kong Stock Exchange, which started in 2019 and ceased in 2020. We incurred listing expenses related this initial public offering of RMB4.7 million (US$0.7 million) during the year ended December 31, 2021, and incurred listing expenses related to our ceased Hong Kong IPO of RMB9.9 million in the same period of 2020, and (ii) a change of RMB0.3 million (US$51,780) in allowance of doubtful accounts from a provision of doubtful allowance of RMB0.2 million for the year ended December 31, 2020 to a reversal of doubtful allowance of RMB0.1 million (US$18,758) for the same period of 2021.

Research and Development Expenses:    Our and the VIEs’ research and development expenses increased from RMB15.6 million for the year ended December 31, 2020 to RMB26.4 million (US$4.1 million) for the year ended December 31, 2021. This increase was mainly driven by (i) an increase of RMB9.2 million (US$1.4 million) in research and development service expenses to develop new platforms and new features to support the educational contents business, and (ii) an increase in social welfare expenses as we and the VIEs ceased enjoying the preferential COVID-19 policy in reduction or exemption of the housing funds and social insurances since January 1, 2021.

Other income, net

Other incomes increased by 30.3% from RMB4.9 million for the year ended December 31, 2020 to RMB6.4 million (US$1.0 million) for the year ended December 31, 2021. This increase was mainly due to an increase of RMB2.3 million (US$0.4 million) in subsidy income from local tax authority, and partially net off against an increase of RMB1.1 million (US$0.2 million) in interest expenses arising from loans from a shareholder.

Income Tax Expenses

Our and the VIEs’ income tax expenses increased from RMB0.5 million for the year ended December 31, 2020 to RMB4.3 million (US$0.7 million) for the year ended December 31, 2021, due to the fact that the two year exemption preferential EIT treatment enjoyed by Jianzhi Beijing expired in the end of 2020, which further resulted in the effective income tax rate from 0.6% for the year ended December 31, 2020 to 7.5% for the year ended December 31, 2021.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth a summary of our and the VIEs’ cash flows for the years presented:

	For the Years Ended December 31,
	2020	2021
	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	97,754	147,774	23,189
Net cash used in investing activities	(164,857)	(144,640)	(22,697)
Net cash provided by financing activities	49	37,674	5,912
Effect of exchange rate changes on cash and cash equivalents and restricted cash held in foreign currencies	(265)	(490)	(77)
Net increase (decrease) in cash and cash equivalents and restricted cash	(67,319)	40,318	6,327
Cash and cash equivalents and restricted cash at the beginning of the year	88,268	20,949	3,287
Cash and cash equivalents and restricted cash at the end of the year	20,949	61,267	9,614

To date, we and the VIEs have financed our and the VIEs’ operating and investing activities primarily through cash generated from operating activities. As of December 31, 2020 and 2021, our and the VIEs’ cash, cash equivalents and restricted cash were RMB20.9 million and RMB61.3 million (US$9.6 million), respectively. Our and the VIEs’ cash and cash equivalents primarily consist of cash, investments in interest bearing demand deposits accounts and time deposits with terms of and less than three months.

As of December 31, 2020, our and the VIEs’ accounts receivable accounted for a comparatively large proportion of revenue for the following reasons: (i) the VIEs extended the settlement period to a customer of Guangzhou Xingzhiqiao since July 2020, resulting in a relatively high balance of accounts receivable of RMB36.1 million as of December 31, 2020. The customer of Guanzhou Xingzhiqiao is an authorized agent of a leading telecommunication service provider in China and is one of the VIEs’ major business partners. The leading telecommunication service provider and its authorized agent changed the payment term since July 2020 and extended the settlement period for all its suppliers from 3 months to 5 months. As of the date of the prospectus, we have collected all the accounts receivable balance as of December 31, 2020 from the authorized agent of the leading telecommunication service provider. (ii) during the COVID-19 pandemic, we delayed collection of accounts receivables in relation to our IT related solution services due to (a) the fact that we delayed our procurement and assembling of equipment, (b) the fact that some of our and the VIEs’ customers are not obligated to make payment to us until they are paid by their customers, and (c) the delays in corporate operations across China due to the COVID-19 outbreak. Consequently, we and the VIEs recognized a large amount of revenue in the fourth quarter of 2020, a big portion of which, as of December 31, 2020, is in the form of accounts receivable not yet due for payment. As of the date of the prospectus, a total of RMB114.6 million (US$18.0 million) or 98.2% of the accounts receivable balance as of December 31, 2020 has been collected. Our management evaluates the collectability of our and the VIEs’ accounts receivable periodically and predicts reasonably when the balance could be collected based on the payment terms, the customer’s payment history and current credit-worthiness, and current economic trends.

As of December 31, 2021, our and the VIEs’ accounts receivable accounted for a comparatively large proportion of revenue as well for the reason that (i) we and the VIEs extended the settlement period to a customer of Guangzhou Xinzhiqiao since July 2020, resulting in a relatively high balance of accounts receivable of RMB58.7 million (US$9.2 million) as of December 31, 2021. The customer of Guanzhou Xingzhiqiao is an authorized agent of a leading telecommunication service provider in China and is one of the VIEs’ major business partners. The leading telecommunication service provider and its authorized agents changed the payment term since July 2020 and extended the settlement period for all its suppliers from 3 months to 5 months. As of the date of the prospectus, RMB5.1 million (US$0.8 million) or 8.7% of the accounts receivable balance as of December 31, 2021 has been collected from the authorized agent of the leading telecommunication service provider. We expect to collect the outstanding balance within a year based on management’s best estimate; (ii) RMB2.7 million (US$0.4 million) of our accounts receivable from IT related solution services customers are not due for payment on December 31, 2021. As of December 31, 2021, accounts receivable from IT related solution services were in the amount of RMB19.8 million (US$3.1 million), among which RMB17.1 million (US$2.7 million) has become due and RMB19.4 million (US$3.1 million) will become due gradually from January 2022 to June 2022 in terms of the payment term. The accounts receivable from IT related solution services included quality guarantee deposit, usually 10% of contract price, which will be collected by the end of 2023. As of the date of the prospectus, a total of RMB45.9 million (US$7.2 million) or 43.1% of the accounts receivable balance as of December 31, 2021 has been collected. Based on management’s best estimate which has taken the COVID-19 impact into consideration, the remaining balance will be collected within a year.

The turnover days for accounts receivable for the years ended December 31, 2021 and 2020 were 86 days and 91 days, respectively, which are within the payment term. Our turnover days for accounts receivable are calculated as the average of the beginning and ending balance of the gross carrying amount of accounts receivable for the year, divided by our gross billing for the year, multiplied by 365 days.

We do not believe we and the VIEs have a material collection risk under our and the VIEs’ business model that will have a negative impact on collectability, and no significant written-off occurred historically. Due to the COVID-19 pandemic, the collection of accounts receivable slowed down during the years ended December 31, 2020 and 2021 temporally. However, customers gradually resumed payment after that, and our and the VIEs’ business has continued to grow and the demand for our and the VIEs’ services has been increasing. Therefore, we do not have substantial doubt on the collectability of the remaining accounts balances, and provision for accounts receivable has been properly assessed and provided at the end of each period.

We believe that our and the VIEs’ current cash, cash equivalents and restricted cash and expected cash provided by operating activities will be sufficient to meet our and the VIEs’ current and anticipated working capital requirements and capital expenditures for the next twelve months. We and the VIEs may, however, need additional cash resources in the future if we and the VIEs experience changes in business conditions or other developments. We and the VIEs may also need additional cash resources in the future if we and the VIEs identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

As of December 31, 2021, approximately 47.79% and 52.21% of our cash and cash equivalents were held in mainland China and Hong Kong, respectively, of which 47.76% were denominated in Renminbi, and 0.15% were denominated in Hong Kong Dollars. As of December 31, 2021, 37.40% of cash and cash equivalents were held by the VIEs.

The COVID-19 pandemic did not result in any material impairments, allowances, charges or changes in accounting estimates in our (including the VIEs’) consolidated financial statements for the year ended December 31, 2021. In addition, the COVID-19 pandemic did not result in any change to the terms and conditions of our and the VIEs’ existing debt and other obligations, nor did it have any material negative effect on our and the VIEs’ ability to timely fulfill them.

Although we consolidate the results of the VIEs and for accounting purpose are the primary beneficiary of the VIEs, we only have access to the assets or earnings of the VIEs through the Contractual Arrangements with Beijing Sentu and its shareholders. See “Corporate History and Structure — Contractual Arrangements with Beijing Sentu and Its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of the corporate structure, see “— Company Structure.”

All of our and the VIEs’ revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiaries have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC subsidiaries, must be approved by and/or registered with SAFE, its local branches and certain local banks.

As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiaries. We expect to invest substantially all of the proceeds from this offering in our PRC operations for general corporate purposes within the business scopes of our PRC subsidiaries and the VIEs. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.”

Operating Activities

Net cash generated from operating activities for the year ended December 31, 2021 was RMB147.8 million (US$23.2 million), primarily attributable to (i) net income of RMB52.9 million (US$8.3 million), adjusted for adding back of amortization of educational content of RMB45.3 million (US$7.1 million), (ii) a decrease in accounts receivable of RMB10.1 million (US$1.6 million) as a result of improvement of collection from customers, (iii) an increase in short-term prepayments of RMB285.4 million (US$44.8 million), and an increase in contract liabilities of RMB319.9 million (US$50.2 million). The significant changes in short-term prepayments and contract liabilities were mainly due to the fact that, during the year ended December 31, 2021, we and the VIEs have entered into another 15 contracts with three customers for procurement and assembling of equipment projects in an aggregate amount of RMB365.0 million (US$57.3 million), for which we and the VIEs have entered into contracts with several third party suppliers for IT equipment purchase in an aggregate amount of RMB330.5 million (US$51.9 million). As of December 31, 2021, these suppliers did not complete delivery of equipment as stated in the contracts. As there has been an increasing number of COVID-19 cases in China and the outbreak of COVID-19 pandemic might reoccur, the

Company expects that the trend our and VIE’s suppliers not being able to complete delivery of equipment as stated in the contracts might occur in the future periods. Any such delay could subject us and the VIEs to clients’ complaints and may materially and adversely affect our and the VIEs’ reputation, clients’ demand for related products and services and growth prospects, which could materially and adversely affect our and the VIEs business, financial condition and results of operations. See “Risk factor — Risks Related to the Business and Industry of Us and the VIEs — Our and the VIEs’ suppliers’ delay in delivery of equipment may harm our business and financial results.”

As of December 31, 2021, pursuant to the purchase contracts, we and the VIEs made a total of RMB285.2 million (US$44.7 million) to the suppliers as requested. Accordingly, we and the VIEs also required advance payments of RMB287.4 million (US$45.1 million) from our customers. As of the date of this prospectus, 4 of the 15 procurement and assembling of equipment projects have been completed and delivered. Accordingly, we settled short-term prepayments of RMB47.1 million (US$7.4 million) and derecognized contract liabilities of RMB51.2 million (US$8.0 million) as the associated revenue being recognized subsequently in 2022.

The difference between the VIEs’ net cash provided by operating activities of RMB20.8 million (US$3.3 million) and our (including the VIEs’) consolidated net cash provided by operating activities of RMB147.8 million (US$23.2 million) for the year ended December 31, 2021 was primarily due to the additional cash inflow of RMB127.0 million (US$19.9 million) provided by our consolidated entities other than the VIEs.

During the year ended December 31, 2021, our consolidated entities’ (other than the VIEs’) cash flow from operating activities was primarily attributable to the net income of RMB38.1 million (US$6.0 million), adjusted for adding back of amortization and depreciation of RMB35.0 million (US$5.5 million), and (i) an increase of RMB249.5 million (US$39.2 million) in short-term prepayments for and an increase of RMB278.0 million (US$43.6 million) in contract liabilities. During the year ended December 31, 2021, our consolidated entities have entered into another 13 contracts with three customers for procurement and assembling of equipment projects in an aggregate amount of RMB317.5 million (US$49.8 million), for which our consolidated entities have signed contracts with several third party suppliers for IT equipment purchase in an aggregate amount of RMB288.4 million (US$45.3 million). As of December 31, 2021, these suppliers did not complete delivery of equipment as stated in the contracts. Pursuant to the purchase contracts, our consolidated entities made a total of RMB249.0 million (US$39.1 million) to the suppliers as requested as of December 31, 2021. Accordingly, our consolidated entities also required of advance payments of RMB247.1 million (US$38.8 million) from our customers. As of the date of this prospectus, 4 of the 13 procurement and assembling of equipment projects have been completed and delivered. Accordingly, our consolidated entities settled short-term prepayments of RMB47.1 million (US$7.4 million) and derecognized contract liabilities of RMB51.2 million (US$8.0 million) as the associated revenue being recognized subsequently in 2022, and (ii) a decrease of RMB 31.2 million (US$4.9 million) in accounts receivable as a result of improvement in collection.

Net cash generated from operating activities was RMB97.8 million in 2020, primarily due to a net income of RMB86.9 million, adjusted for (i) non-cash item adding back of depreciation and amortization of educational content of RMB24.3 million; (ii) short-term prepayments of RMB12.9 million, (iii) accounts payable of RMB7.9 million, partially offset by (i) accounts receivable of RMB31.4 million, and (ii) contract liabilities of RMB9.4 million.

In 2020, the VIEs’ net cash provided by operating activities was RMB12.1 million mainly because the net profit generated by the VIEs of RMB13.0 million, adjusted for (i) non-cash item adding back of depreciation and amortization of RMB16.0 million, (ii) a decrease in short-term prepayments of RMB14.9 million, (iii) an increase in accounts payable of RMB10.2 million, partially offset by an increase in accounts receivable of the VIEs of RMB38.5 million.

The difference between our and the VIEs’ net cash provided by operating activities by Beijing Sentu of RMB12.1 million and our (including the VIEs) consolidated net cash provided by operating activities of RMB97.8 million was primarily due to the additional cash inflows of RMB85.7 million generated from our consolidated entities other than the VIEs. The cash inflows primarily consisted of our consolidated entities other than VIE’s net income adjusted for non-cash items of RMB90.6 million, partially offset by RMB4.9 million used for working capital. The VIEs and the consolidated entities other than the VIEs had different business models. The VIEs’ business focuses on educational content services in B2C model, while the consolidated entities other than the VIEs’ business focus on IT related solution services and educational content services in B2B2C model. The gross profit margin of IT related solution services and educational content services in B2B2C model were 61.9% and 60.1%, respectively, whereas the gross profit margin of educational content services in B2C model was 15.4%, which lead to the net income generated from the consolidated entities other than the VIEs much more than the one generated from the VIEs. The cash used for working capital of the consolidated entities other than the VIEs were mainly due to the fact that we disbursed tax payable in a more timely manner in 2020, leading to RMB9.4 million used for income tax payable, value added tax and other tax, partially offset by our and the VIEs’ effort on the collection which led to RMB7.1 million released from accounts receivable.

Net cash provided by operating activities increased from RMB97.8 million for the year ended December 31, 2020 to RMB147.8 million (US$23.2 million) for the year ended December 31, 2021 primarily due to (i) a decrease of RMB34.0 million (US$5.3 million) in net income, adjusted for an increase of RMB20.9 million (US$3.3 million) of amortization of educational content as a result of increase of educational content of RMB111.9 million (US$17.6 million) during the year ended December 31, 2021, (ii) a decrease of RMB41.6 million (US$6.5 million) and a decrease of RMB6.9 million (US$1.1 million) in changes of accounts receivable and accounts payable, respectively, as a result of improvement of collection from customers and payments to suppliers, (iii) an increase in short-term prepayments of RMB298.4 million (US$46.8 million), and an increase in contract liabilities of RMB329.3 million (US$51.7 million) as a result of entry into 15 uncompleted procurement and assembling of equipment projects as of December 31, 2021.

Investing Activities

Net cash used in investing activities was RMB144.6 million (US$22.7 million) for the year ended December 31, 2021, primarily due to (i) purchase of short-term investments of RMB24.5 million (US$3.8 million), (ii) RMB64.8 million (US$10.2 million) in purchase of educational content, and (iii) RMB139.0 million (US$21.8 million) in prepayments for educational content, partially offset by proceeds from redemption of short-term investments of RMB83.7 million (US$13.1 million).

Net cash used in investing activities was RMB164.9 million in the year ended December 31, 2020, primarily due to (i) purchase of short-term investments of RMB140.1 million and (ii) purchase of educational content of RMB98.9 million offset by RMB90.3 million in proceeds from redemption of short-term investments.

Financing Activities

For the year ended December 31, 2021, our and the VIEs’ net cash provided by financing activities was RMB37.7 million (US$6.0 million), which mainly represented the borrowings of RMB48.8 million (US$7.7 million) from related parties, and offset by payment of issuance costs in relation to the initial public offerings (“IPO”), and advance payments to a related party for issuance cost in relation to the IPO.

For the year ended December 31, 2020, our and the VIEs’ net cash provided by financing activities was RMB48,907, which mainly represented the borrowings from related parties, and offset by repayment to related parties.

Capital Expenditure

Our and the VIEs’ capital expenditures are incurred mainly to purchase educational video content and tangible assets. We and the VIEs made capital expenditures of RMB102.6 million in 2020 and RMB64.8 million (US$10.2 million) for the year ended December 31, 2021, respectively. Our and the VIEs’ capital expenditures have been primarily funded by cash generated from our and the VIEs’ operations.

We expect to continue to make capital expenditures to support the expected growth of our and the VIEs’ business. We also expect that cash generated from our and the VIEs’ operation activities and financing activities will meet our and the VIEs’ capital expenditure needs in the foreseeable future.

CONTRACTUAL OBLIGATIONS

The following table sets forth our and the VIEs’ contractual obligations as of December 31, 2021:

	Total	Within one year	One to three years	Three to five years	More than five years
	(RMB in thousands)
Operating lease obligation(1)	1,993	1,993	—	—	—

____________

Note:

(1)      Represents minimum payments under operating leases related to offices.

Other than as shown above, we and the VIEs did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2021.

OFF–BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

We and the VIEs have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we and the VIEs have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our (including the VIEs’) consolidated financial statements. Furthermore, we and the VIEs do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We and the VIEs do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

Foreign currency risk is the risk of loss resulting from changes in foreign currency exchange rates. Fluctuations in exchange rates between the RMB and other currencies in which we and the VIEs conduct business may affect our and the VIEs’ financial position and results of operations. The foreign currency risk we have assumed mainly comes from movements in the HKD/RMB exchange rate.

We and our major overseas intermediate holding companies’ functional currency is U.S. dollar. We and the VIEs are mainly exposed to foreign exchange risk arising from our and the VIEs’ cash and cash equivalents and loans to subsidiaries dominated in RMB.

Our subsidiaries are mainly operating in mainland China with most of the transactions settled in RMB. We consider that our and the VIEs’ business in mainland China is not exposed to any significant foreign exchange risk as there are no significant financial assets or liabilities of these subsidiaries denominated in the currencies other than the respective functional currency.

Interest Rate Risk

Our and the VIEs’ exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We and the VIEs have not been exposed to material risks due to changes in interest rates, and we and the VIEs have not used any derivative financial instruments to manage our and the VIEs’ interest risk exposure.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our and the VIEs’ actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our (including the VIEs’) consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

On January 1, 2018, the Company, its wholly-owned subsidiaries and VIEs adopted ASC 606, Revenue from Contracts with Customers using the modified retrospective method for all contracts not completed as of the date of adoption.

Under ASC 606, the core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company, its wholly-owned subsidiaries and VIEs identify its contracts with customers and all performance obligations within those contracts. The Company, its wholly-owned subsidiaries and VIEs then determine the transaction price and allocate the transaction price to the performance obligations within the contracts with customers, recognizing revenue when, or as, the Company, its wholly-owned subsidiaries and VIEs satisfy its performance obligations. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all of the revenue streams, and (2) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on Company, its wholly-owned subsidiaries and VIEs’ financial position, results of operations, equity or cash flows as of the adoption date.

The Company, its wholly-owned subsidiaries and VIEs’ revenue recognition policies effective upon the adoption of ASC 606 are as follows:

Revenue from educational content service and other services

The Company, its wholly-owned subsidiaries and VIEs embed the digital educational content into various web-based or mobile-based online learning platforms to provide comprehensive educational resources or other services to education institutions and individual customers through B2B2C model or B2C model. Specifically, the Company, its wholly-owned subsidiaries and VIEs primarily provide subscription service, licensing service and other services.

(i)     Subscription revenue

The VIEs generate subscription revenue primarily through (a) selling subscriptions to online learning platforms, to higher education institutions and other institutional customers under a B2B2C model mainly through the platform of Sentu Academy; (b) offering subscriptions concerning educational content in mobile video packages directly to end users under a B2C model through the platforms such as Fish Learning or Light Class etc.

The VIEs’ contracts have a single performance obligation for an integrated service and the transaction price is stated in the contracts, usually as a price per end-customers or educational content. Quantity of end-customers enrolled or courses provided is determined before rendering service. The subscription period for a majority of the educational content services is less than 12 months. Customers can access to the educational content anytime during the subscription period. The performance obligation is providing educational content database access and is satisfied over the subscription period. The revenue was recognized based on a straight-line basis over the subscription period. Subscription services cannot be cancelled and is not refundable after enrollment. All estimates are based on the historical experience, complete satisfaction of the performance obligation, and the management’s best judgment at the time the estimates are made. Returns and allowances are not a significant aspect of the revenue recognition process as historically they have been immaterial.

(ii)    Licensing revenue

WFOE and its subsidiaries and VIEs generate licensing revenue primarily through licensing select content copyrights to institutional customers based on their needs and preferences under a B2B2C model. Institutional licenses primarily include educational institutions and non-educational institutions, such as libraries, contractors of educational content and video platforms. Licensing, different from subscriptions to learning platforms, allows customers to store the licensed educational content to their system and allow their students/users to access such educational content directly through their own systems. The institutional customers pay for access by their respective students, faculty members or library patrons, as the case may be individuals and generally pay a one-time licensing fee at the fixed price stated in the contract to receive such products. The VIEs also license copyrights of the special limited content in mobile video packages directly to end mobile users under a B2C model through cooperating with China Telecom. The end mobile users redeem their reward points at China Telecom for the video packages and China Telecom compensates the VIEs at the fixed price for each video packages stated in the contract. Licensing revenue is recognized at the point in time when control of the select content copyrights is transferred to customer, usually at the time when their customers received the select content. WFOE and its subsidiaries and VIEs typically satisfy its performance obligations in contracts with customers upon control of the select content copyrights is transferred to customer, usually at the time when their customers received the select content, and the revenue is recognized at a point in time when customer is able to direct use of and obtain substantially all of the benefits from the learning platforms at the time the services are delivered.

(iii)   Other services revenue

Other services mainly include mobile media services, including mobile media advertising services etc. WFOE and its subsidiaries and VIEs provide advertising services to customers on its mobile application in the form of pop-up ads and banners, and generate revenue from advertisements based on the posting period or based on the number of times viewers click on these advertisements etc. The promised services in each service contract are combined and accounted as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The VIEs determine pricing for each contract separately. These services are recognized over time based on a straight-line basis over the period of services rendered as customers simultaneously receive and consume the benefits of these services throughout the service period. Returns and allowances are not a significant aspect of the revenue recognition process as historically they have been immaterial. For some contracts, the mobile media advertising revenue is generated based on the number of times viewers click on these advertisements or download the sponsor’s application to their phones or the number of days such advertisements are placed in the learning platform. Under much pricing model, the revenues are recognized at the point of time as the publishers deliver advertising services at the point in time.

Net revenues presented on the consolidated statements of income and comprehensive income are net of sales discount and sales tax.

Revenue from IT related solution services

WFOE and its subsidiaries and VIEs derived revenue from IT related solution services through providing (i) design and development of customized IT system service, (ii) procurement and assembling of equipment needed to operate the customer’s systems, and (iii) technological support and maintenance service. The Company recognizes revenues on a gross basis as the Company is determined to be the primary obligor in fulfilling the contracts of IT related solution services initiated by the customer.

WFOE and its subsidiaries and VIEs contract with higher education institutions and other institutional customers to provide design and development of customized IT system service, normally within a year. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers as the design and development of customized IT system service are a series of service that are inputs used to create the customized IT system, which are not distinct in the context of the contract. Revenue is recognized at the point when the system or platform is completed and accepted by the customers. Upon delivery of services, project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a confirmation of customer to its ability to direct the use of and obtain substantially all of the benefits from, the design and development service. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met.

WFOE and its subsidiaries and VIEs generate revenue from procurement and assembling of equipment needed to operate the customer’s systems. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers as the equipment and related assembling services are both inputs used to create the customized equipment, which are not distinct in the context of the contract. Revenue is recognized at the point when the customized equipment is completed and accepted by the customers, normally within a year. Project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a conformation of customer to its ability to direct the use of and obtain substantially all of the benefits from the systems. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met.

From time to time, WFOE and its subsidiaries enter into arrangement to provide technological support and maintenance service of online platforms to its customers at a price stated in contract. WFOE and its subsidiaries’ efforts are expended evenly throughout the service period. The revenues for the technological support and maintenance service are recognized over the support and maintenance services period, usually one year or less. The contracts have a single performance obligation and are primarily on a fixed-price basis. No significant returns, refund and other similar obligations during each reporting period.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. In accordance with ASC340-40-25-1, an entity shall recognize as an asset the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. Entities sometimes incur costs to obtain a contract that otherwise would not have been incurred. Entities also may incur costs to fulfil a contract before a good or service is provided to a customer. The revenue standard provides guidance on costs to obtain and fulfil a contract that should be recognized as assets. Costs that are recognized as assets are amortized over the period that the related goods or services transfer to the customer, and are periodically reviewed for impairment. Only incremental costs should be recognized as assets.

The revenue is recognized when control of the promised services is rendered over the service period and the payment from customers is not contingent on a future event, and the right to consideration in exchange for services that the Company, its wholly-owned subsidiaries and VIEs have transferred to a customer is only conditioned on the passage of time. Therefore, the Company, its wholly-owned subsidiaries and VIEs do not have any contract assets. The Company, its wholly-owned subsidiaries and VIEs also do not have significant capitalized commissions or other costs as of December 31, 2020 and 2021.

Contract liabilities represent cash payment received from customers in advance of the Company satisfying performance obligations under contractual arrangements, including those with performance obligations to be satisfied over a period of time and point in time. Contract liabilities are derecognized when or as revenue is recognized. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year. The amount of revenue recognized that was included in the contract liabilities at the beginning of the year were RMB16.4 million and RMB6.4 million (US$1.0 million) for the years ended December 31, 2020 and 2021, respectively.

Cost of revenues

Costs of revenues consist primarily of inventory cost, staff costs, video content costs, depreciation expenses and other direct costs of providing these services or goods. These costs are charged to the consolidated statements of income and comprehensive income as incurred.

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company, its wholly-owned subsidiaries and VIEs continually evaluate their estimates, including, but are not limited to, those related to the allowance for doubtful accounts, recoverability and useful lives of copyrights and produced content, recoverability and useful lives of certain finite-lived intangible assets, recoverability and useful lives of long-lived assets, recoverability of indefinite-lived intangible assets, income taxes, and the valuation of equity transactions. The Company, its wholly-owned subsidiaries and VIEs base their estimates on historical experience and on various other assumptions that they believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Functional currency and foreign currency translation

The Company uses RMB as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is Hong Kong Dollar (“HK$”). The functional currency of the Company’s overseas subsidiaries and VIEs which incorporated in PRC is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the periods. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of income and comprehensive income.

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date.

Convenience Translation

The Company, its wholly-owned subsidiaries and VIEs’ business is primarily conducted in China and all of the revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ deficit and cash flows from RMB into US dollars as of and for the years ended December 31, 2021 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.3726 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2021, or at any other rate.

Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Value added tax

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range up to 16%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Uncertain tax positions

The Company, its wholly-owned subsidiaries and VIEs apply the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Company, its wholly-owned subsidiaries and VIEs to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs.

Risks and uncertainties

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. The COVID-19 outbreak in China temporarily adversely impacted the Company, its wholly-owned subsidiaries and VIEs’ operating activities, especially the service providing in IT solution services in the first quarter of fiscal 2020. However, since the COVID-19 pandemic results in more people willing to adopt alternative learning approach and switched to online learning platforms, there was no significant impact on the educational content services.

Concentration of risks

Risks in relation to the VIE structure

The Company believes that the Contractual Arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIEs in its consolidated financial statements as it may lose the ability to exert control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIEs. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and VIE.

Concentration of credit risks

Financial instruments that potentially subject the Company, its wholly-owned subsidiaries and VIEs to significant concentration of credit risk primarily cash and cash equivalents and restricted cash and accounts receivables. The carrying amounts of cash and cash equivalents represent the maximum exposure to credit risk. As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries and VIEs has RMB20,948,687 and RMB 61,266,782 in cash and cash equivalents, respectively, which is mainly held in cash and demand deposits with several financial institutions in the PRC and Hong Kong. In the event of bankruptcy of one of these financial institutions, the Company, its wholly-owned subsidiaries and VIEs may not be able to claim its cash and demand deposits back in full. The Company, its wholly-owned subsidiaries and VIEs continue to monitor the financial strength of the financial institutions.

Accounts receivable are typically unsecured and denominated in RMB, derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Company, its wholly-owned subsidiaries and VIEs perform on its customers and its ongoing monitoring process of outstanding balances. The Company, its wholly-owned subsidiaries and VIEs maintain an allowance for doubtful accounts and actual losses have generally been within management’s expectations. Refer to major customers and supplying channels below for detail.

Currency convertibility risk

Substantially all of the Company, its wholly-owned subsidiaries and VIEs’ operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

Major customers and supplying channels

The Company, its wholly-owned subsidiaries and VIEs’ suppliers primarily consist of software suppliers, IT equipment providers and advertising companies.

For the year ended December 31, 2020, three suppliers accounted for 39%, 14% and 12% of the Company’s total purchases, respectively. For the year ended December 31, 2021, four suppliers accounted for 39%, 12%, 12% and 12% of the Company’s total purchases, respectively. As of December 31, 2020, three suppliers accounted for 50%, 24% and 11% of the Company’s total accounts payable balance, respectively. As of December 31, 2021, one supplier accounted for 82% of the Company’s total accounts payable balance, respectively. As of December 31, 2020, three suppliers accounted for 48%, 13% and 11% of the Company’s short-term prepayments, respectively. As of December 31, 2021, three suppliers accounted for 23%, 20% and 12% of the Company’s short-term prepayments, respectively.

The Company, its wholly-owned subsidiaries and VIEs’ customers primarily include higher education institutions, contractors of educational content and IT related solutions, telecommunications providers, providers of mobile Internet audio and video services, platform services providers and libraries.

For the year ended December 31, 2020, three customers accounted for 27%, 13% and 11% of the Company’s total revenue, respectively. For the year ended December 31, 2021, three customers accounted for 33%, 14% and 13% of the Company’s total revenue, respectively. As of December 31, 2020, two customers accounted for 31% and 16% of the Company’s accounts receivable balance, respectively. As of December 31, 2021, two customers accounted for 56% and 11% of the Company’s total accounts receivable balance, respectively. As of December 31, 2020, one customer accounted for 11% of the Company’s contract liabilities. As of December 31, 2021, two customers accounted for 71% and 13% of the Company’s contract liabilities, respectively.

Fair value of financial instruments

The Company, its wholly-owned subsidiaries and VIEs adopted the guidance of ASC 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•        Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•        Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, short-term prepayments, accounts payable, salary and welfare payable, Value added tax (“VAT”) and other taxes payable, accrued liabilities and other payables, approximate their fair market value based on the short-term maturity of these instruments. The Company, its wholly-owned subsidiaries and VIEs did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2021.

Noncontrolling interests

For the Company’s subsidiaries majority-owned by the Company’s VIEs, noncontrolling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.

Accounts receivable, net of allowance

Accounts receivable are amounts due from customers for goods delivered and services performed in the ordinary course of business and are recognized and carried at the original amount less an allowance for any potential uncollectible amounts. Accounts receivable balances are written off against allowances for doubtful accounts when they are determined to be uncollectible. The Company, its wholly-owned subsidiaries and VIEs generally do not require collateral from its customers.

The Company, its wholly-owned subsidiaries and VIEs maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The accounts receivable are reviewed on a periodic basis and general and specific allowances are made when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company, its wholly-owned subsidiaries and VIEs consider many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories comprise IT equipment, yet to deliver to customer at the end of the reporting period. Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in-first-out basis. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Write downs, if any, are recorded in cost of revenues in the consolidated statements of income and comprehensive income.

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries’ and VIEs’ inventory remained stable at approximately RMB2.0 million, without any inventory write-down.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of income and comprehensive income.

The estimated useful lives are as follows:

Leasehold improvement	Shorter of lease terms and estimated useful lives
Fixture and furniture	3 – 10 years
Office equipment	3 – 5 years
Motor vehicles	4 years

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries and VIEs had property and equipment, net in the amount of RMB216,437 and RMB214,717, respectively. For the years ended December 31, 2020 and 2021, depreciation expenses were in the amount of RMB538,303 and RMB78,000, respectively.

Educational contents, net

Educational contents are the copyrights owned by WFOE and VIEs. The Company, its wholly-owned subsidiaries and VIEs engage external professional makers to produce educational contents and they also purchase educational contents along with licensed copyrights from external parties. Educational contents are initially recognized at cost. Educational content is amortized by using a straight-line method based on historical and estimated usage patterns. These estimates are periodically reviewed and adjusted, if appropriate.

Educational contents that have determinable lives continue to be amortized over their estimated useful lives as follows:

Produced educational content	5 years
Licensed copyrights	Shorter of the licensed period or projected useful life of the content

The Company, its wholly-owned subsidiaries and VIEs review unamortized educational content costs for impairment whenever events or circumstances indicate that the carrying value may not be fully recoverable or that the useful life is shorter than it was originally estimated. No impairment charge was recognized for the years ended December 31, 2020 and 2021, respectively.

Intangible assets, net

Intangible assets consist of software and technology and customer relationship acquired from a business combination. Intangible assets with finite lives are carried at cost less accumulated amortization and impairment loss, if any. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives.

Intangible assets that have determinable lives continue to be amortized over their estimated useful lives as follows:

Software and technology	3 – 10 years
Customer relationship	8 years

No impairment charge was recognized or the years ended December 31, 2020 and 2021, respectively.

Leases

On January 1, 2019, the Company, its wholly-owned subsidiaries and VIEs adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company, its wholly-owned subsidiaries and VIEs elected to apply practical expedients permitted under the transition method that allow them to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. The Company, its wholly-owned subsidiaries and VIEs used modified retrospective method and did not adjust the prior comparative periods. The Company, its wholly-owned subsidiaries and VIEs recognized approximately RMB7.4 million of right-of-use assets and approximately RMB7.1 million of operating lease liabilities upon the adoption of ASU No. 2016-02.

Under the new lease standard, the Company, its wholly-owned subsidiaries and VIEs determine if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Company, its wholly-owned subsidiaries and VIEs consider only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment annually. No impairment for right-of-use lease assets was recognized as of December 31, 2020 and 2021.

Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than it was originally estimated. When these events occur, the Company, its wholly-owned subsidiaries and VIEs evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying value of the assets over the fair value of the assets.

No impairment charge was recognized for the years ended December 31, 2020 and 2021, respectively.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Credit Losses, Measurement of Credit Losses on Financial Instruments. This ASU provides more useful information about expected credit losses to financial statement users and changes how entities will measure credit losses on financial instruments and timing of when such losses should be recognized. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company, its wholly-owned subsidiaries and VIEs are in the process of evaluating the impact on its consolidated financial statements upon adoption.

The Company, its wholly-owned subsidiaries and VIEs do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of income and cash flows.

Industry Overview

A higher education digital library is an online database of digital content that is provided to higher education institutions. Digital content can consist of texts, images, audios, videos, or other digital media formats. The functionalities of such digital libraries include storing, organizing, searching, and retrieving the content contained in the database. For digital libraries provided to higher education institutions in China, digital content can be categorized into five segments: (i) digital books; (ii) digital journals; (iii) digital dissertations, which refers to a digital thesis for a higher education degree; (iv) audio and video; and (v) other digital content, such as statistical databases.

According to the Ministry of Education of the PRC, there were 2,663 regular higher education institutions and 277 adult higher education institutions in China. With the deep penetration of Internet and the development of digital technology, an increasing amount of digital content would be utilized higher education institutions. As such, an increasing number of higher education institutions are willing to procure digital content to enrich their education resources and allow their students to conveniently access these abundant digital resources. Compared with printed content, digital content can be more easily stored, accessed, maintained and updated. The market size for higher education digital libraries in China increased from RMB1.6 billion in 2017 to RMB2.9 billion in 2021, representing a CAGR of 16.0%, and is expected to grow at a CAGR of 17.2% from 2021 to RMB6.4 billion in 2026, according to the Frost & Sullivan Report.

Source: Frost & Sullivan Report

As the annual budgets of higher education institutions for procuring digital education resources are relatively stable, the outbreak of COVID-19 is not expected to have a material impact on the size of the higher education digital library market in 2021 and beyond.

Entry Barriers

Capabilities in Developing or Procuring Digital Content:    Current higher education digital library providers have forged the competitive advantages for developing or procuring digital content. For example, they have accumulated huge amounts of self-developed content, which new entrants are unable to develop in a short period of time. At the same time, leading digital library providers also have well-established relationships with third-party content providers that new entrants do not have access to.

Close Relationships with Higher Education Institutions:    Leading digital library providers have established close relationships with higher education institutions after years of cooperation and efforts. Higher education institutions typically prefer to continue cooperation with known providers rather than frequently changing providers. As such, it is both difficult and costly for new entrants to gain trust from higher education institutions and persuade customers to replace their existing providers.

Market Knowledge:    Compared with potential competitors, leading higher education digital library providers with long operating periods have deeper insights into the demands of higher education institutions. As these demands vary significantly among different types of schools, new entrants need to invest significant resources to collect and analyze demand information, creating a heavy cost burden.

Brand Recognition:    After years of operation, leading higher education digital library providers have built well-recognized brand reputation in the market, significantly supporting their leading positions.

Market Trends

Growing Investment in Digital Content:    Colleges and universities in China have attached growing importance to construction of digital libraries in order to satisfy the expanding demand of teachers and students for fast and convenient access to academic resources, resulting in increasing investment. In addition, there is a significant gap in investment between different higher education institutions. In the future, higher education institutions with currently low expenditures on digital library content are expected to invest more, and the variance of expenditures by higher education institutions is expected to narrow.

Proliferation of Digital Content:    Due to the fast emergence and development of education resources, libraries will have more access to different types of digital resources in the near future. Accessible digital resources will not be limited to digital books, journals or dissertations, but also increasingly include video content. Meanwhile, the diversity of resources will further increase. For instance, with the national initiative on college students’ entrepreneurship and innovation, there will be more higher education institutions introducing online career training courses to their students in an effort to improve student capabilities in entrepreneurship, innovation or employment.

Closer Combination of Digital Resources and Digital Resource Management Software:    Along with the increasing digital resources in libraries, higher education institutions are expected to continue to increase their investment in digital resource management software in the future, which provides tools to higher education institutions to manage their digital resources in an effective manner, helps users of digital libraries to easily find the content they want, and improves the utilization rate of digital resources through offering personalized services to users based on data analytics.

Competitive Landscape

The top ten players accounted for approximately 70.0% of total revenue of the higher education digital library market in China in 2021, according to the Frost & Sullivan Report. We and the VIEs ranked seventh in terms of revenue derived from providing digital contents for higher education institutions among all players in the market in 2021 and higher education institutions are not considered as market players, with a market share of 1.1%, according to the Frost & Sullivan Report.

Source: Frost & Sullivan Report

Overview of Online Education Market in China

Online education refers to education utilizing online delivery of study and teaching materials, including mobile apps and online platforms. Online education has a significant advantage in content distribution and delivery, flexible teaching management and scheduling. In addition, with the development of 4G and 5G mobile networks and Internet technology, online education has been widely applied in various education segments, including K-12 after-school tutoring, language and interest classes, and professional and specialized interests education. Furthermore, due to the COVID-19 pandemic, online education has become an essential approach to meet education needs, gaining increasing market acceptance.

Source: Frost & Sullivan Report

Driven by rising mobile Internet penetration and the increasing online acquisition of knowledge, the gross billings of China online education market increased from RMB98.1 billion in 2017 to RMB328.2 billion in 2021, representing a CAGR of 35.2%, according to the Frost & Sullivan Report. With increasing student enrollments and rising course prices, the gross billings of China online education market are expected to reach RMB690.8 billion in 2026, representing a CAGR of 16.0% from 2021 to 2026. Online education is grabbing a greater share of the non-formal education market in China, according to the Frost & Sullivan Report. For example, during the outbreak of COVID-19, local education departments required all training institutions to suspend offline training, and individuals who needed to attend training courses chose to enroll in online courses. The total student enrollment of online courses increased rapidly in 2020 and 2021.

Overview of Online Vocational Education Market in China

Online vocational education refers to online courses provided to students to improve their professional skills in workplace or prepare them for employment or vocation-related exams. Target students of online vocational education are mainly college students, fresh graduates from higher education institutions or working professionals.

Vocational education is an important component of the education system in China. Higher education institutions have placed increasing emphasis on providing students with practical training and equipping them with practical skills. The academic curricula in the current higher education system in China are comprehensive but less practical, resulting in graduates experiencing difficulties in applying what they have learned at schools into workplaces directly.

Source: Frost & Sullivan Report

Vocational education includes two segments, namely vocational certification education and vocational development education. By taking vocational courses, users seek to obtain and maintain professional certifications or to enhance their workplace skills. The online vocational education market grew from RMB43.6 billion in 2017 to RMB91.0 billion in 2021, at a CAGR of 20.2%, is expected to reach RMB212.2 billion in 2026, representing a CAGR of 18.5% from 2021 to 2026, according to the Frost & Sullivan Report.

Market Trends

Growing penetration rate:    As job-seeking market becomes increasingly competitive, candidates are under pressure to distinguish themselves from others. Therefore, more candidates are expected to participate in vocational education. The better performance of those who have taken the training courses will help attract more participants to take part in training in the future.

Increasing preparation time:    The difficulty of recruitment and vocational exams forces candidates to devote more efforts to their preparation. With the growing penetration rate of vocational training and education, candidates may find it insufficient to take short courses, and prefer to commit to longer courses to enhance their performance in exams. Increasing preparation time leads to higher spending on the vocational education.

Fierce competition:    The number of graduates from higher education institutions is growing every year in China, increasing the difficulty of job prospects for all candidates. This fierce competition among peers has driven the growth of vocational education. More candidates are aware of the necessity of taking vocational education and are willing to expend time and money to enhance their performance.

Entry Barriers

Brand Awareness:    The vocational education market has entered the era of brand competition. From the historical development of China’s vocational education market, institutions that maintained sustainable growth are the ones with a good brand image. Branding has become one of the most important competition strategies for vocational education institutions. It takes time to establish the positive brand image in the minds of customers and takes more time to test the effect of the brand building. As a result, it is difficult for new entrants to build up a brand image with strong competitiveness within a short period of time.

Teacher Resources:    Against the rapid growth of vocational education market, the demand for high-quality teachers has been increasing while the premium teacher resources are becoming scare. Leading players in the vocational education sector usually maintain a pool of high-quality teachers and tutors, and some players established their own training system for teachers. New entrants face difficulties of recruiting and retaining a sufficient number of high-quality teachers.

Large-scale Operation:    Labor demands in different industries vary over time and therefore the demands for professional training programs are subject to seasonality. Many small players can hardly bear the cost of rents and salaries of teachers throughout the year. They may hire part-time teachers, which may lead to the deterioration of education quality and the damage to the brand. Large-scale operation can leverage the cost through different professional training programs throughout the year.

Capital Requirement:    It is necessary to pitch in large capital to develop products, cultivate talents, improve brand images and set up branches in cities at all levels for achieving the scale development and taking a place in the market. Although individuals are able to offer online courses in specific areas of expertise without significant overhead expenses by leveraging online platforms, individual online education providers only account for a small portion of the online education market and courses offered by online education companies are the main stream in the market. For companies intending to enter the online education market, it would incur significant expenses in daily operation, staff recruitment, educational content research and development, procurement of network bandwidth and sales and marketing. The capital requirement in the vocational education sector could limit the recruitment of high-quality teachers, updates of courses and expansion of market, and become a barrier for new entrants.

Overview of China’s Online Career Training Service Market for Higher Education Institutions

Online career training service for higher education institutions refers to online career training resources and related online platforms provided to higher education institutions to promote students’ career development or entrepreneurship. Providers of such services usually leverage a B2B2C model to develop their businesses. Under a B2B2C business model, service providers provide online education resources and/or online platform services to higher education institutions that purchase these services and further deliver such services to their end users. Students can access to the services and resources without extra expenses. Vocational education is an important part of the education system in China. Higher education institutions have placed increasing emphasis on providing students with practical training and equipping them with applicable skills. The academic curriculums in current higher education system in China are comprehensive but lack of training of practical skills, as a result of which, graduates may experience difficulties in applying what they have learnt at school into practice directly.

Competitive Landscape

In China’s online career training service market for higher education institutions, we and the VIEs holds the leading position in terms of revenue. In 2021, we and the VIEs ranked the first with a revenue of RMB32.6 million, according to the Frost & Sullivan Report. China’s online career training service market for higher education institutions is highly concentrated, with the top four players accounting for 83.1% of total revenue in 2021.

Source: Frost & Sullivan Report

Entry Barriers

Tight Relationship with Clients:    Pioneers in online career training service market for higher education institutions gained the first-mover advantage to build strong strategic relationship with higher education institutions. Such tight relationship is further strengthened during the cooperation by favorable and of high quality services and products provided, which sets up a barrier to new entrants.

Educational Resources:    The quality of educational resources is the most important factor that affects the choice of educational institutions and students. First movers in the market have built their educational content development teams with industry knowhow and expertise. Additionally, such service providers have established businesses relationship with third party educational resource providers who are capable of providing various resources to enrich the service providers’ educational database. It requires significant time and capital investment for new entrants to develop their proprietary educational resources and establish cooperation relationship with third party content providers.

Technology Accumulation:    New technologies such as cloud computing and artificial intelligence have been progressively applied to educational IT solution services provided by the current service providers. Depending on advanced technologies, the current service providers can provide a full spectrum of IT related services to higher education institutions. However, new entrants usually lack such technology accumulation to support their development.

Overview of Educational IT Solution Service Market in China

An information technology (IT) solution is an aggregation of products and/or services that are sold as a single package to clients. Institutional clients are the main target clients of IT solution providers. Nowadays, IT solutions are widely used in multiple industries. Although some large-scale enterprises and governmental departments have their in-house IT teams, most of institutions still significantly rely on IT solution providers to obtain products and services they need. With the continuous construction and improvement of IT infrastructure in China, an increasing number of enterprises consider investment in proper software tools and services as a key success factor to improve their productivity. As a result, the IT solution market in China has experienced a rapid growth in the past decades. Due to the advancement of information technologies such as 5G and cloud computing, the IT solution service market in China is expected to expand further in the next decade.

Source: Frost & Sullivan Report

Competitive Landscape

According to the Frost & Sullivan Report, China’s IT solution market is fragmented with a large number of industry players providing numerous IT solution services, including but not limited to hardware, software and integration services in various vertical industry sectors, such as government, banking, manufacturing and education.

Market Drivers

Continuous construction and improvement of IT infrastructure, including the wide use of Internet and mobile network:    With the development of information technologies and the wide use of the Internet and mobile network in China, the Chinese governmental authorities, enterprises, and other institutions including education institutions, have been increasing their investments in the construction and improvement of their IT infrastructure. IT solutions are playing an increasingly critical role in improving an organization’s operation efficiency. In particular, the rollout and commercialization of new technologies, such as 5G and Artificial Intelligence, will further promote institutions’ continuous investments in upgrading their IT infrastructure.

Strong demand from institutions for digitalizing their operating activities and automating their processes:    To improve the effectiveness and efficacy of operating activities and business processes, institutions need to further invest in advancing and upgrading their IT infrastructure. The digitalization of operating activities and automation of business processes have become an inevitable trend for institutions.

Growing demand for online access to the information as needed:    Due to the growing penetration of the Internet and mobile network in China, people have got used to access to information via online platforms. To meet such demand, governmental departments, enterprises and other institutions provide online accesses, which drives the growth of investment in IT solutions.

Overview of Mobile Data Management Market in China

Mobile data management refers to optional service and mobile data packages provided by telecommunication operators to customers, under which the customers can have massive or unlimited data allowance to visit all or specific mobile applications or content by paying a relatively low fee, or without paying any fee. The total mobile date usage has been significantly increasing over the past few years in China, along with the development of 4G and 5G mobile networks and internet technology.

Source: Frost & Sullivan Report

Business

Our Mission

Our mission is to lead the evolution of professional training in China through proprietary, localized digital education content.

Overview

Since being established, we, together with the VIEs, have been committed to developing educational content to fulfill the massive demand for high-quality, professional development training resources in China.

We, together with the VIEs, started operations by providing educational content products and IT services to higher education institutions. After the initial growth period, our and the VIEs’ products and brand have gained increasing recognition and acceptance by both higher education institutions and the general public. We, together with the VIEs, then initiated end-user business and started providing products to individual customers, and acquired companies in Shanghai and Guangzhou to facilitate further expansion in the end-user market. Today, we and the VIEs are a leading provider of digital educational content in China. According to the Frost & Sullivan Report, we and the VIEs were the seventh largest digital content provider for higher education in terms of the revenue derived from providing digital contents for higher education institutions in China in 2021, with revenues of RMB33.0 million representing a 1.1% market share. Leveraging our and the VIEs’ deep understanding into and rich experience in professional development training, as well as our and the VIEs’ strong curriculum development capabilities, we and the VIEs became the largest online career training services provider for higher education institutions in China in terms of revenue in 2021, with RMB32.6 million representing a market share of 66.4%, according to the Frost & Sullivan Report.

Since the beginning of 2019, the PRC Ministry of Education has issued a series of favorable policies to encourage talent development, aiming to consolidate high-quality online education resources, emphasize construction of innovative, comprehensive, and application-oriented curricula, and carry out extensive training in employability skills and employment and entrepreneurship training. At the same time, China’s online education market has maintained rapid growth in recent years. Moreover, with the impact of the COVID-19 pandemic in 2020, the Ministry of Education has promulgated policies to clearly encourage schools and educational institutions at various levels to conduct online teaching, which further promoted digital education and rapidly increased the penetration rate of online education. As such, the migration from offline education to online education has become a clear trend in China’s education industry. We and the VIEs have seized these market opportunities and established long-term and strategic business relationships with China’s leading telecommunications operators. We and the VIEs have leveraged the advantages of us and VIEs in vocational education and successfully established a synergistic and dynamic business system with educational content services as our and the VIEs’ backbone.

Leveraging our and the VIEs’ strong capabilities in developing proprietary professional development training content and success in consolidating educational content resources within the industry, we and the VIEs have successfully built up a comprehensive, multi-dimensional digital educational content database. As of December 31, 2021, our and the VIEs’ educational content library consisted of more than 30,000 online videos and video courses totaling approximately 6,100 hours, of which more than 76.8% were self-developed. Our and the VIEs’ educational content database offers a wide range of professional development products, including employability skills and entrepreneurship guidance courses, professional skills training courses, skill improvement courses and professional certification quiz banks. We and the VIEs embed proprietary digital education content into the self-developed online learning platforms, which are provided to a wide range of customers through our and the VIE’s omni-channel sales system.

The VIEs offer products and services under two primary business models:

•        B2B2C Model

•        The VIEs sell subscriptions to proprietary online learning platforms, such as Sentu Academy, to higher education institutions and other academic institutions. The VIEs charge these institutional customers an upfront annual service fee. These subscriptions allow institutions to grant their students access to the VIEs’ digital educational content database through their respective local campus networks free of charge. As of December 31, 2021, the VIEs offered online learning platform services to approximately 2,000 higher education institutions in China.

•        The VIEs also license to institutional customers, primarily public libraries and video websites, specific content from Sentu Academy chosen by them. These customers pay one-time licensing fees to access content without owning the copyrights, including downloading and storing such content locally. As of December 31, 2020, the VIEs provided services to 3 provincial libraries, 11 city libraries and 1 county library. For the year ended December 31, 2021, the VIEs further developed 2 provincial libraries, 6 city libraries and 1 county library as new library customers.

•        B2C Model

•        The VIEs select employability skills and workplace etiquette related content from the educational content database of Sentu Academy, totaling 85.3 hours, and package them as the “Fish Learning” education database. The VIEs cooperate with Tianyi Video, a subsidiary of China Telecommunications Corporation, or China Telecom, and make the Fish Learning database available to individual customers through Tianyi Video’s platform. Individual customers can subscribe for monthly access to this content. The VIEs share revenue from this arrangement with Tianyi Video by being entitled to receive a percentage of the monthly subscription fee paid by mobile users pursuant to the cooperative agreements with Tianyi Video and based on the settlement bills issued by Tianyi Video.

•        The VIEs cooperate with of Telefen, a subsidiary of China Telecom, and provide a special mobile video package to China Telecom’s mobile users. The special mobile video package comprises six products related to artificial intelligence and big data, in total of approximately 22 hours as of December 31, 2021. China Telecom’s mobile users can redeem their reward points for permanent access to the video courses contained in the package.

•        The VIEs compiled video content on entrepreneurship, workplace and IT training from Sentu Academy’s education content database into three Light Class products. The VIEs cooperate with China United Network Communications Group Company Limited, or China Unicom, to offer such Light Class products to their mobile users. The VIEs share revenue from this arrangement with China Unicom by being entitled to receive a percentage of the monthly subscription fee paid by mobile users pursuant to the cooperative agreements with China Unicom and based on the settlement bills issued by China Unicom.

•        The VIEs also offer the Light Class products through WeChat. As of December 31, 2021, we have launched 10 products through WeChat, such as Light Class selected courses monthly subscriptions, Light Class workplace VIP monthly subscriptions and Light Class quarterly subscriptions.

We are also fully committed to the digitalization and informatization of the education sector in China. Since 2015, we have developed a number of software applications to provide software or customized intelligent solutions tailored to meet the specific needs of educational institutions and other institutional customers. Our major IT solution services included providing (i) design and development of customized IT system service, (ii) procurement and assembling of equipment, and (iii) technological support and maintenance service. We and the VIEs maintain a strong and efficient team for research and development of educational content and software. As of December 31, 2021, our and the VIEs’ R&D team included 51 employees, and we and the VIEs owned 154 proprietary software copyrights. The software used in providing design and development of customized IT systems mainly include: Sentu Desktop Virtualization Software and Sentu Online Learning Software. For the years ended December 31, 2020 and 2021, revenue derived from IT related solution services accounted for 23.6% and 22.9%, respectively, of our and the VIEs’ total revenue.

We and the VIEs have also been actively exploring new monetization strategies. In 2016, the VIEs began to provide mobile media services. Leveraging the huge user base in the education sector that we and the VIEs have accumulated, we and the VIEs provide advertising services to third-party customers by placing advertisements in the VIEs’ mobile applications or including advertisements in the VIEs’ mobile videos. In addition, the VIEs help market monthly data plans by China Unicom to their mobile users. The VIEs also operate and maintain Wo Reading, a WeChat subscription account of China Unicom.

The revenue from us and the VIEs grew from RMB404.9 million in 2020 to RMB473.2 million (US$74.3 million) for the year ended December 31, 2021. The net income from us and the VIEs grew from RMB86.9 million in 2020 to RMB52.9 million (US$8.3 million) for the year ended December 31, 2021.

Our Strengths

We believe the following strengths have contributed to our success:

Large, Diversified and Proprietary Educational Content Database

Large Content Database

The VIEs have a large video content database. As of December 31, 2021, the VIEs’ proprietary educational content library consisted of more than 30,000 online videos and video courses totaling approximately 6,100 hours, of which more than 76.8% were self-developed.

Diverse Content Database

According to Frost & Sullivan, we and the VIEs were the largest online career training services provider for higher education institutions in China in terms of revenue in 2021. The VIEs’ online educational content mainly focuses on employment guidance, career planning, and professional skills education. The VIEs’ flagship online learning platform, Sentu Academy, contains seven modules that provide in-depth and comprehensive employment and vocational education services for college students:

•        Employment Digital Library provides analysis into employer demand and salary levels for different positions in different industries in the job market, as well as videos on career planning, employment regulations and policies, interview etiquette, resume preparation tips, communication strategies, hot employment topics and career assessment.

•        Entrepreneurial Digital Library provides college students with a one-stop and thorough entrepreneurship guidance service, offering educational content on entrepreneurship plans, entrepreneurship policies, and regulations to help students and users understand all aspects of entrepreneurship, and also provides students and users with an entrepreneurship feasibility analysis system, case studies and simulation exercises.

•        Entrepreneurship Video Course Library brings together a number of entrepreneur lecturers and offers over 1,700 online video courses, covering marketing, business opportunities, leadership, investment and financing, taxation, and many other fields.

•        Workplace Training Course Library provides students and users with mini videos of 775 different workplace scenarios and case studies.

•        Quiz Bank for Professional Certification Exams contains past questions from various professional certification exams.

•        Quiz Bank for Civil Service Exams contains questions from national, provincial, and local civil service examinations in the past ten years.

•        IT Training Database integrates extensive learning resources and offers more than 18,000 online information technology-related training video courses.

In addition, as of December 31, 2021, the VIEs also have other types of written resources, including approximately 1,500 industry reports, over 360 entrepreneur business plans and marketing case studies for more than 520 brands.

Cutting-edge and Practical Educational Content that Meet Market Demand

The VIEs have been deeply devoted to the education industry for over a decade and have gained deep insight and knowledge into the industry. The VIEs monitor and analyze data and information from leading recruitment websites and attend product seminars on topics such as career planning and entrepreneurship to gather the latest employment-related information. Through analysis, the VIEs provide job seekers with accurate and timely information on job openings, industry trends and other relevant data. The VIEs upgrade the educational content database from time to time to make it more practical, user-friendly, and easy to comprehend.

To optimize the educational content, the VIEs have established an in-house educational content development team. As of December 31, 2021, our and the VIEs’ content and software development team comprised 51 members, including 31 software development professionals. The VIEs’ content development team cooperates with experienced instructors that are primarily corporate management personnel with extensive relevant industry experience to record online videos and courses, ensuring that the content the VIEs offer is practical and helps users acquire real-life skills. The VIEs also collaborate with experts in entrepreneurship and employment and invite them to record relevant instructional videos and build written resources, to establish online resources for college students to use in their career planning.

The VIEs also frequently communicate with students, job seekers and other users to better understand their needs and develop practical courses that are more in line with market needs. The VIEs added approximately 2,900 hours of new video courses into the educational content database from January 1, 2020 to December 31, 2021.

Established and Integrated Omni-channel Sales

The VIEs reach users to deliver educational content through an established and integrated omni-channel sales approach:

•        Online learning platform.    The VIEs provide the Sentu Academy online learning platform to institutional customers, such as school and libraries, and reach end users through such institutional customers.

•        Third-party video platform.    The VIEs provide subscriptions to the “Fish Learning” mobile video package to users via the platform of Tianyi Video.

•        Telecommunications providers.    The VIEs expand channel coverage through telecommunications providers. The VIEs provide courses in a special limited content mobile video package to mobile users of China Telecom. Mobile users can redeem their reward points for such package. In addition, the VIEs also cooperate with China Unicom and its subsidiary platforms to offer the Light Class content.

•        Subscription accounts on WeChat.    The VIEs provide courses in the Light Class and other subscription packages to individual users via a subscription account on WeChat to further expand the ability to reach users.

In 2020, the VIEs successfully entered contracts with 48 new higher education institutions and 8 new public library customers. For the year ended December 31, 2021, the VIEs further entered contracts with 72 new higher education institutions and 9 new public library customers. The VIEs enter contacts with both individual universities and libraries and third-party intermediaries. The VIEs have cooperated with several intermediaries but the VIEs are not dependent on any particular intermediary. The loss of a third-party intermediary would not have material effects on the VIEs’ operations, because all the third-party intermediaries the VIEs worked with are independent from each other and there are many similar third-party intermediaries available in the market with substitutability. The VIEs’ contracts with higher education institutions were usually set in the term of one to three years. The VIEs permanently licensed educational content to the VIEs’ library customers. The contracts between the VIEs and the higher education institution customers and library customers could be terminated for the reasons such as force majeure, customers’ overdue payment and the VIEs’ significant delay in delivering products or services. The VIEs require higher education institution customers and library customers to take necessary and reasonable measures to protect the VIEs’ intellectual property and commit not to infringe or assist others to infringe the intellectual property. According to the contacts, higher education institution customers and library customers are prohibited to use the products or service for commercially profitable purpose expect for selling to their own end users. The VIEs set the fee charged for higher education institution customers based on the comprehensive evaluation of various factors, including the length of the contract, the type of digital content purchased, the number of students in each educational institution, the scale and the comprehensive strength of such educational institutions. The fee for library customers is comparatively higher because the VIEs grant them the one-time license for permanent use. The VIEs set the fee charged to library customers with reference to factors such as the type of digital content purchased, the scale of the libraries including the scale of possible user base, and the geographic location of the libraries. The frequency of use does not affect the VIEs’ pricing.

For the year ended December 31, 2021, the VIEs sold approximately 17.3 million course packages and subscriptions, including approximately 8.1 million subscriptions to the Fish Learning course package on Tianyi Video, approximately 2.3 million subscriptions to the Light Class course package to China Unicom users and approximately 6.9 million times special limited content mobile video package redeemed by China Telecom users. As of December 31, 2021, the VIEs sold approximately 28.6 million subscriptions to the Fish Learning course package on Tianyi Video, approximately 6.0 million subscriptions to the Light Class course package to China Unicom users and approximately 12.4 million times special limited content mobile video package redeemed by China Telecom users.

Visionary and Experienced Management Team with Years of Devotion to the Education Industry

Our management team has in-depth insights into the gap between the academic curriculum included in China’s higher education system and the employment market, and is committed to building a bridge to bring college students to the professional workforce, presenting career training and education content to users through a variety of channels and helping students apply what they have learned to practice.

Our founder and chairwoman, Ms. Peixuan Wang, is responsible for the strategic planning of our company and has over a decade of experience in investment and management. Mr. Yong Hu, our chief executive officer and director, has eighteen years of experience in the information technology industry, including ten years of experience as general manager at Beijing branch of Fujian Rongji Software, a software company listed in China. The other members of our senior management team have extensive entrepreneurial and management experience in the education and technology industries.

Our management’s experience in education has made our and the VIEs’ career training and education content more authoritative and trusted by customers. Their expertise in information and technology industry has enabled us to reach users through a variety of channels, streamlining our and the VIEs’ operations. In addition, their combined knowledge in education and technology enables us to provide customers with diversified and innovative products and services, and digital education content in synergy with IT solutions. We believe we and the VIEs are well-equipped to take advantage the growing prevalence of online learning and create an environment for smart education management and learning for our users.

Our Strategies

Further Improve Research and Development Capabilities and Continue to Diversify the Educational Content Database

We have built our and the VIEs’ competitive advantage with the diversified educational content database, and we plan to continuously develop educational content to better meet customers’ growing demands. We also plan to continue to improve our and the VIEs’ independent development capabilities and develop more educational content that meets market needs.

Further Penetrate Existing Market and Improve Our and the VIEs’ Product Coverage

Further Penetrate B2B2C Market and Higher Education Institutions

We believe that the continuously expanding educational content database will attract more users. We plan to continue to provide free trial plans to higher education institutional customers so that more of their students can try and explore our and the VIEs’ products. At the same time, we will also customize the database to better meet our and the VIEs’ higher education institutional customers’ teaching, learning, and research needs, which we believe will encourage more reliance on the content provided by us and the VIEs and help us generate more revenue from institutions.

We plan to continue to build and strengthen our and the VIEs’ sales and marketing team and establish professional service teams across various regions in China. By expanding the network of higher education institutions that we and the VIEs cooperate with, we and the VIEs will further strengthen existing market position and seize new market opportunities. We also plan to address the needs for one-stop shop online education by enhancing our and the VIEs’ marketing team, strengthening cross-selling capabilities and delivering IT solution services and mobile media services to educational content services customers.

Further Penetrate B2C Market and End Users

We plan to initiate collaboration with China Mobile, the only major telecommunications provider that we and the VIEs currently do not work with, to expand the omni-channel sales model and sell and distribute the VIEs’ educational content services to more users. We also plan to offer the VIEs’ educational content packages for redemption to more institutional customers, including China Unicom, China Mobile, and large banks in China, to allow their users to redeem with reward points.

We plan to further expand the VIEs’ educational content services to more public libraries and further enhance the repurchase rate of the existing public library customers. We also plan to further promote the VIEs’ subscription account on WeChat to attract more individual users.

Further Promote Brand Awareness and Enhance Brand Influence

We believe that the quality of our and the VIEs’ services will continue to enhance our and the VIEs’ brand. We and the VIEs regularly launch marketing campaigns and hold innovation and entrepreneurship competitions. Leveraging such promotion activities and our and the VIEs’ long and stable relationships with China’s leading telecommunications providers, we and the VIEs will continue to grow organically. We also plan to allocate more resources to strategic activities in order to further enhance our and the VIEs’ brand awareness. Such activities include (i) organizing seminars on vocational education with higher education institutions, (ii) participating in marketing campaigns organized by relevant educational institutions and authorities, and (iii) continuing to increase our and the VIEs’ exposure on social media.

Continue to Strengthen Our and the VIEs’ Technology and Data Analytics Capabilities

We plan to further strengthen our and the VIEs’ technology and data analytics capabilities to provide users with a more personalized learning experience and improve the productivity of education administrators. We plan to further optimize our and the VIEs’ data collection capabilities and accumulate a wider range of education and other industry data. We will also leverage this data to improve our and the VIEs’ market insights, develop new courses accurately, and provide students with more accurate employment guidance. We will also continue to invest in technology infrastructure and attract more technical talent.

Pursue Strategic Acquisition and Investment Opportunities

We may consider selective investments or strategic acquisitions to enhance our and the VIEs’ industry position and business prospects. We may also further strengthen the educational content services, expand the educational content library, or develop other businesses through acquisitions or investments. We will continue to explore potential strategic investment and acquisition opportunities and evaluate new opportunities as they arise in the future.

Services Provided by Us and the VIEs

Educational Content Services and Other Services

Educational Content Services

Since being established, leveraging the strong capability to develop independent proprietary education and training courses and the ability to integrate educational content resources in the industry, the VIEs have integrated a comprehensive and multi-dimensional digital educational content database. We believe that the VIEs’ strong educational content development capabilities are particularly critical for us to maintain the VIEs’ market position and distinguish ourselves from competitors. As of December 31, 2021, the VIEs’ educational content database contained more than 30,000 online videos and video courses, totaling approximately 6,100 hours, of which over 76.8% of the videos were independently developed by us. In addition, the VIEs also select and obtain authorized content from premium third-party educational content providers. The VIEs’ educational content database covers employment, entrepreneurship guidance courses, professional skills enhancement courses, quality improvement courses, and quiz bank for professional certification exams. The VIEs embed the digital educational content with the VIEs’ independent intellectual property rights into the VIEs’ self-developed online learning platform, and provide comprehensive educational resources and courses to satisfy extensive market demands through various sales channels. The VIEs’ online learning platforms include Sentu Academy, Entrepreneurship Education Service Platform, Sentu Innovation and Entrepreneurship Competition Service Platform, among which Sentu Academy is our flagship online learning platform, covering all of the VIEs’ educational content.

The VIEs’ revenue primarily derives from educational content services. The VIEs’ business models include B2B2C model and B2C model. The VIEs selected educational content and launched products for different channels based on special characteristic of each channel.

B2B2C Model

Under B2B2C model, i) the VIEs sell content subscriptions to Sentu Academy online learning platform and other online learning platforms to higher education institution and other institution customers across the country; and ii) the VIEs sell courses in Sentu Academy to direct users through the VIEs’ business partners, license selected content to video platforms, and charge a one-time fee for permanent licensed use.

Sentu Academy is the VIEs’ flagship online learning platform. During the years ended December 31, 2020 and 2021, subscription and licensing fees for Sentu Academy accounted for approximately 99.6% and 100.0% respectively, of the total revenue from online learning platform products, and accounted for approximately 22.3% and 17.8%, respectively, of the VIEs’ total revenue from educational content services.

Online Learning Platform Educational Content Subscription

The VIEs sell content subscriptions to the VIEs’ online learning platforms to higher education institution and other institution customers across the country. The VIEs’ online learning platforms include Sentu Academy, and other platforms such as Entrepreneurship Education Service Platform, Sentu Innovation and Entrepreneurship Competition Service Platform. Sentu Academy, as the VIEs’ flagship online learning platform, covers all of the VIEs’ educational content. Sentu Academy integrates a vast amount of digital resources such as videos, data, information, laws and regulations, case studies, video courses, documentary files and reports. Sentu Academy provides online assessments, simulation tests and other practical training services to college students in relation to employment and entrepreneurship training. Sentu Academy contains the following seven modules:

Employment digital library:    The VIEs’ employment digital library provides users with access to extensive information and resources in connection with various positions and industries. The VIEs conduct comprehensive analysis of recruitment data to accumulate these resources and generate unique insights. The data and information the VIEs analyze primarily includes the demand of employers and the salary levels of different positions of different industries in the labor market. In addition, users are able to use career assessment tools in the employment digital library to assess their strengths and limitations. The VIEs’ employment digital library also contains a vast amount of videos of career planning, employment regulations and policies, interview etiquette, resume preparation tips and communication strategies.

Entrepreneurship digital library:    The VIEs’ entrepreneurship digital library offers one-stop and thorough entrepreneurial guidance services to college students. It seeks to help users understand various aspects of entrepreneurship, including registering a company, writing a business plan and basic knowledge of financial and human resources systems as well as business and workplace rules. The VIEs’ entrepreneurship digital library also provides entrepreneurial feasibility analysis system, entrepreneurship policies and regulations, case studies and simulation exercises to students, with the aim of helping students cultivate their basic skills and qualities required for starting a business.

Entrepreneurship video course library:    The VIEs’ library on entrepreneurship courses brings together a number of entrepreneur lecturers and offers over 1,700 online video courses, covering marketing, business opportunities, leadership, investment and financing, taxation and many other fields. It aims to create an online learning platform that provides users with solutions to problems arising during various stages of starting a business.

Workplace training course library:    The VIEs offer a wide selection of mini videos which integrate a variety of workplace scenarios and case studies, helping users acquire relevant professional skills.

Quiz bank for professional certification exams:    The quiz bank for professional certification exams is committed to assisting users to prepare for professional certification exams. Based on users’ needs, the VIEs select certain types of professional certifications in the National Vocational Qualification Catalog adopted by Ministry of Human Resources and Social Securities of the People’s Republic of China and prepare resources, such as detailed registration guidance, according to the official guidelines of such professional certifications. As an experienced company committing to the vocational education industry for decades, the VIEs also collect the past exam papers of these professional certifications over the last 10 years and provide thousands of exams prepared based on the VIEs’ throughout analysis on the past exams.

Quiz bank for civil service exams:    The quiz bank for PRC civil service exams is a professional examination database developed specifically for civil service examinations administered by national, provincial and local governments in the PRC. The quiz bank contains questions from national, provincial and local civil service examinations in the past ten years. Users can access applicable past exams based on test areas, types and years of the exams.

Information technology training database:    The VIEs’ information technology training database aims to develop vocational education and cultivate applicable skills to meet employers’ needs. The database integrates extensive learning resources and offers more than 18,000 online information technology related training video courses, such as programming language, front-end development, product design, cloud computing and big data, system operation and maintenance and Internet of things, which are delivered by professional information technicians. The content of these video courses ranges from entry level to proficiency level, to cater to the needs of different levels of users.

As of December 31, 2021, the VIEs had provided online learning platform subscription services to approximately 2,000 universities and colleges. Institutional customers purchase subscriptions to their preferred online platforms and modules and are then able to allow their students/users to register on such online platforms and modules using their student identification numbers or other authorized identification codes. Registered individual users can then access the resources directly from the VIEs’ online platform. As of December 31, 2020 and 2021 the VIEs had 274 and 272 paying subscribers, respectively, to the VIEs’ online learning platforms. Subscription terms normally range from one to two years. Subscription fees are generally payable annually and payable in advance and are recognized over the contract term on a straight line basis. The VIEs regularly update content for subscribing customers throughout the year and make material updates every few years.

Educational Content Licensing

In addition to provision of educational content services to institutional customers by subscriptions to learning platforms, the VIEs also license select content in Sentu Academy to institutional customers according to their needs and preferences. Institutional licenses primarily include educational institutions and non-educational institutions, such as libraries, contractors of educational content and video platforms. Licensing, different from subscriptions to learning platforms, allows customers to store the licensed educational content to their system and allow their students/users to access such educational content directly through their own systems. Customers generally pay a one-time licensing fee to receive such products and the VIEs are not responsible for updating licensed materials. Customers may subsequently choose to purchase updated licensed content at additional cost.

The direct customers of the VIEs’ products are mainly public libraries in various regions of the PRC and various video sharing websites. As of December 31, 2021, the VIEs have provided services to 5 provincial public libraries, 17 municipal public libraries and 2 county-level libraries in the aggregate.

B2C Model

In addition to provision of educational content to institutional customers, the VIEs also offer educational content services to end users directly via “Fish Learning”, reward point redeem and “Light Class.” Based on different needs of customers, the VIEs embed required educational content in “Fish Learning” and “Light Class” platforms for direct purchase by end users.

Under B2C model, i) the VIEs have selected some content relating to employment and career development from Sentu Academy educational content database to establish “Fish Learning” database, and the VIEs cooperate with Tianyi Video, a subsidiary of China Telecom, and upload “Fish Learning” database on the platform of Tianyi Video as a content provider; ii) the VIEs have selected some video content relating to artificial intelligence and big data from Sentu Academy educational content database, and formed 6 products including reward points redemption product under cooperation with China Telecom; iii) the VIEs cooperate with China Unicom and its subsidiary platforms, and offer the content of Light Class resources database as a content provider through 3 products, such as Light Class monthly subscriptions; and iv) the VIEs also conduct sales of Light Class through the VIEs’ WeChat Official Account. The VIEs have launched 10 products, such as Light Class selected course monthly subscriptions, Light Class workplace VIP monthly subscriptions and Light Class quarterly subscriptions.

“Fish Learning”

In order to expand the VIEs’ educational content business and to offer such content to individual end customers using a B2C model, the VIEs have integrated educational content database and packaged some select employment content as “Learning on the Go” since the fourth quarter of 2017, subsequently upgraded and rebranded to “Fish Learning” in 2018.

The VIEs cooperate with Tianyi Video, a subsidiary of China Telecom, and upload “Fish Learning” resource database on the platform of Tianyi Video. China Telecom’s individual mobile phone users purchase the VIEs’ courses and pay subscription fees for monthly subscription services. The VIEs share revenue from this arrangement with Tianyi Video by being entitled to receive a percentage of the monthly subscription fee paid by mobile users pursuant to the VIEs’ cooperative agreements with Tianyi Video and based on the settlement bills issued by Tianyi Video. Individual end users who monthly subscribe to the platform of Tianyi Video are able to obtain video courses through the platform of Tianyi Video. Tianyi Video provides relevant users with instructions on how to download “Fish Learning” mobile application. Users can watch existing courses after downloading “Fish Learning” application. As of December 31, 2021, “Fish Learning” selected mobile video package contains 979 videos relating to employment, totaling 85.3 hours.

In future, the VIEs intend to directly provide individual end users with subscription to “Fish Learning” mobile application. Individual end users may monthly subscribe to video content on IT skills, employment and overseas study in “Fish Learning.” The VIEs will also receive other revenue generated from advertisements placed on the “Fish Learning” mobile application.

From October 2017 through December 31, 2021, the VIEs received a total of approximately 28.6 million monthly subscription purchases of the VIEs’ “Fish Learning” mobile video package via Tianyi Video. Total monthly subscription purchases of the “Fish Learning” mobile video package via the platform of Tianyi Video are approximately 6.2 million and 8.1 million for the years ended December 31, 2020 and 2021, respectively. The average fee the VIEs received for every monthly subscription purchase remained stable at RMB9.2 during the years ended December 31, 2020 and 2021.

Reward Points Redeem

To further promote the VIEs’ premium educational content, starting in late 2018, the VIEs have also offered mobile users of China Telecom the option to redeem their reward points for courses mainly related to artificial intelligence and big data, forming 6 products totaling approximately 22 hours as of December 31, 2021. For the years ended December 31, 2020 and 2021, the VIEs’ courses were redeemed approximately 3.5 million times and 6.9 million times, respectively.

The VIEs contracted with China Telecom’s subsidiary for this arrangement, pursuant to which the VIEs are entitled to receive approximately RMB1.0 from China Telecom for every 100 reward points a customer of China Telecom redeems for the VIEs’ video content.

Light Class Mobile Video Package

In April 2019, the VIEs launched Light Class. Video courses on Light Class contain content related to entrepreneurship, career development, and information technology. As of December 31, 2021, WeChat users can choose to purchase 10 products such as Light Learning Monthly Premium Subscription, Light Career Annual VIP Subscription and Light Class Membership Annual Subscription. The VIEs distribute the Light Class products through following channels: 1) the VIEs cooperate with China Unicom and its subsidiary platforms, and offer the content of Light Class resources database as a content provider through 3 products including Light Class monthly subscriptions; and 2) the VIEs also conduct sales of Light Class through our WeChat Official Account. The VIEs have launched 10 products, such as Light Class selected course monthly subscriptions, Light Class workplace VIP monthly subscriptions and Light Class quarterly subscriptions.

Other Services

Other services include the VIEs’ mobile media services. The VIEs actively explore commercial monetization models. The VIEs commenced the mobile media services business in 2016, including:

•        Mobile Media Advertising Services:    The VIEs provide advertising services to customers on the VIEs’ “Fish Learning” mobile application in the form of pop-up ads and banners. The VIEs generate revenue from advertisements based on the posting period or on the number of times viewers click on these advertisements and download the sponsor’s application to their phones or the number of days such advertisements are placed in the VIEs’ “Fish Learning” platform.

•        Mobile Application Content Data Business System Services through SDK:    The VIEs have developed a mobile application content data business system which is also known as “Mobile Application Content Oriented Data Business System Software”, containing a built-in software development kit (SDK), through which mobile applications and content providers can provide their users access to targeted data plans provided by China Unicom. Mobile users accessing designated mobile applications and content will trigger a pop-up message which prompts them to purchase such a monthly targeted data plan. Targeted data plans allow mobile users to access specific content at set prices for data usage. Under terms offered by China Unicom, mobile users can browse, stream and enjoy specific mobile applications and content by paying relatively small monthly fees, normally RMB8.0 per month. Mobile users are able to pay directly to telecommunications providers for the monthly targeted data plan in their monthly bills.

•        Wo Reading:    The VIEs also cooperate with “Wo Reading”, a mobile paid-content platform of China Unicom. Wo Reading provides subscribers access to abundant learning resources developed by third parties covering various topics. The VIEs provide technical support services to the platform, for which the VIEs are entitled to service fees determined with reference to the income generated by the platform. The services the VIEs provide include (i) technical development services, for example, the initial development and subsequent upgrades for the platform; and (ii) technical maintenance services, for example, the daily technical maintenance for the platform and review for new content.

IT Related Solution Services

We have developed a number of software applications to provide our software or customized intelligent solutions tailored to meet the specific needs of educational institutions and other institutional customers.

We provide IT related solution services targeting educational institutions and other kinds of institutions in China. We integrate information technologies and provide institutions with customized solutions according to their demands. Leveraging the virtualization technology and cloud computing technology, we help educational institutions create and establish intelligent education management platforms or smart campus platforms to facilitate the education management of institutions, offer an effective communication channel between parents and institutions and establish a smart learning environment for students. The intelligent education solutions and smart campus platforms we provide include, but are not limited to, school portal systems, online student management, online curriculum selection and grade management system, uploading and sharing of teaching materials, online learning, cloud campus management platform and educational resources cloud platform.

During the two years ended December 31, 2021, we also leveraged the expertise and know-how to provide IT related solutions to other institutional customers, such as government institutions and major state-owned enterprises, primarily including technology development companies, to establish comprehensive intelligent management and service platforms and improve their intranet. Revenue from such other institutional customers has grown to become an increasingly significant portion of our revenue. For the years ended December 31, 2020 and 2021, revenue from the provision of such solutions reached RMB95.6 million and RMB108.2 million (US$17.0 million), respectively representing 23.6% and 22.9% respectively of our and the VIEs’ total revenue for those periods.

WFOE and its subsidiaries and VIEs derived revenue from IT related solution services through providing (i) design and development of customized IT system service, (ii) procurement and assembling of equipment, and (iii) technological support and maintenance service. And our competitive services focus on providing educational institutions and other institutional customers with customized teaching and learning solutions as well as comprehensive intelligent management and service platforms.

As of December 31, 2021, we and the VIEs had a content and software development team of 51 professionals, including 31 software developers, and 154 copyrights of software used in providing design and development of customized IT system service to our customers. Such software products mainly include:

Sentu Desktop Virtualization Software

Sentu Desktop Virtualization Software is our desktop virtualization product, which provides and manages virtual desktops and deploys them to local client devices. It allows application execution to take place on a remote operating system and communicates with local client devices over a network using a remote display protocol. All applications and data used are stored on the remote operating system with only display, keyboard and mouse information communicated with the local client devices.

Our Sentu Desktop Virtualization Software can utilize the desktop virtualization technology to create cloud reading rooms or cloud classrooms. As all application execution takes place on the remote operating system with only display, keyboard and mouse information communicated with local client devices, our institutional customers can build their cloud reading rooms or cloud classrooms without purchasing traditional desktop computer for each user.

Sentu Online Learning Software

Sentu Online Learning Software is another software product designed based on the technology of Cloud Desktop with a dual-screen mode. It allows students to access course materials, take online examinations and share ideas with classmates and teachers on online forums, and at the same time enables teachers to manage course materials and student information and administer and grade online examinations.

In addition, we are able to customize the software for clients according to their specific needs, for example, by including online programming modules which provide a virtual space for students of programming to practice relevant skills while viewing videos or course materials on the same screen. This can effectively help students facilitate better practice and master IT skills more quickly.

Educational Content and Content Development

One of our and the VIEs’ key competitive strengths is the huge, diversified database of educational content the VIEs have developed and collected since the VIEs’ operation. This database includes video courses, industry reports and case studies, among other materials, primarily focusing on employment, entrepreneurship and IT related skills. Such educational content encompasses a variety of tools including self-evaluation, skill improvement, and job and industry recommendations for college students, which cater to the needs of the VIEs’ target customers. In total, as of December 31, 2021, the VIEs had more than 30,000 videos relating to employment and entrepreneurship as well as IT related training and other subjects, totaling approximately 6,100 hours. The VIEs’ self-developed content forms an important part of the VIEs’ content database. As of December 31, 2021, of the approximately 30,000 online videos of the VIEs’ educational content database, approximately 20,700 of such videos with a total running time of over 4,700 hours were developed specifically for sale by us. In addition to the VIEs’ self-developed educational content, the VIEs also license content developed by third party content providers. For example, the VIEs collaborate with youmi.com, a content provider of online courses on employment and entrepreneurship. The VIEs are authorized to put certain videos developed by such providers on the VIEs’ platforms to enrich and supplement the VIEs’ own online resources. The VIEs own the copyright for all the VIEs’ self-developed educational content, including the content the

VIEs commission third party producers to produce. The VIEs do not own copyright for content the VIEs licensed from third party content providers. This database of educational materials serves as the cornerstone of the VIEs’ educational content services business, including both the VIEs’ B2B2C online learning platforms and B2C mobile video package businesses, and the scope, attractiveness and quality of these materials are key to driving these businesses.

Development of Educational Content

We believe the process of continuing to build up, update and upgrade the VIEs’ educational content database is crucial to remaining competitive and growing the VIEs’ business and our strong in-house educational content development capabilities are critical to maintaining the quality of the VIEs’ educational content services. As of December 31, 2021, we and the VIEs maintained an experienced team, consisting of 51 educational content and software development professionals, with 31 professionals specialized in software development. These educational content development professionals regularly organize and update educational content of the VIEs’ products.

The VIEs develop new content using a variety of sources and methods. The VIEs collaborate with experts in entrepreneurship and employment and invite them to record relevant instructional videos and build documentary files to establish online resources for college students to use in their career planning. The VIEs design the course outlines and materials, which integrate the life experiences of well-known entrepreneurs and industry leaders. In addition, based on the demands of different job positions, such as human resources, sales and management in an enterprise and the syllabus of relevant career guidance curriculums of higher education institutions, the VIEs create short animated clips simulating real life work situations, and use such animated clips in the VIEs’ courses to provide more effective training for professional skills. The VIEs outsource the production of video content the VIEs develop to Independent Third Parties. See the paragraph headed “— Research and Development Procedures” in this section for further details.

For data or statistical content relating to employment and entrepreneurship, the VIEs compile, monitor and analyze data from leading recruitment websites and, through the VIEs’ analysis, provide job seekers with accurate and timely information on job openings and industry trends and other relevant data.

For the resources on literature and certain document files, the VIEs conduct research and interviews with various industry associations and local governments and have published a number of industry reports and urban employment reports, some of which were included in the Key Publication Project of the Twelfth Five-Year Period of the PRC.

In addition, the VIEs have developed abundant “Internet +” related curriculums in the form of mini-videos, covering more than 40 topics, such as career development, innovative thinking, entrepreneurial research, artificial intelligence, big data, Internet of things, cloud computing and Internet marketing.

The VIEs upgrade the VIEs’ educational content database from time to time to make it more practical, user-friendly and easier to comprehend. For instance, (i) the VIEs release major updates to the VIEs’ proprietary quiz banks and questions for students pursuing the professional certification exams or civil service exams each year to reflect updates in the test topics in professional certification exams and government-administered exams; and (ii) the VIEs update information for employment and entrepreneurship and the VIEs’ video courses from time to time. In order to optimize the VIEs’ educational content, the VIEs’ course and educational content development team also seeks to collect useful information through attending product seminars on topics such as career planning and entrepreneurship.

Research and Development Procedures

The VIEs have established a research and development department which is responsible for the development of the VIEs’ educational content. The VIEs’ content developers firstly conduct market research to select topics and content to be presented, and then formulate specific production plans for each series of topics. The VIEs’ online courses are mainly delivered through videos. As to outlines, the VIEs generally collect relevant materials and information based on the topics to write the outlines. The VIEs outsource the video production services of the VIEs’ video content to third party producers. After post-production and passing internal inspection, the videos and relevant content will be uploaded to the VIEs’ platforms and accessible to end users. The VIEs’ content developers also produce new case studies, business plans and other non-video learning materials from time to time. To produce all these non-video new materials, the VIEs’ research and development department will formulate the development requirements for every such material, including, among others, the format of data, the type and source of information and the level of difficulty. Content developers are then assigned to produce different parts of such materials. Similarly, the VIEs conduct internal review of such materials and only upload those which the VIEs believe are informative and attractive.

Suppliers and Customers

Suppliers

Our and the VIEs’ suppliers primarily consist of software suppliers, IT equipment providers and advertising companies. To ensure the quality and stability of our and the VIEs’ supplying channels, we and the VIEs have established de facto mutually beneficial partnerships with our and the VIEs’ major suppliers. For a more detailed description of our and the VIEs’ major suppliers and an overview of their business relationship with us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies, Judgments and Estimates — Concentration of Risks — Major Customers and Supplying Channels.” Despite the recognition that the close bond fostered with our and the VIEs’ major suppliers has contributed considerably to our and the VIEs’ business development historically, we and the VIEs do not believe that our and the VIEs’ business operations are inextricably dependent on our and the VIEs’ major suppliers. That is because the products and services provided by our and the VIEs’ major suppliers are readily available in the market and we and the VIEs may expect to secure comparable products and services with similar contract terms within a reasonable period of time.

Customers

Our and the VIEs’ customers primarily include higher education institutions, contractors of educational content and IT related solutions, telecommunications providers, providers of mobile Internet audio and video services, platform services providers and libraries. Historically, the contributions made by our and the VIEs’ customers to our and the VIEs’ revenue generation are not evenly distributed; instead, a handful of customers have generated much more revenues for us than the others, making them our and the VIEs’ major customers on whom our and the VIEs’ business operations are perceptibly dependent. For a more detailed description of our and the VIEs’ major customers and an overview of their historical contributions to our and the VIEs’ revenue generation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies, Judgments and Estimates — Concentration of Risks — Major Customers and Supplying Channels.”

Set forth below is a summary of typical clauses contained in the contracts that the VIEs enter into with the VIEs’ major customers regarding the provision of audio and video services.

•        Term:    The term of the contracts that the VIEs enter into with the VIEs’ major customers is typically one year and those contracts are normally subject to annual review and will be renewed upon mutual consent.

•        Product quality:    The VIEs are typically obligated to deliver the selected or bespoke products and/or services to the VIEs’ customers within an agreed period of time. The VIEs have to ensure the products and services provided for the VIEs’ customers are compliant with applicable laws and regulations in the PRC and assume ultimate responsibility for the quality of the VIEs’ products and services.

•        Intellectual Property:    The VIEs have to prove that the VIEs are the legitimate owner of the intellectual property rights as embodied in the products and services delivered by us or that the VIEs have managed to obtain all the necessary authorizations or licenses from the relevant right holders. The VIEs are required to indemnify the VIEs’ customers for reasonable costs and expenses incurred as a result of third-party claims or alleged infringements of intellectual property rights in relation to the products and services provided by us.

•        Licensing restrictions:    By virtue of the mere provision of products and services for the VIEs’ customers, the VIEs do not cause to transfer the intellectual property rights associated with those products and services. The VIEs’ customers shall not use the products and services and the intellectual property rights thereupon beyond the scope and purpose as agreed by both parties in the contracts.

•        Termination provisions:    Unless otherwise specified in the contracts, contracting parties are prohibited from ex parte modifying, suspending, or terminating the contracts. If one contracting party fails to discharge its duties or obligations under the contract in a material manner or severely violates the terms of the contract, the other party is usually allowed to terminate the contract and entitled to damages. Under certain circumstances, the VIEs’ customers may terminate the contract at any time. For instance, they may terminate the contract if it surfaces that the VIEs did not obtain the effective license or permission from relevant authorities to conduct the VIEs’ business or if the VIEs provided false copyright proof in relation to the products and services delivered by us.

Sales and Marketing

We believe that the VIEs’ extensive educational content and our distinguished IT related solution services lead to strong word-of-mouth promotion, which drives our brand awareness and rapid organic growth and enables us to market in a cost-effective manner. We and the VIEs have built a well-trained professional sales and marketing team. As of December 31, 2021, we and the VIEs had 19 sales and marketing service personnel based in our and the VIEs’ major regional markets, including Beijing, Henan, Hebei, Jiangsu, Zhejiang, Shanxi, Shaanxi and certain places in Northeastern China. We believe that our and the VIEs’ customer base has grown primarily through word-of-mouth referrals by virtue of the quality and popularity of the VIEs’ educational content and IT related solutions. Our and the VIEs’ sales and marketing team explores new sales opportunities through sales visits to potential customers and organization of marketing activities and promotional events, such as the Book Sharing Month, an annual event held by a number of universities every April in celebration of the World Book Day with the aim of encouraging students to read more books, during which we and the VIEs invite industry experts and entrepreneurs to deliver training lectures on various topics, and also provide gifts and live demonstration of our and the VIEs’ products to promote our and the VIEs’ business and the “Sentu Cup” College Student Entrepreneurship Competition, which is a competition hosted by us based on the database of the VIE’s online learning platforms, allowing student users to participate by answering entrepreneurship-related questions and submitting business plans. We and the VIEs also invite potential customers to try the VIE’s online learning platforms for free to promote the VIE’s educational content. In order to incentivize our and the VIEs’ service personnel, we and the VIEs provide them with merit-based commissions based on their sales performance, measured by a wide range of internal key performance indicators (KPIs) for our and the VIEs’ sales and marketing staff including guaranteed minimum task amount, sales task amount, and the ability to control cost and some non-financial indicators, such as the scale of marketing activities, the good feedbacks of customers, the number of new customers, the frequency of work reporting, and the number of customers that have been visited. Our and the VIEs’ sales and marketing staff’s salary consists of base salary, annual performance salary, and annual performance bonus. We and the VIEs set our and the VIEs’ sales and marketing staff’s annual performance salary with reference to the guaranteed minimum task completion rate and are entitled to cease employment or downgrade base salary if the guaranteed minimum task completion rate is far below average. We and the VIEs also offer annual performance bonus based on the completion of the aforementioned KPIs. For our and the VIEs’ mobile media services, we and the VIEs maintain the cooperative relationships with China Unicom’s Guangdong subsidiary and Guangzhou 5G Information Technology Co., Ltd., or Guangzhou 5G, primarily through our and the VIEs’ proprietary technologies and comprehensive customer services.

Sales of our and the VIEs’ products such as Sentu Academy and certain IT related solution services such as software development and system integration projects may be designated to us by other contractors. Educational institutions in China generally rely on state fiscal funds to procure the educational solutions or services. Some educational IT solution projects are subject to a number of laws and regulations in China from initiation to the tendering process. Due to the large scale of certain projects, we believe that our and the VIEs’ products and services may only account for a small portion of the entire project. In addition, many requirements set out for tenderers in such projects, such as system integration qualifications, CMMI qualifications and registered capital, which are all bidding evaluation indicators, may make us less competitive in the tendering process. Therefore, we and the VIEs normally obtain such projects through the main contractors who win the bid with required qualifications and partially or entirely subcontract the work to us. In addition, we and the VIEs promote and sell the VIEs’ Sentu Academy and certain online learning platforms through an agent, as the agent has a wide customer base in certain regions in China that our and the VIEs’ sales personnel are not able to cover effectively. We and the VIEs normally engage third party promotion companies to promote our and the VIEs’ B2C products. For our and the VIEs’ mobile video packages, which provide educational content to individual end users via a B2C model, we and the VIEs engage third party promotional service companies to help promote our and the VIEs’ products, for example, by sending promotional information of our and the VIEs’ products to potential subscribers. We and the VIEs plan to continue to engage promotion companies to promote direct sales of the content on the VIE’s “Fish Learning” mobile application once we and the VIEs begin direct sales of subscriptions in the future.

Tender Process

We and the VIEs are generally required to go through a tender process to secure certain projects for the VIEs’ sale of educational content to institutional customers and our IT related solution services. The local competent authority responsible for the tender process publishes tender information on the public tendering website of the local government or professional tendering agent. Then tenderers go through a preliminary review, and qualified tenderers are notified to prepare tender documents to bid for the projects. Generally, each tenderer is required to submit a quote for the project based in part on their estimated cost for the project. We estimate our and the VIEs’ expected cost for each project on the basis of available information about the project, costs of labor and raw materials, procurement cost of equipment and ancillary components, and expenses we expect to incur in connection with the project.

Tender authorities generally evaluate each tenderer under a point-based system. Under such system, a number of criteria, which vary among different projects, are taken into account, such as: (i) relevant IT related qualifications that a tenderer has obtained, including system integration qualification, capability maturity model integration certificate and ISO qualifications; (ii) prior experience in providing IT related solution services; (iii) product portfolios and technologies; (iv) registered capital; and (v) industry reputation and compliance with relevant laws and regulations. The authorities initiating the tender process submit tenderers’ documents to an evaluation group to assess and determine the bid winner. Notice will be issued to the bid winner and relevant tender results will be published on the public website of the authorities.

Intellectual Property

We and the VIEs rely on a combination of patents, copyrights, trademarks and trade secret laws and restrictions on disclosure to protect our and the VIEs’ intellectual property rights. We and the VIEs own copyrights to the educational content and software we and the VIEs developed in-house. We and the VIEs also own copyrights to the educational content we and the VIEs commission third parties to develop for us. For the educational content that third parties have authorized us to put on the VIEs’ platforms, we and the VIEs do not own the copyrights. As of December 31, 2021, we and the VIEs had 33 registered trademarks in the PRC, 154 registered software copyrights with the PRC State Copyright Bureau, and 56 registered domain names.

Despite our and the VIEs’ efforts to protect ourselves from infringement or misappropriation of our and the VIEs’ intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our and the VIEs’ intellectual property. In the event of a successful claim of infringement and our and the VIEs’ failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our and the VIEs’ business could be harmed. See “Risk Factors — Risks Related to The Business and Industry of us and the VIEs — We and the VIEs may from time to time be subject to infringement claims relating to intellectual properties of third parties” and “Risk Factors — If we and the VIEs fail to protect our and the VIEs’ intellectual property rights, our and the VIEs’ brand and business may suffer” in this document for details. During the two years ended December 31, 2021, we and the VIEs were not a party to any material disputes relating to intellectual property infringement or misappropriation.

Employees

We and the VIEs had 99 and 95 full-time employees as of December 31, 2020 and 2021, respectively. As of December 31, 2021, most of our and the VIEs’ employees were in Beijing, Shanghai and Guangzhou, China.

The following table sets forth a breakdown of our and the VIEs’ employees by function as of December 31, 2021:

Function	Number of Employees	Percentage
Management	8	8%
Sales and marketing	19	20%
Operation and production	3	3%
Administrative	5	5%
Finance staff	9	9%
Technology, products, research and development	51	55%
Total	95	100%

Our and the VIEs’ success depends on our and the VIEs’ ability to attract, retain and motivate qualified employees. We and the VIEs recruit most of our and the VIEs’ employees in China through on-campus job fairs, recruitment agencies and online channels. We and the VIEs are dedicated to the training and development of our and the VIEs’ employees. We and the VIEs enter into employment contracts with our and the VIEs’ full-time employees which contain standard confidentiality provisions. For senior management and certain core employees, we and the VIEs enter into separate non-competition agreements with them. In addition to salaries and benefits, we and the VIEs provide performance-based bonuses for our and the VIEs’ full-time employees and commission-based compensation for our and the VIEs’ sales and marketing force.

Under PRC law, we and the VIEs participate in various employee social security plans that are organized by municipal and provincial governments for our and the VIEs’ PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance, as well as housing provident fund. We and the VIEs are required under PRC laws to make contributions from time to time to employee benefit plans for our and the VIEs’ PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

We believe that we and the VIEs maintain a good working relationship with our and the VIEs’ employees, and we and the VIEs have not experienced any material labor disputes in the past. None of our and the VIEs’ employees are represented by labor unions. We and the VIEs did not experience strikes or significant labor disputes which have had or are likely to have a material and adverse effect on our and the VIEs’ business operation during the two years ended December 31, 2021.

Environmental, Social and Governance (ESG) Initiatives

We and the VIEs strive to incorporate social values into our and the VIEs’ business. We and the VIEs pay close attention to environmental, social and corporate governance matters and take actions in our and the VIEs’ day-to-day operations to maximize our and the VIEs’ impact. Our and the VIEs’ commitment to all our and the VIEs’ stakeholders and the society as a whole are the foundation upon which we and the VIEs build-in our and the VIEs’ values to establish a sustainable ecosystem.

Since being established, we and the VIEs have established various social and governance initiatives to comprehensively improve our and the VIEs’ corporate governance and benefit society. We and the VIEs have been actively supporting and participating in socially responsible programs that reflect our and the VIEs’ core values.

Our and the VIEs’ major social and corporate governance initiatives include:

Social Responsibility Initiatives

We and the VIEs endeavor to make meaningful contributions to the greater social good. We and the VIEs give back to the communities through a series of initiatives to effectuate our and the VIEs’ mission.

We and the VIEs promote diversity and inclusion through efforts to integrate people with disabilities by providing them with equitable job opportunities. To promote the employability of graduates, we and the VIEs invited experts in different industries to give free online streaming seminars on entrepreneurship to college students and provided them with internship opportunities with us.

Initiatives to Support the COVID-19 Campaign

Our and the VIEs’ commitment to society is also evidenced by our and the VIEs’ efforts during the COVID-19 outbreak. We and the VIEs proactively supported China’s nationwide efforts to contain the spread of COVID-19 and launched a variety of initiatives to combat the pandemic including:

•        Providing personal hygiene and health protection training sessions to our and the VIEs’ employees;

•        Taking body temperature of all employees before they enter the workspace;

•        Requiring all employees to wear facial masks before entering the workspace and to sit one meter away from each other;

•        Adjusting working hours and permitting our and the VIEs’ employees to work from home;

•        Providing employees with sterilization products;

•        Cleaning and disinfecting our and the VIEs’ workspace and other public areas on a regular basis; and

•        Using video conference or teleconference instead of on-site meetings;

In addition, we and the VIEs have donated face masks and other supplies to a university in Wuhan province. In order to help the public to keep studying at home during the pandemic, we and the VIEs have also provided the public with free access to the Fish Learning platform between February and April 2020.

Data Privacy and Security

We and the VIEs are committed to protecting our and the VIEs’ users’ personal information and privacy. We and the VIEs collect personal information and data only with users’ prior consent. We and the VIEs have established and implemented policy on data collection, processing and usage.

To ensure the confidentiality and integrity of our and the VIEs’ data, we and the VIEs maintain a comprehensive and rigorous data security program. We and the VIEs anonymize and encrypt confidential personal information and take other technological measures to ensure the secure processing, transmission and usage of data. We and the VIEs have also established stringent internal protocols under which we and the VIEs grant classified access to confidential personal data only to limited employees with strictly defined and layered access authority.

See “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — If our and the VIEs’ security measures are breached or failed and result in unauthorized disclosure or unintended leakage of data, we and the VIEs could lose existing clients, fail to attract new clients and be exposed to protracted and costly litigation.”

Competition

The markets in which we and the VIEs and our and the VIEs’ business partners operate are competitive and evolving. We and the VIEs primarily compete with other players in the higher education digital library market and online education services for educational content market. Additionally, we expect to face competition as a result of new entrants to the post-secondary and vocational education market in China, including established education service providers that had not previously offered educational content online. We and the VIEs compete with competitors for users’ engagement, diversity of educational content, advanced technologies, and sales and marketing effectiveness, among other things.

We believe that the principal competitive factors in China’s IT related solution services market, educational content market and mobile media services market include (i) brand awareness and reputation; (ii) scope and diversity of online course offerings; (iii) product pricing; (iv) interactive, engaging and customized learning experience; (v) technology support and content development capabilities; (vi) ease of deployment and use of the course delivery format; (vii) expertise in sales and marketing, and customer acquisition and retention; and (viii) proven track record of performance.

We believe that we and the VIEs are well-positioned to effectively compete on the factors listed above. For a discussion of risks relating to competition, see “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — We and the VIEs face intense competition within each of the business segments. If we and the VIEs are unable to compete effectively, we and the VIEs could face pricing pressure and loss of market share, the revenue and gross profit may be significantly reduced, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs.”

Insurance

We and the VIEs do not maintain any liability insurance or property insurance policies covering equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster, which we believe is consistent with market practice in China. Consistent with customary industry practice in China, we and the VIEs do not maintain business interruption insurance, nor do we and the VIEs maintain key-man life insurance.

Properties and Facilities

Our principal regional executive offices are located in Beijing, China, and we and the VIEs have also leased offices and studios in a number of other cities in China. Information on our and the VIEs’ leased properties as of December 31, 2021 is summarized below.

Location	Space (in square meters)	Lease Term (years)
Beijing	1,040.3	1
Shanghai	352.5	1
Guangzhou	116.0	1
Total	1,508.8

We and the VIEs lease our and the VIEs’ premises under lease agreements from independent third parties. We believe that our and the VIEs’ existing facilities are generally adequate to meet our and the VIEs’ current needs, but we expect to seek additional space as needed to accommodate future growth.

Legal Proceedings

We and the VIEs may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our and the VIEs’ business. We and the VIEs are currently not a party to any material legal or administrative proceedings.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — We and the VIEs may be subject to regulatory actions or legal proceedings in the ordinary course of our and the VIEs’ business. If the outcomes of these regulatory actions or legal proceedings are adverse to us, it could have a material adverse effect on the business, results of operations, and financial condition of us and the VIEs.”

Licenses and Approvals

The following table sets forth licenses and approvals that our WFOE and the VIEs are required to obtain for our and the VIEs’ operations in China as of the date of this prospectus.

Name	Type	Licenses and Approvals	PRC Regulatory Authority
Jianzhi Century Technology (Beijing) Co., Ltd.	WFOE	Permit for Publications	Haidian District Cultural Commission of Beijing Municipality
Beijing Sentu Technology Co., Ltd.	VIE Entity	Permit for Publications	Haidian District Cultural Commission of Beijing Municipality
		Internet Content Provider License (the “ICP License”)	Beijing Communications Administration
		Permit to Produce and Distribute Radio or Television Programmes	Beijing Municipal Radio and Television Bureau
Guangzhou Xingzhiqiao Information Technology Co., Ltd.	VIE Entity’s Principal Subsidiary	Value-added Telecommunications Business Operating License (the “SP License”)	Guangdong Communications Administration
Guangzhou Lianhe Education Technology Co., Ltd.	VIE Entity’s Principal Subsidiary	ICP License	Guangdong Communications Administration
Sentu Guoxin Education Technology (Beijing) Co., Ltd.	VIE Entity’s Principal Subsidiary	ICP License	Beijing Communications Administration
Shanghai Ang’you Internet Technology Co., Ltd.	VIE Entity’s Principal Subsidiary	Permit to Produce and Distribute Radio or Television Programmes	Shanghai Municipal Radio and Television Bureau
		SP License	Ministry of Industry and Information Technology of the People’s Republic of China
		ICP License	Shanghai Communications Administration

Regulations

This section sets forth a summary of the most significant rules and regulations that affect the business activities of us and the VIEs in China.

Foreign Investment Law

The Foreign Investment Law was formally adopted by the 2nd session of the thirteenth National People’s Congress on March 15, 2019, which came into effect on January 1, 2020. According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

Investment activities in the PRC by foreign investors were principally governed by the Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce (the “MOFCOM”) and the NDRC. Industries listed in the Catalogue were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue were generally deemed as constituting a fourth “permitted” category. The Catalog was replaced by the Special Administrative Measures for Access of Foreign Investment (Negative List) and the Catalogue of Industries for Encouraging Foreign Investment in 2018 and 2019, respectively. On December 27, 2021, the NDRC and MOFCOM issued the latest Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. The Negative List 2021 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2021 is treated equally with domestic investment and the relevant provisions of the Negative List for Market Access shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ration shall be in compliance with PRC laws.

Regulations on Value-added Telecommunication Services

The business of us and the VIEs is regarded as telecommunications services, which are primarily regulated by Ministry of Industry and Information Technology (the “MIIT”), MOFCOM and State Administration for Market Regulation of the PRC (the “SAMR”, which was previously known as State Administration for Industry and Commerce of the People’s Republic of China, i.e. the “SAIC” prior to March, 2018). Among all of the applicable laws and regulations, the Telecommunications Regulations of the People’s Republic of China (the “Telecom Regulations”) promulgated by the PRC State Council on September 25, 2000 and most recently amended on February 6, 2016, is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. Under the Telecom Regulations, telecommunications services providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguish “basic telecommunications services” from “value-added telecommunication services” (the “VATS”). VATS are defined as telecommunications and information services provided through public networks. The Telecom Catalogue was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added. In February 2003, December 2015 and June 2019, the Telecom Catalogue was updated respectively, further categorizing value-added telecommunication services into two classes: class I value-added telecommunication services and class II value-added telecommunication services. Information services provided via cable networks, mobile networks, or Internet fall within class II value-added telecommunications services.

The Administrative Measures on Telecommunications Business Operating Licenses or the Licenses Measures, issued on March 1, 2009 and newly amended on July 3, 2017, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant non-compliance, the related websites may be ordered to close. With respect to licenses for VATS businesses, the Licenses Measures distinguish between licenses for business conducted in a single province, which are issued by the provincial-level counterparts of the MIIT and licenses for cross-regional businesses, which are issued by the MIIT. The licenses for foreign invested telecommunications business operators need to be applied with MIIT. An approved telecommunications services operator must conduct its business in accordance with the specifications stated on its telecommunications business operating license. Pursuant to the Licenses Measures, cross-regional VATS licenses shall be approved and issued by the MIIT with five-year terms. On July 3, 2017, the MIIT amended the Licenses Measures, which took effect on September 1, 2017. The amendment mainly includes, among others, (i) the establishment of a telecommunications business integrated administration online platform; (ii) provisions allowing the holder of a telecommunications business license (including the IDC license) to authorize a company, of which such license holder holds at least 51% of the equity interests indirectly, to engage in the relevant telecommunications business; and (iii) the cancellation of the requirement of an annual inspection of telecommunications business licenses, instead requiring license holders to complete an annual report.

Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises (the “FITE Regulation”) promulgated by the PRC State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016 respectively, the ultimate foreign equity ownership in a value-added telecommunications services provider shall not exceed 50%, except for online data processing and transaction processing businesses (operating e-commerce business) which may be 100% owned by foreign investors. Moreover, for the major foreign investor in a foreign-invested telecommunications enterprise that is engaged in value-added telecommunications business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunications business overseas. The Negative List 2021 also imposes the 50% restrictions on foreign ownership in value-added telecommunications business except for operating e-commerce business, domestic multi-communication, storage and forwarding class and call center.

Favorable Policies to Encourage Talent Development and High Quality Online Education Resources

The PRC Ministry of Education and certain other PRC government authorities have enacted several regulations to promote the healthy, standardized and orderly development of online education, including the Guiding Opinions of Eleven Departments Including the Ministry of Education on Promoting the Healthy Development of Online Education issued on September 19, 2019 and the Opinions on Promoting the Development of “Internet Plus Social Services” issued on December 6, 2019. The favorable policies contained in the aforementioned regulations mainly include: (i) social forces are encouraged to set up online educational institutions, develop online educational resources, and provide high-quality educational services; (ii) high-quality online education resources will be cultivated through the implementation of “Educational Resources Sharing Plan”, gathering Internet teaching, scientific research and cultural resources, and expanding and improving the public service system of national digital education resources; (iii) online education enterprises are encouraged to set up research and development institutions and experimental centers in vocational colleges and universities to promote the positive interaction between research and teaching; (iv) local governments shall improve the relevant systems for purchasing high-quality online educational resources and services and include online education resources and services in the instructive catalogue of services purchased by local governments. Existing funding channels shall be used as a whole to strengthen the construction of online education platforms and demonstration applications; (v) banks and other financial institutions are encouraged to develop financial products that meet the characteristics of online education and social capital will be guided to support the development of online education through various channels such as venture capital fund, angel investment and capital market financing; and (vi) in areas such as online education, the pilot application of the 5th generation mobile networks (5G) industry will be accelerated, the coordinated development of 4G, 5G, and Narrow Band Internet of Things (NB-IoT) will be promoted, and the construction of cloud computing infrastructure that supports big data applications and massive information processing will be accelerated.

Regulations on Intellectual Property Rights

Regulations on Copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, 2010 and 2020 (the current effective revision became effective on April 1, 2010 while the latest revision has not yet come into effect until June 1, 2021), provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2001 extends copyright protection to Internet activities and products disseminated over the Internet. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also be subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the National Copyright Administration, or the NCA on April 6, 1992 and latest amended on February 20, 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MII on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works, performance or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Patent Law

According to the Patent Law of the PRC (Revised in 2008), the State Intellectual Property Office is responsible for administering patent law in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patent law within their respective jurisdictions. The Chinese patent system adopts a first-to-file principle, which means that when more than one person file different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs.

Trademark Law

Trademarks are protected by the Trademark Law of the PRC which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019 respectively as well as by the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and as most recently amended on April 29, 2014. The Trademark Office of the State Administration for Market Regulation of the PRC handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the NPC promulgated the Law of the PRC on Enterprise Income Tax, or the EIT Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, which came into effect on January 1, 2008 and was amended on April 23, 2019. Under the EIT Law and its implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of a foreign country (region) but where actual management functions are conducted in China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed establishments or premises in the PRC, or if they have formed establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009 and most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, the VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates, or the Notice, was promulgated on April 4, 2018 and came into effect on May 1, 2018. According to the Notice, the VAT tax rate of 17% and 11% are changed into 16% and 10%, respectively. On March 20, 2019, the Ministry of Finance, State Taxation Administration and General Administration of Customs jointly promulgated the Relevant Policies Notice on Deepening Reform of VAT Tax, or the Notice 39, which came into effect on April 1, 2019. The Notice 39 further changes the VAT tax rate of 16% and 10% into 13% and 9%.

Regulations on Employment and Social Welfare

Employment

Pursuant to the PRC Labor Law (as amended in 2018) and the PRC Labor Contract Law (as amended in 2012), a written labor contract shall be executed by an employer and an employee when the employment relationship is established. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the PRC government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and subsequently amended in 2002, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulations on Foreign Exchange and Offshore Investment

Under the Administrative Regulations of the PRC on Foreign Exchange promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate regulatory authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as activities which may be conducted by our PRC subsidiaries in the future, including direct overseas investment, repayment of foreign currency-denominated loans, repatriation of investment and investment in securities outside of China.

On March 30, 2015, the SAFE issued the Circular of the SAFE on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a FIE may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to FIEs’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a FIE to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. On October 23, 2019, the SAFE issued the Notice of the SAFE on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects. If the VIEs require financial support from us or our wholly owned subsidiary in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, we shall be subject to statutory limits and restrictions described above. Violations of such SAFE regulations could result in administrative penalties.

Under the Circular of the SAFE on Foreign Exchange Administration of the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, and Circular on Further Simplifying and Improving Policies for the Foreign Exchange Administration for Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, PRC residents are required to register with the local SAFE branch or a qualified bank prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. Following the initial registration, such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. As of the date of this prospectus, all of our beneficial owners who are PRC individuals have completed their initial registration in accordance with SAFE Circular 37 and SAFE Circular No. 13.

In addition, based on the SAFE Circular No.13 and other laws and regulations relating to foreign exchange, if we setting up a new foreign-invested enterprise in the PRC in the future, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise shall register such changes with the bank located at its registered place after obtaining the approval from or completing the filing or reporting with competent authorities.

Failure to comply with the registration procedures set forth in the SAFE Circular 37 and SAFE Circular No. 13 or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of our PRC subsidiaries, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject our beneficial owners who are PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on Loans by Foreign Companies to their PRC Subsidiaries

Former Foreign Debt Mechanism

Loans made by foreign investors as shareholders in foreign invested enterprises established in China are considered to be foreign debts and are mainly regulated by the Administrative Regulations of the PRC on Foreign Exchange, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, and the Administrative Measures for Registration of Foreign Debts. Pursuant to these regulations and rules, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE, but such foreign debt must be registered with and recorded by SAFE or its local branches within 15 business days after entering into the foreign debt contract. Under these regulations and rules, the balance of the foreign debts of a foreign invested enterprise shall not exceed the difference between the total investment and the registered capital of the foreign invested enterprise, or Total Investment and Registered Capital Balance.

PBOC No. 9 Foreign Debt Mechanism

The PBOC Notice No. 9 issued by the PBOC on January 12, 2017, provides another foreign debt administration mechanism (the “PBOC No. 9 Foreign Debt Mechanism”). According to the PBOC Notice No. 9, enterprises may conduct independent cross-border financing in RMB or foreign currencies as required. According to the PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing ≤ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing = ∑ outstanding amount of RMB and foreign currency denominated cross-border financing x maturity risk conversion factor x type risk conversion factor + ∑ outstanding foreign currency denominated cross-border financing x exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises shall be its net assets x the leverage rate of cross-border financing x the macro-prudential adjustment parameters, or Net Asset Limits. The leverage rate of cross-border financing for enterprise is 2, and the macro-prudential adjustment parameters is 1. The People’s Bank of China, or PBOC, may adjust the leverage rate for cross-border financing and the macro-prudential adjustment parameters as it deems appropriate. The PBOC adjusted the macro-prudential adjustment parameters up to 1.25 in March 2020 and down to 1 in January 2021. Enterprises shall file with SAFE in its capital item information system after entering into a cross-border financing agreement, but no later than three business days before making a withdrawal. PBOC Notice No. 9 provides that within a transition period of one year from January 12, 2017, the foreign invested enterprises may choose to adopt either Former Foreign Debt Mechanism or the PBOC No. 9 Foreign Debt Mechanism, at their own discretion.

Based on the foregoing, if we provide funding to our wholly foreign owned subsidiaries through shareholder loans, the balance of such loans shall not exceed the Total Investment and Registered Capital Balance and we will need to register such loans with SAFE or its local branches in the event that the Former Foreign Debt Mechanism applies, or the balance of such loans shall be subject to the Risk-Weighted Approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the PBOC No. 9 Foreign Debt Mechanism applies. Under the PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

Moreover, according to the Notice on Pushing Forth Administrative Reform for Filing and Registration for Issuance of Foreign Debt by Enterprises issued by the NDRC on September 14, 2015, any foreign debt provided by foreign entities to PRC entities with a term of more than 1 year must be filed and registered with the NDRC.

Regulations on Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC include the Company Law of the PRC, as amended in 1999, 2004, 2005, 2013 and 2018, and the Foreign Investment Law, which came into effect on January 1, 2020. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such SPV’s securities on an overseas stock exchange.

Management

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Peixuan Wang	47	Chairwoman of the Board
Yong Hu	46	Director and Chief Executive Officer
Li Sun	42	Director
Jingru Li	38	Director
Man Lung Everett Chui	58	Independent Director
Wai Leung Alfred Lau	41	Independent Director
Keikyo Haribayashi	54	Independent Director
Xiaolei Ni	37	Chief Financial Officer

Ms. Peixuan Wang, our founder, was appointed as the chairwoman of the board on September 18, 2018. Ms. Wang has more than ten years of experience in investment and management and is responsible for the strategic planning of us and the VIEs. From May 2011, Ms. Wang worked in two positions at Beijing Sentu including as president and chairwoman of the board of directors. Ms. Wang also served as director of Rongde Times from February 2010. From September 2008 to July 2009, Ms. Wang worked as financial officer of Huaxia Western China Economic Development Co., Ltd. Ms. Wang graduated from Guilin University of Electronic Technology (formerly known as Guilin Electronic Industry College) with a degree in applied electronic technology and graduated from Renmin University of China with a bachelor’s degree in finance in July 2006.

Mr. Yong Hu joined Beijing Sentu, the VIE Entity, in February 2017 as the chief executive officer and general manager and was appointed as a Director on September 18, 2018. Mr. Yong Hu has more than twelve years of experience in corporate management and is responsible for the overall operation and business management development of us and the VIEs. From November 2006 to January 2017, Mr. Hu worked as general manager of Rongji Wuyi (Beijing) Information Technology Co., Ltd. (Beijing branch of Fujian Rongji Software, a listed company in China). From March 2004 to November 2006, Mr. Hu worked as sales manager of Beijing Donglan Digital Technology Co., Ltd. (formerly known as Beijing Huashen Huizheng Information Technology Co., Ltd.). Prior to that, Mr. Hu worked as sales manager at Cailian (Beijing) Information Technology Company Limited from March 2000 to January 2004. Mr. Hu graduated from Renmin University of China with a master’s degree in business management in December 2003 and graduated from University of Northern Virginia with a master’s degree in business administration in January 2004.

Ms. Li Sun joined Beijing Sentu, the VIE Eneity, in May 2011 and was appointed as a Director on September 18, 2018. Ms. Sun has more than seven years of experience in IT industry and is responsible for the human resources management, listing related matters and administration and qualification application of us and the VIEs. From May 2011, Ms. Sun worked in several positions at Beijing Sentu including as human resource manager and director. From July 2006 to March 2011, Ms. Sun served as human resource director of Beijing Rongde Information Technology Co., Ltd. Prior to that, Ms. Sun worked as human resources assistant at Beijing Donglan Digital Technology Co., Ltd. (formerly known as Beijing Huashen Huizheng Information Technology Co., Ltd.) from July 2004 to June 2006. Ms. Sun graduated from University of International Business and Economics with bachelor’s degrees in administrative management and finance in July 2004.

Ms. Jingru Li joined Beijing Sentu, the VIE Eneity in May 2011 and was appointed as a Director on March 12, 2018. Ms. Li has more than seven years of experience in IT industry and is responsible for the day-to-day administrative and operational management of us and the VIEs and overseeing the senior management team of us and the VIEs. From May 2011, Ms. Li worked in two positions at Beijing Sentu including as head of executive department and director. From July 2005 to March 2011, Ms. Li worked as manager of administrative and finance department at Beijing Rongde Information Technology Co., Ltd. Ms. Li graduated from Beijing Youth Politics College with a bachelor degree in business operations and management in July 2005.

Mr. Man Lung Everett Chui was appointed as an independent non-executive Director on September 18, 2018. Mr. Chui founded Cen-1 Partners Limited in July 2008 and served as its director since then. Prior to that, Mr. Chui worked as financial controller, company secretary and a member of the management committee of Yau Lee Holdings Limited (HKEX: 0406) from February 1995 to June 2008. From October 1987 to May 1993, Mr. Chui worked as assistant manager at KPMG Peat Marwick. Mr. Chui served as independent non-executive director of multiple companies whose shares are listed on the Hong Kong Stock Exchange, including Mingyuan Medicare Development Company Limited (HKEX: 0233), China Ocean Fishing Holdings Limited (HKEX: 8047), New Sports Group Limited (HKEX: 0299), Taung Gold International Limited (HKEX: 0621), Million Star Holdings Limited (HKEX: 8093) and Up Energy Development Group Limited (HKEX: 0307). Mr. Chui has been a member of the Hong Kong Institute of Certified Public Accountants since January 1991 and has been a fellow member of the Chartered Association of Certified Accountants since January 1996. He has been a fellow member of the Institute of Chartered Accountants in England and Wales since January 2018. Mr. Chui graduated from University of Southampton with a bachelor’s degree in business economics & accounting in July 1986.

Mr. Wai Leung Alfred Lau was appointed as an independent non-executive Director on September 18, 2018. From July 2020, Mr. Lau served as company secretary and authorized representative at Risecomm Group Holdings Limited (HKEX: 1679). Prior to that, Mr. Lau served as non-executive directors at several companies whose shares are listed on the Hong Kong Stock Exchange, including Samson Paper Holdings Limited (HKEX: 731), Sau San Tong Holdings Limited (HKEX: 8200) and Risecomm Group Holdings Limited (HKEX: 1679). Mr. Lau is a member of the American Institute of Certified Public Accountants since July 2013 and also certified as a certified public accountant in Washington State of the United States of America since June 2012. Mr. Lau graduated from the City University of Hong Kong with a bachelor’s degree in business administration in July 2002.

Mr. Keikyo Haribayashi was appointed as an independent non-executive Director on September 18, 2018. Mr. Haribayashi joined EPS Holdings Inc. (TOPIX: 4282) and worked as a manager of business strategy department global business management office. From January 2016 to March 2018, Mr. Haribayashi served as manager of business planning division of SRA Holding Inc. (TOPIX: 3817). From August 2001 to January 2016, Mr. Haribayashi worked as manager of finance and accounting division of CAICA Inc (TOPIX: 2315). Prior to that, Mr. Haribayashi worked as senior associate at KPMG Peat Marwick from April 1995 to July 2001. Mr. Haribayashi graduated from Fuzhou University with a bachelor’s degree in accounting in July 1989 and graduated from Yokohama National University with a master degree in business administration in March 1995.

Mr. Xiaolei Ni joined the us in September 2018 and was appointed as the Chief Financial Officer of our Company on September 18, 2018. Mr. Ni has more than nine years of experiences in the field of accounting and finance. Mr. Ni is responsible for financial management of us and the VIEs. From January 2015 to December 2017, Mr. Ni served as senior auditor of Deloitte Touché Tohmatsu Huayong CPA LLP. Prior to that, Mr. Ni worked as senior auditor of ShineWing CPA LLP from November 2012 to December 2014. Mr. Xiaolei Ni graduated from Lingnan University in Hong Kong with a bachelor’s degree in business administration in October 2008.

Board of Directors

Our board of directors will consist of 7 directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, in which this prospectus forms is included. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested, provided that (i) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property, and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any debt, liability, or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, in which this prospectus is included: an audit committee, a compensation committee and corporate governance and nominating committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Man Lung Everett Chui, Wai Leung Alfred Lau and Keikyo Haribayashi, and will be chaired by Man Lung Everett Chui. Man Lung Everett Chui, Wai Leung Alfred Lau and Keikyo Haribayashi satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors has also determined that Man Lung Everett Chui qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Man Lung Everett Chui, Wai Leung Alfred Lau and Yong Hu and will be chaired by Man Lung Everett Chui. Man Lung Everett Chui, Wai Leung Alfred Lau satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon, save for the exceptions as may be set forth. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting and receiving advice from compensation consultants, legal counsel or other advisors only after taking into consideration all factors relevant to that person’s independence from management.

Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee will consist of Peixuan Wang, Man Lung Everett Chui and Wai Leung Alfred Lau, and will be chaired by Peixuan Wang. Man Lung Everett Chui and Wai Leung Alfred Lau satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The corporate governance and nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•        selecting and recommending nominees for election by the shareholders or appointment by the board;

•        reviewing annually with our board its current composition with regards to the characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our post-offering memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited circumstances have the right to seek damages if a duty owed by the directors is breached.

•        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others: convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares in our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind.; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association. Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period which will be automatically extended, unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with written notice sixty days prior.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets which they made, discover, conceive, develop or reduce to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world which the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that are either related to the business of us and the VIEs, actual or demonstrably anticipated research or development or any of the services of us and the VIEs being developed, manufactured, marketed, sold, or are related to the scope of the employment or make use of the resources of us and the VIEs. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to the business and use best efforts to develop the business and interests of us and the VIEs. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of the business partners, representatives or agents of us and the VIEs, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of the officers, managers, consultants or employees of us and the VIEs.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

For the year ended December 31, 2021, we paid an aggregate of RMB1.1 million (US0.2 million) in cash and benefits to our executive officers and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Principal Shareholders

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•        each of our directors and executive officers; and

•        each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on 111,110,000 ordinary shares issued and outstanding on an as-converted basis as of the date of this prospectus, assuming an initial public offering price of US$             per ADS, the mid-point of the estimated initial public offering price range on the front cover page of this prospectus, and              ordinary shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	%*	Number	%	Percentage of aggregate voting power**
Directors and Executive Officers†:
Peixuan Wang(1)	54,790,000	49.31
Yong Hu	—	—
Li Sun	—	—
Jingru Li(2)	22,990,000	20.69
Chui Man Lung Everett	—	—
Lau Wai Leung Alfred	—	—
Haribayashi Keikyo	—	—
Xiaolei Ni	—	—
All Directors and Executive Officers as a Group	77,780,000	70.00
Principal Shareholders:
RongDe Holdings(3)	54,790,000	49.31
ZhongSiZhiDa(4)	22,990,000	20.69
RoseFinch Aquarius(5)	19,160,000	17.24
Dongxing Securities (Hong Kong)(6)	11,110,000	10

____________

*        For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by 111,110,000, being the number of ordinary shares as of the date of this prospectus.

**      For each person or group included in this column, percentage of total voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†        The business address of our directors and executive officers is 27/F, Tower A, Yingdu Building Zhichun Road, Haidian District, Beijing, 100086, the People’s Republic of China.

(1)      Represents 54,790,000 ordinary shares held by RongDe Holdings Limited, a British Virgin Islands company wholly-owned by Ms. Peixuan Wang.

(2)      Represents 22,990,000 ordinary shares held by ZhongSiZhiDa Limited, a British Virgin Islands company controlled by Ms. Li Jingru.

(3)      Represents 54,790,000 ordinary shares held by RongDe Holdings Limited, a British Virgin Islands company wholly-owned by Ms. Peixuan Wang. The registered address of RongDe Holdings Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. .

(4)      Represents 22,990,000 ordinary shares held by ZhongSiZhiDa Limited, a British Virgin Islands company controlled by Ms. Jingru Li. The registered address of ZhongSiZhiDa Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)      Represents 19,160,000 ordinary shares held by RoseFinch Aquarius Limited, a British Virgin Islands company controlled by Mr. Li Meiliang. The registered address of RoseFinch Aquarius Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(6)      Represents 11,110,000 preferred shares held by Dongxing Securities (Hong Kong) Financial Holdings Limited, a Hong Kong company wholly-owned by Dongxing Securities Co., Ltd.*, which in turn is 52.74% owned by China Orient Asset Management Corporation. Dongxing Securities, through its subsidiaries, is primary engaged in provision of investment and financial services in Hong Kong. The registered address of Dongxing Securities (Hong Kong) Financial Holdings Limited is Room 6805-6806A, 68th Floor, World Trade Plaza, 1 Kirstyon Road West, Kowloon, Hong Kong. All the preferred shares held by Dongxing Securities (Hong Kong) Financial Holdings Limited will be automatically re-designated as ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, none of our outstanding ordinary shares is held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Related Party Transactions

Contractual Arrangements

See “Corporate History and Structure” for a description of the Contractual Arrangements by and among our WFOE, Beijing Sentu and the shareholders of Beijing Sentu.

Shareholders Agreement

See “Description of Share Capital — History of Securities Issuances — Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Transactions with Related Parties

During the year ended December 31, 2021, our chairwomen of board of directors, Peixuan Wang, paid off professional fees on behalf of the Company in the amount of RMB2,485,486 and the Company repaid the payment in the same year. In addition, the Company, its wholly-owned subsidiaries and VIEs advanced RMB2,473,750 to Peixun Wang for payments of professional fees. As of December 31, 2021, the Company, its wholly-owned subsidiaries and VIEs had a balance due from a related party of RMB2,473,750.

As of December 31, 2020, and December 31, 2021, the Company, its wholly-owned subsidiaries and VIEs had a balance due to Xinyutong Kezhiyong Enterprise Management Center in the amount of RMB24,700,000 and RMB24,700,000, respectively, representing the outstanding payables to Xinyutong Kezhiyong Enterprise Management Center for the purchase of 51% equity interest of Xingzhiqiao on September 30, 2017 and 49% equity interest of Xingzhiqiao on August 31, 2018.

On May 18, 2021 and July 26, 2021, the Company’s subsidiary and Rongde entered into two loan agreements, pursuant to which the Company’s subsidiary borrowed an aggregation of RMB47,168,356 from Rongde. The borrowings are interest free. The proceeds from borrowings are for the working capital needs in operations. Among the borrowings of RMB47,168,356, RMB 929,121 and RMB46,239,235 were payable on April 30, 2022 and January 26, 2022, respectively. In January 2022, the Company and its wholly-owned subsidiaries repaid RMB26,908,906, and the remaining balance of RMB 19,330,329 originally due on January 26, 2022 was extended to July 26, 2022. The Company calculated the present value of the loan to be RMB45,166,536 and RMB883,650 by using its incremental rate of 4.75%, respectively. The difference between the present value and the cash received was RMB1,072,699 and RMB45,471, respectively, which was considered as a contribution from the principal shareholder and recorded as additional paid-in capital since the transaction was occurred between entities under common control.

Description of Share Capital

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (2021 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each, comprising of 500,000,000 ordinary shares of a par value of US$0.0001 each. As of the date of this prospectus, 100,000,000 ordinary shares and 11,110,000 preferred shares are issued and outstanding.

Immediately prior to the completion of this offering, we will have              ordinary shares issued and outstanding, assuming the underwriters do not exercise the option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We will adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of above premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairwoman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairwoman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of all of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•        authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue negotiable or bearer shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (v) is removed from office pursuant to any other provisions of our post-offering memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of two-thirds of the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Share Split

On July 8, 2021, we effected a 10000-for-1 share split whereby each of our then authorized and outstanding ordinary shares, par value US$1.00 each, was divided into ten thousand ordinary shares, par value US$0.0001 each. The share split has been retroactively reflected for all periods presented in this prospectus.

Ordinary Shares

As of the date of the incorporation of our Company, the authorized share capital of our Company was US$50,000 divided into 500,000,000 Shares of US$0.0001 each. At the time of incorporation, the issued share capital of our Company was US$1.00, with one Share of US$1.00 and held by Sertus Nominees (Cayman) Limited, an independent third party. On the same date, the said one Share was transferred to RongDe Holdings for a consideration at par value. On March 12, 2018, our Company issued and allotted 5,478, 2,299, 1,916 and 306 Shares to RongDe Holdings Limited, ZhongSiZhiDa Limited, RoseFinch Aquarius Limited and JianXian Holdings Limited, respectively, for US$1.00 per Share. On July 19, 2018, our Company issued and allotted 1,111 Shares to Dongxing. Securities for a consideration of HK$53,400,000.

Description of American Depositary Shares

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent ____ [shares] (or a right to receive ____ [shares]) deposited with The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 183.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See page 167. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your voting instructions to be received by a specified date before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

•        we wish to receive a proxy to vote uninstructed shares;

•        we reasonably do not know of any substantial shareholder opposition to a particular question; and

•        the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Persons depositing or withdrawing shares or ADS holders must pay:	For:
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•        60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•        we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•        we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•        the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•        we appear to be insolvent or enter insolvency proceedings;

•        all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•        there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•        there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•        are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•        are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•        are not liable if we or it exercises discretion permitted under the deposit agreement;

•        are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•        have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•        may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•        are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•        the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•        payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•        satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•        compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•        when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•        when you owe money to pay fees, taxes and similar charges; or

•        when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to the business of us and the VIEs or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Shares Eligible for Future Sale

Upon the completion of this offering, we will have          ADSs outstanding, representing          ordinary shares, or approximately         % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the Nasdaq, we cannot assure you that a regular trading market for ADSs may develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, our directors and executive officers and our existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•        the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the employees, consultants or advisors of us and the VIEs who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Taxation

The following summary of Cayman Islands, the PRC and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel. To the extent that the discussion relates to matters of the PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

Further, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

Under the PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, respectively, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the State Administration of Taxation in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and core management departments that are responsible for daily production, operation and management; (b) financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation), or SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the

ADS holders) if such dividends are deemed to be sourced within the PRC. In addition, non-PRC resident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares at a rate of 10%, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us) if such dividends or gains are deemed to be sourced within the PRC. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

United States Federal Income Tax Considerations

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in the ADSs or ordinary shares in the offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions. This discussion, moreover, does not address the United States federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-United States tax considerations, relating to the ownership or disposition of the ADSs or ordinary shares. Except as specifically described below, this discussion does not address any of the consequences of holding the ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, including withholding taxes or reporting obligations applicable to accounts maintained with non-United States financial institutions (through which a United States Holder may hold the ADSs or ordinary shares).

This discussion applies only to a United States Holder (as defined below) that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•        banks and certain other financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        brokers or dealers in stocks and securities, or currencies;

•        persons who use or are required to use a mark-to-market method of accounting;

•        certain former citizens or residents of the United States subject to Section 877 of the Code;

•        entities subject to the United States anti-inversion rules;

•        tax-exempt organizations and entities;

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons whose functional currency is other than the United States dollar;

•        persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

•        persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•        partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

•        persons required to accelerate the recognition of any item of gross income with respect to the ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

•        persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

For United States federal income tax purposes, it is generally expected that a United States Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a United States Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax.

Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of the current or accumulated earnings of us and the VIEs and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs. Because we do not intend to determine the earnings and profits of us and the VIEs on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as the ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see “Taxation — PRC Taxation”), then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold the ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if the United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

Any PRC withholding taxes imposed on dividends paid to you with respect to the ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Ordinary Shares

You will recognize gain or loss on a sale or exchange of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under “— Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of the ADSs or ordinary shares (see “Taxation — PRC Taxation”), then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or “basket” of income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

We will be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•        at least 75% of the Company’s gross income for such year is passive income; or

•        at least 50% of the value of the Company’s assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

Although the law in this regard is not entirely clear, we treat the VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Beijing Sentu or its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the consolidated VIE and its subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of the assets of us and the VIEs and composition of the income and assets of us and the VIEs (taking into account the expected cash proceeds from, and the anticipated market capitalization of us and the VIEs following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually after the close of each taxable year that depends, in part, upon the composition of the income and assets of us and the VIEs. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of the assets of us and the VIEs for the purpose of the asset test, including the value of the goodwill and other unbooked intangibles of us and the VIEs, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). The composition of the income and assets of us and the VIEs may also be affected by how, and how quickly, we use the liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of Beijing Sentu or its subsidiaries for U.S. federal income tax purposes, our risk of being a PFIC may substantially increase.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the ADSs or ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

•        the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•        the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•        the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own equity interests (including our consolidated VIE or any subsidiaries of the consolidated VIE) is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States entity classified as a PFIC (each such entity, a lower tier PFIC) for purposes of the application of these rules. You should consult your own tax advisor regarding the application of the PFIC rules to any of our lower tier PFICs.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on the ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that the ADSs or ordinary shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs, but not our ordinary shares, will be listed on the Nasdaq, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the Nasdaq and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

A United States Holder that holds the ADSs or ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require.

You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of the ADSs or ordinary shares, and the proceeds from the sale or exchange of the ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated         , 2021, the underwriters named below, AMTD Global Markets Limited and                           , acting as the representatives, have agreed to purchase, and we have agreed to sell, the number of ADSs indicated below. The address of AMTD Global Markets Limited is 23/F-25/F, Nexxus Building, 41 Connaught Road Central, Hong Kong. The address of                            is                           .

Name of Underwriter	Number of ADSs
AMTD Global Markets Limited

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in the business of us and the VIEs and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the front cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$        per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. AMTD Global Markets Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the U.S. or to any U.S. persons.

Option to Purchase Additional ADSs

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of          additional ADSs at the public offering price listed on the front cover page of this prospectus less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be US$        , the total underwriters’ discounts and commissions would be US$        and the total proceeds to us (before expenses) would be US$        .

Commissions and Expenses

The table below shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions. [These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional          ADSs.]

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US $	US $	US $
Underwriting discounts and commissions to be paid by us	US $	US $	US $
Proceeds, before expenses, to us	US $	US $	US $

The estimated total expenses of the offering payable by us, excluding underwriting discounts and commissions, are approximately US$         million. We have agreed to reimburse the underwriters for certain out-of-pocket expenses and fees, which will not exceed $20,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Listing

We have applied to list the ADSs on Nasdaq under the trading symbol “JZ.”

Lock-Up Agreements

We, our directors, executive officers, existing shareholders holding substantially all of our issued ordinary shares prior to this offering and holders of share-based awards have agreed, subject to certain exceptions, during the period commencing on the date hereof and ending 180 days after the date of this prospectus, not to, directly or indirectly, without the prior written consent of the representatives on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exchangeable or exercisable for the ordinary shares or ADSs beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described in the foregoing is to be settled by delivery of the ordinary shares or ADSs or such other securities in cash or otherwise, or (3) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such swap or other arrangements, or (4) make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs.

The restrictions described in the preceding paragraph are subject to certain exceptions.

Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lockup agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lockup agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lockup agreements prior to the expiration of the corresponding period.

In addition, we have instructed The Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

Stabilization, Short Positions and Penalty Bids

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price are the future prospects of us and the VIEs and those of the industry of us and the VIEs in general, the sales, earnings, certain other financial and operating information of us and the VIEs in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours and the VIEs’, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Selling Restrictions

No action may be taken in any jurisdiction other than the U.S. that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.    This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)     you confirm and warrant that you are either:

(i)     a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)   a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)  a person associated with the company under section 708(12) of the Corporations Act; or

(iv)   a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)    you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada.    The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.    This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center (“DIFC”).    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the content of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area and United Kingdom.    In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong.    The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel.    The ADSs offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered. Any resale in Israel, directly or indirectly, to the public of the ADSs offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea.    The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.    This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland.    The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.    Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Expenses Related to This Offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which we expect to incur in connection with the offer and sale of the ADSs. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC registration fee	US$
Stock exchange market entry and listing fee
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous
Total	US$

These expenses will be borne by us.

Legal Matters

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Sidley Austin LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by DeHeng Law Offices. Kirkland & Ellis International LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Sidley Austin LLP may rely upon DeHeng Law Offices with respect to matters governed by PRC law.

Experts

The consolidated financial statements as of December 31, 2020 and 2021, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at 165 Broadway, 21st Floor, New York, NY 10006.

Where You Can Find Additional Information

We have filed a registration statement on Form F-1, including exhibits with the SEC, under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

All information filed with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Jianzhi Education Technology Group Company Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jianzhi Education Technology Group Company Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 28, 2022

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATED BALANCE SHEETS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

	December 31, 2020	December 31, 2021	December 31, 2021
	RMB	RMB	US$
			(Note 2)
Assets
Current assets:
Cash and cash equivalents	20,948,687	61,266,782	9,614,095
Accounts receivable, net	114,804,432	104,775,266	16,441,526
Inventories	1,975,932	1,960,277	307,610
Deferred offering expenses	—	8,494,583	1,332,985
Due from a related party	—	2,473,750	388,185
Short-term prepayments	2,664,222	288,101,452	45,209,405
Short-term investments	70,680,000	11,430,000	1,793,616
Prepaid expenses and other current assets	2,926,385	5,123,221	803,945
Total current assets	213,999,658	483,625,331	75,891,367

Non-current assets:
Right-of-use assets, net	2,663,785	300,024	47,080
Deferred tax assets, net	323,643	388,321	60,936
Property and equipment, net	216,437	214,717	33,694
Educational contents, net	140,105,131	206,695,356	32,435,012
Intangible assets, net	23,843,505	17,187,208	2,697,048
Goodwill	7,712,011	7,712,011	1,210,183
Long-term prepayments	51,566,790	143,494,187	22,517,369
Total non-current assets	226,431,302	375,991,824	59,001,322
Total assets	440,430,960	859,617,155	134,892,689

Liabilities
Current liabilities:
Accounts payable	23,227,252	24,286,309	3,811,052
Contract liabilities	7,394,648	327,299,227	51,360,391
Salary and welfare payable	3,401,655	3,411,486	535,337
Income taxes payable	920,979	3,743,247	587,398
Value added tax (“VAT”) and other tax payable	3,791,643	2,669,408	418,888
Other payables	7,348,274	5,276,472	827,994
Lease liabilities, current	2,033,929	295,367	46,350
Amount due to related parties	24,777,604	71,707,642	11,252,494
Total current liabilities	72,895,984	438,689,158	68,839,904

Non-current liabilities:
Deferred tax liabilities	2,775,900	2,191,500	343,894
Lease liabilities, non-current	282,867	—	—
Total non-current liabilities	3,058,767	2,191,500	343,894
Total liabilities	75,954,751	440,880,658	69,183,798

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATED BALANCE SHEETS — (Continued)
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

	December 31, 2020	December 31, 2021	December 31, 2021
	RMB	RMB	US$
			(Note 2)
Commitments and contingencies

Mezzanine equity:
Redeemable preferred shares (US$0.0001 par value; 11,110,000 shares authorized, issued and outstanding as of December 31, 2020 and 2021)*	45,984,876	45,984,876	7,216,031

Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 100,000,000 shares issued and outstanding as of December 31, 2020 and 2021)*	63,291	63,291	10,000
Additional paid-in capital	52,927,738	54,045,908	8,480,914
Statutory reserves	20,977,351	23,599,304	3,703,246
Retained earnings	235,347,520	280,983,836	44,092,497
Accumulated other comprehensive income	188,739	400,233	62,800
Total Jianzhi Education Technology Group Company Limited’s shareholders’ equity	309,504,639	359,092,572	56,349,457
Noncontrolling interests	8,986,694	13,659,049	2,143,403
Total shareholders’ equity	318,491,333	372,751,621	58,492,860
Total liabilities, mezzanine equity and shareholders’ equity	440,430,960	859,617,155	134,892,689

____________

*        Retrospectively restated for effect of stock split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2)
Net revenues	404,931,954	473,247,283	74,262,826
Cost of revenues	(275,790,112)	(369,052,134)	(57,912,333)
Gross profit	129,141,842	104,195,149	16,350,493

Operating expenses:
Sales and marketing expenses	5,031,526	7,576,963	1,188,991
General and administrative expenses	26,054,063	19,476,375	3,056,269
Research and development expenses	15,584,738	26,355,055	4,135,683
Total operating expenses	46,670,327	53,408,393	8,380,943
Income from operations	82,471,515	50,786,756	7,969,550

Other (expenses) income:
Investment income	407,827	569,737	89,404
Interest income (expenses), net	53,596	(892,906)	(140,116)
Other expenses	(19,614)	(12,563)	(1,971)
Government grants	4,482,816	6,753,388	1,059,754
Total other income, net	4,924,625	6,417,656	1,007,071

Income before income tax	87,396,140	57,204,412	8,976,621

Income tax expense	485,749	4,273,788	670,651
Net income	86,910,391	52,930,624	8,305,970
Net income attributable to noncontrolling interests	4,586,492	4,672,355	733,194
Net income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,323,899	48,258,269	7,572,776

Net income	86,910,391	52,930,624	8,305,970
Other comprehensive income (loss):
Foreign currency translation adjustments	(35,391)	211,494	33,188
Total other comprehensive income (loss)	(35,391)	211,494	33,188
Total comprehensive income	86,875,000	53,142,118	8,339,158
Net comprehensive income attributable to noncontrolling interests	4,586,492	4,672,355	733,194
Comprehensive income attributable to the Jianzhi Education Technology Group Company Limited’s shareholders	82,288,508	48,469,763	7,605,964

Earnings per share
Basic and diluted*	0.74	0.43	0.07

Weighted average number of shares
Basic and diluted*	111,110,000	111,110,000	111,110,000

____________

*        Retrospectively restated for effect of stock split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATION STATEMENTS OF CHANGES IN EQUITY
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

	Jianzhi Education Technology Group Company Limited shareholders’ equity						Non controlling interests	Total shareholders’ equity
	Ordinary shares		Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income
	Shares*	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2019	100,000,000	63,291	52,927,738	18,896,987	155,103,985	224,130	4,400,202	231,616,333
Net income	—	—	—	—	82,323,899	—	4,586,492	86,910,391
Appropriation to statutory reserves	—	—	—	2,080,364	(2,080,364)	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(35,391)	—	(35,391)
Balance at December 31, 2020	100,000,000	63,291	52,927,738	20,977,351	235,347,520	188,739	8,986,694	318,491,333

Net income	—	—	—	—	48,258,269	—	4,672,355	52,930,624
Appropriation to statutory reserves	—	—	—	2,621,953	(2,621,953)	—	—	—
Deemed capital contribution from a shareholder for waive of interest expenses	—	—	1,118,170	—	—	—	—	1,118,170
Foreign currency translation adjustments	—	—	—	—	—	211,494	—	211,494
Balance at December 31, 2021	100,000,000	63,291	54,045,908	23,599,304	280,983,836	400,233	13,659,049	372,751,621
Balance at December 31, 2021 in US$		10,000	8,480,914	3,703,246	44,092,497	62,800	2,143,403	58,492,860

____________

*        Retrospectively restated for effect of stock split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”)

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
Cash flows from operating activities:
Net income	86,910,391	52,930,624	8,305,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	538,303	78,000	12,240
Amortization of educational contents	24,375,147	45,296,565	7,108,019
Amortization of intangible assets	7,805,096	6,656,298	1,044,518
Amortization of operating lease right-of-use assets	3,592,290	2,362,967	370,801
Provision (Reversal of provision) for doubtful accounts	210,433	(119,539)	(18,758)
Deferred tax expense (benefit)	(45,415)	(649,078)	(101,855)
Changes in operating assets and liabilities:
Accounts receivable	(31,439,946)	10,148,705	1,592,553
Inventories	1,877,720	15,655	2,457
Prepaid expenses and other current assets	357,319	(2,197,407)	(344,821)
Short-term prepayments	12,940,022	(285,437,271)	(44,791,337)
Accounts payable	7,921,537	1,059,057	166,189
Salary and welfare payable	415,648	9,831	1,543
Contract liabilities	(9,365,507)	319,904,579	50,200,009
Income taxes payable	(903,026)	2,822,268	442,875
Value added tax (“VAT”) and other tax payable	(4,325,138)	(1,122,235)	(176,103)
Other payables	455,342	(1,964,796)	(308,320)
Lease liabilities	(3,566,734)	(2,020,636)	(317,082)
Net cash provided by operating activities	97,753,482	147,773,587	23,188,898

Cash flows from investing activities:
Purchase of short-term investments	(140,145,000)	(24,405,127)	(3,829,697)
Proceeds from redemption of short-term investment	90,305,000	83,655,127	13,127,315
Purchase of property and equipment	(39,980)	(76,280)	(11,970)
Purchase of educational contents	(98,899,372)	(64,811,320)	(10,170,310)
Purchase of intangible assets	(3,669,811)	—	—
Prepayment for educational contents	(12,407,962)	(139,002,868)	(21,812,583)
Net cash used in investing activities	(164,857,125)	(144,640,468)	(22,697,245)

Cash flows from financing activities:
Repayment to related parties	(26,697)	—	—
Borrowing from related parties	75,604	48,808,057	7,659,049
Issuance cost in relation with initial public offering	—	(8,621,261)	(1,352,864)
Advance to a related party for issuance costs in relation with initial public offering	—	(2,512,809)	(394,315)
Net cash provided by financing activities	48,907	37,673,987	5,911,870

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”)

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
Effect of exchange rate changes on cash and cash equivalents and restricted cash held in foreign currencies	(264,826)	(489,011)	(76,734)

Net increase (decrease) in cash and cash equivalents and restricted cash	(67,319,562)	40,318,095	6,326,789

Cash and cash equivalents and restricted cash at beginning of the year	88,268,249	20,948,687	3,287,306

Including:
Cash and cash equivalents at beginning of the year	88,143,749	20,948,687	3,287,306
Restricted cash at beginning of the year	124,500	—	—

Cash and cash equivalents and restricted cash at end of the year	20,948,687	61,266,782	9,614,095
Including:
Cash and cash equivalents at end of the year	20,948,687	61,266,782	9,614,095
Restricted cash at end of the year	—	—	—

Supplemental disclosures of cash flows information:
Cash paid for income taxes	1,436,662	2,617,807	410,791

The accompanying notes are an integral part of these consolidated financial statements.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Jianzhi Education Technology Group Company Limited (The “Company”) was incorporated in the Cayman Islands and registered as an exempted company with limited liability under the Companies Law of the Cayman Islands on March 12, 2018.

The Company is mainly engaged in the provision of IT related solution services, educational content services and mobile media services through its wholly-owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries, whose principal geographic market are in the People’s Republic of China (“PRC”). The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned subsidiaries, VIE and VIE’s subsidiaries in the PRC.

On March 20, 2018, the Company established a wholly-owned subsidiary under the laws of the British Virgin Islands(“BVI”), Jianzhi Education Group Company Limited (“Jianzhi Education (BVI)”), an investment holding company with limited liability.

On April 3, 2018, Jianzhi Education (BVI), established a wholly-owned subsidiary in Hong Kong, Jianzhi Education Technology (HK) Company Limited (“Jianzhi Education (HK)”), an investment holding company with limited liability.

On November 14, 2016, Hong Kong Sentu Education Technology Ltd.(“Sentu HK”) was incorporated in Hong Kong. On April 23, 2018, Jianzhi Education (HK) acquired 100% equity interest of Sentu HK.

On April 17, 2018, Jianzhi Education (HK) established a wholly-owned subsidiary, Jianzhi Century Technology (Beijing) Co., Ltd. (“Jianzhi Beijing”), a wholly-owned foreign enterprise (“WFOE”) incorporated in the People’s Republic of China (“PRC”), as part of a restructure of the Company.

Prior to the incorporation of the Company and the completion of the Corporate Reorganization (as defined below), the main operating activities were carried out by Beijing Sentu Education Technology Co., Ltd. (“Beijing Sentu”) and its subsidiaries, Shanghai Ang’you Internet Technology Co., Ltd. (“Shanghai Ang’you”) and Guangzhou Xingzhiqiao Information Technology Co., Ltd. (“Guangzhou Xingzhiqiao”), which were all established in the PRC.

As of December 31, 2021, the Company’s major subsidiaries, VIE and VIE’s subsidiaries are as follows:

	Place and date of incorporation/ establishment	Percentage of ownership/interest/ voting rights		Issued and fully paid ordinary share capital	Principal activities
Name		Directly	Indirectly
Jianzhi Education Group Company Limited	British Virgin Islands (“BVI”), limited liability company March 20, 2018	100%	—	USD1	Investment holding
Jianzhi Education Technology (HK) Company Limited	Hong Kong, limited liability company April 3, 2018	—	100% owned by Jianzhi Education (BVI)	HKD1	Investment holding
HongKong Sentu Education Technology Ltd.	Hong Kong, November 14, 2016	—	100% owned by Jianzhi Education (HK)	HKD10,000,000	Provision of training service
Jianzhi Century Technology (Beijing) Co., Ltd.	PRC, April 17, 2018	—	100% owned by Jianzhi Education (HK)	HKD10,000,000	Provision of technical and management consultancy services

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

	Place and date of incorporation/ establishment	Percentage of ownership/interest/ voting rights		Issued and fully paid ordinary share capital	Principal activities
Name		Directly	Indirectly
Beijing Sentu Lejiao Information Technology Co., Ltd (“Sentu Lejiao”)	PRC, June 13, 2016		100% owned by Jianzhi Beijing	RMB10,000,000	Provision of IT related solution service
Sentu Shuzhi Technology (Beijing) Co., Ltd (“Sentu Shuzhi”)	PRC, June 2, 2021		100% owned by Sentu Lejiao	—	Provision of IT related solution service
Beijing Sentu Education Technology Co., Ltd.	PRC, May 27, 2011		Contractual arrangements	RMB26,100,000	Provision of educational content and IT related solution services
Shanghai Ang’you Internet Technology Co., Ltd.	PRC, January 11, 2016	—	51.2% owned by Beijing Sentu	RMB10,500,000	Provision of mobile media services and educational content
Guangzhou Xingzhiqiao Information Technology Co., Ltd.	PRC, May 6, 2011		100% owned by Beijing Sentu	RMB1,000,000	Provision of mobile media services
Sentu Guoxin Education Technology (Beijing) Co., Ltd	PRC, December 5, 2016		70% owned by Beijing Sentu	RMB2,000,000	Provision of technology, education consultancy (excluding agent services) services
Guangzhou Lianhe Education Technology Co., Ltd	PRC, September 28, 2016	—	100% owned by Guangzhou Xingzhiqiao	RMB300,000	Provision of mobile media services and educational content

The Company and its subsidiaries, VIE and VIE’s subsidiaries are under the control of Ms. Wang Peixuan (“Ms. Wang”), of which Ms. Wang effectively owns 54.78% interests in Beijing Sentu. In preparation for listing in a stock market of the United States of America, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries as a group underwent a reorganization through entering into various contractual arrangements (the “Contractual Arrangements”), which, effective from June 26, 2018, between Jianzhi Beijing, Beijing Sentu and their respective equity holders (the “Corporate Reorganization”) due to regulatory restrictions on foreign ownership in the radio and television program production and operation business and value-added telecommunications business in the PRC. The described contractual arrangements are as follows:

•        Exclusive Business Cooperation Agreement.    Pursuant to the Exclusive Business Cooperation Agreement, Beijing Sentu is obliged to pay service fee to Jianzhi Beijing for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Beijing Sentu, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Beijing Sentu agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Jianzhi Beijing. Beijing Sentu has unconditionally and irrevocably authorized Jianzhi Beijing or its designated person as its agent to (i) sign any necessary documents with third parties (including but not limited to customers and suppliers) on behalf of Beijing Sentu; and (ii) to handle all necessary documents and

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

matters which will enable Jianzhi Beijing to exercise all or part of its rights under the Exclusive Business Cooperation Agreement on behalf of Beijing Sentu. And Jianzhi Beijing shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Beijing Sentu. The Exclusive Business Cooperation Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Business Cooperation Agreement; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

•        Exclusive Call Option Agreement.    Pursuant to the Exclusive Call Option Agreement, the Registered Shareholders have unconditionally and irrevocably granted Jianzhi Beijing or its designated purchaser the right to purchase all or part of their equity interests in Beijing Sentu (“Equity Call Option”). The purchase price payable by Jianzhi Beijing in respect of the transfer of equity interests upon exercise of the Equity Call Option shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the capital contribution in relation to the equity interests. Jianzhi Beijing or its designated purchaser shall have the right to purchase such proportion of equity interests in Beijing Sentu as it decides at any time. The Registered Shareholders shall return any amount of purchase price they received in the event that Jianzhi Beijing acquires the equity interests in Beijing Sentu.

The Registered Shareholders and Beijing Sentu have jointly and severally further undertaken to Jianzhi Beijing that, without the prior written consent of Jianzhi Beijing, they shall not (i) in any manner supplement, change or amend the constitutional documents of Beijing Sentu, increase or decrease its share capital, or change the structure of its registered capital in other manner; (ii) sell, pledge, transfer or otherwise dispose of any assets, business or lawful revenue or create encumbrance over Beijing Sentu; (iii) incur, inherit, guarantee or assume any debt, except for debts incurred in the ordinary course of business other than payables incurred by a loan and for debts disclosed to and agreed in writing by Jianzhi Beijing; (iv) cause Beijing Sentu to execute any material contract with a value above RMB100,000, except the contracts executed in the ordinary course of business; (v) cause Beijing Sentu to provide any person with any loan, credit or guarantee; (vi) cause or permit Beijing Sentu to merge, consolidate with, acquire or invest in any person, or sell assets of Beijing Sentu with a value above RMB100,000; (vii) cause Beijing Sentu to enter into any transaction which may have substantial impact on the assets, liabilities, business operation, shareholding structure and other legal rights of Beijing Sentu, except the contracts executed in the ordinary course of business; and (viii) in any manner distribute dividends to their shareholders, provided that upon the written request of Jianzhi Beijing, Beijing Sentu shall immediately distribute all distributable profits to its shareholders.

The Exclusive Call Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Call Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

•        Exclusive Assets Option Agreement.    Pursuant to the Exclusive Assets Option Agreement, Beijing Sentu unconditionally and irrevocably granted an exclusive option to Jianzhi Beijing or its designated person to purchase all or any of its assets at the higher price of (a) the lowest price permitted under PRC laws and regulations or (b) the net book value of the assets. Jianzhi Beijing shall have absolute discretion as to when and in what manner to exercise the option to purchase assets of Beijing Sentu permitted by PRC laws and regulations. The Exclusive Assets Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Assets Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by Registered Shareholders in Beijing Sentu have been transferred to Jianzhi Beijing or its designated person.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

•        Voting Rights Proxy Agreement.    Pursuant to the Voting Rights Proxy Agreement, each of the Registered Shareholders, unconditionally and irrevocably appoints Jianzhi Beijing, the authorized director and successor of Jianzhi Beijing or any liquidator replacing the director of Jianzhi Beijing (but excluding those who are shareholders of Beijing Sentu or who may give rise to conflict of interests) to exercise such shareholder’s rights in Beijing Sentu in accordance with PRC laws and the articles of Beijing Sentu, including without limitation to, the rights to (i) convene and participate in shareholders meetings; (ii) present proposed resolutions to the shareholders meetings; (iii) exercise the voting rights and adopt and execute resolutions, on matters to be discussed and resolved at shareholders meetings; (iv) nominate and appoint the legal representative (chairman of the board of directors), director(s), supervisor(s), chief executive officer (or general manager) and other senior management; (v) instruct the director(s) and legal representative of Beijing Sentu, as the case may be, to act in accordance with the instruction of Jianzhi Beijing; and (vi) set up the liquidation group and exercise all the rights the liquidation group may have during the liquidation period when Beijing Sentu encounters winding up, liquidation or dissolution.

•        Equity Pledge Agreement.    Pursuant to the Equity Pledge Agreement, each of the Registered Shareholders unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Beijing Sentu together with all related rights thereto to Jianzhi Beijing as security for performance of the Contractual Arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Jianzhi Beijing as a result of any event of default on the part of the Registered Shareholders, Beijing Sentu and all expenses incurred by Jianzhi Beijing as a result of enforcement of the obligations of the Registered Shareholders and/or Beijing Sentu under the Contractual Arrangements. Upon the occurrence and during the continuance of an event of default (as defined in the Equity Pledge Agreements), Jianzhi Beijing shall have the right to (i) require the Registered Shareholders to immediately pay any amount payable under the Contractual Arrangements; or (ii) to exercise all such rights as a secured party under any applicable PRC law and the Equity Pledge Agreement, including without limitations, being paid in priority with the equity interests.

The said equity pledge under the Equity Pledge Agreement takes effect upon the completion of registration with relevant administrative department of industry and commerce and shall remain valid until after all the contractual obligations of the Registered Shareholders and Beijing Sentu under the relevant Contractual Arrangements have been fully performed and all the outstanding debts of the Registered Shareholders and/or Beijing Sentu under the relevant Contractual Arrangements have been fully paid.

The Company believes that Beijing Sentu is considered a VIE under Accounting Codification Standards (“ASC”) 810 “Consolidation”, because the equity investors in Beijing Sentu no longer have the characteristics of a controlling financial interest, and the Company, through Jianzhi Beijing, is the primary beneficiary of Beijing Sentu and controls Beijing Sentu’s operations. Accordingly, Beijing Sentu has been consolidated as a deemed subsidiary into the Company as a reporting company under ASC 810.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of Beijing Sentu which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment of the involvement with Beijing Sentu reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of Beijing Sentu. Jianzhi Beijing is obligated to absorb a majority of the loss from Beijing Sentu activities and receive a majority of Beijing Sentu’s expected residual returns. In addition, Beijing Sentu’s shareholders have pledged their equity interest in Beijing Sentu to Jianzhi Beijing, irrevocably granted Jianzhi Beijing an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in Beijing Sentu and agreed to entrust all the rights to exercise their

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

voting power to the person(s) appointed by Jianzhi Beijing. Under the accounting guidance, the Company is deemed to be the primary beneficiary of Beijing Sentu and the financial positions, the operating results and cash flows of Beijing Sentu and Beijing Sentu’s subsidiaries are consolidated in the Company for financial reporting purposes.

Additionally, pursuant to ASC 805, as the Company and Beijing Sentu are under the common control, the corporate reorganization was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Corporate Reorganization, whereby the assets and liabilities of the Beijing Sentu and its subsidiaries are reflected at the historical carrying values and their operations are presented as if the Corporate Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The carrying amounts of the assets, liabilities and the results of operations of the VIE and VIE’s subsidiaries included in the Company’s consolidated balance sheets and statements of income and comprehensive income, which are prepared before eliminating the inter-company balances and transactions between the VIE, the subsidiaries of the VIE and the Company and its subsidiaries, are as follows:

	December 31, 2020	December 31, 2021
	RMB	RMB
Assets
Current assets:
Cash and cash equivalents	20,714,952	22,914,613
Accounts receivable, net	61,254,537	83,295,610
Inventories	1,968,411	1,952,756
Deferred offering expenses	—	471,698
Short-term prepayments	712,745	36,649,107
Short-term investments	68,080,000	11,430,000
Prepaid expenses and other current assets	2,430,817	1,585,989
Amount due from the Company and its subsidiaries*	274,412	52,837,333
Total current assets	155,435,874	211,137,106

Non-current assets:
Right-of-use assets, net	1,516,153	300,024
Deferred tax assets, net	244,758	95,584
Property and equipment, net	200,574	155,364
Educational contents, net	31,433,359	21,088,052
Intangible assets, net	23,843,505	17,187,207
Goodwill	7,712,011	7,712,011
Long-term prepayments	—	22,349,287
Total non-current assets	64,950,360	68,887,529
Total assets	220,386,234	280,024,635

____________

*        As of December 31, 2020 and 2021, amounts due from the Company and its subsidiaries represent the receivables that VIEs had with the Company and its consolidation subsidiaries, which would be eliminated upon consolidation.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

	December 31, 2020	December 31, 2021
	RMB	RMB
Liabilities
Current liabilities:
Accounts payable	20,406,963	23,957,344
Salary and welfare payable	1,161,767	1,044,602
Contract liabilities	7,394,648	49,308,974
Income taxes payable	920,979	1,271,290
Value added tax (“VAT”) and other tax payable	3,707,235	4,982,740
Other payables	2,225,969	1,650,994
Lease liabilities, current	1,087,177	295,367
Amount due to related parties	24,777,604	24,702,000
Total current liabilities	61,682,342	107,213,311

Non-current liabilities:
Deferred tax liabilities	2,775,900	2,191,500
Lease liabilities, non-current	282,867	—
Account payable to WFOE	37,205,009	47,313,302
Total non-current liabilities	40,263,776	49,504,802
Total liabilities	101,946,118	156,718,113
	For the years ended December 31,
	2020	2021
	RMB	RMB
Net revenues	300,249,445	355,513,276
Net income	4,586,492	4,672,355
	For the years ended December 31,
	2020	2021
	RMB	RMB
Net cash provided by operating activities	12,053,164	20,840,090
Net cash (used in) provided by investing activities	(5,244,697)	34,275,741
Net cash used in financing activities	(38,042,039)	(52,916,170)

There are no pledge or collateralization of the VIE and VIE’s subsidiaries’ assets that can only be used to settled obligations of the VIE and VIE’s subsidiaries, except for the restricted net assets disclosed in Note 14. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets to the Company in the form of loans and advances or cash dividends.

As the VIE is incorporated as limited liability company under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE in normal course of business.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE and VIE’s subsidiaries in its consolidated financial statements as it may lose the ability to exert control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE and VIE’s subsidiaries. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and VIE.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE’s subsidiaries in which WFOE is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the VIE through power to govern the activities which most significantly impact VIE’s economic performance and is obligated to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, then the entity is consolidated. All intercompany balances and transactions between the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries continually evaluates its estimates, including, but are not limited to, those related to the allowance for doubtful accounts, recoverability and useful lives of copyrights and produced content, recoverability and useful lives of certain

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

finite-lived intangible assets, recoverability and useful lives of long-lived assets, recoverability of indefinite-lived intangible assets, income taxes, and the valuation of equity transactions. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries bases its estimates on historical experience and on various other assumptions that it believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Functional currency and foreign currency translation

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is Hong Kong Dollar (“HK$”). The functional currency of the Company’s overseas subsidiaries, VIE and VIE’s subsidiaries which incorporated in PRC is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the periods. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of income and comprehensive income.

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date.

Convenience Translation

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ business is primarily conducted in China and all of the revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ deficit and cash flows from Renminbi (“RMB”) into US dollars as of and for the years ended December 31, 2021 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.3726 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2021, or at any other rate.

Fair value of financial instruments

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries adopted the guidance of ASC 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•        Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•        Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, short-term prepayments, accounts payable, salary and welfare payable, value added tax (“VAT”) and other taxes payable, accrued liabilities, customer deposits and other payables, approximate their fair market value based on the short-term maturity of these instruments. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2021.

Noncontrolling interests

For the Company’s subsidiaries majority-owned by the Company’s VIE and VIE’s subsidiaries, noncontrolling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.

Cash and cash equivalents

Cash and cash equivalents primarily consist of cash, money market funds, investments in interest bearing demand deposit accounts, time deposits with terms of and less than three months.

Short-term investments

All highly liquid investments with maturities of greater than three months, but less than twelve months, are classified as short-term investments. Short-term investments primarily include wealth management financial products with variable interest issued by commercial banks with the intention to be sold within twelve months. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries account for short-term investments in accordance with ASC 320 and records at fair value. Interest income are reflected on the consolidated statements of income and comprehensive income.

Accounts receivable, net of allowance

Accounts receivable are amounts due from customers for goods delivered and services performed in the ordinary course of business and are recognized and carried at the original amount less an allowance for any potential uncollectible amounts. Accounts receivable balances are written off against allowances for doubtful accounts when they are determined to be uncollectible. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries generally do not require collateral from its customers.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The accounts receivable are reviewed on a periodic basis and general and specific allowances are made when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories comprise IT equipment, yet to deliver to customer at the end of the reporting period. Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in-first-out basis. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Write downs, if any, are recorded in cost of revenues in the consolidated statements of income and comprehensive income.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had inventory in the amount of RMB1,975,932 and RMB1,960,277, respectively, without any inventory write-down.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of income and comprehensive income.

The estimated useful lives are as follows:

Leasehold improvement	Shorter of lease terms and estimated useful lives
Fixture and furniture	3 – 10 years
Office equipment	3 – 5 years
Motor vehicles	4 years

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had property and equipment, net in the amount of RMB 216,437 and RMB 214,717, respectively. For the years ended December 31, 2020 and 2021, depreciation expenses were in the amount of RMB 538,303 and RMB 78,000, respectively.

Educational contents, net

Educational contents are the copyrights owned by WFOE, VIE and VIE’s subsidiary. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries engage external professional makers to produce educational contents and they also purchase educational contents along with licensed copyrights from external parties. Educational contents are initially recognized at cost. Educational content are amortized by using a straight-line method based on historical and estimated usage patterns. These estimates are periodically reviewed and adjusted, if appropriate.

Educational contents that have determinable lives continue to be amortized over their estimated useful lives as follows:

Produced educational content	5 years
Licensed copyrights	Shorter of the licensed period or projected useful life of the content

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries review unamortized educational content costs for impairment whenever events or circumstances indicate that the carrying value may not be fully recoverable or that the useful life is shorter than it was originally estimated. No impairment charge was recognized for the years ended December 31, 2020 and 2021, respectively.

Intangible assets, net

Intangible assets consist of software and technology and customer relationship acquired from a business combination. Intangible assets with finite lives are carried at cost less accumulated amortization and impairment loss, if any. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets that have determinable lives continue to be amortized over their estimated useful lives as follows:

Software and technology	3 – 10 years
Customer relationship	8 years

No impairment charge was recognized or the years ended December 31, 2020 and 2021, respectively.

Leases

On January 1, 2019, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries elected to apply practical expedients permitted under the transition method that allow them to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries used modified retrospective method and did not adjust the prior comparative periods. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognized approximately RMB7.4 million of right-of-use assets and approximately RMB7.1 million of operating lease liabilities upon the adoption of ASU No. 2016-02.

Under the new lease standard, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determine if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment annually. No impairment for right-of-use lease assets as of December 31, 2020 and 2021.

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company’s acquisitions of interests in its consolidated VIE’s subsidiaries. Goodwill is not depreciated or amortized but is tested for impairment at the reporting unit level on an annual basis, and between annual tests when an event or circumstances change occurs that indicate the asset might be impaired. Under ASC 350-20-35, the Company and the VIE, the acquirer, have the option to choose whether it will apply the qualitative assessment first and then the quantitative assessment, if necessary, or to apply the quantitative assessment directly.

If the Company and the VIE believe, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, the Company and the VIE consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

other specific information related to the operations. If the quantitative analysis indicates the carrying value of a reporting unit exceeds its fair value, the Company and the VIE measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit.

The goodwill of RMB 7,712,011 as of December 31, 2020 and 2021 represented the goodwill generated from the acquisition of Guangzhou Xingzhiqiao by the Beijing Sentu in 2018. No indicator demonstrating that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. And therefore no further testing is required.

Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than it was originally estimated. When these events occur, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying value of the assets over the fair value of the assets.

No impairment charge was recognized for the years ended December 31, 2020 and 2021, respectively.

Revenue recognition

On January 1, 2018, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries adopted ASC 606, Revenue from Contracts with Customers using the modified retrospective method for all contracts not completed as of the date of adoption.

Under ASC 606, the core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries identify its contracts with customers and all performance obligations within those contracts. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries then determine the transaction price and allocates the transaction price to the performance obligations within the contracts with customers, recognizing revenue when, or as, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries satisfy its performance obligations. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all of the revenue streams, and (2) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ financial position, results of operations, equity or cash flows as of the adoption date.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ revenue recognition policies effective upon the adoption of ASC 606 are as follows:

Revenue from educational content service and other services

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries embed the digital educational content into various web-based or mobile-based online learning platforms to provide comprehensive educational resources or other services to education institutions and individual customers through B2B2C model or B2C model. Specifically, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries primarily provide subscription service, licensing service and other services.

(i)     Subscription revenue

VIE and VIE’s subsidiaries generate subscription revenue primarily through (a) selling subscriptions to online learning platforms, to higher education institutions and other institutional customers under a B2B2C model mainly through the platform of Sentu Academy; (b) offering subscriptions concerning educational content in mobile video packages directly to end users under a B2C model through the platforms such as Fish Learning or Light Class etc.

VIE and VIE’s subsidiaries’ contracts have a single performance obligation for an integrated service and the transaction price is stated in the contracts, usually as a price per end-customers or educational content. Quantity of end-customers enrolled or courses provided is determined before rendering service. The subscription period for a majority of the educational content services is less than 12 months. Customers can access to the educational content anytime during the subscription period. The performance obligation is providing educational content database access and is satisfied over the subscription period. The revenue was recognized based on a straight-line basis over the subscription period. Subscription services cannot be cancelled and is not refundable after enrollment. All estimates are based on the historical experience, complete satisfaction of the performance obligation, and the management’s best judgment at the time the estimates are made. Returns and allowances are not a significant aspect of the revenue recognition process as historically they have been immaterial.

(ii)    Licensing revenue

WFOE and its subsidiaries, VIE and VIE’s subsidiaries generate licensing revenue primarily through licensing select content copyrights to institutional customers based on their needs and preferences under a B2B2C model. Institutional licenses primarily include educational institutions and non-educational institutions, such as libraries, contractors of educational content and video platforms. Licensing, different from subscriptions to learning platforms, allows customers to store the licensed educational content to their system and allow their students/users to access such educational content directly through their own systems. The institutional customers pay for access by their respective students, faculty members or library patrons, as the case may be individuals and generally pay a one-time licensing fee at the fixed price stated in the contract to receive such products. The VIE and VIE’s subsidiaries also license copyrights of the special limited content in mobile video packages directly to end mobile users under a B2C model through cooperating with a leading telecommunications provider in China. The end mobile users redeem their reward points at the telecommunications provider for the video packages and the telecommunications provider compensates the VIE and VIE’s subsidiaries at the fixed price for each video packages stated in the contract. Licensing revenue is recognized at the point in time when control of the select content copyrights is transferred to customer, usually at the time when their customers received the select content. WFOE and its subsidiaries, VIE and VIE’s subsidiaries typically satisfy its performance obligations in contracts with customers upon control of the select content copyrights is transferred to customer, usually at the time when their customers received the select content, and the revenue is recognized at a point in time when customer is able to direct use of and obtain substantially all of the benefits from the learning platforms at the time the services are delivered.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(iii)    Other services revenue

Other services mainly include mobile media services, including mobile media advertising services etc. WFOE and its subsidiaries, VIE and VIE’s subsidiaries provide advertising services to customers on its mobile application in the form of pop-up ads and banners, and generates revenue from advertisements based on the posting period or based on the number of times viewers click on these advertisements etc. The promised services in each service contract are combined and accounted as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The VIE and VIE’s subsidiaries determine pricing for each contract separately. These services are recognized over time based on a straight-line basis over the period of services rendered as customers simultaneously receive and consume the benefits of these services throughout the service period. Returns and allowances are not a significant aspect of the revenue recognition process as historically they have been immaterial. For some contracts, the mobile media advertising revenue is generated based on the number of times viewers click on these advertisements or download the sponsor’s application to their phones or the number of days such advertisements are placed in the learning platform. Under much pricing model, the revenues are recognized at the point of time as the publishers deliver advertising services at the point in time.

Net revenues presented on the consolidated statements of income and comprehensive income are net of sales discount and sales tax.

Revenue from IT related solution services

WFOE and its subsidiaries, VIE and VIE’s subsidiaries derived revenue from IT related solution services through providing (i) design and development of customized IT system service; (ii) procurement and assembling of equipment needed to operate the customer’s systems; and (iii) technological support and maintenance service. The Company recognizes revenues on a gross basis as the Company is determined to be the primary obligor in fulfilling the contracts of IT related solution services initiated by the customer.

WFOE and its subsidiaries, VIE and VIE’s subsidiaries contract with higher education institutions and other institutional customers to provide design and development of customized IT system service, normally within a year. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers as the design and development of customized IT system service are a series of service that are inputs used to create the customized IT system, which are not distinct in the context of the contract. Revenue is recognized at the point when the system or platform are completed and accepted by the customers. Upon delivery of services, project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a confirmation of customer to its ability to direct the use of and obtain substantially all of the benefits from, the design and development service. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met.

WFOE and its subsidiaries, VIE and VIE’s subsidiaries generate revenue from procurement and assembling of equipment needed to operate the customer’s systems. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers as the equipment and related assembling services are both inputs used to create the customized equipment, which are not distinct in the context of the contract. Revenue is recognized at the point when the customized equipment are completed and accepted by the customers, normally within a year. Project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a conformation of customer to its ability to direct the use of and obtain substantially all of the benefits from the systems. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

From time to time, WFOE and its subsidiaries enter into arrangement to provide technological support and maintenance service of online platforms to its customers at a price stated in contract. WFOE and its subsidiaries’ efforts are expended evenly throughout the service period. The revenues for the technological support and maintenance service are recognized over the support and maintenance services period, usually one year or less. The contracts have a single performance obligation and are primarily on a fixed-price basis. No significant returns, refund and other similar obligations during each reporting period.

The following table summarizes disaggregated revenue from contracts with customers by service type:

	For the years ended December 31,
	2020	2021
	RMB	RMB
Revenue from educational content service and other services
– Subscription revenue	131,047,390	148,041,259
– Licensing revenue	164,489,755	204,369,087
– Other services revenue	13,765,490	12,661,341
Subtotal	309,302,635	365,071,687
Revenue from IT related solution services	95,629,319	108,175,596
Total	404,931,954	473,247,283

The core principle underlying the revenue recognition ASU is that the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries expect to be entitled to in such exchange. This will require the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when services are provided to a customer.

The following table summarizes disaggregated revenue from contracts with customers by timing of revenue recognition:

	For the years ended December 31,
	2020	2021
	RMB	RMB
Services transferred at a point in time
– Revenue from educational content service	164,489,755	204,369,087
– Revenue from IT related solution services	95,579,979	108,070,096
Services transferred over time
– Revenue from educational content service	144,812,880	160,702,600
– Revenue from IT related solution services	49,340	105,500
Total	404,931,954	473,247,283

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. In accordance with ASC340-40-25-1, an entity shall recognize as an asset the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. Entities sometimes incur costs to obtain a contract that otherwise would not have been incurred. Entities also may incur costs to fulfil a contract before a good or service is provided to a

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

customer. The revenue standard provides guidance on costs to obtain and fulfil a contract that should be recognized as assets. Costs that are recognized as assets are amortized over the period that the related goods or services transfer to the customer, and are periodically reviewed for impairment. Only incremental costs should be recognized as assets.

The revenue is recognized when control of the promised services is rendered over the service period and the payment from customers is not contingent on a future event, and the right to consideration in exchange for services that the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have transferred to a customer is only conditioned on the passage of time. Therefore, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries do not have any contract assets. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries also do not have significant capitalized commissions or other costs as of December 31, 2020 and 2021.

Contract liabilities represents cash payment received from customers in advance of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries satisfying performance obligations under contractual arrangements, including those with performance obligations to be satisfied over a period of time and point in time. Contract liabilities are derecognized when or as revenue is recognized. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year. The amount of revenue recognized that was included in the contract liabilities at the beginning of the year were RMB 16,422,760 and RMB 6,387,316 for the years ended December 31, 2020 and 2021, respectively.

The details of contract liabilities are as follows:

	December 31, 2020	December 31, 2021
	RMB	RMB
Advance from educational content service and other services
– Subscription service	6,269,314	8,411,203
– Licensing service	—	15,119,929
	6,269,314	23,531,132
Advance from IT related solution services	1,125,334	303,768,095
Total	7,394,648	327,299,227

Cost of revenues

Costs of revenues consist primarily of inventory cost, staff costs, video content costs, depreciation expenses and other direct costs of providing these services or goods. These costs are charged to the consolidated statements of income and comprehensive income as incurred.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Company’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income

Comprehensive income is defined to include all changes in equity of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Accumulated other comprehensive income, as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

Deferred offering expenses

Incremental direct costs incurred by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries attributable to its proposed IPO of ordinary shares in the U.S. have been deferred and recorded in deferred offering expenses and will be charged against the gross proceeds received from such offering.

Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Value added tax

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range up to 16%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Uncertain tax positions

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries apply the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and development expenses

Research and development expenses consist primarily of personnel-related expenses incurred for the development of, enhancement to, and maintenance of the websites and internal use software as well as costs associated with new video contents development. Depreciation expenses and other operating costs that are directly related to research and development are also included in research and development expenses. The research and development expenses are recognized when incurred.

Government grants

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The government grants of non-operating nature with no further conditions to be met are recorded as government grants when received. The government grants with certain operating conditions are recorded as “other liabilities/other non-current liabilities” when received and will be recorded as other income when the conditions are met.

Earnings (loss) per share

Earnings (loss) per share (“EPS”) is computed in accordance with ASC topic 260 (“ASC 260”), Earnings per Share. The two-class method is used for computing earnings per share in the event the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s redeemable shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. As a result, and in accordance with ASC 260, the undistributed earnings for each year is allocated based on the contractual participation rights of the ordinary shares and redeemable shares, respectively. As the liquidation and dividend rights are identical, the undistributed earnings is allocated on a proportionate basis.

Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders, including the redeemable shares, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of December 31, 2020 and 2021, there were no dilutive shares.

Commitments and contingencies

In the normal course of business, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries are subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and uncertainties

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. The COVID-19 outbreak in China temporarily adversely impacted the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ operating activities, especially the service providing in IT solution services in the first quarter of fiscal 2020. However, since the COVID-19 pandemic results in more people willing to adopt alternative learning approach and switched to online learning platforms, there was no significant impact on the educational content services.

Concentration of risks

Concentration of credit risks

Financial instruments that potentially subject the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries to significant concentration of credit risk primarily cash and cash equivalents and restricted cash and accounts receivables. The carrying amounts of cash and cash equivalents represent the maximum exposure to credit risk. As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have RMB 20,948,687 and RMB 61,266,782 in cash and cash equivalents, respectively, which is mainly held in cash and demand deposits with several financial institutions in the PRC and Hong Kong. In the event of bankruptcy of one of these financial institutions, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries may not be able to claim its cash and demand deposits back in full. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries continue to monitor the financial strength of the financial institutions.

Accounts receivable are typically unsecured and denominated in RMB, derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries perform on its customers and its ongoing monitoring process of outstanding balances. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries maintain an allowance for doubtful accounts and actual losses have generally been within management’s expectations. Refer to major customers and supplying channels below for detail.

Currency convertibility risk

Substantially all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

Major customers and supplying channels

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ suppliers primarily consist of software suppliers, IT equipment providers and advertising companies.

For the year ended December 31, 2020, three suppliers accounted for 39%, 14% and 12% of the Company’s total purchases, respectively. For the year ended December 31, 2021, four suppliers accounted for 39%, 12%, 12% and 12% of the Company’s total purchases, respectively. As of December 31, 2020, three suppliers accounted for 50%, 24% and 11% of the Company’s total accounts payable balance, respectively. As of December 31, 2021, one supplier accounted

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for 82% of the Company’s total accounts payable balance, respectively. As of December 31, 2020, three suppliers accounted for 48%, 13% and 11% of the Company’s short-term prepayments, respectively. As of December 31, 2021, three suppliers accounted for 23%, 20% and 12% of the Company’s short-term prepayments, respectively.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ customers primarily include higher education institutions, contractors of educational content and IT related solutions, telecommunications providers, providers of mobile Internet audio and video services, platform services providers and libraries.

For the year ended December 31, 2020, three customers accounted for 27%, 13% and 11% of the Company’s total revenue, respectively. For the year ended December 31, 2021, three customers accounted for 33%, 14% and 13% of the Company’s total revenue, respectively. As of December 31, 2020, two customers accounted for 31% and 16% of the Company’s accounts receivable balance, respectively. As of December 31, 2021, two customers accounted for 56% and 11% of the Company’s total accounts receivable balance, respectively. As of December 31, 2020, one customer accounted for 11% of the Company’s contract liabilities. As of December 31, 2021, two customers accounted for 71% and 13% of the Company’s contract liabilities, respectively.

Statutory reserves

In accordance with China’s Company Laws, the Company’s VIEs in PRC must make appropriations from their after-tax profit, as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”), to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

Pursuant to the laws applicable to China’s FIEs, the Company’s subsidiaries that are FIEs in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies’ discretion.

As of December 31, 2020 and 2021, the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries had appropriated RMB 20,977,351 and RMB 23,599,304, respectively, in its statutory reserves.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Credit Losses, Measurement of Credit Losses on Financial Instruments. This ASU provides more useful information about expected credit losses to financial statement users and changes how entities will measure credit losses on financial instruments and timing of when such losses should be recognized. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). In November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries are in the process of evaluating the impact on its consolidated financial statements upon adoption.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of income and cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

	December 31, 2020	December 31, 2021
	RMB	RMB
Accounts receivable	116,729,972	106,581,267
Allowance for doubtful accounts	(1,925,540)	(1,806,001)
Accounts receivable, net	114,804,432	104,775,266

The following table presents movement of the allowance for doubtful accounts:

	December 31, 2020	December 31, 2021
	RMB	RMB
Balance at the beginning of the year	1,715,107	1,925,540
Provisions/(Reversal of provisions)	210,433	(119,539)
Balance at the end of the year	1,925,540	1,806,001

NOTE 4 — SHORT-TERM INVESTMENTS

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had short-term investments, which mainly consists of wealth management products purchased from commercial banks, in the amount of RMB 70,680,000 and RMB 11,430,000, respectively. These wealth management products bear a highest expected rate of return ranging from 2.60  – 4.35%, either can be redeemed at any time or bear an initial maturity of more than three months but less than one-year. For the years ended December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recorded investment income of RMB 407,827 and RMB 569,737 in the consolidated statements of income and comprehensive income, respectively.

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

The prepaid expenses and other current assets consist of the following:

	December 31, 2020	December 31, 2021
	RMB	RMB
Deposits	1,860,342	4,497,829
Prepaid expense	409,065	481,227
Other receivables	656,978	144,165
	2,926,385	5,123,221

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 6 — EDUCATIONAL CONTENTS, NET

Educational contents, net consist of the following:

	December 31, 2020	December 31, 2021
	RMB	RMB
Produced educational contents	181,446,541	293,333,332
Licensed copyrights	3,243,383	3,243,382
Less: Accumulated amortization	(44,584,793)	(89,881,358)
	140,105,131	206,695,356

No impairment charge was recognized for the years ended December 31, 2020 and 2021, respectively.

Amortization expense was RMB 24,375,147 and RMB 45,296,565 for the years ended December 31, 2020 and 2021, respectively. Estimated amortization expense relating to the educational contents for each of the next five years is as follows:

Year ending December 31,	RMB
2022	57,792,453
2023	55,883,648
2024	48,047,170
2025	31,640,325
2026	13,331,760
Total expected amortization expense	206,695,356

NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets, stated at cost less accumulated amortization, consisted of the following:

	December 31, 2020	December 31, 2021
	RMB	RMB
Software and technology	16,946,187	16,946,187
Customer relationship	31,168,000	31,168,000
Less: accumulated amortization	(24,270,682)	(30,926,979)
	23,843,505	17,187,208

The customer relationship was acquired from the acquisition of Guangzhou Xingzhiqiao by Beijing Sentu in 2018. No impairment charges were recognized on intangible assets for the years ended December 31, 2020 and 2021, respectively.

Amortization expense was RMB 7,805,096 and RMB 6,656,298 For the years ended December 31, 2020 and 2021, respectively. Estimated amortization expense relating to the existing intangible assets for each of the next five years is as follows:

Year ending December 31,	RMB
2022	4,925,655
2023	4,684,001
2024	4,638,843
2025	2,929,521
2026	7,521
Thereafter	1,667
Total expected amortization expense	17,187,208

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 8 — PREPAYMENTS

	December 31, 2020	December 31, 2021
	RMB	RMB
Short-term prepayments
Advance to suppliers for services and inventories(1)	2,664,222	288,101,452
Long-term prepayments
Prepayment for educational content	51,566,790	143,494,187

____________

(1)      Short-term prepayments represent advance to suppliers for purchasing services or inventories. In 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries entered into several IT equipment procurement agreements with third party suppliers in the total contract amount of RMB 330,506,522, pursuant to which the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries prepaid cash in an aggregated of RMB 285,160,992, or 86% of the total contract amount to these suppliers. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries purchased these IT equipment for purpose of fifteen IT solution services projects. Subsequently, as of the date of this report date, IT equipment associated with four projects with value of RMB 52,557,530 were delivered and RMB 47,142,678 prepayments were settled.

NOTE 9 — LEASES

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries lease office space from third parties.

Lease classification for lease contracts exist before January 1, 2018 the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ adoption date of ASC 842 was not reassessed upon adoption of the new lease guidance. New lease contracts entered into after January 1, 2018 is classified as operating lease or finance lease at inception of the lease in accordance with ASC 842. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries does not have any finance lease during 2020 and 2021. Operating leases result in the recognition of ROU assets and lease liabilities on the balance sheet. ROU assets represent the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ right to use the leased asset for the lease term and lease liabilities represent the obligation to make lease payments. As of December 31, 2020 and 2021, the operating lease’s weighted average remaining lease term was 0.99 years and 0.95 years, respectively. As of December 31, 2020 and 2021, and weighted average discount rate was 4.75% and 4.75%, respectively.

For the years ended December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries incurred operating lease expense of RMB 3,792,383 and RMB 3,452,190, respectively. The operating lease expenses were charged to selling and marketing expenses, and general and administrative expenses.

Cash flow information related to leases consists of the following:

	For the years ended December 31,
	2020	2021
	RMB	RMB
Operating cash payments for operating leases	3,766,826	1,804,116
Right-of-use assets obtained in exchange for operating lease liabilities	—	—

The minimum future lease payments as of December 31, 2021 are as follows:

Year ending December 31,	RMB
2022	314,490
Total future lease payments	314,490
Less: Imputed interest	(19,123)
Total lease liability balance	295,367

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 10 — INCOME TAXES

Composition of income tax

The following table presents the composition of income tax expenses for the years ended December 31, 2020 and 2021:

	For the years ended December 31,
	2020	2021
	RMB	RMB
Current income tax expense	531,164	4,922,865
Deferred income benefits	(45,415)	(649,077)
Total Income taxes	485,749	4,273,788

Cayman Islands

Under the current laws of the Cayman Islands, the Company and its intermediate holding companies in the Cayman Islands are not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company or its subsidiaries in the Cayman Islands to their shareholders, no withholding tax will be imposed.

British Virgin Islands (“BVI”)

Subsidiaries in the BVI are exempted from income tax on their foreign-derived income in the BVI. There are no withholding taxes in the BVI.

Hong Kong

Jianzhi Education (HK) and Sentu HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. Under Hong Kong tax laws, Jianzhi Education (HK) is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends. For the years ended December 31, 2020 and 2021, the Company provided provision of income tax expenses of RMB nil and RMB 141,745 against Sentu HK.

China

Effective from January 1, 2008, the PRC’s statutory, Enterprise Income Tax (“EIT”) rate is 25%. In accordance with the implementation rules of EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15% with HNTE certificate effective for a period of three years and a “Software Enterprise” (“SE”) is entitled to a two-year income tax exemption starting from the first profit making year, followed by a reduction of half the applicable tax rate for the subsequent three years, and small and micro-sized enterprises (“SMEs”) is entitled to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB 1,000,000 and RMB 3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2021, and 75% reduction of taxable income for the first RMB1,000,000 taxable income and 50% reduction of taxable income between RMB 1,000,000 and RMB 3,000,000, and no reduction for the remaining taxable income for the years ended before December 31, 2020.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 10 — INCOME TAXES (cont.)

Jianzhi Beijing and Sentu Shuzhi, as SEs, were entitled to the preferential EIT treatment of two-year exemption and three-year half payment. Beijing Sentu applied the EIT rate of 15% during 2020 and 2021 as a HNTE. Sentu Lejiao is subject to the 25% EIT rate for the year of 2020, and is subject to the PRC EIT at a preferential tax rate as a SME for the year of 2021. Guangzhou Xingzhiqiao is subject to the PRC EIT at a preferential tax rate as a SME for the year of 2020, and is subject to the 25% EIT rate for the year of 2021. Guangzhou Lianhe and Shanghai Ang’you, are subject to the PRC EIT at a preferential tax as SMEs. Sentu Guoxin is subject to the 25% EIT.

The following table presents a reconciliation of the differences between the statutory income tax rate and the effective income tax rate for the years ended December 31, 2020 and 2021:

	For the years ended December 31,
	2020	2021
	%	%
PRC statutory rate	25.0%	25.0%
Effect of differing tax rates in different jurisdictions	2.9%	2.1%
Permanent difference	(3.0)%	(7.2)%
Favorable tax rate impact	(25.0)%	(12.7)%
Change in valuation allowance	0.7%	0.3%
Income tax expense	0.6%	7.5%

The estimated tax savings as a result of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ preferred tax rates for the years ended December 31, 2020 and 2021 amounted to RMB 21,862,626 and RMB 7,291,787, respectively. Per share effect of the tax savings were RMB 0.20 and RMB 0.07 for the years ended December 31, 2020 and 2021, respectively.

The tax effects of temporary differences that give rise to the deferred tax balances at December 31, 2020 and 2021 are as follows:

	December 31, 2020	December 31, 2021
	RMB	RMB
Deferred tax assets:
Bad debt provision	318,213	387,778
Net operating losses carried forward	1,778,706	1,925,040
Valuation allowance	(1,773,276)	(1,924,497)
Deferred tax assets, net	323,643	388,321
Deferred tax liabilities:
Customer relationship arising from acquisition	2,775,900	2,191,500

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss carry forwards. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluates the potential realization of deferred tax assets on an entity-by-entity basis. As of December 31, 2020 and 2021, valuation allowances were mainly provided against deferred tax assets caused by net operating losses carried forward in entities where it was determined it was more likely than not that the benefits of the deferred tax assets will not be realized due to their continuous losses.

As of December 31, 2020 and 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had tax losses of RMB 7,962,038 and RMB 8,671,207 deriving from certain entities in the PRC and Hong Kong. The tax losses in the PRC can be carried forward for five years to offset future taxable income and the period was extended to ten years for entities qualified as HNTE. The tax losses in Hong Kong can be carried forward without an expiration date.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 11 — RELATED PARTY BALANCES AND TRANSACTION

Name	Relationship	December 31, 2020	December 31, 2021
		RMB	RMB
Due from a related party
Peixuan Wang	Chairwomen of the Company	—	2,473,750

Due to related parties
Rongde Holdings Co., Ltd. (“Rongde”)	Shareholder of the Company	—	47,005,642
Xinyutong Kezhiyong Enterprise Management Center	Its owner is Qizhang Li	24,700,000	24,700,000
Qizhang Li	General manager of a subsidiary of the Company	74,500	2,000
Li Sun	A director of the Company	3,104	—
Total amount due to related parties		24,777,604	71,707,642

During the year ended December 31, 2021, our chairwomen of board of directors, Peixuan Wang, paid off professional fees on behalf of the Company in the amount of RMB 2,485,486 and the Company repaid the payment in the same year. In addition, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries advanced RMB 2,473,750 to Peixun Wang for payments of professional fees. As of December 31, 2021, the Group had a balance of due from a related party of RMB 2,473,750.

As of December 31, 2020, and December 31, 2021, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had balance due to Xinyutong Kezhiyong Enterprise Management Center in the amount of RMB 24,700,000 and RMB 24,700,000, respectively, representing the outstanding payables to Xinyutong Kezhiyong Enterprise Management Center for the purchase of 51% equity interest of Xingzhiqiao on September 30, 2017 and 49% equity interest of Xingzhiqiao on August 31, 2018.

On May 18, 2021 and July 26, 2021, the Company’s subsidiary and Rongde entered into two loan agreements, pursuant to which the Company’s subsidiary borrowed an aggregation of RMB 47,168,356 from Rongde. The borrowings are interest free. The proceeds from borrowings are for the working capital needs in operations. Among the borrowings of RMB 47,168,356, RMB 929,121 and RMB 46,239,235 were payable on April 30, 2022 and January 26, 2022, respectively. In January 2022, the Company and its wholly-owned subsidiaries repaid RMB 26,908,906, and the remaining balance of RMB 19,330,329 originally due on January 26, 2022 was extended to July 26, 2022. The Company calculated the present value of the loan to be RMB 45,166,536 and RMB 883,650 by using its incremental rate of 4.75%, respectively. The difference between the present value and the cash received was RMB 1,072,699 and RMB 45,471, respectively, which was considered as a contribution from the principal shareholder and recorded as additional paid-in capital since the transaction was occurred between entities under common control.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries may be involved in certain legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 13 — REDEEMABLE PREFERRED SHARES

On July 19, 2018, Dongxing Securities (Hong Kong) Financial Holdings Limited (“Dongxing Securities”) and the Company entered into a subscription agreement whereby Dongxing Securities subscribed 10% of the Company’s enlarged ordinary shares (11,110,000 shares after reflecting the stock split in Note 14) to Dongxing for a consideration of HK$ 53,400,000 (approximate RMB 46.0 million). In January 2022, the Company paid HKD$ 5,000,000 (approximate RMB 4.1 million) as an investment security deposit to Dongxing Securities which will be returned upon the completion of the Company’s IPO.

Redemption right

Pursuant to the subscription agreement on July 19, 2018, as well as the supplemental letters signed in 2020 and 2021, the Company granted an option to Dongxing Securities, at discretion of Dongxing Securities, requires the Company to repurchase or redeem the Company’s shares at the option price upon the occurrence of the events as follows: a) at any time if the Company has not completed the IPO on or before October 31, 2021 or such later date as mutually agreed between the Investor and the Company, or b) if the audited consolidated net profits of the Company for the fiscal year of 2018 is less than RMB 45,000,000. The redemption option is guaranteed by Peixuan Wang, Chairwoman of the board.

Upon exercise of the put option by the holder, the holder will sell and transfer, and the Company will unconditionally and irrevocably undertakes and covenants to purchase and redeem, the put shares at the put option price to the Company free from all liens on the fifteenth business day after the date of receipt of the notice by the Company or any later date as agreed between the parties.

In the event of the triggering event above, the redeemed price should equal to the sum of a) the purchase price with respect to the put shares calculated on a pro rata basis, and b) an IRR of 13% per annum on the purchase price with respect to the put shares calculated from the closing date of the initial purchase to the date of the put option is exercised and closed.

In addition, all rights of the investor shall be suspended during the periods a) commencing on the date of the company’s submission of each application for new listing to a stock exchange and ending on the date on which the application is withdrawn, lapses or is rejected or returned by the stock exchange. b) commencing on the date of the company’s filing of a review request or appeal request to the stock exchange against the decision of rejection or return of an application and ending on the date on which the review or appeal is rejected.

Voting Right

The holders of redeemable shares and ordinary shares have the equivalent voting rights based on their proportionate holding of the Company.

Dividend

Each holder of redeemable shares shall be entitled to receive dividends and distributions on an as-converted basis together with the ordinary shares on parity with each other, provided that such dividends and distributions shall be payable only when, as, and if declared by the Board.

Accounting of redeemable Shares

The Company has classified the redeemable shares in the mezzanine equity of the consolidated balance sheets. In addition, management of the Company evaluated that redemption was not probable due to the fact that the Company filed the application for listing to a stock exchange prior to the date mentioned above and the stipulated net profits was achieved, and therefore the Company did not accrete the redeemable shares to the redemption value. The redemption value as of December 31, 2020 and 2021 was RMB 60,643,343 and RMB 66,621,377 respectively.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 14 — EQUITY

Ordinary shares

The Company was established under the laws of Cayman Islands on March 12, 2018. The authorized number of Ordinary Shares was 50,000 with par value of $1 per share. On March 12, 2018, the Company issued 10,000 shares to four shareholders in exchange for US$10,000.

On July 8, 2021, the Board of Directors adopted a consent resolution to effectuate a 10,000:1 stock reverse split, to sub-divide the original 10,000 issued ordinary shares of a nominal or par value of US$1 in the capital of the Company into 100,000,000 ordinary shares of a nominal or par value of US$0.0001. As a result, the Company had 500,000,000 authorized common shares, $0.0001 par value per share, of which 100,000,000 were issued and outstanding as of December 31, 2020 and 2021. The Company believes it is appropriate to reflect stock reverse split on a retroactive basis similar to stock split or dividend pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all the periods presented.

Profit appropriation and restricted net assets

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. The statutory reserves require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries, VIE and VIE’s subsidiaries are restricted in their abilities to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB 416 million, or 99.23% of the Company’s total consolidated net assets, as of December 31, 2021. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, VIE and VIE’s subsidiaries for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIE and VIE’s subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

NOTE 15 — SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ CODM are Ms. Wang, the Chairwoman of the Board of Directors and Mr. Hu, CEO.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of service and technology. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ operating segments are based on such organizational structure and information reviewed by the CODM to evaluate the operating segment results. Based on management’s assessment, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries has determined that it has two operating segments: (i) educational content services and other services. (ii) IT related solution services.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 15 — SEGMENT INFORMATION (cont.)

The following table presents revenue by segments for the years ended December 31, 2020 and 2021, respectively:

	For the Year Ended December 31, 2020
	IT related solution services	Educational content service and other services	Total
	RMB	RMB	RMB
Revenue	95,629,319	309,302,635	404,931,954
Cost of revenue and related tax	(36,412,678)	(239,377,434)	(275,790,112)
Gross profit	59,216,641	69,925,201	129,141,842
Depreciation and amortization	521,378	3,958,594	4,479,972
Net income	45,611,024	41,299,367	86,910,391
	For the Year Ended December 31, 2021
	IT related solution services	Educational content service and other services	Total
	RMB	RMB	RMB
Revenue	108,175,596	365,071,687	473,247,283
Cost of revenue and related tax	(57,714,804)	(311,337,330)	(369,052,134)
Gross profit	50,460,792	53,734,357	104,195,149
Depreciation and amortization	105,523	3,914,361	4,019,884
Net income	27,851,387	25,079,237	52,930,624
	December 31, 2020	December 31, 2021
	RMB	RMB
Identifiable long-lived assets, net:
IT related solution services	465,379	275,851
Educational content service and other services	163,699,694	223,821,430
Total	164,165,073	224,097,281

Substantially the majority of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ long-lived assets are substantially all located in and derived from China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.

NOTE 16 — SUBSEQUENT EVENT

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluated the subsequent event through March 28, 2022, which is the date of the issuance of consolidated financial statements, and concluded that there are no additional reportable subsequent events apart from disclosed as above.

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 17 — FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

Investment in subsidiaries, VIE and VIE’s subsidiaries, on the Condensed Balance Sheets, is comprised of the Parent Company’s net investment in its subsidiaries, VIE and VIE’s subsidiaries under the equity method of accounting.

Balance Sheets

	December 31, 2020	December 31, 2021	December 31, 2021
	RMB	RMB	US$
			(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	98,268	6,349,655	996,399
Deferred offering expenses	—	8,022,885	1,258,966
Due from a related party	—	2,467,395	387,188
Amounts due from subsidiaries	7,005,315	—	—
Total current assets	7,103,583	16,839,935	2,642,553

Non-current assets:
Investment in subsidiaries, VIE and VIE’s subsidiaries	352,305,692	405,505,951	63,632,732
Total non-current assets	352,305,692	405,505,951	63,632,732
Total assets	359,409,275	422,345,886	66,275,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Amounts due to subsidiaries and VIE	—	14,289,073	2,242,267
Accrued expenses and other liabilities	3,919,760	2,979,365	467,530
Total current liabilities	3,919,760	17,268,438	2,709,797
Total liabilities	3,919,760	17,268,438	2,709,797

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 17 — FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

	December 31, 2020	December 31, 2021	December 31, 2021
	RMB	RMB	US$
			(Note 2)
Mezzanine equity:
Redeemable preferred shares (US$0.0001 par value; 11,110,000 shares authorized, issued and outstanding as of December 31, 2020 and 2021)*	45,984,876	45,984,876	7,216,031

Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 100,000,000 shares issued and outstanding as of December 31, 2020 and 2021)*	63,291	63,291	10,000
Additional paid-in capital	52,927,738	54,045,908	8,480,914
Statutory reserve	20,977,351	23,599,304	3,703,246
Retained earnings	235,347,520	280,983,836	44,092,497
Accumulated other comprehensive income	188,739	400,233	62,800
Total shareholders’ equity	309,504,639	359,092,572	56,349,457
Total liabilities, mezzanine equity and shareholders’ equity	359,409,275	422,345,886	66,275,285

____________

*        Retrospectively restated for effect of stock split (see Note 14).

Statements of Comprehensive Income

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2)
Operating costs and expenses:
Selling, general and administrative	9,917,104	3,515,595	551,674
Share of income of subsidiaries, VIEs and VIEs’ subsidiaries	92,241,003	51,773,864	8,124,450

Net income	82,323,899	48,258,269	7,572,776
Net income attributable to ordinary shareholders	82,323,899	48,258,269	7,572,776

Other comprehensive income (loss)
Foreign currency translation adjustments	(35,391)	211,494	33,188
Total other comprehensive income (loss)	(35,391)	211,494	33,188
Comprehensive income	82,288,508	48,469,763	7,605,964

JIANZHI EDUCATION TECHNOLOGY GROUP COMPANY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”),
except for number of shares and per share data)

NOTE 17 — FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Statements of Cash Flows

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2)
Net cash used in operating activities	(7,024,113)	(40,186)	(6,306)
Net cash (used in) provided by financing activities	(26,844)	6,353,868	997,061
Effect of exchange rate changes on cash and cash equivalents	(251,848)	(62,295)	(9,776)

Net (decrease) increase in cash and cash equivalents	(7,302,805)	6,251,387	980,979
Cash and cash equivalents at the beginning of the period	7,401,073	98,268	15,420
Cash and cash equivalents at the end of the period	98,268	6,349,655	996,399

Part II

Information Not Required in Prospectus

Item 6.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On July 19, 2018, our Company issued and allotted 1,111 Shares to Dongxing. Securities for a consideration of US$ equivalent of HK$53,400,000.

Item 8.    Exhibits and Financial Statement Schedules

(a)    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Exhibit Index

Jianzhi Education Technology Group Company Limited

Exhibit Index

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Ordinary Shares
4.3*	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1*	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2*	Form of Employment Agreement between the Registrant and its executive officers
10.3*	English translation of the executed form of the Voting Rights Proxy Agreement granted by shareholders of Beijing Sentu.
10.4*	English translation of the executed form of the Equity Pledge Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.5*	English translation of the executed form of the Exclusive Business Cooperation Agreement between Beijing Sentu and Jianzhi Beijing
10.6*	English translation of the executed form of the Exclusive Call Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.7*	English translation of the executed form of the Exclusive Asset Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.8*	English translation of form of letter of undertakings, from each individual shareholder of direct shareholders of Beijing Sentu
10.9*	English translation of form of spousal consent letter, from the spouse of each individual shareholder of direct shareholders of Beijing Sentu
10.10*†	Form Light Class Business Agency Settlement Cooperative Agreement Between Guangzhou 5G Information Technology Co., Ltd and Jianzhi Education Entity
10.11*†	Form Cooperation Framework Agreement on the Virtual Commodities Between Telefen E-commerce (Shanghai) Co., Ltd. and Jianzhi Education Entity
10.12*†	Form Operation Service Agreement on Broadcast Content of Audio-Visual Programs of [Selected Product Package of Fish Learning] With E-surfing Media Co., Ltd.
10.13*†	English translation of Loan Agreement Between RongDe Holdings Limited and Hong Kong Sentu Education Technology Ltd
10.14*†	English translation of Loan Agreement Between RongDe Holdings Limited and Jianzhi Education Group Company Limited, a subsidiary of the Company
21.1*	List of Significant Subsidiaries and VIE of the Registrant
23.1	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)
24.1	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters
99.3*	Consent of Frost & Sullivan
107*	Calculation of Filing Fee Table

____________

*        Previously filed.

†        Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they both are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 7, 2022.

Jianzhi Education Technology Group Company Limited
By:	/s/ Peixuan Wang
	Name:	Peixuan Wang
	Title:	Chairwoman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on June 7, 2022.

Signature	Title
/s/ Peixuan Wang	Chairwoman of the Board
Peixuan Wang
/s/ Yong Hu	Director, Chief Executive Officer
Yong Hu
*	Director
Li Sun
*	Director
Jingru Li
*	Director
Man Lung Everett Chui
*	Director
Wai Leung Alfred Lau
*	Director
Keikyo Haribayashi
*	Chief Financial Officer
Xiaolei Ni
*By:	/s/ Yong Hu
	Name:	Yong Hu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jianzhi Education Technology Group Company Limited has signed this registration statement or amendment thereto in New York on June 7, 2022.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.